As filed with the United States Securities and Exchange Commission on May 15, 2006

Registration No. 333-__________

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

FORM SB-2

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

PATIENT INFOSYSTEMS, INC.

(Name of Small Business Issuer in Its Charter}

Delaware	8090	16-1476509
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

46 Prince Street

Rochester, New York 14607

(585) 242-7200

(Address and Telephone Number of Principal Executive Offices)

Chris E. Paterson

President and Chief Executive Officer

Patient Infosystems, Inc.

46 Prince Street

Rochester, New York 14607

(585) 242-7200

(Name, Address and Telephone Number of Agent for Service)

Copies of Communications to:

Aaron J. Velli, Esq.

Darren K. DeStefano, Esq.

Brian F. Leaf, Esq.

Cooley Godward LLP

One Freedom Square

Reston Town Center

11951 Freedom Drive

Reston, Virginia 20190-5656

(703) 456-8000

Fax: (703) 456-8100

Approximate date of commencement of proposed sale of the securities to the public:

As soon as practicable after the effective date of this Registration Statement.

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEES

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee (2)
Common Stock, par value $0.01 per share	3,895,598	$1.19	$4,635,762	$496.03

(1) Includes 307,036 shares of common stock issuable upon the exercise of warrants.

(2) Estimated solely for the purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Subject to Completion, dated May 15, 2006

PROSPECTUS

PATIENT INFOSYSTEMS, INC.

3,895,598 Shares of Common Stock

This prospectus relates to the sale of up to an aggregate of 3,895,598 shares of the common stock of Patient Infosystems which may be offered by the selling stockholders identified in this prospectus for their own account. Of such shares, 3,588,562 shares were outstanding as of May 12, 2006 and 307,036 shares are issuable upon exercise of warrants that we have issued to the selling stockholders.

The selling stockholders may offer and sell their shares on a continuous or delayed basis in the future. These sales may be conducted in the open market or in privately negotiated transactions and at market prices, fixed prices or negotiated prices. We will not receive any of the proceeds from the sale of shares by the selling stockholders, but we will receive funds from the exercise of their warrants. The selling stockholders and the participating brokers or dealers may be deemed to be “underwriters” within the meaning of the Securities Act, in which event any profit on the sale of shares by the selling stockholders, and any commissions or discounts received by the brokers or dealers, may be deemed to be underwriting compensation under the Securities Act.

Our common stock is currently listed on the OTC Bulletin Board under the symbol “PATY.” On May 12, 2006, the last reported sale price of our common stock on the OTC Bulletin Board was $1.19 per share.

Investing in our common stock involves risks. Please read and carefully consider the “Risk Factors” beginning on page 10 of this prospectus before making a decision to purchase shares of our common stock.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is May ___, 2006

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

No dealer, salesperson or other person has been authorized to give any information or to make any representations other than those contained in this prospectus, and if given or made, such information or representations must not be relied upon as having been authorized by us, the selling stockholders or any underwriter. You should rely only on the information contained in this prospectus. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any security other than the common stock offered by this prospectus, or an offer to sell or a solicitation of an offer to buy any security by any person in any jurisdiction in which such offer or solicitation would be unlawful. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, imply that the information in this prospectus is correct as of any time subsequent to the date of this prospectus.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS                                               27

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES                                                                                                     97

i

SUMMARY

You should read this summary together with the more detailed information, including Patient Infosystems’ and CCS Consolidated’s financial statements and related notes and the pro forma financial statements and related notes, appearing elsewhere in this prospectus. Unless otherwise stated or required by the context, in this prospectus when we use the terms “we,” “us,” “the company” or “Patient Infosystems” we are referring to Patient Infosystems, Inc. and its subsidiaries.

Patient Infosystems, Inc.

Patient Infosystems, Inc. was incorporated in the State of Delaware on February 22, 1995 under the name DSMI Corp., changed its name to Disease State Management, Inc. on October 13, 1995, and then changed its name to Patient Infosystems, Inc. on June 28, 1996. Our principal executive offices are located at 46 Prince Street, Rochester, New York 14607, and our telephone number is (585) 242-7200. Our Internet addresses are www.ptisys.com and www.careguide.com. The information contained on our websites do not constitute part of, nor is it incorporated by reference into, this prospectus.

During our first two years of operations, we emphasized the development of pure disease management programs, which accounted for a substantial portion of our revenue through 1997. However, beginning in 1998, we devoted resources to the development of broader applications of our technology platform, and these additional products grew to account for nearly 45% of our total revenue during the fiscal year ended December 31, 2002. During 2003, we further expanded our product mix to include services that support providers’ clinical improvement efforts. These services include support for development, training and maintenance of clinical registry software, consultative services in improvement methodologies and support of web-based informational and reporting resources.

On January 25, 2006, Patient Infosystems merged with CCS Consolidated, Inc. (the “Merger”). CCS Consolidated is a national care management company providing higher-risk and elderly care management services to health plans, work/life benefits companies and self-funded employers.

At the closing of the Merger, Patient Infosystems issued 43,224,352 shares of its common stock to the former stockholders of CCS Consolidated. This represented approximately 64% of the issued and outstanding voting shares of Patient Infosystems upon the closing of the merger, and as a result there was a change of control of Patient Infosystems.

In addition, under a stockholders agreement entered into at the closing of the merger, stockholders holding approximately 65% of the outstanding voting shares of Patient Infosystems’ common stock after the consummation of the merger have agreed to vote their shares in favor of the election of John Pappajohn, a current director of Patient Infosystems, Derace Schaffer, M.D., a current director of Patient Infosystems, and three individuals designated by holders of at least a majority of the Patient Infosystems’ common stock held by the former stockholders of CCS Consolidated who are parties to the stockholders agreement. The three new directors appointed were Mark L. Pacala, Daniel C. Lubin and Albert S. Waxman. As provided by the stockholders agreement, two additional directors may be added to the Patient Infosystems’ board of directors, which individuals must be unanimously approved by the other five members of the Patient Infosystems’ board of directors. These additional directors have not yet been appointed.

Because the former CCS Consolidated securityholders held approximately 63% of Patient Infosystems’ fully diluted shares of common stock immediately following the Merger, CCS Consolidated’s designees to Patient Infosystems’ board of directors represent a majority of Patient Infosystems’ directors and CCS Consolidated’s executive management represent a majority of the executive management of the combined company, CCS Consolidated is deemed to be the acquiring company for accounting purposes and the transaction is being accounted for as a reverse acquisition under the purchase method of accounting for business combinations in accordance with generally accepted accounting principles in the United States. Patient Infosystems has adopted March 31 as its fiscal year end, which was CCS Consolidated’s fiscal year end.

On September 22, 2004, we acquired 100% of CBCA Care Management, Inc., or CMI, a New York corporation. CMI provides case and utilization management services primarily to self insured employers and health and welfare funds. We have sold case and utilization management services since 2000 and until 2004 outsourced the operations to CMI. We intend to continue to market case and utilization management services.

On December 31, 2003, we acquired the assets of American Caresource Corporation and formed American Caresource Holdings, Inc., or ACS, to operate those assets. ACS provides ancillary benefits management services, including a network of ancillary specialty providers and value-added services that assist its clients in controlling the cost of a range of ancillary medical services. On December 16, 2005, we distributed approximately 12 million shares of common stock of ACS as a dividend to our stockholders and retained approximately 300,000 shares of ACS, of which we closed on the sale of 88,525 shares on December 30, 2005. Following the spin-off of ACS shares, ACS became an independent public company with its own management and board of directors. Two of our directors, John Pappajohn and Derace Schaffer, also serve as directors of ACS.

The Offering

Shares of common stock offered	Up to 3,895,598 shares, assuming full
exercise of warrants.

Terms of the offering	The selling stockholders will determine how and when they will sell the common stock offered by this prospectus. See “Plan of Distribution.”

Use of Proceeds

We will not receive any proceeds from the sale of the common stock offered by the selling stockholders. However, if all of the warrants are fully exercised for cash, we may receive up to approximately $460,554 from the warrant holders. We will use such funds, if any, for working capital and general corporate purposes.

OTC Bulletin Board Symbol	PATY

Selected Summary Historical and Pro Forma Financial Data

The following tables present summary historical consolidated financial data for each of Patient Infosystems, Inc. and CCS Consolidated, Inc., as well as summary pro forma financial data.

Selected Summary Historical Financial Data of Patient Infosystems

The following table sets forth Patient Infosystems’ summary historical financial data. The statement of operations data for the fiscal years ended December 31, 2005 and December 31, 2004 have been derived from Patient Infosystems’ audited financial statements, which are included in Patient Infosystems’ Form 10-KSB for the year ended December 31, 2005. This financial data includes financial data related to ACS, a subsidiary of Patient Infosystems that Patient Infosystems spun off in a transaction which took the form of a dividend to its stockholders and which was effective on December 16, 2005.

You should read this information in conjunction with Patient Infosystems’ financial statements, including the related notes, and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus.

PATIENT INFOSYSTEMS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS DATA
YEARS ENDED DECEMBER 31, 2005 AND 2004

	2005	2004

REVENUES	$ 11,056,526	$ 9,699,325

COSTS AND EXPENSES:
Cost of revenue	8,213,711	6,688,533
Sales and marketing	1,484,984	1,078,354
General and administrative	2,301,836	1,602,134
Research and development	145,396	130,443

Total costs and expenses	12,145,927	9,499,464

OPERATING (LOSS) INCOME	(1,089,401)	199,861

Gain on investment	63,249	-
Debt financing costs	(1,689,244)	(812,630)
Interest expense	(270,421)	(126,828)
Other income	29,025	4,527

NET LOSS FROM CONTINUING OPERATIONS	(2,956,792)	(735,070)

LOSS FROM DISCONTINUED OPERATIONS OF ACS
(includes $290,641 of expenses related to the distribution)	(2,419,522)	(2,831,238)

NET LOSS	(5,376,314)	(3,566,308)

CONVERTIBLE PREFERRED STOCK DIVIDENDS	(722,303)	(904,918)

NET LOSS ATTRIBUTABLE TO COMMON STOCKHOLDERS	$ (6,098,617)	$ (4,471,226)

NET LOSS PER SHARE - BASIC AND DILUTED FROM CONTINUING OPERATIONS	$ (0.33)	$ (0.21)

NET LOSS PER SHARE - BASIC AND DILUTED FROM DISCONTINUED OPERATIONS	$ (0.22)	$ (0.36)

NET LOSS PER SHARE - BASIC AND DILUTED	$ (0.55)	$ (0.57)

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING	11,140,638	7,815,063

Consolidated Balance Sheet Data:	December 31, 2005
Cash and cash equivalents	$ 4,440,329
Current assets	7,430,438
Property and equipment, net	540,827
Intangible assets (including goodwill)	7,231,518
Total assets	15,202,783
Current liabilities	1,872,859
Total stockholders’ equity	13,329,924

Selected Summary Historical Financial Data of CCS Consolidated

The following table sets forth CCS Consolidated’s summary historical financial data. The statements of operations data for the fiscal years ended March 31, 2005 and March 31, 2004 have been derived from the consolidated financial statements of CCS Consolidated that have been audited by independent auditors. The statements of operations data for the nine months ended December 31, 2005 and 2004 and the balance sheet data as of December 31, 2005 have been derived from financial statements that have not been audited.

You should read this information in conjunction with CCS Consolidated’s financial statements, including related notes, and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus.

CCS Consolidated, Inc.
Consolidated Statement of Operations Data (Dollars in thousands, except per share data)	Years Ended March 31,		Nine Months Ended December 31,
	2005	2004	2005	2004
			(Unaudited)
Revenues:
Capitation revenue	$ 56,764	$ 43,447	$ 30,803	$ 39,074
Administrative service revenue	2,135	2,543	5,145	1,781
Fee for service revenue	7,338	8,708	3,085	6,212
Total revenues	66,237	54,698	39,033	47,067
Cost of services - direct service costs	62,540	47,861	35,607	42,669
Gross profit	3,697	6,837	3,426	4,398

Operating costs and expenses:
Selling, general and administrative expense	8,332	6,983	4,562	6,051
Depreciation and amortization	1,356	1,961	1,018	939
Total operating costs and expenses	9,688	8,944	5,580	6,990

Operating loss from continuing operations	(5,991)	(2,107)	(2,154)	(2,592)

Other expense, net	(65)	(428)	(865)	(32)

Loss from continuing operations before income taxes	(6,056)	(2,535)	(3,019)	(2,624)
Income tax benefit (expense)	91	98	56	(24)
Loss from continuing operations	(5,965)	(2,437)	(2,963)	(2,648)
Income (loss) from discontinued operations	(524)	964	290	511
Net loss	(6,489)	(1,473)	(2,673)	(2,137)
Dividends and accretion of preferred stock	(152)	(274)	(114)	(114)
Net loss attributable to common stockholders	$ (6,641)	$ (1,747)	$ (2,787)	$ (2,251)

	Years Ended March 31,		Nine Months Ended December 31,
	2005	2004	2005	2004
			(Unaudited)
Net (loss) income attributable to common stockholders per share - basic and diluted:
Loss from continuing operations	$ (0.74)	$ (10.79)	$ (0.37)	$ (0.33)
Discontinued operations	(0.06)	3.84	0.03	0.06
Net loss	$ (0.80)	$ (6.95)	$ (0.34)	$ (0.27)
Weighted average common shares outstanding	8,256,446	250,934	8,256,446	8,256,446

Consolidated Balance Sheet Data (Dollars in thousands)	December 31, 2005 (Unaudited)

Cash and cash equivalents	$ 2,336
Current assets	11,734
Property and equipment, net	1,659
Intangible and other assets, net	3,124
Restricted cash, non-current	698
Total assets	17,215
Current liabilities	15,109
Long-term liabilities	8,453
Total stockholders’ deficit	(6,347)

Selected Unaudited Pro Forma Condensed Combined Financial Data

The following selected unaudited pro forma condensed combined financial information was prepared using the purchase method of accounting. For accounting purposes, CCS Consolidated is considered to have acquired Patient Infosystems in the Merger. The CCS Consolidated and Patient Infosystems unaudited pro forma condensed combined balance sheet data assume that the merger of CCS Consolidated and Patient Infosystems was consummated on December 31, 2005, and combines Patient Infosystems’ historical balance sheet at December 31, 2005 with CCS Consolidated’s historical balance sheet at December 31, 2005. The CCS Consolidated and Patient Infosystems unaudited pro forma condensed combined statement of operations data for the year ended March 31, 2005 assume that the merger of CCS Consolidated and Patient Infosystems was consummated on April 1, 2004, and the CCS Consolidated and Patient Infosystems unaudited pro forma condensed combined statement of operations data for the nine months ended December 31, 2005 assume that the merger of CCS Consolidated and Patient Infosystems was consummated on April 1, 2005. The unaudited pro forma condensed combined statement of operations data for the year ended March 31, 2005 combines Patient Infosystems’ historical statement of operations for the twelve months then ended with CCS Consolidated’s historical statement of operations for the year ended March 31, 2005. The unaudited pro forma condensed combined statement of operations data for the nine months ended December 31, 2005 combines Patient Infosystems’ historical statement of operations for the nine months then ended with CCS Consolidated’s historical statement of operations for the nine months ended December 31, 2005.

The selected unaudited pro forma condensed combined financial data are presented for illustrative purposes only and are not necessarily indicative of the combined financial position or results of operations of future periods or the results that actually would have been realized had the entities been a single entity during these periods. The selected unaudited pro forma condensed combined financial data as of and for the nine months ended December 31, 2005 and for the year ended March 31, 2005 are derived from the unaudited pro forma condensed combined financial statements at page F-69 of this prospectus and should be read in conjunction with those statements and the related notes. See “Unaudited Pro Forma Condensed Combined Financial Statements.”

Unaudited Pro Forma Condensed Combined Statement of Operations Data (Dollars in thousands, except per share data)	Year Ended March 31,	Nine Months Ended December 31,
	2005	2005

Revenues:
Capitation revenue	$ 56,764	$ 30,803
Administrative service revenue	2,135	5,145
Fee for service revenue	17,988	10,847
Total revenues	76,887	46,795
Cost of services - direct service costs	70,084	41,074
Gross profit	6,803	5,721

Operating costs and expenses:
Selling, general and administrative expense	11,264	7,658
Depreciation and amortization	1,656	1,243
Total operating costs and expenses	12,920	8,901

Operating loss from continuing operations	(6,117)	(3,180)

Other expense, net	(60)	(798)

Loss from continuing operations before income taxes	(6,177)	(3,978)
Income tax benefit	35	58
Loss from continuing operations	$ (6,142)	$ (3,920)
Basic and fully-diluted loss per share	$ (0.09)	$ (0.06)
Weighted average number of shares outstanding	67,538,976	67,538,976

Unaudited Pro Forma Condensed Combined Balance Sheet Data: (Dollars in thousands)	December 31, 2005

Cash and cash equivalents	$6,776
Current assets	19,024
Property and equipment, net	1,659
Intangible and other assets, net	4,329
Goodwill	28,317
Restricted cash, non-current	698
Total assets	54,027
Current liabilities	17,167

Long-term liabilities	8,453
Total stockholders’ equity	28,407

RISK FACTORS

You should carefully consider the following factors, in addition to the other information contained in this prospectus, in connection with an investment in our common stock. An investment in our common stock is speculative in nature and involves a high degree of risk. No investment in our common stock should be made by any person who is not in a position to lose the entire amount of such investment.

Risks Related to the Historical Business of Patient Infosystems (without CCS Consolidated)

Patient Infosystems has a history of operating losses, and such losses may continue in the future due to continued limited patient enrollment.

Patient Infosystems has incurred losses in every quarter since its inception in February 1995. Our ability to operate profitably is dependent upon our ability to develop and market our products in an economically successful manner. To date, Patient Infosystems has been unable to do so. No assurances can be given that we will be able to ever operate profitably in the future.

Our prospects must be considered in light of the numerous risks, expenses, delays and difficulties frequently encountered in an industry characterized by intense competition, as well as the risks inherent in the development of new programs and the commercialization of new services particularly given our failure to date to operate profitably.

We currently have patients enrolled in our disease-specific programs. Through March 2006, an aggregate of approximately 1.2 million persons have been enrolled in these programs. While we have been able to enroll a sufficient number of patients to cover the cost of its programs, we still have not been able to generate sufficient operational margin to achieve a net profit.

We will require significant working capital to continue to operate our business.

We currently believe that our resources will be sufficient to operate our business for at least the next twelve months. As with any forward-looking projection, and because the recently consummated merger of Patient Infosystems with CCS Consolidated involves numerous issues relating to the logistics of merging two previously separate operating businesses, no assurances can be given that our working capital will be adequate to meet our needs or that we will be able to raise either the required working capital through the sale of our securities or by borrowing any additional amounts needed. Sales of securities or additional borrowings may place a significant strain upon the market price of our common stock. If we are unable to identify additional sources of capital, we would likely be forced to curtail our operations. Moreover, if we raise additional financing through the sale of our equity securities, any stock that we issue may be extremely dilutive to our existing stockholders and result in substantial material changes to earnings (loss) per share. In addition, any debt financing we incur may impose significant financial and/or operating restrictions on us. As a result, the value of outstanding shares of our common stock could decline.

If we do not manage our growth successfully, our growth may slow, decline or stop, and we may never become profitable.

If we do not manage our growth successfully, our growth may slow or stop, and we may never become profitable. We have expanded our operations rapidly and plan to continue to expand, particularly in connection with the merger with CCS Consolidated. This expansion has created significant demands on our administrative, operational and financial personnel and other resources. Additional expansion in existing or new markets could strain resources and increase the need for capital. Our personnel, systems, procedures, controls and existing space may not be adequate to support further expansion. In addition, because our business strategy emphasizes growth, the failure to achieve our stated growth objectives or the growth expectations of investors could cause our stock price to decline.

We have a limited number of customers, a few of which have accounted for a substantial portion of our business.

There is a significant concentration of our business in a small number of customers, with our most significant contract being with the Institute for Healthcare Improvement, or IHI, accounting for revenues of $2.8 million during the year ended December 31, 2005. The contract with IHI has never had a term of more than twelve months. The contract with IHI was renewed on April 1, 2006 for the period through March 31, 2007, but at a lower revenue rate. There can be no assurance given that the amount of revenue received by us under this contract will not be further reduced. We expect that our sales of services will continue to be concentrated in a small number of customers for the foreseeable future. Consequently, the loss of any one of our customers could have a material adverse effect on us and our operations. There can be no assurance that customers will maintain their agreements with us, enroll a sufficient number of patients in the programs developed by us for us to achieve or maintain profitability, or that customers will renew their contracts upon expiration, or on terms favorable to, us.

Our products and services may not be accepted in the marketplace.

In connection with the commercialization of our health information system, we are marketing services designed to link patients, health care providers and payors in order to provide specialized disease management services for targeted chronic diseases. However, at this time, services of this type have not gained general acceptance from our customers. This is still perceived to be a new business concept in an industry characterized by an increasing number of market entrants who have introduced or are developing an array of new services. As is typical in the case of a new business concept, demand and market acceptance for newly introduced services are subject to a high level of uncertainty, and there can be no assurance as to the ultimate level of market acceptance for our system, especially in the health care industry, in which the containment of costs is emphasized. Because of the subjective nature of patient compliance, we may be unable, for an extensive period of time, to develop a significant amount of data to demonstrate to potential customers the effectiveness of our services. Even after such time, no assurance can be given that our data and results will be convincing or determinative as to the success of our system. There can be no assurance that increased marketing efforts and the implementation of our strategies will result in market acceptance for our services or that a market for our services will develop or not be limited.

We are dependent on our customers for the marketing and implementation of our programs.

We have limited financial, personnel and other resources to undertake extensive marketing activities. One element of our marketing strategy involves marketing specialized disease management programs to third party administrators and other managed care organizations, with the intent that those customers will market the program to parties responsible for the payment of health care costs, who will enroll patients in the programs. Accordingly, we will, to a degree, be dependent upon our customers, over whom we have no control, for the marketing and implementation of our programs and for the receipt of valid patient information. The timing and extent of patient enrollment is completely within the control of our customers. Patient Infosystems has faced difficulty in receiving reliable patient information from certain customers, which has hampered its ability to complete certain of its projects. To the extent that an adequate number of patients are not enrolled in the program, or enrollment of initial patients by a customer is delayed for any reason, our revenue may be insufficient to support our activities. There can be no assurance that the recently consummated merger with CCS Consolidated will have any favorable impact in reducing our dependence on our customers for marketing support.

Our agreements with our customers may be terminated by our customers on relatively short notice.

Our current services agreements with our customers generally automatically renew but may be terminated by those customers without cause upon notice of between 30 and 90 days. In general, customer contracts may include significant performance criteria and implementation schedules for us. Failure to satisfy such criteria or meet such schedules could also result in termination of the agreements.

The success of our programs is highly dependent on the accuracy of information provided by patients.

Our ability to monitor and modify patient behavior and to provide information to health care providers and payors, and consequently the success of our disease management system, is dependent upon the accuracy of information received from patients. We have not taken and do not expect to take, specific measures to determine the accuracy of information provided to us by patients regarding their medical histories. No assurance can be given that the information our patients provide us will be accurate. To the extent that patients have chosen not to comply with prescribed treatments, such patients might provide inaccurate information to avoid detection. Because of the subjective nature of medical treatment, it will be difficult for us to validate or confirm any such information. In the event that patients enrolled in our programs provide inaccurate information to a significant degree, we would be materially and adversely affected. Furthermore, there can be no assurance that our patient interventions will be successful in modifying patient behavior, improving patient health or reducing costs in any given case. Many potential customers may seek data from us with respect to the results of its programs prior to retaining us to develop new disease management or other health information programs. Our ability to market our system to new customers may be limited if we are unable to demonstrate successful results for our programs.

Our operating results have fluctuated in the past and could fluctuate in the future.

Our operating results have varied in the past and may fluctuate significantly in the future due to a variety of factors, many of which are outside of our control. These factors include:

•	volume and timing of sales;

•	rates at which customers implement disease management and other health information programs within their patient populations;

•	impacts of substantial divestitures and acquisitions;

•	loss or addition of customers and referral sources;

•	seasonal fluctuations in healthcare utilization;

•	investments required to support growth and expansion;

•	changes in the mix of products and customers;

•	changes in healthcare reimbursement policies and amounts;

•	increases in direct sales costs and operating expenses;

•	increases in selling, general and administrative expenses;

•	increased or more effective competition; and

•	regulatory changes.

Any of the above could have a material adverse impact on our business, prospects, results of operations or financial condition.

Our business is dependent on data processing and transmission capabilities.

Our business is dependent upon its ability to store, retrieve, process and manage data and to maintain and upgrade our data processing capabilities. Interruption of data processing capabilities for any extended length of time, loss of stored data, programming errors, other computer problems or interruptions of telephone service could have a material adverse effect on our business.

Any inability to adequately protect our intellectual property could harm our competitive position.

We consider our methodologies, processes and know how to be proprietary. We seek to protect our proprietary information through confidentiality agreements with our employees. Our policy is to have employees enter into confidentiality agreements that contain provisions prohibiting the disclosure of confidential information to anyone outside of the company. In addition, the policy requires employees to acknowledge, and, if requested, assist in confirming our ownership of any new ideas, developments, discoveries or inventions conceived during employment, and requires assignment to us of proprietary rights to such matters that are related to our business. There can be no assurance that the steps we take to protect our intellectual property will be successful. If we do not adequately protect our intellectual property, competitors may be able to use our technologies and erode or negate our competitive advantage.

Acquisitions may cause integration problems, disrupt our business and strain our resources.

In the past, we have made business acquisitions, including the recent merger with CCS Consolidated. In addition, we may make additional acquisitions in the future. Our success will depend, to a certain extent, on the future performance of these acquired business entities. These acquisitions, either individually or as a whole, could divert management attention from other business concerns and expose us to unforeseen liabilities or risks associated with entering new markets and integrating those new entities. Further, the integration of these entities may cause us to lose key employees or key customers. Integrating newly acquired organizations and technologies could be expensive and time consuming and may strain resources. Consequently, we may not be successful in integrating these acquired businesses or technologies and may not achieve anticipated revenue and cost benefits.

If our actual financial results vary from any publicly disclosed forecasts, our stock price could decline materially.

Our actual financial results might vary from those that we anticipate, and these variations could be material. Publicly disclosed forecasts reflect numerous assumptions concerning expected performance, as well as other factors, which are beyond our control, and which might not turn out to have been correct. Although we believe that the assumptions underlying the projections are reasonable, actual results could be materially different, and to the extent actual results are materially different, our stock price could be materially adversely impacted.

We may be required to incur significant monetary penalties as a result of delays in registering the resale of shares in this prospectus.

During the months of October and December 2005, we issued an aggregate of 3,588,562 shares of our common stock in a private placement, which we refer to as the PIPE, at an average price of $3.49 per share for gross proceeds of approximately $12.5 million. After paying related commissions and other offering costs, the net proceeds of the PIPE were approximately $10.8 million. We used $6.0 million of the net proceeds to retire our debt obligations under a credit facility in full. Pursuant to the terms of the PIPE, we are obligated to register the resale of the shares sold in the PIPE on behalf of the investors. Under the terms of the PIPE, we will incur financial penalties of 1% of the gross proceeds (approximately $120,000) per month because the effective date of the registration statement relating to these shares has been delayed past March 1, 2006 until such time as the registration statement is declared effective.

Because the closing of the merger with CCS Consolidated was delayed until January 25, 2006 and because of subsequent delays in the registration process, financial penalties will apply for at least two months and possibly more. The effective date of the registration statement of which this prospectus is a part will depend on a number of factors that are beyond our control. Any significant delays in the effectiveness of the registration statement could have a material adverse impact on our financial condition and liquidity position.

The sale of shares of our common stock during October 2005 may be treated as the offer and sale of ACS common stock using a non-conforming prospectus under the Securities Act for which there may be potential liability.

As part of the PIPE described in the immediately preceding risk factor, in October 2005, we sold, in a private placement to accredited investors, 3,411,512 shares of our common stock from which we received gross proceeds of approximately $12.0 million. The purchasers of the shares of common stock of Patient Infosystems received shares of common stock of ACS as a result of the spin-off of ACS. To the extent that the investors in the private placement received shares of common stock of ACS in the spin-off, it may be asserted that shares of ACS common stock were offered and sold as part of the PIPE. Because the registration statement relating to the spin-off had been filed with the SEC prior to the date of the PIPE, it could therefore also be asserted that the PIPE might have been conducted using a non-conforming prospectus under the Securities Act. As a result, investors in the PIPE could assert a claim against Patient Infosystems with respect to the sale of the ACS shares. We cannot determine whether any such claim would be valid or whether or not, or to what extent, damages could in fact be successfully asserted. There can be no assurance that we would have sufficient resources to satisfy any successful claim or that, even if it did, the damages and associated costs would not have a material adverse effect on our financial condition.

Risks Related to the Business of CCS Consolidated

CCS Consolidated depends on payments from customers, and cost reduction pressure on these entities may adversely affect our business and results of operations.

The healthcare industry in which CCS Consolidated operates currently faces significant cost reduction pressures as a result of constrained revenues from governmental and private revenue sources and increasing underlying medical care costs. We believe that these pressures will continue and possibly intensify.

CCS Consolidated’s services are geared specifically to assist its customers in controlling the high costs associated with the treatment of chronic diseases; however, the pressures to reduce costs in the short term may negatively affect its ability to sign and/or retain contracts. In addition, this focus on cost reduction may cause its customers to focus on contract restructurings that reduce the fees for services rendered by CCS Consolidated. These financial pressures could have a negative impact on our operations.

CCS Consolidated has a limited number of customers, a few of which have accounted for a substantial portion of its business.

During the year ended March 31, 2005 and the nine months ended December 31, 2005, approximately 96% and 94%, respectively, of CCS Consolidated’s revenues were concentrated in two customers, Health Net, Inc. and Aetna Health Plans. The contract between CCS Consolidated and Health Net has been terminated, and CCS Consolidated’s services to Health Net generally ceased as of April 30, 2006. While we believe that the Health Net contract was not a profitable contract and that the termination of the Health Net contract will not adversely impact our profitability, if we are not able to execute contracts with new customers to replace Health Net, our revenues will be adversely affected. In addition, there is no guarantee that Aetna will continue to purchase CCS Consolidated’s services at prior levels. If CCS Consolidated does not generate as much revenue from its major customers as is currently expected, or if CCS Consolidated loses Aetna as a customer, our results of operations could be materially adversely impacted.

CCS Consolidated’s contract with Health Net has been terminated, which will result in a material reduction in revenues.

Prior to May 1, 2005, CCS Consolidated’s contract with Health Net, Inc. provided for CCS Consolidated’s acceptance of risk in the states of Connecticut, New York and New Jersey. Effective May 1, 2005, the contract related to the business in the State of Connecticut was converted from a risk basis to an administrative services only, or ASO, basis, necessitated by a change in insurance regulations. The conversion of this contract resulted in a decrease in revenue by approximately $2 million per month. Subsequently, on February 14, 2006, CCS Consolidated signed a transition agreement with Health Net that was effective as of January 1, 2006. This transition agreement results in the reduction of services to Health Net through April 30, 2006, after which time no services will be provided to Health Net. As part of the transition, the risk contracts for the states of New York and New Jersey were also converted to ASO contracts effective as of January 1, 2006. During the fiscal years ended March 31, 2005 and 2004, CCS Consolidated’s contracts with Health Net represented approximately 68% and 95%, respectively, of its total revenues, and during the nine months ended December 31, 2004, its contracts with Health Net represented approximately 74% of its total revenues. The concentration of the Health Net contracts as a part of CCS Consolidated’s revenues had decreased to 30% for the nine months ended December 31, 2005.

As the Health Net contracts were not profitable to CCS Consolidated, we do not believe that our net income will be adversely impacted by their termination, even though CCS Consolidated’s revenues will be significantly reduced as a result of the Health Net transition. However, there can be no guarantee that the termination of the Health Net contracts will not have a material adverse impact on our results of operations.

Reconciliations under CCS Consolidated’s contract with Aetna could result in additional cash to be paid by it or result in less cash to be paid to CCS Consolidated by Aetna than originally estimated.

CCS Consolidated’s contracts with Aetna Health Plans contain provisions whereby Aetna pays a portion of the claims and CCS Consolidated pays the remainder, even though CCS Consolidated recognizes all of the revenue and all of the claims expense. CCS Consolidated records a net receivable each month equal to the net of the portion of the revenues and the estimated claims paid by Aetna.

Reconciliations are to be performed for each contract quarter within eight months after the end of each contract quarter, but these reconciliations are still incomplete to date. During December 2005, CCS Consolidated received a reconciliation regarding one of the two contracts for the year ending December 31, 2004, which estimated that CCS Consolidated owes approximately $350,000 for this period. We believe that the current calculation may be overstated in certain respects, and the reconciliation has not been finalized. Additionally, the reconciliations for 2005 have not been completed. In the event any reconciliation results in a determination that the sum of actual paid claims by Aetna plus CCS Consolidated’s margin exceeds the amount of revenue retained by Aetna, CCS Consolidated would be required to pay additional cash to Aetna. Such a result could have an adverse impact on our financial position, results of operations, and statements of cash flows.

A majority of CCS Consolidated’s revenues come from risk contracts. The claims on these risk contracts are paid over time and the actual claims made may exceed the estimated claim liabilities.

As of December 31, 2005, CCS Consolidated had approximately $9.4 million of claim reserve liabilities. To fund these claim liabilities, CCS Consolidated had operating and restricted cash of approximately $8.2 million and accounts receivable of approximately $2.8 million at such date. These claim liabilities will be paid out over several months, and the actual claims made may exceed the estimated claim reserve liabilities. If this were to occur, we would need additional cash and would incur charges to earnings that could have a material adverse impact on our results of operations. Additionally, there may be shortfalls in cash from time to time as the timing of the claim payments may be in contrast with the collections of the accounts receivable. If this were to occur, we would be required to locate additional sources of working capital, and there can be no assurance that it would be able to do so on favorable terms or at all.

CCS Consolidated’s inability to perform well under its contracts could have a material adverse effect on our business and results of operations.

Our growth strategy for CCS Consolidated focuses on developing health and care support programs to address chronic diseases and medical conditions as well as the overall health of all enrollees of a health plan. While CCS Consolidated has considerable experience in health and care support programs with a broad range of medical conditions, any new or modified programs will involve inherent risks of execution. If CCS Consolidated does not perform well under its contracts, or if one or more of its customers perceive that it does not perform adequately, CCS Consolidated’s and Patient Infosystems’ business reputations and our results of operations could be materially adversely impacted.

CCS Consolidated depends on the timely receipt of accurate data from its customers and its accurate analysis of such data.

Identifying which health plan members are eligible to receive CCS Consolidated’s services and measuring its performance under its contracts are highly dependent upon the timely receipt of accurate data from its health plan customers and its accurate analysis of such data. Data acquisition, data quality control and data analysis are complex processes that carry a risk of untimely, incomplete or inaccurate data from CCS Consolidated’s health plan customers or flawed analysis of such data, which could have a material adverse impact on our ability to recognize revenues.

An unfavorable outcome related to CCS Consolidated’s dispute with Oxford Health Plans may result in additional liabilities and could result in additional reductions in cash.

CCS Consolidated is currently disputing amounts owed under its contract with Oxford Health Plans. Oxford has drawn on a $500,000 letter of credit that was placed under the contract and is claiming that CCS Consolidated owes Oxford an additional $1 million in addition to replenishing the letter of credit. Patient Infosystems believes that Oxford owes CCS Consolidated approximately $180,000. CCS Consolidated received a letter from Oxford dated October 25, 2005 indicating that Oxford has submitted the matter to the American Health Lawyers Association for binding arbitration, seeking to compel the subsidiary to replenish the letter of credit in the amount of approximately $1.5 million and to pay Oxford approximately $1.0 million. CCS Consolidated has filed counterclaims against Oxford for amounts that CCS Consolidated contends are owed by Oxford under the agreement. The arbitration is scheduled for June 2006. We are vigorously defending against Oxford’s claims although there can be no assurance that we will be able to resolve this matter favorably,

The profitability of certain of CCS Consolidated’s contracts is dependent upon the type and number of cases that it processes.

CCS Consolidated has entered into a service agreement with a health plan under which it assists the plan with complex care management services for its customers in exchange for a fee. The profitability of the contract is dependent upon the number of cases that meet certain criteria for referral to CCS Consolidated and agree to receive the service. Although the contract currently generates a sufficient volume of cases to make the contract profitable, if the contract fails to continue to do so in the future, the fixed costs incurred to service this contract could exceed the revenue generated from the caseload. There can be no assurance that this contract will continue to generate the required level of revenue to make the contract profitable and, if it fails to do so, this could have a material adverse impact on our results of operations and financial condition.

CCS Consolidated’s revenues are subject to seasonal pressure from the disenrollment processes of its contracted health plans.

Employers typically make decisions on which health insurance carriers they will offer to their employees and also may allow employees to switch between health plans on an annual basis. These annual membership disenrollment and re-enrollment processes of employers (whose employees are the health plan members) from health plans can result in a seasonal reduction in actual lives under management in January, during our fourth fiscal quarter.

Historically, a majority of employers and employees make these decisions effective December 31 of each year. An employer’s change in health plans or employees’ changes in health plan elections may cause a decrease in actual lives under management for existing contracts as of January 1. Although these decisions may also cause a gain in enrollees as new employers sign on with customers, the identification of new members eligible to participate in CCS Consolidated’s programs, in some products, is based on the submission of healthcare claims, which lags enrollment by an indeterminate period.

Another seasonal impact on actual lives could occur if a health plan decided to withdraw coverage altogether for a specific line of business, such as Medicare, or in a specific geographic area, thereby automatically disenrolling previously covered members. Historically, CCS Consolidated has experienced minimal covered life disenrollment from such a decision.

Risks Related to the Merger with CCS Consolidated

There can be no assurance that the merger with CCS Consolidated will result in any significant customer interest in the integrated service offering of the combined companies.

Historically, Patient Infosystems has been operating in the segment of the managed care business known as the population management business, where it most fundamentally is addressing its customers’

desire to help educate their patient populations on illness prevention and post-illness reoccurrence measures. There can be no assurance that the cross-marketing of Patient Infosystems’ services to CCS Consolidated’s customers (and vice versa) will materialize in any material way, in which case one of the underlying rationales for the merger will fail and the outlook for the combined business would be materially adversely impacted.

We may not realize anticipated benefits from the merger.

The integration of Patient Infosystems and CCS Consolidated will be complex, time-consuming and expensive, and may disrupt both businesses. The combined company currently needs to overcome significant challenges in order to realize any benefits or synergies from the merger. These challenges include the timely, efficient, and successful execution of a number of events, including the following:

•	integrating the operations and technologies of the two companies;

•	retaining and assimilating the key personnel of each company;

•	retaining existing customers of both companies and attracting additional customers;

•	retaining strategic partners of each company and attracting new strategic partners; and

•	creating uniform standards, controls, procedures, policies, and information systems.

The execution of these events will involve considerable risks and may not be successful. These risks include the following:

•	the potential disruption of ongoing business and distraction of the management of the combined company;

•	the potential strain on financial and managerial controls and reporting systems and procedures of the combined company;

•	unanticipated expenses and potential delays related to integration of the operations, technology, and other resources of the two companies;

•	the impairment of relationships with employees, suppliers, and customers as a result of any integration of new management personnel;

•	greater than anticipated costs and expenses related to the merger or the integration of the respective businesses of Patient Infosystems and CCS Consolidated; and

•	potential unknown liabilities associated with the merger and the combined operations.

The combined company may not succeed in addressing these risks or any other problems encountered in connection with the merger. The inability to successfully integrate the operations, technology, and personnel of Patient Infosystems and CCS Consolidated, or any significant delay in achieving integration, could have a material adverse effect on our business, prospects, financial condition and results of operations, and, as a result, on the market price of our common stock.

As a result of the merger, we are a substantially larger and broader organization, and if management is unable to sufficiently manage the company, operating results will suffer.

As a result of the merger, we have significantly more employees, a broader service offering, and customers in more channels than we did prior to the merger. We face challenges inherent in efficiently managing an increased number of employees over large geographic distances, including the need to implement appropriate systems, policies, benefits, and compliance programs. The inability to manage successfully the substantially larger and diverse organization, or any significant delay in achieving successful management, could have a material adverse effect on us and, as a result, on the market price of our common stock.

The merger could cause us to lose key personnel, which could materially affect the combined company’s business and require the combined company to incur substantial costs to recruit replacements for lost personnel.

As a result of the merger, current and prospective employees of both companies could experience uncertainty about their future roles within the combined company. This uncertainty may adversely affect our ability to attract and retain key management, sales, marketing, and technical personnel. Any failure to retain and attract key personnel could have a material adverse effect on our business.

Patient Infosystems may have difficulty integrating the CCS Consolidated business.

We cannot assure you that the integration of the CCS Consolidated business will be successfully completed without encountering difficulties or experiencing the loss of key employees, customers or suppliers or that the benefits from such integration will be realized. In addition, you cannot be assured that the management teams of CCS Consolidated and Patient Infosystems will be able to successfully work with each other.

Risks Related to the Healthcare Industry

We are subject to extensive changes in the healthcare industry.

The healthcare industry is subject to changing political, economic and regulatory influences that may affect the procurement practices and operations of healthcare industry participants. Several lawmakers have announced that they intend to propose programs to reform the U.S. health care system. These programs may contain proposals to increase governmental involvement in health care, lower reimbursement rates and otherwise change the operating environment us and our targeted customers. Healthcare industry participants may react to these proposals and the uncertainty surrounding such proposals by curtailing or deferring certain expenditures, including those for our programs. We cannot predict what impact, if any, such changes in the healthcare industry might have on our business, financial condition and results of operations. In addition, many healthcare providers are consolidating to create larger healthcare delivery enterprises with greater regional market power. As a result, the remaining enterprises could have greater bargaining power, which may lead to price erosion of our programs. Our failure to maintain adequate price levels could have a material adverse effect on our business.

In recent years, the healthcare industry has undergone significant change driven by various efforts to reduce costs, including potential national healthcare reform, trends toward managed care, cuts in Medicare reimbursements, and horizontal and vertical consolidation within the healthcare industry. Our inability to react effectively to these and other changes in the healthcare industry could adversely affect our operating results. We cannot predict whether any healthcare reform efforts will be enacted and what effect any such reforms may have on us or our customers. Our inability to react effectively to changes in the healthcare industry could result in a material adverse effect on our business.

Our business is subject to extensive government regulation.

The healthcare industry, including our current business, is subject to extensive regulation by both the Federal and state governments. A number of states have extensive licensing and other regulatory requirements applicable to companies that provide healthcare services. Additionally, services provided to health benefit plans in certain cases are subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended, and may be affected by other state and Federal statutes. Generally, state laws prohibit the practice of medicine and nursing without a license. Many states interpret the practice of nursing to include health teaching, health counseling, the provision of care supportive to, or restorative of, life and well being and the execution of medical regimens prescribed by a physician. Accordingly, to the extent that we assist providers in improving patient compliance by publishing educational materials or providing behavior modification training to patients, such activities could be deemed by a state to be the practice of medicine or nursing. Although we have not conducted a survey of the applicable law in all 50 states, we believe that we are not engaged in the practice of medicine or nursing. There can be no assurance, however, that our operations will not be challenged as constituting the unlicensed practice of medicine or nursing. If such a challenge were made successfully in any state, we could be subject to civil and criminal penalties under such state’s law and could be required to restructure its contractual arrangements in that state. Such results, or the inability to successfully restructure our contractual arrangements, could have a material adverse effect on our operations.

We and our customers may also be subject to Federal and state laws and regulations that govern financial and other arrangements among healthcare providers. These laws prohibit certain fee splitting arrangements among healthcare providers, as well as direct and indirect payments, referrals or other financial arrangements that are designed to induce or encourage the referral of patients to, or the recommendation of, a particular provider for medical products and services. Possible sanctions for violation of these restrictions include civil and criminal penalties. Criminal penalties range from misdemeanors, which carry fines of not more than $10,000 or imprisonment for not more than one year, or both, to felonies, which carry fines of not more than $25,000 or imprisonment for not more than five years, or both. Further, criminal violations may result in permanent mandatory exclusions and additional permissive exclusions from participation in Medicare and Medicaid programs.

Regulation in the health care field is constantly evolving. We are unable to predict what government regulations, if any, affecting our business may be promulgated in the future. Our business could be materially adversely affected by the failure to obtain required licenses and governmental approvals, comply with applicable regulations or comply with existing or future laws, rules or regulations or their interpretations.

Compliance with new federal and state legislative and regulatory initiatives could adversely affect our results of operations or may require us to spend substantial amounts acquiring and implementing new information systems or modifying existing systems.

We and our customers are subject to considerable state and federal government regulation. Many of these regulations are vaguely written and subject to differing interpretations that may, in certain cases, result in unintended consequences that could impact our ability to effectively deliver services. The current focus on regulatory and legislative efforts to protect the confidentiality and security of individually-identifiable health information, as evidenced by the Health Insurance Portability and Accountability Act of 1996, or HIPAA, is one such example.

We believe that federal regulations governing the confidentiality of individually-identifiable health information permit us to obtain individually-identifiable health information for health and care support purposes from a health plan customer; however, state legislation or regulation could preempt federal legislation if it is more restrictive. Federal regulations governing the security of electronic individually-identifiable health information became mandatory for customers in April 2005. We are contractually required to comply with certain aspects of these confidentiality and security regulations.

Although we continually monitor the extent to which specific state legislation or regulations may govern our operations, new federal or state legislation or regulation in this area that restricts our ability to obtain individually-identifiable health information would have a material negative impact on our operations.

Our subsidiaries are subject to government regulation, and the failure to comply with such regulation could adversely affect our results of operations.

Certain of our subsidiaries are licensed to take risk in certain states. These subsidiaries must meet certain minimum capital and surplus tests as well as file quarterly and annual filings with regulatory and state authorities. If one of these subsidiaries does not remain in compliance with the statutory requirements, it is possible that the regulating authorities could impose greater restrictions on the subsidiary, including requiring additional cash deposits, additional reporting requirements and the potential revocation of licenses, each of which could have a materially adverse impact on our results of operations, liquidity and financial condition.

Government regulators may interpret current regulations governing our operations in a manner that negatively impacts our ability to provide services.

Broadly written Medicare fraud and abuse laws and regulations that are subject to varying interpretations may expose us to potential civil and criminal litigation regarding the structure of current and past contracts entered into with our customers. We believe that our operations have not violated and do not violate the provisions of the fraud and abuse statutes and regulations; however, private individuals acting on behalf of the United States government, or government enforcement agencies themselves, could pursue a claim against us under a new or differing interpretation of these statutes and regulations.

Our participation in federal programs may result in our being subject directly to various federal laws and regulations, including provisions related to fraud and abuse, false claims and billing and reimbursement for services, and the False Claims Act. Violations of the False Claims Act are punishable by treble damages and penalties of up to $11,000 per false claim. Actions may be brought under the False Claims Act by the government as well as by private individuals, known as “whistleblowers,” who are permitted to share in any settlement or judgment. Also, federal law contains various prohibitions related to false statements and false claims, some of which apply to private payors as well as federal programs.

We face competition for staffing, which may increase its labor costs and reduce profitability.

We compete with other healthcare and services providers in recruiting qualified management and staff personnel for the day-to-day operations of our business, including nurses and other healthcare professionals. In some markets, the scarcity of nurses and other medical support personnel has become a significant operating issue to healthcare businesses. This shortage may require us to enhance wages and benefits to recruit and retain qualified nurses and other healthcare professionals. A failure to recruit and retain qualified management, nurses and other healthcare professionals, or to control labor costs, could have a material adverse effect on our profitability.

We may face costly litigation that could force us to pay damages and harm our reputation.

Like other participants in the healthcare market, we are subject to lawsuits alleging negligence, product liability or other similar legal theories, many of which involve large claims and significant defense costs. Any of these claims, whether with or without merit, could result in costly litigation, and divert the time, attention, and resources of management. Although we currently maintain liability insurance intended to cover such claims, there can be no assurance that the coverage limits of such insurance policies will be adequate or that all such claims will be covered by the insurance. In addition, these insurance policies must be renewed annually. Although we have been able to obtain liability insurance, such insurance may not be available in the future on acceptable terms, or at all. A successful claim in excess of the insurance coverage could have a material adverse effect on our results of operations or financial condition.

We could share in potential liability resulting from adverse medical consequences of patients.

We provide information to healthcare providers and managed care organizations upon which determinations affecting medical care are made. As a result, we could share in potential liabilities for resulting adverse medical consequences to patients. In addition, we could have potential legal liability in the event we fail to correctly record or disseminate patient information. We maintain an errors and omissions insurance policy with coverage of $5 million in the aggregate and per occurrence. Although we do not believe that we will directly engage in the practice of medicine or direct delivery of medical services and have not been a party to any such litigation, we maintain a professional liability policy with coverage of $5 million in the aggregate and per occurrence. There can be no assurance that our procedures for limiting liability have been or will be effective, that we will not be subject to litigation that may adversely affect our results of operations, that appropriate insurance will be available to us in the future at acceptable cost or at all, or that any insurance we maintain will cover, as to scope or amount, any claims that may be made against us.

Risks Related to our Common Stock

The market price of our common stock may be highly volatile.

The market price of our common stock has been and will likely continue to be highly volatile. From the date trading of our common stock commenced until May 12, 2006, the range of our stock price has been between $114.00 and $0.48, after giving effect to the 1-for-12 reverse stock split which became effective on January 9, 2004. Factors including announcements of technological innovations by us or other companies, regulatory matters, new or existing products or procedures, concerns about our financial position, operating results, government regulation, or developments or disputes relating to agreements or proprietary rights may have a significant impact on the market price of our common stock. In addition, potential dilutive effects of future sales of shares of our common stock us, our stockholders, or the holders of warrants and options, could have an adverse effect on the price of our common stock.

Our principal stockholders and management own a significant percentage of our outstanding common stock and will be able to exercise significant influence over our operations.

Our executive officers, directors and holders of more than 5% of our outstanding common stock, together with their respective affiliates, currently own more than 75% of our voting stock, including shares subject to outstanding options and warrants. These stockholders are able to determine the composition of our board of directors, retain the voting power to approve all matters requiring stockholder approval and will continue to have significant influence over our operations. This concentration of ownership could have the effect of delaying or preventing a change in control of the company, preventing or frustrating any attempt by our stockholders to replace or remove the current management, or otherwise discouraging a potential acquirer from attempting to obtain control of the company, which in turn could limit the market value of our common stock.

A large number of shares of our common stock may be sold in the market, which could depress the market price.

Sales of substantial amounts of our common stock in the public market, or the perception that these sales might occur, could materially and adversely affect the market price of our common stock or our future ability to raise capital through an offering of our equity securities. As of May 11, 2006, we had an aggregate of 67,538,976 shares of common stock outstanding. If all options and warrants currently outstanding to purchase shares of common stock were to be exercised, there would be an aggregate of 70,478,582 shares of common stock outstanding. Of the 70,478,582 shares, up to 7,914,613 shares are freely tradable without restriction or further registration under the Securities Act, unless the shares are held by one of our “affiliates” as such term is defined in Rule 144 of the Securities Act. The remaining shares may be sold only pursuant to a registration statement under the Securities Act or an exemption from the registration requirements of the Securities Act. The table below provides additional information on the number of shares that may be publicly sold and the dates that they become eligible for sale. The sale and distribution of these shares may cause a decline in the market price of our common stock.

Date	Number of shares eligible for sale	Comment

Currently	7,933,580

Shares outstanding other than (i) the shares being sold pursuant to this prospectus, (ii) shares issued in connection with the merger with CCS Consolidated and (iii) shares held by:

- John Pappajohn;

- Derace Schaffer;

- Principal Life Insurance Company;

- Christine St. Andre;

- Kent Tapper;

- Psilos Group Partners, L.P., Psilos Group Partners II, L.P. and CCP/Psilos CCS, LLC (collectively, “Psilos”);

- Essex Woodlands Health Ventures Fund IV, L.P. and Essex Woodlands Health Ventures Fund V, L.P. (collectively “Essex Woodlands”);

- Hickory Venture Capital Corporation (“Hickory”);

- Radius Venture Partners I, L.P. (“Radius”);

- CCS Consolidated Holdings LLC (“CCS Holdings”); and

- SG Cowen Securities Corp. and its affiliates (collectively, “SG Cowen”); and

issuable upon immediately exercisable options and warrants other than options and warrants held by directors and executive officers and warrants issued to the placement agent in the 2005 PIPE financing, the shares underlying which are being registered on the registration statement of which this prospectus is a part

Upon the effective date of this prospectus	3,895,598	Shares sold in Patient Infosystems’ PIPE offerings during October 2005 and December 2005 and shares issuable upon exercise of warrants issued to the placement agent in such transaction.
January 25, 2007	2,142,962	Shares issued in the merger, except for shares issued to: Psilos, Essex Woodlands, Hickory, Radius, CCS Holdings, and SG Cowen.
July 25, 2007	52,750,005

Shares (i) issued in the merger (excluding shares deposited into escrow in the merger) to Psilos, Essex Woodlands, Hickory, Radius, CCS Holdings and SG Cowen; and (ii) held by John Pappajohn, Derace Schaffer, Principal Life Insurance Company, Roger Chaufournier, Christine St. Andre and Kent Tapper (including shares underlying exercisable options and warrants).

These shares will remain subject to volume limitations of Rule 144 for the following 12 month period.

Various dates	3,756,437

Shares (i) underlying options and warrants (other than those listed above) that are immediately exercisable and that vest and become exercisable and transferable, subject to the terms thereof, at various times in the future (including options currently held by Chris Paterson, Glen Spence and Ileana Welte and warrants held by former directors); and (ii) shares deposited into escrow at the closing of the merger which, when released to former CCS Consolidated stockholders, will become transferable on January 25, 2007 or July 25, 2007, depending on which stockholders such shares are released to.

The sale and distribution of these shares, or the perception that such sales or distributions might occur, may cause a decline in the market price of our common stock.

Our common stock qualifies as a “penny stock” under SEC rules which may make it more difficult for stockholders to resell their shares of common stock.

Our common stock trades on the OTC Bulletin Board. As a result, the holders of our common stock may find it more difficult to obtain accurate quotations concerning the market value of the stock. Stockholders also may experience greater difficulties in attempting to sell the stock than if it were listed on a stock exchange or quoted on the Nasdaq National Market or the Nasdaq Small Cap Market. Because our common stock does not trade on a stock exchange or on the Nasdaq National Market or the Nasdaq Small Cap Market, and the market price of the common stock is less than $5.00 per share, the common stock qualifies as a “penny stock.” SEC Rule 15g-9 under the Securities Exchange Act of 1934 imposes additional sales practice requirements on broker-dealers that recommend the purchase or sale of penny stocks to persons other than those who qualify as an “established customer” or an “accredited investor.” This includes the requirement that a broker-dealer must make a determination on the appropriateness of investments in penny stocks for the customer and must make special disclosures to the customer concerning the risks of penny stocks. Application of the penny stock rules to our common stock could adversely affect the market liquidity of the shares, which in turn may affect the ability of holders of the common stock to resell the stock.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Statements contained in this prospectus that are not historical facts, including information about management’s view of our future expectations, plans and prospects, the benefits provided by the combination of services offered by Patient Infosystems as a result of the merger with CCS Consolidated, the prospects for success of the merger and the combination of the two companies, such as expected synergies and expanded revenue opportunities, constitute forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. When used in this prospectus, the words or phrases “will likely result,” “expects,” “plans,” “will continue,” “is anticipated,” “estimated,” “project,” or “outlook” or similar expressions are intended to identify forward-looking statements. Actual results may differ materially from historical results or those indicated or implied by these forward-looking statements as a result of a variety of factors including, but not limited to, risks and uncertainties associated with our financial condition, the continued use of our services by our existing customers at current or increased levels, the market acceptance of or preference for our systems and services, significant concentration of our revenues with a limited number of customers, our ability to increase and diversify our business and revenue base, including the expansion of CCS Consolidated’s Continuous Care Management service, our ability to sell our products, our ability to compete with competitors, the growth of the healthcare market and general economic factors in the healthcare industry, the impact of and changes in governmental regulations, the failure to achieve projected operating efficiencies and unfavorable variances in interest rates and financing terms, as well as other factors that are discussed in “Risk Factors” section of this prospectus. We have no obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect anticipated or unanticipated events or circumstances occurring after the date of such statements.

USE OF PROCEEDS

We will not receive any proceeds from the sale of common stock by the selling stockholders, although we would receive proceeds upon the exercise of any warrants. If all of the selling stockholders exercise all of their warrants for cash, we will receive approximately $460,554. Any proceeds we receive from the exercise of the warrants will be used for general corporate purposes, including working capital.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

(a) Market Information

Our common stock is traded on the Over-the-Counter Bulletin Board (the “OTC Bulletin Board”) under the symbol PATY. The following table sets forth, for the periods indicated, the range of high and low bid quotations for our common stock as quoted on the OTC Bulletin Board. The reported bid quotations reflect inter-dealer prices without retail markup, markdown or commissions, and may not necessarily represent actual transactions.

	High	Low
2004
First Quarter	$6.00	$1.44
Second Quarter	$5.50	$2.00
Third Quarter	$3.60	$1.32
Fourth Quarter	$3.94	$1.66

2005
First Quarter	$6.05	$2.92
Second Quarter	$5.90	$3.80
Third Quarter	$6.30	$4.16
Fourth Quarter	$4.50	$0.91 (1)

2006
First Quarter	$1.53	$1.00
Second Quarter (through May 12, 2006)	$1.50	$1.18

(1) On December 16, 2005, the distribution of shares of ACS to our stockholders was completed. On December 16, 2005, our common stock closed at $3.94 per share, while on December 19, 2005 the closing price was $1.36 per share.

(b) Holders

The approximate number of record holders of Patient Infosystems’ common stock as of May 12, 2006 is 357. The approximate number of beneficial owners is 900.

(c) Dividends

We have not declared cash dividends on our common stock.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Management’s discussion and analysis provides a review of Patient Infosystems’ operating results for the fiscal years ended December 31, 2005 and 2004 and its financial condition at December 31, 2005, as well as CCS Consolidated’s operating results for the fiscal years ended March 31, 2005 and 2004 and the nine-month periods ending December 31, 2005 and 2004 and its financial condition at December 31, 2005. The focus of this review is on the underlying business reasons for significant changes and trends affecting the revenues, net losses and financial condition of Patient Infosystems and CCS Consolidated. This review should be read in conjunction with the accompanying consolidated financial statements of Patient Infosystems and CCS Consolidated and related notes thereto included in this prospectus. The discussion and analysis of Patient Infosystems’ and CCS Consolidated’s respective results of operations in this prospectus does not take into account the merger of the two companies, which was completed after December 31, 2005. When used in this section of the prospectus, references to “Patient Infosystems” are intended to refer solely to Patient Infosystems and its subsidiaries without giving effect to the completion of the merger with CCS Consolidated, and references to “CCS Consolidated” are intended to refer solely to CCS Consolidated and its subsidiaries without giving effect to the completion of the merger with Patient Infosystems.

Overview

Patient Infosystems was formed in 1995, and enrolled patients in its first disease management program and began substantial patient contacts during 1998. Also in 1998, Patient Infosystems expanded its offered products to include demand management and health related surveys.

On January 25, 2006, Patient Infosystems merged with CCS Consolidated, Inc. (the “Merger”). CCS Consolidated is a national care management company providing higher-risk and elderly care management services to health plans, work/life benefits companies and self-funded employers.

At the closing of the Merger, Patient Infosystems issued 43,224,352 shares of its common stock to the former stockholders of CCS Consolidated. This represented approximately 64% of the issued and outstanding voting shares of Patient Infosystems upon the closing of the merger, and as a result there was a change of control of Patient Infosystems.

In addition, under a stockholders agreement entered into at the closing of the merger, stockholders holding approximately 65% of the outstanding voting shares of Patient Infosystems’ common stock after the consummation of the merger have agreed to vote their shares in favor of the election of John Pappajohn, a current director of Patient Infosystems, Derace Schaffer, M.D., a current director of Patient Infosystems, and three individuals designated by holders of at least a majority of the Patient Infosystems’ common stock held by the former stockholders of CCS Consolidated who are parties to the stockholders agreement. The three new directors appointed were Mark L. Pacala, Daniel C. Lubin and Albert S. Waxman. As provided by the stockholders agreement, two additional directors may be added to the Patient Infosystems’ board of directors, which individuals must be unanimously approved by the other five members of the Patient Infosystems’ board of directors. These additional directors have not yet been appointed.

Because the former CCS Consolidated securityholders held approximately 63% of Patient Infosystems’ fully diluted shares of common stock immediately following the Merger, CCS Consolidated’s designees to Patient Infosystems’ board of directors represent a majority of Patient Infosystems’ directors and CCS Consolidated’s executive management represent a majority of the executive management of the combined company, CCS Consolidated is deemed to be the acquiring company for accounting purposes and the transaction is being accounted for as a reverse acquisition under the purchase method of accounting for business combinations in accordance with generally accepted accounting principles in the United States. Patient Infosystems has adopted March 31 as its fiscal year end, which was CCS Consolidated’s fiscal year end.

On September 22, 2004, Patient Infosystems acquired 100% of CBCA Care Management, Inc., or CMI, a New York corporation. CMI provides case and utilization management services primarily to self insured employers and health and welfare funds. We have sold case and utilization management services since 2000 and until 2004 outsourced the operations to CMI. We intend to continue to market case and utilization management services.

On December 31, 2003, we acquired the assets of American Caresource Corporation and formed American Caresource Holdings, Inc., or ACS, to operate those assets. ACS provides ancillary benefits management services, including a network of ancillary specialty providers and value-added services that assist its clients in controlling the cost of a range of ancillary medical services. On December 16, 2005, Patient Infosystems distributed approximately 12 million shares of common stock of ACS as a dividend to its stockholders and retained approximately 300,000 shares of ACS, of which Patient Infosystems closed on the sale of 88,525 shares on December 30, 2005. Following the spin-off of ACS shares, ACS became an independent public company with its own management and board of directors. Two of Patient Infosystems’ existing directors, John Pappajohn and Derace Schaffer, also serve as directors of ACS.

Patient Infosystems’ results of operations for the year ended December 31, 2004 include the results of operations of CMI only for the period beginning September 22, 2004. The results of operations for the year ended December 31, 2005 include the results of operations of CMI for the entire period.

During 2005, Patient Infosystems completed a valuation of the identifiable intangible assets acquired from CMI and finalized the purchase price allocation. The final purchase allocation resulted in an increase in customer relationships and liabilities assumed and a decrease in goodwill as compared to previously reported amounts. The effect of these adjustments on the related amortization was insignificant.

Information related to the acquisition of CMI is as follows:

Purchase consideration
Cash	$ 7,100,000
Expenses	193,959
Total	$ 7,293,959

Purchase allocation
Current assets	$ 228,187
Liabilities assumed	(498,627)
Property & equipment	181,852
Customer relationships	604,115
Goodwill	6,778,432
$ 7,293,959

Disease-Specific, Demand Management and Survey Programs

Patient Infosystems currently has patients enrolled in more than 30 of its disease-specific, demand management or survey programs. As of May 2006, an aggregate of over 1.2 million persons have enrolled or participated in these programs. Patient Infosystems has never been able to enroll a sufficient number of patients in these programs to cover their administrative costs. The enrollment of patients in Patient Infosystems’ disease-specific, demand management and survey programs has been limited by several factors, including the limited ability of clients to provide Patient Infosystems with accurate information with respect to the specific patient populations and coding errors that necessitated extensive labor-intensive data processing prior to program implementation.

In response to these market dynamics, Patient Infosystems has taken several tactical and strategic steps, including formal designation of internal personnel at customer sites to assist clients with implementation; closer integration of Patient Infosystems’ systems personnel with clients to facilitate accurate data transfers; promotion of a broader product line to enable clients to enter Patient Infosystems’ disease management programs through a variety of channels; fully integrating demand, disease and case management services to facilitate internal mechanisms for patient referrals; and providing the customers access and control over their patients’ confidential information through targeted use of Internet technology. The clinical design of the programs has been refined to enable participation through mail only, retaining those patients who previously would have been unable to participate because of missing or inaccurate telephone contact information. Patient Infosystems’ demand management services and surveys (general health and disease-specific) can also provide mechanisms for enrollment into Patient Infosystems’ disease management programs. Patient Infosystems continues to develop capabilities or relationships that will enable its customers to more effectively leverage the data stored in their legacy systems. Nevertheless, no assurance can be given that Patient Infosystems’ efforts will succeed in increasing patient enrollment in its programs.

Patient Infosystems has entered into service agreements to develop, implement and operate programs for: (i) patients who have recently experienced certain cardiovascular events; (ii) patients who have been diagnosed with primary congestive heart failure; (iii) patients suffering from asthma; (iv) patients suffering from diabetes; (v) patients who are suffering from hypertension; (vi) demand management, which provides access to nurses; (vii) case and utilization management services provided by a third party; (viii) various survey initiatives which assess, among other things, satisfaction, compliance of providers or payors to national standards, health status or risk of specific health related events; and (ix) the performance of specific administrative and management functions on behalf of a customer. These contracts provide for fees paid by its customers based upon the number of patients participating in each of its programs, as well as initial program implementation and set-up fees from customers. To the extent that Patient Infosystems has had limited enrollment of patients in its programs, Patient Infosystems’ operations revenue has been, and may continue to be, limited.

Patient Infosystems’ contracts typically call for a monthly fee to be paid by the customer for each person within the group who are eligible to be enrolled in its program services, require payment for services each month. The timing and method of customer payments fees varies by contract. Revenues from program operations are recognized monthly as long as program services are being delivered. The amount of the per patient fee varies from program to program depending upon the number of patient contacts required, the complexity of the interventions, the cost of the resources used and the detail of the reports generated.

Patient Infosystems’ administration and management services cover a predefined set of deliverables and responsibilities undertaken on behalf of the customer, such as assisting organizations with the development of clinical registries used to increase effective management of patients with chronic disease. The customer pays for these services on a monthly basis, and Patient Infosystems recognizes revenue each month based upon the services provided. Patient Infosystems is supporting the development, including project management and implementation, of a patient registry for federally qualified health centers, through a national initiative known as the Health Disparities Collaboratives. The contract for these services is renewed annually. Patient Infosystems has experienced reductions in revenues associated with this program, and no assurance can be given that such reductions in revenue will not continue.

The sales cycle for Patient Infosystems may be extensive from initial contact to contract execution. During these periods, Patient Infosystems may expend substantial time, effort and funds to prepare a contract proposal and negotiate the contract. Patient Infosystems may be unable to consummate a commercial relationship after the expenditure of such time, effort and financial resources.

Care Management Programs

Patient Infosystems’ subsidiary, CCS Consolidated, is a national care management company providing high-risk and elderly care management services to health plans, work/life benefits companies, and self-funded employers. By providing comprehensive medical and psychosocial care management services for the highest-risk, medically complex members, CCS Consolidated enables clients to realize lower health care costs, while optimizing the quality of care and lifestyle of members. CCS Consolidated brings to its partnerships with private and government payors a highly specialized infrastructure and multi-disciplinary clinical care management staff to improve the appropriateness and reduce the overall costs of care. CCS Consolidated differentiates itself from utilization management companies by focusing on comprehensively managing care, rather than concentrating solely on authorizing individual health care services. Patient Infosystems believes that CCS Consolidated is also unique in its integration of risk assessment and stratification processes, clinical care management pathways, disease management protocols, intensive multi-disciplinary staffing, and credentialed post-acute specialty provider networks, including a national network of field-based geriatric case managers.

CCS Consolidated coordinates care for elderly and chronically ill populations across the full spectrum of post-acute needs, including home health, acute rehabilitation and skilled nursing care. CCS Consolidated works with customers to identify members who are medically complex and to provide telephonic and face-to-face care management to people who need assistance in achieving recovery. By focusing on patients with complex medical profiles who generate the majority of health care costs, this strategy combines the use of lower cost care delivered outside the hospital with intensive patient-focused interventions to reduce the high cost of hospitalization and maximize an individual’s health status and independence. Patient Infosystems believes that CCS Consolidated has organized a proprietary delivery system that reduces overall health care costs and improves outcomes for patients.

CCS Consolidated has three types of revenue. First, CCS Consolidated accepts risk on the providing of post-acute services and receives a Per Member Per Month fee that is categorized as capitation revenue. Alternatively, CCS Consolidated provides services to health plans without accepting risk, and for these type of contracts, they may receive either an administration service fee or may provide these services on a fee-for-service basis. For risk contracts, the cost of services includes the cost of providing clinical care and the incurred claims.

CCS Consolidated’s business strategy is to contract with health plans, government agencies, and employer groups to help them reduce health care costs while improving the quality of care. Patient Infosystems believes that the steadily rising cost of healthcare for employers, increasing demands on Medicare and Medicaid funding that are outpacing resources, and an emerging interest in care management and disease management services by the federal government and large insurers creates a fertile environment for the CCS Consolidated business model.

While CCS Consolidated has historically derived most of its income from risk-based contracts, it is currently diversifying its revenue sources by adding more administrative fee contracts. CCS Consolidated will continue to offer risk-based and non-risk-based post acute care management products, but where possible they will be linked to a Continuous Care Management service which will allow CCS Consolidated to follow the complex patients over the long term after their return to their home environment.

Critical Accounting Policies and Estimates

Our consolidated financial statements are prepared in accordance with generally accepted accounting principles in the United States, which require management to make estimates, judgments and assumptions that affect the reported amounts of assets, liabilities, revenue and expenses. Management bases its estimates on historical experience and on various other assumptions that it believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of certain assets and liabilities. Management believes that the accounting estimates employed and the resulting balances are reasonable; however, actual results may differ from these estimates under different assumptions or conditions.

An accounting policy is deemed to be critical if it requires an accounting estimate to be made based on assumptions about matters that are highly uncertain at the time the estimate is made, if different estimates reasonably could have been used, or if changes in the estimate that are reasonably likely to occur could materially impact the financial statements. Management believes the following critical accounting policies reflect the significant estimates and assumptions used in the preparation of the consolidated financial statements of Patient Infosystems and CCS Consolidated.

Use of Estimates

In preparing the consolidated financial statements, we use estimates in determining the economic useful lives of our assets, provisions for doubtful accounts, claims liabilities, tax valuation allowances and various other recorded or disclosed amounts. Estimates require management to use its judgment. While we believe that our estimates for these matters are reasonable, if the actual amount is significantly different than the estimated amount, our assets, liabilities or results of operations may be overstated or understated.

Revenue Recognition

Prior to its merger with CCS Consolidated, Patient Infosystems’ principal sources of revenue were contracts for the provision of provider improvement services for federally funded health centers or disease, demand, case and utilization management services to self insured employers, health and welfare funds or other such entities that accept medical risk for defined populations. Deferred revenue represents amounts that may be billed in advance of delivery under these contracts.

For disease, demand, case and utilization management services, Patient Infosystems’ contracts may call for a per member per month, per employee per month or per-enrolled patient fee to be paid by the customer for a series of program services as defined in the contract or a fixed monthly fee which is intended to provide a defined set of services. The timing of customer payments varies by contract, but typically occurs in advance of the associated services being provided. Revenues from program operations are recognized ratably as the program services are delivered.

For its development contracts, Patient Infosystems’ program enhancements consist of specific changes or modifications to existing products requested by customers and are short-term in nature. Therefore, revenue is recognized upon delivery of the enhancement.

CCS Consolidated recognizes capitated revenue for contracts whereby it accepts risk. Capitated revenue is recorded by multiplying a contractually negotiated revenue rate per health plan member per month (“PMPM”) by the number of health plan members covered by its services during the month. These PMPM rates are initially determined during contract negotiations with customers based on estimates of the costs of our services, including the cost of claims. Such rates are generally renegotiated at contract renewal. In certain contracts, the PMPM rates differ depending on the health plan’s lines of business, such as Medicare, Commercial or Medicaid. The PMPM rates will also differ in certain cases depending on the type of service provider, such as a skilled nursing facility or a home health provider. Contracts with health plans generally range from one to two years with provisions for subsequent renewal.

CCS Consolidated recognizes Administrative Services Only (“ASO”) revenue for contracts whereby it receives a fee for providing its services without it accepting risk for claims. Such contracts include those that pay a set fee each month. Other contracts include a PMPM ASO fee and other contracts include a per day per member case rate based on the number of health plan members who receive services during the month. Such fees are negotiated with the health plan or employer group based on estimated costs and anticipated level of services.

CCS Consolidated recognizes fee-for-service revenue for certain services provided for its customers and expenses paid on behalf of its customers for which it is generally reimbursed on a cost-plus basis during the period in which the services are provided.

Some of CCS Consolidated’s revenues are based on contractual arrangements which may be subject to retroactive adjustments as final settlements are determined. Such amounts are recorded on an estimated basis in the period the related services are rendered and are adjusted in future periods upon final settlement.

Intangibles and Other Assets

Intangible and other assets consist primarily of websites, trademarks, customer relationships and goodwill associated with acquisitions. Patient Infosystems’ intangible assets are amortized over their respective estimated useful lives. Goodwill is not amortized to expense. Goodwill and identifiable intangible assets are reviewed annually for impairment and their recorded value is reduced whenever events or changes in circumstances indicate that the carrying value may not be recoverable. Based on the evaluation performed as of March 31, 2005 for CCS Consolidated and December 31, 2005 for Patient Infosystems, management concluded that no impairment of recorded goodwill or intangible asset existed as of that date. The evaluation approach utilized is dependent on a number of factors, including estimates of future revenues and costs, appropriate discount rates and other variables. Management bases its estimates on assumptions believed to be reasonable, but which are inherently uncertain. Therefore, future impairments could result if actual results differ from those estimates.

Direct Service Costs

Direct service costs are comprised of the incurred claims paid to third-party providers for services for which CCS Consolidated is at risk and the related expenses of CCS Consolidated associated with the providing of its services. Network provider and facility charges for authorized services that have yet to be billed to CCS Consolidated are estimated and accrued in its Incurred But Not Reported (“IBNR”) claims payable liability. Such accruals are based on historical experience, current enrollment statistics, patient census data, adjudication and authorization decisions and other information. The IBNR liability is adjusted as changes in these factors occur and such adjustments are reported in the period of determination. Although it is possible that actual results could vary materially from recorded claims in the near term, management believes that the recorded IBNR liability is adequate.

The above listing is not intended to be a comprehensive list of all of Patient Infosystems’ and CCS Consolidated’s accounting policies. In many cases, the accounting treatment of a particular transaction is specifically dictated by generally accepted accounting principles, with no need for management’s judgment in their application. There are also areas in which management’s judgment in selecting any available alternative would not produce a materially different result. See the notes to Patient Infosystems’ and CCS Consolidated’s consolidated financial statements included in this prospectus, which contain additional accounting policies and other disclosures required by generally accepted accounting principles.

Results of Operations for Patient Infosystems

Year Ended December 31, 2005 Compared to Year Ended December 31, 2004

Revenues

Revenues are comprised of revenues from disease and demand management fees, case and utilization management fees provider improvement fees and other fees. Revenues increased 14% to $11,056,526 for the fiscal year ended December 31, 2005 from $9,699,325 for the fiscal year ended December 31, 2004. On a pro forma basis giving effect to the acquisition of CMI as of January 1, 2004, revenue would have decreased 27% from $15,135,334 for the fiscal year ended December 31, 2004 to $11,056,526 for the fiscal year ended December 31, 2005. A summary of these revenues by category is as follows for the fiscal years ended December 31:

Revenues	2005	2004	2004
			Pro Forma
Disease and demand management	$ 2,210,827	$ 2,345,848	$ 2,206,485
Case and utilization management	5,888,753	2,075,181	7,650,553
Provider improvement	2,928,818	5,259,301	5,259,301
Other Fees	28,128	18,995	18,995

Total	$ 11,056,526	$ 9,699,325	$15,135,334

Revenues from disease and demand management fees decreased 5.8% from $2,345,848 for the fiscal year ended December 31, 2004 to $2,210,827 for the fiscal year ended December 31, 2005. Disease and demand management revenues are generated as Patient Infosystems provides these services to its customers for their disease-specific programs, patient surveys, health risk assessments, patient satisfaction surveys and nurse help line programs. Park Place Entertainment, a customer which accounted for revenue of $438,705 in 2004, and a smoking cessation program which accounted for revenue of $415,579 in 2004, terminated their respective service agreements with Patient Infosystems effective December 31, 2004. Patient Infosystems was able to replace most, but not all, of this lost revenue through sales to a number of new customers. During 2005, Patient Infosystems devoted the majority of its sales and marketing efforts toward increasing revenue from disease, demand, case and utilization management services, but plans to retain most of its existing customers and to continue to add additional new clients through direct sales and through reselling arrangements with third party administrators. No assurances can be given that these revenues will increase, or that any change will be material to Patient Infosystems operating results.

Revenues from case and utilization management fees increased 183% from $2,075,181 for the fiscal year ended December 31, 2004 to $5,888,753 for the fiscal year ended December 31, 2005. Case and utilization management revenues are generated as Patient Infosystems’ wholly owned subsidiary, CMI, provides these services to its customers in support of their medical management needs. On a pro forma basis giving effect to the acquisition of CMI as of January 1, 2004, case and utilization management revenue decreased 23% to $5,888,753 for the year ended December 31, 2005 from $7,650,533 for the year ended December 31, 2004. Park Place Entertainment, which accounted for pro forma revenue of CMI of approximately $410,000 for the year ended December 31, 2004, terminated its contract for CMI’s case and utilization management services as of December 31, 2004. In addition, each of the Cayman Islands government, which accounted for pro forma revenue of CMI of approximately $268,000 for the year ended December 31, 2004, and UFCW Local 56, which accounted for pro forma revenues of CMI of approximately $334,000 for the year ended December 31, 2004, terminated their contracts for CMI’s case and utilization management services during the year ended December 31, 2005. These contracts accounted for revenue of approximately $212,000 and $126,000, respectively, during the year ended December 31, 2005.

Revenues from provider improvement fee decreased 44% from $5,259,301 for the fiscal year ended December 31, 2004 to $2,928,818 for the fiscal year ended December 31, 2005. This decrease is due to Patient Infosystems’ reduced role in support of the Health Disparities Collaboratives funded by the Bureau of Primary Healthcare (“BPHC”) and administered by the Institute for Healthcare Improvement. Patient Infosystems is actively marketing its provider improvement services to other entities that have expressed interest in provider improvement services and is seeking opportunities to expand its role in the programs funded by the BPHC. No assurances can be given that these marketing efforts will replace any revenues lost nor that any such change will be material to Patient Infosystems’ operating results.

Revenues from other fees increased 48% from $18,995 for the fiscal year ended December 31, 2004 to $28,128 for the fiscal year ended December 31, 2005. Other revenue represents amounts that Patient Infosystems charges its customers for custom information technology services and right-to-use fees for Patient Infosystems’ Internet-based Case Management Support System. Patient Infosystems anticipates that other fee revenue will remain immaterial in future periods.

Costs and Expenses

Cost of sales includes salaries and related benefits, services provided by third parties, and other expenses associated with the development of Patient Infosystems’ customized disease state management programs, as well as the operation of each of its disease state management programs. Cost of sales increased 23% from $6,688,533 for the fiscal year ended December 31, 2004 to $8,213,711 for the fiscal year ended December 31, 2005. The increase in these costs primarily reflects operational costs required in support of increased revenues. The operational margin, being the percentage of revenues used to offset the cost of revenue, decreased from 31% for the year ended December 31, 2004 to 26% for the year ended December 31, 2005. This decrease was due to the loss of economies which resulted from the overall decrease in revenues.

Selling, general and administrative and marketing expenses increased 40% from $2,810,931 for the fiscal year ended December 31, 2004 to $3,932,216 for the fiscal year ended December 31, 2005. These costs consist primarily of salaries, related benefits and travel costs, sales materials, other marketing related expenses, costs of corporate operations, finance and accounting, human resources and other general operating expenses of Patient Infosystems. This increase was primarily due to a full year of expenses related to CMI resulting in an additional $859,000 of selling, general and administrative and marketing expenses and $410,000 of expenses related to the merger with CCS Consolidated, which costs cannot be capitalized because CCS Consolidated will be deemed to be the accounting acquirer as a result of the merger. Patient Infosystems intends to invest in and expand its sales and marketing process in future periods. To the extent that Patient Infosystems has limited funds available for sales and marketing, or cannot leverage its marketing partnerships adequately, it will likely be unable to invest in the necessary marketing activities to generate substantially greater sales.

Other Income/Expense is comprised of financing costs, interest, taxes and losses on investments. The totals are as follows for the fiscal years ended December 31:

	2005	2004
Financing costs	$ (1,689,244)	$ (812,630)
Interest expense	(270,421)	(126,828)
Interest income	23,680	5,419
Gain on investments	63,249	-
Other (expense) income	5,345	(892)
Total Expense	$ (1,867,391)	$ (934,931)

Financing costs increased to $1,689,244 for the fiscal year ended December 31, 2005 as compared to $812,630 for the fiscal year ended December 31, 2004. In 2004, Patient Infosystems issued warrants as compensation to guarantors of its debt. The $812,630 of financing costs represents the amortization of debt issuance costs associated with these warrants during the year ended December 31, 2004, which warrants were valued at $2,501,874 using the Black-Scholes method. As of December 31, 2005, this debt was satisfied in full by Patient Infosystems, and the guarantors were released from their guarantees on January 9, 2006. The remaining $1,689,244 in unamortized debt issuance costs were expensed as of December 31, 2005.

Interest expense is due to interest payments required on outstanding indebtedness. Interest expense increased to $270,421 for the fiscal year ended December 31, 2005 from $126,828 for the fiscal year ended December 31, 2004. The increase in interest expense was the result of borrowing additional funds to complete the acquisition of CMI on September 22, 2004, which debt remained outstanding until the fourth quarter of 2005.

Interest income was realized from insured money market investments, which consisted of certain working capital amounts not immediately needed to fund operations. These amounts are expected to continue to be immaterial in future periods.

On December 30, 2005, Patient Infosystems issued 177,050 units, which consisted of newly issued common stock of Patient Infosystems and shares of ACS held by Patient Infosystems. Patient Infosystems sold a total of 177,050 shares of its common stock and 88,525 shares of ACS common stock for $3.05 per unit in a private placement to institutional and other accredited investors. Gross proceeds to Patient Infosystems from this sale were approximately $540,000. Patient Infosystems attributed $79,862 of these proceeds to the sale of the 88,525 shares of ACS common stock. The carrying cost for the ACS shares sold was $16,613, resulting in a capital gain to Patient Infosystems of $63,249.

Preferred stock dividends

For the fiscal year ended December 31, 2005, Patient Infosystems recorded $722,303 in dividends on convertible preferred stock as compared to $904,918 for the year ended December 31, 2004. The decrease was due to fewer shares of preferred stock outstanding due to conversions of 25,000 shares of preferred stock into 250,000 shares of Patient Infosystems common stock during the year ended December 31, 2004 and 21,210 shares of preferred stock into 212,100 shares of common stock during the year ended December 31, 2005. All remaining shares of Patient Infosystems preferred stock were converted into shares of common stock on January 25, 2006.

Net loss

Patient Infosystems had a net loss attributable to common stockholders of $6,098,617 for the fiscal year ended December 31, 2005, compared to $4,471,226 for the fiscal year ended December 31, 2004. This represents a loss of $0.55 per basic and diluted share for 2005 and $0.57 for 2004.

Discontinued operations

Discontinued operations are the historical net loss of American Caresource Holdings, Inc. (“ACS”), a wholly owned subsidiary which was distributed as a dividend to Patient Infosystems’ stockholders of record as of November 8, 2005. For the year ended December 31, 2005, Patient Infosystems reported ACS revenue of $3.7 million, operating expenses of $5.6 million and non-operating expenses of $0.5 million, with a resulting net loss of $2.4 million, as compared to revenue of $6.0 million, operating expenses of $8.0 million and non-operating expenses of $0.8 million, with a resulting net loss of $2.8 million for the year ended December 31, 2004. The ACS operating results reported by Patient Infosystems include only operating results achieved by ACS through November 8, 2005. There was no gain or loss recorded related to the distribution. Upon completion of the spin-off of ACS, ACS became a separate public registrant, and is required to publicly file separate reports under the Securities Exchange Act.

Results of Operations for CCS Consolidated

The following financial tables presents data regarding CCS Consolidated’s results of operations, financial position and cash flows as of and for the years ended March 31, 2005 and 2004 and as of and for the nine months ended December 31, 2005 and 2004. Such data was derived from CCS Consolidated’s financial statements. This information should be read in conjunction with (i) CCS Consolidated’s historical consolidated financial statements as of and for the years ended March 31, 2005 and 2004 and the related notes thereto, and (ii) CCS Consolidated’s unaudited interim consolidated financial statements as of and for the nine months ended December 31, 2005 and 2004, and the related notes thereto. All dollar amounts are stated in thousands of dollars:

	Nine Months Ended December 31,
			Variance Favorable
	2005	2004	(Unfavorable)

Operating Results

Capitated Revenue
Health Net	$ 6,128	$ 29,832	$ (23,704)
Aetna	24,675	9,242	15,433
Total capitated revenue	$ 30,803	$ 39,074	$ (8,271)

Administrative Services Revenue
Health Net	$ 3,629	$ -	$ 3,629
Aetna	27	1,032	(1,005)
Other	1,489	749	740
Total ASO revenue	$ 5,145	$ 1,781	$ 3,364

Fee-For-Service Revenue
Health Net	$ 2,047	$ 5,064	$ (3,017)
Other	1,038	1,148	(110)
Total fee-for-service revenue	$ 3,085	$ 6,212	$ (3,127)

Total Revenue
Health Net	$ 11,804	$ 34,896	$ (23,092)
Aetna	24,702	10,274	14,428
Other	2,527	1,897	630
Total revenue	$ 39,033	$ 47,067	$ (8,034)

Percentage of Revenue by Major Customer
Health Net	30.2%	74.1%	(43.9)%
Aetna	63.3%	21.8%	41.5%
Other	6.5%	4.1%	2.4%
Total revenue	100.0%	100.0%

	Nine Months Ended December 31,
			Variance Favorable
	2005	2004	(Unfavorable)

Direct Service Costs
Incurred claims	$ 27,695	$ 36,433	$ 8,738
Direct clinical expenses	7,912	6,236	(1,676)
Total direct service costs	$ 35,607	$ 42,669	$ 7,062

Direct Service Costs as a Percentage of Revenue
Incurred claims as a percentage of total revenue	70.9%	77.4%	6.5%
Direct clinical expenses as a percentage of revenue	20.3%	13.3%	(7.0)%
Total direct service costs as a percentage of total revenue	91.2%	90.7%	(0.5)%

Gross profit	$ 3,426	$ 4,398	$ (972)
Gross profit as a percentage of total revenue	8.8%	9.3%	(0.5)%

Selling, General & Administrative Expenses
Selling and administrative expenses	$ 4,562	$ 4,584	$ (22)
Severance and related expenses	-	377	377
Legal expenses (Lawsuit with State of Florida)	-	1,090	1,090
Total selling, general and administrative expenses	$ 4,562	$ 6,051	$ 1,489

Total depreciation and amortization expense	$ 1,018	$ 939	$ (79)

Operating loss from continuing operations	$ (2,154)	$ (2,592)	$ 438

Other Income (Expense)
Interest income	$ 251	$ 109	$ 142
Interest expense:
Interest on Line of Credit	(397)	(55)	(342)
Interest on Notes Payable	(46)	(32)	(14)
Debt guarantee expense	(655)	-	(655)
Interest on Capital Lease Obligations	(18)	(54)	36
Total interest expense	(1,116)	(141)	(975)
Net other income (expense)	$ (865)	$ (32)	$ (833)

Loss from continuing operations before income taxes	$ (3,019)	$ (2,624)	$ (395)
Income tax benefit (expense)	56	(24)	80
Loss from continuing operations	(2,963)	(2,648)	(315)
Income from discontinued operations	290	511	(221)
Net loss	$ (2,673)	$ (2,137)	$ (536)
EBITDA (loss) from continuing operations (1)	$ (1,136)	$ (1,653)	$ 517

	December 31,
			Variance Favorable
	2005	2004	(Unfavorable)

Balance Sheet Data at End of Period

Total Assets
Cash and cash equivalents	$ 2,336	$ 3,639	$ (1,303)
Restricted cash available for current liabilities	5,913	9,165	(3,252)
Accounts receivable, net	2,760	4,371	(1,611)
Other current assets	725	1,272	(547)
Total current assets	11,734	18,447	(6,713)
Long term assets	5,481	5,357	124
Total assets	$ 17,215	$ 23,804	$ (6,589)
Liabilities and Stockholders' Deficit
Claims payable	$ 9,429	$ 13,722	$ (4,293)
Other current liabilities	5,680	3,999	1,681
Total current liabilities	15,109	17,721	(2,612)
Line of Credit	8,000	5,500	2,500
Other long-term liabilities	453	811	(358)
Total liabilities	23,562	24,032	(470)
Stockholders' deficit	(6,347)	(228)	(6,119)
Total liabilities and stockholders' deficit	$ 17,215	$ 23,804	$ (6,589)

	Nine Months Ended December 31,
			Variance Favorable
	2005	2004	(Unfavorable)

Cash Flow Data
Cash provided by (used in) operating activities:
Cash received by customers	$ 23,891	$ 42,028	$ (18,137)
Direct proved costs and claims settlements paid	(15,268)	(29,624)	14,356
Salary and benefits paid	(8,178)	(7,368)	(810)
Other operating income (expense), net	(4,864)	(4,606)	(258)
Net cash provided by (used in) operating activities	(4,419)	430	(4,849)
Cash provided by (used in) investing activities:
Purchases of property and equipment	(324)	(84)	(240)
Restricted deposits, net	4,783	(2,565)	7,348
Net cash provided by (used in) investing activities	4,459	(2,649)	7,108
Cash provided by (used in) financing activities:
Proceeds from borrowing under Line of Credit facility	1,850	4,000	(2,150)
Other financing activities, net	(986)	(956)	(30)
Net cash provided by (used in) financing activities	864	3,044	(2,180)
Net increase in cash and cash equivalents	904	825	79
Cash and cash equivalents, beginning of period	1,432	2,814	(1,382)
Cash and cash equivalents, end of period	$ 2,336	$ 3,639	$ (1,303)

	Year Ended March 31,
			Variance Favorable
	2005	2004	(Unfavorable)

Operating Results

Capitated Revenue
Health Net	$ 38,990	$ 43,447	$ (4,457)
Aetna	17,774	-	17,774
Total capitated revenue	$ 56,764	$ 43,447	$ 13,317

Administrative Services Revenue
Aetna	$ 1,038	$ 1,813	$ (775)
Other	1,097	730	367
Total ASO revenue	$ 2,135	$ 2,543	$ (408)

Fee-For-Service Revenue
Health Net	$ 6,012	$ 8,270	$ (2,258)
Other	1,326	438	888
Total fee-for-service revenue	$ 7,338	$ 8,708	$ (1,370)

Total Revenue
Health Net	$ 45,002	$ 51,717	$ (6,715)
Aetna	18,812	1,813	16,999
Other	2,423	1,168	1,255
Total revenue	$ 66,237	$ 54,698	$ 11,539

Percentage of Revenue by Major Customer
Health Net	67.9%	94.6%	(26.7)%
Aetna	28.4%	3.3%	25.1%
Other	3.7%	2.1%	1.6%
Total revenue	100.0%	100.0%

	Year Ended March 31,
			Variance Favorable
	2005	2004	(Unfavorable)
Direct Service Costs
Incurred claims	$ 53,561	$ 39,448	$ (14,113)
Direct clinical expenses	8,979	8,413	(566)
Total direct service costs	$ 62,540	$ 47,861	$ (14,679)

Direct Service Costs as a Percentage of Revenue
Incurred claims as a percentage of total revenue	80.9%	72.1%	(8.8)%
Direct clinical expenses as a percentage of revenue	13.5%	15.4%	1.9%
Total direct service costs as a percentage of total revenue	94.4%	87.5%	(6.9)%

Gross profit	$ 3,697	$ 6,837	$ (3,140)
Gross profit as a percentage of total revenue	5.6%	12.5%	(6.9)%

Selling, General & Administrative Expenses
Selling and administrative expenses	$ 6,127	$ 6,504	$ 377
Severance and related charges	558	277	(281)
Legal expenses (Lawsuit with State of Florida)	949	202	(747)
Unoccupied lease space write off	498	-	(498)
Stock option compensation expense	200	-	(200)
Total selling, general and administrative expenses	$ 8,332	$ 6,983	$ (1,349)

Total depreciation and amortization expense	$ 1,356	$ 1,961	$ 605

Operating loss from continuing operations	$ (5,991)	$ (2,107)	$ (3,884)

Other Income (Expense)
Interest income	$ 187	$ 142	$ 45
Interest expense:
Interest on Line of Credit	(157)	(65)	(92)
Interest on Notes Payable	(49)	(49)	-
Interest on Promissory Notes	-	(354)	354
Interest on Capital Lease Obligations	(46)	(102)	56
Total interest expense	(252)	(570)	318
Net other income (expense)	$ (65)	$ (428)	$ 363

Loss from continuing operations before income taxes	$ (6,056)	$ (2,535)	$ (3,521)
Income tax benefit	91	98	(7)
Loss from continuing operations	(5,965)	(2,437)	(3,528)
(Loss) income from discontinued operations	(524)	964	(1,488)
Net loss	$ (6,489)	$ (1,473)	$ (5,016)
EBITDA (loss) from continuing operations (1)	$ (4,635)	$ (146)	$ (4,489)

	March 31,
			Variance Favorable
	2005	2004	(Unfavorable)

Balance Sheet Data at End of Year

Total Assets
Cash and cash equivalents	$ 1,432	$ 2,814	$ (1,382)
Restricted cash available for current liabilities	10,541	6,750	3,791
Accounts receivable, net	5,161	3,426	1,735
Other current assets	1,197	1,542	(345)
Total current assets	18,331	14,532	3,799
Long term assets	5,604	5,137	467
Total assets	$ 23,935	$ 19,669	$ 4,266
Liabilities and Stockholders’ Equity (Deficit)
Claims payable	$ 15,032	$ 11,691	$ 3,341
Other current liabilities	6,504	4,010	2,494
Total current liabilities	21,536	15,701	5,835
Line of credit	6,150	1,500	4,650
Other long-term liabilities	632	575	57
Total liabilities	28,318	17,776	10,542
Stockholders’ equity (deficit)	(4,383)	1,893	(6,276)
Total liabilities and stockholders’ equity (deficit)	$ 23,935	$ 19,669	$ 4,266

Cash Flow Data
Cash provided by (used in) operating activities:
Cash received by customers	$ 56,644	$ 54,627	$ 2,017
Direct proved costs and claims settlements paid	(41,329)	(40,396)	(933)
Salary and benefits paid	(9,702)	(9,698)	(4)
Other operating income (expense), net	(5,539)	(5,558)	19
Net cash provided by (used in) operating activities	74	(1,025)	1,099
Cash provided by (used in) investing activities:
Purchases of property and equipment	(517)	(274)	(243)
Restricted deposits, net	(4,560)	249	(4,809)
Net cash used in investing activities	(5,077)	(25)	(5,052)
Cash provided by (used in) financing activities:
Proceeds from borrowing under Line of Credit facility	4,650	-	4,650
Proceeds from issuance of promissory notes	-	2,823	(2,823)
Proceeds from issuance of preferred stock	-	125	(125)
Other financing activities, net	(1,029)	(904)	(125)
Net cash provided by financing activities	3,621	2,044	1,577
Net increase (decrease) in cash and cash equivalents	(1,382)	994	(2,376)
Cash and cash equivalents, beginning of period	2,814	1,820	994
Cash and cash equivalents, end of period	$ 1,432	$ 2,814	$ (1,382)

(1) Earnings from continuing operations before interest, taxes, depreciation and amortization, or EBITDA from continuing operations, is a non-GAAP financial measure. This measure is not calculated in accordance with, or an alternative for, generally accepted accounting principles and may be different from non-GAAP measures used by other companies. We believe that the presentation of EBITDA from continuing operations, when shown in conjunction with the corresponding GAAP measure of earnings from continuing operations, provides useful information to management and investors regarding the financial and business trends relating to its results of operations. Additionally, for its internal budgeting purposes and for evaluating the company’s performance, Patient Infosystems’ management uses financial statements that exclude income tax expense, interest expense and depreciation and amortization expense, as applicable, in addition to the corresponding GAAP measures. Presented below is a reconciliation of loss from continuing operations, which we believe to be the most comparable GAAP measure, to EBITDA from continuing operations:

	Year ended March 31,		Nine Months ended December 31,
	2005	2004	2005	2004

Loss from continuing operations, GAAP basis	$ (5,965)	$ (2,437)	$ (2,963)	$ (2,648)
Income tax expense / (benefit)	(91)	(98)	(56)	24
Interest expense, net	65	428	865	32
Depreciation and amortization	1,356	1,961	1,018	939
EBITDA from continuing operations, non-GAAP basis	$ (4,635)	$ (146)	$ (1,136)	$ (1,653)

During the years ended March 31, 2005 and 2004 and the nine-month periods ended December 31, 2005 and 2004, CCS Consolidated accepted capitated risk from two of its customers, Health Net and Aetna.

Health Net

CCS Consolidated’s contract with Health Net covered certain of its members in the states of Connecticut, New York and New Jersey. The lines of business for these members included Medicare, Medicaid and Commercial members, with the vast majority of the members residing in Connecticut. CCS Consolidated’s services provided to these members included prior authorization of services to Skilled Nursing Facilities and Home Health agencies.

The medical loss ratio (“MLR”), which is defined as incurred claims divided by the related revenue, of the Health Net capitated risk business was 80.7% for the nine months ended December 31, 2004. We believe that this level of MLR generally produces sufficient margin to cover direct costs to administer the business and make a sufficient contribution to selling, general and administrative expenses in order to produce a profit.

Two events occurred subsequent to December 31, 2004 that resulted in the deterioration of this contract. First, the utilization rates of the Health Net members for CCS Consolidated’s services increased. The average number of bed days for the biggest risk element of the Health Net contract increased 8% for the year ended March 31, 2005 as compared to the year ended March 31, 2004. Additionally, Health Net reduced the capitated PMPM rates it paid to CCS Consolidated as of the contract’s renewal on January 1, 2005. Had the Health Net membership remained stable, the rate reduction would have resulted in decreased revenues of $2.25 million. However, Health Net also had a decrease in membership in certain accounts CCS Consolidated served, which caused an even greater reduction in CCS Consolidated’s revenues.

These factors resulted in the Health Net capitated MLR increasing from 80.7% for the nine months ended December 31, 2004 to 93.4% for the nine months ended December 31, 2005.

During 2005, the Connecticut Insurance Department enacted legislation that raised capital requirements for all risk-bearing entities, and that would have required CCS Consolidated to commit approximately $13 million of capital to continue to take risk for the Health Net members in that state as of May 1, 2005. As this capital was not readily available, CCS Consolidated and Health Net mutually agreed to convert the Connecticut contract from capitated risk to an Administrative Services Only (“ASO”) contract as of May 1, 2005. CCS Consolidated continued to perform the same services under the contract as when the contract was on an at risk basis, but CCS Consolidated only received an administrative fee excluding the cost of claims, causing a large reduction in its revenue. CCS Consolidated remained at risk for Health Net members in the states of New York and New Jersey in the periods indicated in the table above.

The effect of this conversion is evident in the financial table above for capitated revenue and administrative services revenue related to Health Net. In addition, there are certain services provided by CCS Consolidated to Health Net members that CCS Consolidated pays and are reimbursed by Health Net generally on a cost-plus basis. These amounts are shown in the table above as fee-for-service revenue. While the fee-for-service MLR is generally favorable, the volume of Health Net fee-for-service revenue has decreased considerably as shown in the table above, as fewer of these services were outsourced to CCS Consolidated. The Health Net fee-for-service revenues for the nine months ended December 31, 2004 and the nine months ended December 31, 2005 were approximately $5.1 million and $2.0 million, respectively.

Total Health Net revenues for the nine months ended December 31, 2004 and the nine months ended December 31, 2005 were approximately $34.9 million and $11.8 million, respectively. The amount of these revenues available to pay expenses after the subtraction of the incurred claims on the Health Net business for these same periods were $7.1 million and $4.6 million, respectively.

On February 14, 2006, CCS Consolidated signed a Transition Agreement with Health Net that was effective as of January 1, 2006. The transition, which was effectively completed as of April 30, 2006, resulted in the de-delegation of services back to Health Net. Certain of the staff who formerly serviced the Health Net contract were transferred to new contracts, and the remaining positions were eliminated.

As noted above, the Health Net Connecticut business converted to an ASO basis on May 1, 2005. As of January 1, 2006, the contracts for New York and New Jersey were also converted to ASO basis.

CCS Consolidated received approximately $3.5 million in revenues for administrative services provided to Health Net from January 1, 2006 through the remainder of the contract, which is deemed adequate to fund any remaining expenses related to the HealthNet contract. While the revenues CCS Consolidated received under the Health Net contract have been reduced since March 31, 2005, the contract has not been profitable to CCS Consolidated during such period. As a result of the termination of the Health Net contract, we anticipate that CCS Consolidated’s gross profit will not be materially adversely impacted.

	Year ended March 31, 2005	Year ended March 31, 2004	Nine months ended December 31, 2005	Nine months ended December 31, 2004
Health Net Revenues	$45.0 million	$51.7 million	$11.8 million	$34.9 million
Health Net contribution (loss) to overhead and profit	$0.9 million	$6.1 million	$(0.6) million	$2.6 million

Aetna

CCS Consolidated entered into contracts with Aetna in July 2003 to provide post-acute services to certain of its members in the states of New York and New Jersey. CCS Consolidated was compensated on an ASO basis when these contracts began. As noted in the financial table above, CCS Consolidated received $1.8 million in ASO fees from Aetna for the period of July 2003 through March 2004.

Effective May 1, 2004, one Aetna contract converted from an ASO basis to a capitated risk basis. Another Aetna contract converted from an ASO basis to a capitated risk basis on January 1, 2005. The effects of these conversions resulted in CCS Consolidated recording approximately $2.8 million in monthly capitation revenue associated with the Aetna contracts, instead of approximately $200 thousand in monthly ASO revenue as originally provided for under the contracts. Because CCS Consolidated is at risk for the claims under the capitation risk arrangement, it records incurred claims for the estimated incurred claims.

Because CCS Consolidated was providing services to these Aetna members on an ASO basis for several months prior to the conversion of these contracts to a capitation risk arrangement, CCS Consolidated was able to accurately price its risk services when it did convert the contracts to an at risk basis.

The following comparisons of CCS Consolidated’s operating results refer to the financial data listed in the tables above.

Nine months ended December 31, 2005 compared to nine months ended December 31, 2004

Capitation Revenue

The decrease in capitation revenue of $8.3 million during the nine months ended December 31, 2005, when compared to the same period in the prior year, is the net result of the conversion of the Health Net Connecticut contract from capitation risk to an ASO basis on May 1, 2005 and the conversion of an Aetna contract from an ASO basis to capitated risk, both as discussed above.

ASO Revenue

The increase in ASO revenue of $3.4 million during the nine months ended December 31, 2005, when compared to the same period in the prior year, was also the net result of the contract conversions discussed above. Included in “Other” in the financial table above are various contracts that are growing gradually. Additionally, we have entered into a new contract for our CCM product that began in July 2005, as discussed under “New Contracts” below.

Fee-for-Service Revenue

The decrease in fee-for-service revenue of $3.1 million during the nine months ended December 31, 2005, when compared to the same period in the prior year, is primarily related to the decrease in demand related to the Health Net contract, as discussed above.

Total Revenues

Our total revenues for the nine months ended December 31, 2005 aggregated $39.0 million, a decrease of $8.0 million, or 17.1%, from the same period of the prior year. This decrease was primarily the net result of the contract conversions discussed above.

Direct Service Costs

The decrease in our direct service costs of $7.1 million during the nine months ended December 31, 2005 when compared to the same period in the prior year is a net result of several factors, including:

•

The Health Net capitated MLR increased from 80.7% for the nine months ended December 31, 2004 to 93.4% for the nine months ended December 31, 2005 due to the increased utilization and the rate decrease effective January 1, 2005, both as discussed above. Conversely, the conversion for the Health Net Connecticut contract from capitated risk to ASO basis on May 1, 2005 resulted in significant decreases to capitated incurred claims related to Health Net. Adding to the decrease in Health Net incurred claims was the reduction in service levels for the Health Net fee-for-service business.

•	The conversions of the Aetna contracts discussed above resulted in an increase in Aetna incurred claims.
•

The net result of the Health Net and Aetna contract conversions resulted in a $8.6 million decrease in incurred claims for the nine months ended December 31, 2005 as compared to the prior year. The net decrease in revenues for these contract conversions was a decrease of $8.7 million for these same periods. Therefore, the amount of revenues remaining to pay expenses after the incurred expenses was essentially the same for these periods.

•

Direct clinical expenses, which are the costs directly involved with providing clinical services to the members of our customers, increased $1.7 million during the nine months ended December 31, 2005 when compared to the same period in the prior year. The majority of this increase is a result of the costs incurred in connection with the implementation of our new CCM product. Also included in the increase in direct clinical expenses are approximately $400 thousand of expenses related to a new contract for CCM services that began in July 2005.

Gross Profit

The net result of the contract conversions, increased utilization, implementation of the CCM product and the start-up expenses associated with the new contract was a $1.0 million reduction in gross profit, as shown in the financial table above, for the nine months ended December 31, 2005 when compared to the same period in the prior year.

Selling, general and administrative expenses

Selling, general and administrative expenses (“SG&A”) decreased by $1.5 million for the nine months ended December 31, 2005 when compared to the same period in the prior year. The total amount of SG&A for the nine months ended December 31, 2004 included $1.1 million charge for a settlement and related legal fees related to a lawsuit with the State of Florida over the financial reconciliation of a contract. A compromise and settlement was subsequently reached by the parties on the matter. We expensed the entire amount of the settlement plus the estimated remaining legal costs during the year ended March 31, 2005, and no expenses were incurred on this matter during the nine months ended December 31, 2005. Additionally, the SG&A expenses for the nine months ended December 31, 2004 included $377 thousand of severance expenses.

Depreciation and amortization expense

The Company recognized $939 thousand and $1.0 million of depreciation and amortization for the nine months ended December 31, 2004 and 2005, respectively.

Interest Income (Expense), net

Interest income increased $142 thousand for the nine months ended December 31, 2005 when compared to the same period in the prior year due to the increase in restricted cash balances from $9.2 million at December 31, 2004 to $10.5 million at March 31, 2005 before decreasing again to $5.9 million at December 31, 2005. Interest expense increased by $975 thousand between these periods due to the increase in the line of credit balance from $1.5 million at December 31, 2004 to $8.0 million at December 31, 2005 and the expensing of warrants issued to the Company’s primary investors. The Line of Credit is guaranteed by the primary investors. In exchange for the guarantees, the Company issued warrants to purchase Series AA convertible preferred stock. The excess of the fair market value over the exercise price is being amortized in accordance with the Line of Credit balance over the remaining term of the Line of Credit. See “Liquidity and Capital Resources” below for a further description of the restricted cash and the line of credit.

Net loss

The conversions of the Health Net and Aetna contracts, the increased utilization of the Health Net capitated risk, the expenses associated with the implementation of our CCM program, the start-up costs for the new contract that began in July 2005 and the debt guarantee expense resulted in an increase in the net loss of $0.5 million for the nine months ended December 31, 2005, when compared to the same period in the prior year.

Year ended March 31, 2005 compared to the year ended March 31, 2004

Capitation Revenue

The capitated revenue related to the Health Net contract decreased $4.5 million during the year ended March 31, 2005, when compared to the prior year, due primarily to the rate decrease effective January 1, 2005 and the decrease in Health Net membership, each described above. The capitated revenue related to Aetna of $17.8 million was due to the conversions from an ASO basis to capitated risk. These factors are explained in detail above. The net increase in capitated revenue for the year ended March 31, 2005, when compared to the prior year, was $13.3 million.

ASO Revenue

The decrease in ASO revenue of $408 thousand during the year ended March 31, 2005, when compared to the prior year, was also the result of the Aetna contract conversions discussed above. The decrease in the Aetna ASO fees was $775 thousand, which was partially offset by the increase in other contracts, which are growing gradually.

Fee-for-service Revenue

The decrease in fee-for-service revenue of $1.4 million during the year ended March 31, 2005, when compared to the prior year, is primarily related to the decrease in demand related to the Health Net contract, as discussed above.

Total Revenues

Total revenues for the year ended March 31, 2005 aggregated $66.2 million, an increase of $11.5 million, or 21.1%, from the prior year. This increase was primarily the net result of the increase of $17.0 million related to the Aetna contract conversions, partially offset by the $6.7 million decrease in Health Net revenues.

Direct Service Costs

The increase in direct service costs of $14.7 million for the year ended March 31, 2005, when compared to the prior year, is a net result of several factors, including:

•

While there was no increase in the absolute dollar value of capitated incurred claims related to Health Net, the decrease in Health Net capitated revenues of $4.5 million resulted in an increase in the Health Net capitated MLR from 76.7% for the year ended March 31, 2004 to 85.5% for the year ended March 31, 2005. The fee-for-service incurred claims related to Health Net decreased by $1.1 million due to the reduction in the fee-for-service demand levels. The total decrease in Health Net incurred claims was $1.1 million during the year ended March 31, 2005 when compared with the prior year, as compared to the net decrease in Health Net revenues of $6.7 million during the year ended March 31, 2005 when compared with the prior year.

•	The conversions of the Aetna contracts from ASO to risk, which increased capitated revenues of $17.8 million, resulted in a significant increase in direct service costs.
•

Direct clinical expenses, which are the costs directly involved in providing clinical services to the members of CCS Consolidated’s customers, increased by $566 thousand during the year ended March 31, 2005 when compared to the prior year. The majority of this increase is a result of the costs of implementing of the new CCM product discussed above.

Gross Profit

The net result of the contract conversions, increased utilization and the expenses associated with the implementation of the CCM product, was a $3.1 million reduction in gross profit during the year ended March 31, 2005, when compared to the prior year, as shown in the financial table above.

Selling, general and administrative expenses

SG&A increased by $1.3 million during the year ended March 31, 2005, when compared to the prior year. This was primarily due to the following factors:

•

Severance and related charges incurred in connection with a reduction in force aggregated $558 thousand for the year ended March 31, 2005, which was an increase of $281 thousand for a similar reduction in force in the prior year;

•

As discussed above, there were a total of $949 thousand of expenses incurred in connection with a settlement with the State of Florida in the year ended March 31, 2005, which was an increase of $747 thousand over expenses recorded in the prior year;

•

During the year ended March 31, 2005, CCS Consolidated recorded $498 thousand of future rental payments related to the unoccupied warehouse space in its headquarters in Coral Springs, Florida, which it has been unable to sublease and for which there are no plans for future use; and

•

During the year ended March 31, 2005, CCS Consolidated entered into a separation agreement with its former president and chief operating officer. Under the terms of the separation agreement, this individual was granted a fully vested option to purchase shares of CCS Consolidated’s common stock. CCS Consolidated recognized approximately $200 thousand of compensation expense associated with this grant.

The increase in SG&A described above during the year ended March 31, 2005 when compared to the prior year was partially offset by a decrease of $377 thousand due primarily to increased control of operating expenses.

Depreciation and amortization expense

The decrease in depreciation and amortization expense of $605 thousand during the year ended March 31, 2005 when compared to the prior year was due primarily to the increased age of the fixed assets and capital lease assets.

Interest Income (Expense), net

Interest income increased $45 thousand during the year ended March 31, 2005 when compared to the prior year due to the increase in restricted cash balances from $6.8 million at March 31, 2004 to $10.5 million at March 31, 2005. During the year ended March 31, 2003, CCS Consolidated issued promissory notes aggregating $2.7 million to its investors and issued additional promissory notes aggregating $2.8 million during the year ended March 31, 2004. These notes incurred interest, which was capitalized into the note balances. During the year ended March 31, 2004, CCS Consolidated recorded $354 thousand of interest expense associated with these notes. These notes were converted into preferred stock during April 2004, and no additional promissory note interest expense was incurred in connection with these notes during the year ended March 31, 2005. This decrease in interest expense was partially offset by increased interest expense of $92 thousand associated with the line of credit described under “Liquidity and Capital Resources” below, as the outstanding borrowings on the line of credit increased from $1.5 million at March 31, 2004 to $6.2 million at March 31, 2005.

Discontinued Operations

During the year ended March 31, 2005, CCS Consolidated terminated its contractual relationship with Oxford Health Plans, or Oxford. Pursuant to the contract termination provisions, CCS Consolidated performed under the terms of the contract through August 31, 2005. It has had no continuing involvement thereafter. Therefore, it accounts for its former contract with Oxford as discontinued operations.

The Oxford contract included risk sharing provisions and provided for an annual settlement after the conclusion of each contract year. Subsequent to March 31, 2005, Oxford submitted its calculation of the amount due from CCS Consolidated for the contract year ended December 31, 2004, which included many matters which CCS Consolidated believes are contrary to the terms of the contract, and it notified Oxford of the disputed items. Oxford does not agree with CCS Consolidated’s position on these matters, and it drew down a $500,000 letter of credit that had been established for Oxford’s benefit pursuant to this contract. At March 31, 2005, CCS Consolidated recorded a liability based on its estimate of the potential liability in the contractual dispute with Oxford for services rendered through March 31, 2005, should it not prevail in its position on the matter. At this time, we believe that we are adequately reserved for any additional amounts due to Oxford.

CCS Consolidated also had remaining business during the year ended March 31, 2004 related to the cessation of operations in the State of Texas during the year ended March 31, 2003. These operations are also accounted for as discontinued operations. During the year ended March 31, 2004, it recognized income from discontinued operations of $964 thousand, but it recognized a loss from discontinued operations of $524 thousand for the year ended March 31, 2005.

Net loss

The decrease in the Health Net revenues, coupled with an increase in the Health Net MLR, the conversion of the Aetna contracts from ASO to capitated risk, the increase in SG&A expense, the decreases in depreciation, amortization and interest expense, and the increase in the net loss from discontinued operations, resulted in an increase in the net loss of $5.0 million during the year ended March 31, 2005 when compared to the prior year.

New Contracts

As discussed in “Overview - Care Management Programs” above, CCS Consolidated has changed its focus from CCS Consolidated’s traditional post-acute, capitated risk strategy to its new CCM product. It implemented its first CCM program on January 1, 2005. In July 2005, CCS Consolidated implemented its second CCM customer. While there was only $416 thousand of revenue recognized in the nine months ended December 31, 2005 for this new customer, CCS Consolidated has experienced increased activity with this customer since December 31, 2005, which it expects to lead to increased revenue from this customer in future periods.

CCS Consolidated has already begun to experience benefits from the combined strengths and the expanded product offering of the resulting combination with Patient Infosystems. CCS Consolidated has already signed a new contract that will commence shortly. In addition, it has certain proposals that appear to be well-received by its potential customers, although there can be no guarantee that they will ultimately result in new customers or profitable opportunities.

Subsequent Events

Effective January 25, 2006, CCS Consolidated completed the merger with Patient Infosystems, pursuant to which CCS Consolidated became a wholly-owned subsidiary of Patient Infosystems. As described above, CCS Consolidated will be treated as the accounting acquirer in the merger. Accordingly, the results of operations of Patient Infosystems will be incorporated into the results of CCS Consolidated beginning January 25, 2006.

During January 2006, CCS Consolidated received notice from a customer that the customer would be terminating its agreement for skilled nursing facilities and home health utilization services effective as June 1, 2006, although the contract has recently been extended through at least July 1, 2006. CCS Consolidated believes that the impact of this termination will be a decrease in revenue of approximately $31 thousand per month and approximately $4,500 in gross profit per month.

Liquidity and Capital Resources

CCS Consolidated

Working Capital. At December 31, 2005, CCS Consolidated had a working capital deficit of $3.4 million as compared to working capital deficits at March 31, 2005 and March 31, 2004 of $3.2 million and $1.2 million, respectively. At December 31, 2005, CCS Consolidated had a deficit in stockholders’ equity of $6.3 million. Due to historical losses, CCS Consolidated has depended on capital infusions from its major investors and borrowings from a financial institution to fund its operations and to fund restricted deposits. If these additional funds were not available, CCS Consolidated would likely have been required to reduce its operations or take other measures to curtail losses. As discussed elsewhere in this prospectus, CCS Consolidated merged with Patient Infosystems on January 25, 2006. At the time the merger was completed, Patient Infosystems had significant working capital resulting from equity financings completed in late 2005. Accordingly, we do not believe we will need any further borrowings or raising of additional capital through December 31, 2006.

Capitated Risk Contracts. In connection with taking capitated risk, CCS Consolidated’s customers require it to provide letters of credit for their protection in case CCS Consolidated does not have sufficient resources to pay the related claim liabilities. These letters of credit are generally collateralized by certificates of deposit and are shown in the financial table above as “Restricted cash available for current liabilities.” During the year ended March 31, 2005, CCS Consolidated issued letters of credit to Aetna related to the conversions of the Aetna contracts discussed above to capitated risk and thereby increased restricted cash by $2.9 million. CCS Consolidated also increased the restricted cash related to the Health Net contract by $1.6 million. While the Health Net contract in Connecticut converted from capitated risk to administrative services only on May 1, 2005, CCS Consolidated must continue to pay claims for many months after that date for claims incurred prior to that date. CCS Consolidated has an arrangement with Health Net to release restricted cash as claims are paid. Accordingly, the Health Net restricted cash was reduced by $4.1 million during the nine months ended December 31, 2005. As of December 31, 2005, CCS Consolidated had $2.5 million remaining in restricted cash related to the Health Net contract, which will be used to pay the remaining claim reserves related to Health Net capitated risk claims. We believe this amount is sufficient to pay these remaining claim obligations although there can be no guarantee that the claims will not exceed CCS Consolidated’s restricted cash balances.

Cash received from customers shown in the financial table above is generally less than revenues recorded, primarily due to the Aetna capitated risk contracts. In connection with these contracts, CCS Consolidated records 100% of the capitated revenues and 100% of the capitated incurred claims. However, CCS Consolidated does not pay all the claims. Aetna also pays a portion of the claims, and consequently retains cash to pay these claims. There are reconciliations to be performed for the claims Aetna paid for periods in time that is to be compared to the cash it retained. If Aetna pays less than the cash it retained, it will owe this amount to us. If Aetna pays more than the cash it retained, we will owe Aetna this excess.

Comerica Line of Credit. CCS Consolidated is a party to a Loan and Security Agreement with Comerica Bank dated October 9, 2002, as amended on October 28, 2003, November 17, 2004 and January 12, 2006 (as so amended, the “Loan and Security Agreement”), pursuant to which it has an $8.0 million revolving line of credit. The line of credit bears interest at the lender’s prime rate plus 1%, which was 8.25%, 6.75% and 5.00% at December 31, 2005, March 31, 2005 and March 31, 2004, respectively, and is scheduled to expire on June 30, 2007. The line of credit is collateralized by all of CCS Consolidated’s assets, including its investment in all of its subsidiaries. In connection with the merger, each of Patient Infosystems and CMI was required to deliver to Comerica an unconditional guaranty of CCS Consolidated’s obligations under the Loan and Security Agreement. The satisfaction of the obligations of CCS Consolidated under the Loan and Security Agreement are also guaranteed by subsidiaries of CCS Consolidated which became indirect subsidiaries of Patient Infosystems as a result of the merger. The satisfaction of the obligations of CCS Consolidated under the Loan and Security Agreement are also guaranteed by certain of the former stockholders of CCS Consolidated who became stockholders of Patient Infosystems upon the closing of the merger. Under the terms of the guaranties, each participating primary investor unconditionally and irrevocably guarantees prompt and complete payment of its pro rata share of the amount owed under the line of credit.

In exchange for delivering guaranties to Comerica to satisfy the obligations of CCS Consolidated, in November 2004, these former stockholders of CCS Consolidated were issued warrants to purchase shares of capital stock of CCS Consolidated, which vested over time based on the outstanding balances under the Loan and Security Agreement. As part of the merger, the unvested portion of these warrants was terminated and replaced by Patient Infosystems with warrants to purchase shares of Patient Infosystems’ common stock (the “Replacement Warrants”). Each of the Replacement Warrants has an exercise price of $0.003172 per share of Patient Infosystems’ common stock. These Replacement Warrants vest through June 30, 2007 based on the outstanding balances under the Loan and Security Agreement. Additionally, 400,000 warrants to purchase Series AA Preferred Stock was issued in January 2006 in conjunction with the extension of the Line of Credit to June 30, 2007, with the same vesting term as the 2,000,000 guaranty warrants previously issued. If the Replacement Warrants fully vest and are exercised in full for a cash payment of the aggregate exercise price, the holders of the Replacement Warrants will receive an aggregate of 3,152,141 shares of Patient Infosystems’ common stock. These 3,152,141 shares of Patient Infosystems’ common stock were issued into escrow at the closing of the merger with CCS Consolidated. To the extent that the Replacement Warrants do not vest, or are not exercised in full, the shares of Patient Infosystems’ common stock underlying the Replacement Warrants will be released from escrow to all former stockholders of CCS Consolidated at the effective time of the merger in accordance with the Merger Agreement.

As of March 31, 2005 and March 31, 2004, principal balances of $6.2 million and $1.5 million, respectively, were outstanding under the line of credit. During June 2005, CCS Consolidated borrowed an additional $1.2 million under the line of credit, bringing the total amount outstanding to $7.35 million, and in December 2005, CCS Consolidated borrowed the remaining $650 thousand available under the line of credit, such that the maximum amount of $8.0 million is currently outstanding.

The Loan and Security Agreement contains representations and warranties and affirmative and negative covenants that are customary for credit facilities of this type. The Loan and Security Agreement could restrict CCS Consolidated’s ability to, among other things, sell certain assets, change its business, engage in a merger or change in control transaction, incur debt, pay cash dividends, make investments and encumber its assets. The Loan and Security Agreement also contains events of default that are customary for credit facilities of this type, including payment defaults, covenant defaults, insolvency type defaults and events of default relating to liens, judgments, material misrepresentations and the occurrence of certain material adverse events.

Cash Flows. The net cash used in operating activities for the nine months ended December 31, 2005 was $4.4 million. This was due primarily to the payment of Health Net related capitated risk claims. As noted above, there was a reduction in restricted cash, included in cash provide by investing activities, to pay for most of this use of cash and cash equivalents.

Patient Infosystems(company acquired by CCS Consolidated)

Working Capital. At December 31, 2005, Patient Infosystems had a working capital surplus of $5.6 million as compared to a working capital deficit of $1.9 million at December 31, 2004. At December 31, 2005, Patient Infosystems had stockholders’ equity of $13.3 million. Through December 31, 2005 these amounts reflect the effects of Patient Infosystems’ continuing losses that have been funded, in part, by the issuance of equity. Patient Infosystems has never earned profits and, since its inception, Patient Infosystems has primarily funded its operations, working capital needs and capital expenditures from the sale of its equity securities and borrowings from financial institutions. At the time the merger was completed, however, Patient Infosystems had significant working capital resulting from equity financings completed in late 2005. Accordingly, we believe that we will have sufficient capital resources that we will not need any further borrowings or raising of additional capital through December 31, 2006.

Wells Fargo Debt. During the years ended December 31, 2005 and 2004, Patient Infosystems was party to a credit agreement with Wells Fargo Bank under which Patient Infosystems was permitted to borrow up to $6,000,000. In connection with this credit facility, two of Patient Infosystems’ current directors, John Pappajohn and Derace Schaffer, M.D., guaranteed the satisfaction of Patient Infosystems’ obligations. In consideration for these guarantees, Mr. Pappajohn and Dr. Schaffer were issued warrants to purchase Patient Infosystems’ Series D Preferred Stock and common stock. During December 2005, the credit facility was repaid in full with the proceeds of sales of Patient Infosystems’ common stock.

Comerica Line of Credit. As described above, as a result of the effectiveness of the merger with CCS Consolidated, Patient Infosystems assumed a revolving line of credit with Comerica. The terms of the Loan and Security Agreement provide for a revolving line of credit of up to $8.0 million secured by a security interest in CCS Consolidated’s assets, other than intellectual property. The maximum amount of $8.0 million is currently outstanding, and the outstanding balance under the line of credit bears interest at the lender’s prime rate plus 1%, which was 8.25%, 6.75% and 5.00% at December 31, 2005, March 31, 2005 and March 31, 2004, respectively. The maturity date of the line of credit is June 30, 2007.

PIPE Financing. In October 2005, in connection with the merger with CCS Consolidated, Patient Infosystems sold 3,411,512 shares of its common stock for an average per share price of $3.52, for an aggregate of $12 million to accredited investors in a private placement exempt from registration under the Securities Act of 1933. Patient Infosystems paid $1,080,000 in fees to a placement agent and issued the placement agent a warrant to purchase 307,036 shares of Patient Infosystems’ common stock at $1.50 per share and an option to purchase 153,518 shares of ACS common stock at $6.00 per share. Patient Infosystems had other capitalized costs related to this private placement of $499,525 as of December 31, 2005.

On October 31, 2005, Patient Infosystems issued 547,224 shares of common stock valued at $3.44 per share and paid $17,351 in cash to the holders of Patient Infosystems preferred stock in lieu of accrued dividends which it was obligated to pay upon conversion of such preferred stock into common stock. John Pappajohn and Derace Schaffer, M.D., directors of Patient Infosystems, received 279,465 and 40,694 shares of Patient Infosystems’ common stock, respectively, and Principal Life Insurance Company, a beneficial owner of more than 5% of Patient Infosystems’ outstanding common stock, received 193,860 shares of Patient Infosystems’ common stock in satisfaction of the accrued dividends.

On December 30, 2005, Patient Infosystems issued 177,050 units which consisted of newly issued common stock and shares of ACS held by Patient Infosystems. Patient Infosystems sold a total of 177,050 shares of its common stock and 88,525 shares of ACS common stock for $3.05 per unit in a private placement to institutional and other accredited investors. Gross proceeds to the Patient Infosystems from this sale was approximately $540,000. The proceeds from the sale were used to repay indebtedness.

After paying related commissions and other offering costs, the aggregate net proceeds of the PIPE transactions were approximately $10.8 million. Patient Infosystems used $6.0 million of the net proceeds to retire its debt obligations under the Wells Fargo credit facility in full. Pursuant to the terms of the PIPE, Patient Infosystems is obligated to register the resale of the shares issued in the PIPE on behalf of the investors in the PIPE. Under the terms of the PIPE, Patient Infosystems will incur financial penalties of 1% of the gross proceeds (approximately $120,000) per month if the effective date of the registration statement relating to these shares is delayed past March 1, 2006 until such time as the registration statement is declared effective. Because the closing of the merger between CCS Consolidated and Patient Infosystems was delayed until January 25, 2006, and because of subsequent delays in the registration process, the financial penalties described above will apply for at least two months and possibly more. The effective date of the registration statement will depend on a number of factors that are beyond our control. Any significant delays in the effectiveness of the registration statement could have a material adverse impact on our financial condition and liquidity position.

As a result of these issuances of equity, we believe that we have sufficient working capital and do not believe that we will need any further borrowings or raising of additional capital through December 31, 2006. However, in the event that the combined company experiences losses, its available capital will diminish, and in such case there can be no assurance given that we could raise either required working capital through the sale of its securities or that we could borrow the additional amounts needed on favorable terms, or at all. In such instance, if we are unable to identify additional sources of capital, we would likely be forced to curtail or cease operations.

Preferred Stock Dividend. On January 25, 2006, Patient Infosystems paid dividends in arrears totaling $192,785 to the holders of Patient Infosystems’ Series C and D Preferred Stock. In lieu of $178,036 of cash, John Pappajohn and Derace Schaffer M.D., directors of Patient Infosystems, received 23,733 and 2,387 shares of ACS common stock, respectively, and Principal Life Insurance Company, a beneficial owner of more than 5% of Patient Infosystems’ outstanding common stock, received 18,390 shares of ACS common stock in satisfaction of the accrued dividends. Such shares of ACS common stock were held by Patient Infosystems as available-for-sale securities.

Inflation

Inflation did not have a significant impact on either CCS Consolidated’s or Patient Infosystems’ operations during 2005 and 2004. We continue to monitor the impact of inflation in order to minimize its effects through pricing strategies, productivity improvements and cost reductions.

Recent Accounting Pronouncements

In May 2005, the Financial Accounting Standards Board (FASB) issued SFAS No. 154, “Accounting Changes and Error Corrections a replacement of APB Opinion No. 20 and FASB Statement No. 3” (“SFAS No. 154”), which replaces APB Opinion No. 20, “Accounting Changes,” and FASB Statement No. 3, “Reporting Accounting Changes in Interim Financial Statements,” and changes the requirements for the accounting for and reporting of a change in accounting principle. This Statement applies to all voluntary changes in accounting principle. It also applies to changes required by an accounting pronouncement in the unusual instance that the pronouncement does not include specific transition provisions. SFAS No. 154 will be adopted by Patient Infosystems for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. We do not expect adoption of the provisions of SFAS No. 154 to have a material impact on our consolidated financial statements, results of operations or liquidity.

In December 2004, the FASB issued Statement of Financial Accounting Standard (SFAS) No. 123(Revised), “Share-Based Payment” (“SFAS No.123(R)”), establishing accounting standards for transactions in which an entity exchanges its equity instruments for goods or services. SFAS No. 123(R) also addresses transactions in which an entity incurs liabilities in exchange for goods or services that are based on the fair value of the entity’s equity instruments, or that may be settled by the issuance of those equity instruments. SFAS No. 123(R) covers a wide range of share-based compensation arrangements including stock options, restricted stock plans, performance-based stock awards, stock appreciation rights, and employee stock purchase plans. SFAS No. 123(R) replaces existing requirements under SFAS No. 123, “Accounting for Stock-Based Compensation,” and eliminates the ability to account for share-based compensation transactions using APB Opinion No. 25. Because the merger between Patient Infosystems and CCS Consolidated resulted in CCS Consolidated being deemed to be the accounting acquirer under generally accepted accounting principles, and CCS Consolidated uses a March 31 year end, SFAS 123(R) will be in effect for Patient Infosystems beginning in periods ending after April 1, 2006. We are currently assessing the financial statement impact of adopting SFAS No. 123(R).

DESCRIPTION OF BUSINESS

General

Patient Infosystems, Inc. was incorporated in the State of Delaware on February 22, 1995 under the name DSMI Corp., changed its name to Disease State Management, Inc. on October 13, 1995, and then changed its name to Patient Infosystems, Inc. on June 28, 1996. Our principal executive offices are located at 46 Prince Street, Rochester, New York 14607, and its telephone number is (585) 242-7200. Our Internet addresses are www.ptisys.com and www.careguide.com. The information contained on our websites do not constitute part of, nor is it incorporated by reference into, this prospectus.

On January 25, 2006, Patient Infosystems merged with CCS Consolidated, Inc. (the “Merger”). CCS Consolidated is a national care management company providing higher-risk and elderly care management services to health plans, work/life benefits companies and self-funded employers.

At the closing of the merger, Patient Infosystems issued 43,224,352 shares of its common stock to the former stockholders of CCS Consolidated. This represented approximately 64% of the issued and outstanding voting shares of Patient Infosystems upon the closing of the merger, and as a result there was a change of control of Patient Infosystems.

In addition, under a stockholders agreement entered into at the closing of the merger, stockholders holding approximately 65% of the outstanding voting shares of Patient Infosystems’ common stock after the consummation of the merger have agreed to vote their shares in favor of the election of John Pappajohn, a current director of Patient Infosystems, Derace Schaffer, M.D., a current director of Patient Infosystems, and three individuals designated by holders of at least a majority of the Patient Infosystems’ common stock held by the former stockholders of CCS Consolidated who are parties to the stockholders agreement. The three new directors appointed were Mark L. Pacala, Daniel C. Lubin and Albert S. Waxman. As provided by the stockholders agreement, two additional directors may be added to the Patient Infosystems’ board of directors, which individuals must be unanimously approved by the other five members of the Patient Infosystems’ board of directors. These additional directors have not yet been appointed.

Because the former CCS Consolidated securityholders held approximately 63% of Patient Infosystems’ fully diluted shares of common stock immediately following the Merger, CCS Consolidated’s designees to Patient Infosystems’ board of directors represent a majority of Patient Infosystems’ directors and CCS Consolidated’s executive management represent a majority of the executive management of the combined company, CCS Consolidated is deemed to be the acquiring company for accounting purposes and the transaction is being accounted for as a reverse acquisition under the purchase method of accounting for business combinations in accordance with generally accepted accounting principles in the United States. Patient Infosystems has adopted March 31 as its fiscal year end, which was CCS Consolidated’s fiscal year end.

On September 22, 2004, we acquired 100% of CBCA Care Management, Inc., or CMI, a New York corporation. CMI provides case and utilization management services primarily to self insured employers and health and welfare funds. We have sold case and utilization management services since 2000 and until 2004 outsourced the operations to CMI. We intend to continue to market case and utilization management services.

On December 31, 2003, we acquired the assets of American Caresource Corporation and formed American Caresource Holdings, Inc., or ACS, to operate those assets. ACS provides ancillary benefits management services, including a network of ancillary specialty providers and value-added services that assist its clients in controlling the cost of a range of ancillary medical services. On December 16, 2005, we distributed approximately 12 million shares of common stock of ACS as a dividend to our stockholders and retained approximately 300,000 shares of ACS, of which we closed on the sale of 88,525 shares on December 30, 2005. Following the spin-off of ACS shares, ACS became an independent public company with its own management and board of directors. Two of our directors, John Pappajohn and Derace Schaffer, also serve as directors of ACS.

Business of Patient Infosystems Prior to the Merger with CCS Consolidated

Patient Infosystems is a health management solutions company that integrates clinical expertise with advanced Internet, call center and data management capabilities. Founded in 1995 as a disease management company, Patient Infosystems has evolved to offer a comprehensive portfolio of products and services designed to improve patient clinical outcomes and quality of life, reduce healthcare costs and facilitate patient-provider-payor communication. These products are now marketed under the label Care Team Connect for Health.

Patient Infosystems has historically marketed its services to a broad range of clients, including self-insured employers and trust funds, insurance companies, pharmaceutical and medical equipment and device manufacturers, pharmacy benefit managers (“PBMs”), other healthcare payors, such as managed care organizations (“MCOs”) and healthcare providers, including integrated delivery networks (“IDNs”). Current marketing efforts are targeted to self-insured employers, employer groups, union health and welfare funds, and others who pay for the health care of defined populations.

During its first two years of operations, Patient Infosystems emphasized the development of pure disease management programs, which accounted for a substantial portion of its revenue through 1997. However, beginning in 1998, Patient Infosystems devoted resources to the development of broader applications of its technology platform, and its additional products grew to account for nearly 45% of the total revenue of Patient Infosystems during the fiscal year ended December 31, 2002. During 2003, Patient Infosystems further expanded its product mix to include services that support providers’ clinical improvement efforts. These services include support for development, training and maintenance of clinical registry software, consultative services in improvement methodologies and support of web-based informational and reporting resources.

Business of CCS Consolidated

CCS Consolidated is a national care management company providing high-risk and elderly care management services to health plans, work/life benefits companies, and self-funded employers. By providing comprehensive medical and psychosocial care management services for the highest-risk, medically complex members, CCS Consolidated enables clients to realize lower health care costs, while optimizing the quality of care and lifestyle of members. CCS Consolidated brings to its partnerships with private and government payors a highly specialized infrastructure and multi-disciplinary clinical care management staff to improve the appropriateness and reduce the overall costs of care. CCS Consolidated differentiates itself from utilization management companies by focusing on comprehensively managing care, rather than concentrating solely on authorizing individual health care services. CCS Consolidated believes that it is also unique in its integration of risk assessment and stratification processes, clinical care management pathways, disease management protocols, intensive multi-disciplinary staffing, and credentialed post-acute specialty provider networks, including a national network of field-based geriatric case managers.

CCS Consolidated coordinates care for elderly and chronically ill populations across the full spectrum of post-acute needs, including home health, acute rehabilitation and skilled nursing care. CCS

Consolidated works with customers to identify members who are medically complex and provides telephonic and face-to-face care management to people who need assistance in achieving recovery. By focusing on patients with complex medical profiles who generate the majority of health care costs, CCS Consolidated’s strategy combines the use of lower cost care delivered outside the hospital with intensive patient-focused interventions to reduce the high cost of hospitalization and maximize an individual’s health status and independence. CCS Consolidated believes that it has organized a proprietary delivery system that reduces overall health care costs and improves outcomes for patients.

CCS Consolidated was incorporated under the laws of the State of Delaware in March 1998 as a spin-off company of Integrated Health Services, Inc., a multi-billion dollar provider of post-acute care. CCS Consolidated’s headquarters are located at 12301 N.W. 39th Street, Coral Springs, FL 33065, and its telephone number is (888) 721-9797 and website address is http://www.careguide.com.

CCS Consolidated’s business strategy is to contract with health plans, government agencies, and employer groups to help them reduce health care costs while improving the quality of care. We believe that the steadily rising cost of healthcare for employers, increasing demands on Medicare and Medicaid funding that are outpacing resources, and an emerging interest in care management and disease management services by the federal government and large insurers creates a fertile environment for CCS Consolidated’s business model.

While CCS Consolidated has historically derived the majority of its revenues from risk-based contracts, it is currently diversifying its revenue sources by adding more administrative fee contracts. CCS Consolidated will continue to offer risk-based and non-risk-based post acute care management products, but where possible it will link them to a Continuous Care Management (CCM) service which will allow CCS Consolidated to follow the complex patients over the long term after their return to their home environment. CCS Consolidated implemented its first CCM program on January 1, 2005 and in July 2005 implemented its second CCM customer.

CCS Consolidated has been able to deliver substantial cost savings for its clients by preventing hospital admissions and readmissions among the most complex and chronically ill members. These members account for a disproportionate share of medical spending, with a much higher number of hospitalizations and episodes of emergency care than the rest of the population. CCS Consolidated’s focus is typically on only 0.5% to 6% of a plan’s membership. These members are usually suffering from many illnesses simultaneously and often have non-medical concerns as well that contribute to poor health outcomes and high cost.

CCS Consolidated achieves these medical cost savings by developing an individualized, information-driven, physician-guided care management plan for each patient. Because CCS Consolidated is working with the most complex and chronically ill patients, the care management interventions are typically more intensive, involving face-to-face visits, regular telephonic contact, and, where indicated, remote tele-health interventions. Every effort is made to prevent medical destabilization, promote recovery, and help the patient remain in his or her home environment.

CCS Consolidated’s approach to care management is holistic in nature, recognizing that factors other than physical maladies contribute to an individual’s decline. CCS Consolidated’s nurses, physicians, and licensed social workers consider environmental, psychological and social issues as they develop each care management plan.

Products and Capabilities

Patient Infosystems

Care Team Connect for Health

Care Team Connect for Health, which is Patient Infosystems’ principal product line, provides a complete solution for population health management that can be marketed as a comprehensive solution or a set of discrete services that complement a client’s existing operations. Care Team Connect integrates a number of components that had historically been marketed by Patient Infosystems as stand alone products. During 2002, the clinical content of these components was revised and all components were migrated to an updated technology platform. During 2003, the Care Team Connect product was expanded to include certain wellness services, as well as utilization management and case management services, provided through subcontract relationships with partner organizations. During 2004, Patient Infosystems acquired CMI and now can provide utilization management and case management services without the need for a subcontractor. Care Team Connect includes the following:

•	24-hour nurse help/triage line;
•	Population analysis and identification;
•	Disease management services;
•	Care management; and
•	Smoking cessation program.

Nurse help line. The Care Team Connect for Health nurse help line is a triage, advice, referral and health-counseling service that provides employees and members with round-the-clock access to registered nurses who use algorithm-based assessment tools and have access to provider and/or network information. The help line can provide users with information about specific health problems or answers to their health-related questions. Patient Infosystems’ use of nationally recognized clinical algorithms allows it to assist callers in determining the most cost-effective options for acute care treatment and has effectively been able to reduce the use of emergency rooms and after-hours physician contact. Through the Nurse Help Line, individuals may also be identified for referral into disease management or case management intervention. The nurse help line is operated from Patient Infosystems’ Utilization Review Accreditation Commission (“URAC”) accredited call center.

Population analysis and identification. As part of its disease management services, Patient Infosystems provides comprehensive medical and pharmaceutical claims analysis that includes the administration of proprietary algorithms to identify patients with chronic disease and then stratify them by level of risk for high resource utilization.

The stratification algorithm employed is categorical in nature, as patients are classified into low, moderate, high and critical groupings. The data employed in the algorithm are both nominal (using claim codes known as “ICD9” codes and procedure codes known as “CPT” codes) and ratio (usage of resources). The nominal data determines the presence of a particular chronic condition and thus identifies patients with a specific condition. A combination of the nominal and ratio data, as defined in the algorithm for each condition, determines the risk level for the individual patient.

Following identification and stratification, patients/employees can be enrolled into the appropriate (low, moderate or high) disease management intervention program.

The first time the claims analysis is completed on the client’s historical claims data, the client will be provided with a summary report that profiles its population as related to health care dollars spent, prevalence of disease, and the numbers of identified at-risk members by risk level. Claims data is used on a retrospective basis to assess the financial impact of the Care Team Connect programs and calculate savings and return on investment.

Disease management services. Patient Infosystems’ disease management services are provided for individuals with a diagnosis of asthma, diabetes, hypertension, or congestive heart failure. These services are comprehensive in approach and focus on both the medical and behavioral aspects of chronic health care management. The programs involve clinical assessments and the delivery of messages on self-care, medication compliance and treatment adherence. Through monitoring and on-going assistance, they empower the participants to become more proficient and proactive in managing their disease or condition. By including 24-hour access to the nurse help line, participants always have a place to turn for questions or issues that arise with their disease. The long-term goal of Patient Infosystems’ disease management services is a judicious use of health care resources through health care education, as well as reinforcement of the provider’s treatment plan.

The disease management programs are based on nationally recognized treatment guidelines for each disease state. The programs provide condition-specific assessment, support and education with behavior-based interventions according to the patient’s identified risk level. Each of Patient Infosystems’ chronic condition management programs is reviewed and updated as needed on an annual basis to assure that these programs reflect current knowledge and practices in clinical management.

Disease management interventions include various components according to the risk level of the target individual. These components are as follows:

Low risk:	Quality of life surveys Reminders Static educational mailings 24-hour nurse help line
Moderate risk:	Nurse engagement Quality of life surveys Chronic condition management program Reminders Static educational mailings 24-hour nurse help line
High risk:	Nurse engagement Quality of life surveys “Gold” chronic condition management program Telemonitoring signs and symptoms assessment Reminders Static educational mailings 24-hour nurse help line
Critical risk:	Dedicated registered nurse as disease care manager Baseline clinical assessment and treatment action plan Regularly scheduled on-going clinical patient assessments

Disease management program components

Nurse engagement call

Moderate, high and critical risk disease management programs generally begin with a nurse engagement call. The nurse care counselor explains the specific program for which the member is targeted and the benefits of the program, while starting to build a relationship with the member. The nurse care counselor confirms the patient’s acceptance to participate and obtains pertinent member information.

The nurse intervention assesses specific areas of clinical management based on national clinical practice guidelines. Specific to each disease, these include the following types of information:

•	Healthcare utilization;
•	Disease status;
•	Functional status;
•	Quality of care;
•	Treatment adherence and self-care practices;
•	Education/knowledge; and
•	Motivation and program evaluation.

The assessment focuses on the most important health behaviors that the patient must manage in order to effectively control symptoms of his or her disease.

Chronic condition management program

Moderate risk patients are generally enrolled in Patient Infosystems’ chronic condition management programs. Each of the chronic condition management programs utilize a combination of telephone and mail interventions to monitor patients while providing educational information about disease-specific treatment guidelines.

By providing unique, individually tailored intervention strategies, Patient Infosystems provides each patient with personalized, educational feedback and positive reinforcement, both verbally and through written communication. Each telephonic intervention also generates an on-demand published report for the patient’s physician/case manager.

High risk patients are enrolled in Patient Infosystems’ “gold” chronic condition management program. The “gold” program includes all of the components of the chronic condition management programs described previously, plus the incorporation of symptom assessment and monitoring throughout the duration of the contract.

Disease care management for critical risk patients

Disease care management is a specialized clinical intervention. The highly specialized clinical support by a registered nurse may provide the management and coordination of patient care services for critical-risk individuals in a population. The program’s key functions are the following:

•	One-on-one support by a dedicated registered nurse;
•	Establishing an extensive baseline clinical assessment and treatment action plan; and
•	Regularly scheduled on-going clinical patient assessments that include extensive disease monitoring and surveillance.

Care management services. Care management programs include the components of utilization management and case management and are designed to ensure that participants receive quality medical care at the best possible price, while maximizing plan benefits. The programs assist in avoiding unnecessary expenditures with an objective, information-intensive approach that combines clinical judgment with accepted practice patterns.

Care management services comply with URAC standards and are further developed to ensure compliance with the legislative requirements of the states in which utilization review functions are performed.

The data collected from the Care Team Connect for Health interventions is stored in an integrated information warehouse which links the numerous programs and services. This integrated data warehouse allows Patient Infosystems’ clients, the patient’s providers and other associated service providers access to program data as necessary in order to best manage the member’s health.

Smoking Cessation Services. During 2003, Patient Infosystems began providing the call center operations for a smoking cessation program which is owned by and marketed by Behavioral Solutions. Patient Infosystems has the right to independently market this program for direct sales.

Provider innovation and improvement support

In 2003, Patient Infosystems expanded its role in services to certain federally funded health centers that are sponsored by the Bureau of Primary Healthcare through the Institute for Healthcare Improvement that promote disease management programs directly to the providers in the health centers.

Population Health Disease Management Systems and Strategies

Patient Infosystems provides technical assistance to the health centers relative to management of chronic disease. This includes organizations such as the federal government, health plans, state primary care associations, and the National Association of Community Health Centers.

Learning Organization Services

Patient Infosystems serves as a teaching organization promoting improvement in care delivery systems. This includes logistics support for learning sessions, training; recruitment, development and support of faculty, subject matter experts in key topics; training in improvement methods and knowledge management of best practices. Topics include chronic disease management, idealized clinical practice design and the business case for planned care. Patient Infosystems collaborates with the Institute for Healthcare Improvement on such initiatives.

Technical assistance

Patient Infosystems assists with the development of clinical registries used to more effectively manage patients with chronic disease. Patient Infosystems services include (i) project management and Implementation of a patient registry for federally qualified health centers through a national initiative known as the Health Disparities Collaboratives and (ii) Patient Infosystems provides technical assistance in web based reporting applications for clinical outcomes. This project is administered as a subcontract through the Institute for Healthcare Improvement.

Outcome Assessment, Data Collection and Reporting

Patient Infosystems collects data about clinical, financial, quality of life and satisfaction. This data is analyzed and outcomes are reported.

CCS Consolidated

CCS Consolidated presently offers three major service-based products:

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CCS Care Solutions™. CCS Care Solutions provides a single point of access to the post-acute continuum of services including post-hospital discharge planning, utilization/case management, quality management, and financial responsibility for acute inpatient rehabilitation, skilled nursing facility care, home health care, durable medical equipment and home infusion services. CCS Consolidated has developed significant expertise in managing the post-acute care management cycle and is able to significantly reduce errors and readmissions to the hospital.

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Continuous Care Management. Continuous Care Management (CCM) is CCS Consolidated’s “disease management” product for chronically and complexly ill members. Member populations typically include 0.5% to 6% of a health plan’s membership. CCM proactively identifies the highest risk health plan members, such as frail, elderly individuals and other persons with multiple chronic diseases or complex medical illness, provides comprehensive multi-disciplinary physician-guided care planning and structured care management interventions in order to mitigate risk and improve patients’ health status and quality of life. CCM features evidence-based physician-guided treatment guidelines, remote monitoring technology, a network of skilled nursing facilities and home health providers, and a national network specialized care managers, who provide face-to-face and in-home member assessments. Designed for patients with multiple co-morbidities, CCM involves the management of the full range of medical and psychosocial conditions affecting a patient, using preventative care management before, during and after a post-acute episode.

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CareGuide@Home™. CareGuide@Home is a national care management program that uses CCS Consolidated’s national specialized care manager network to provide in-home assessments, comprehensive care plans and hands-on assistance to access community-based supportive services for homebound seniors and their families and caregivers. Clients for this program include national health plans, employee assistance programs and work/life companies.

Customers and Sales and Marketing

Patient Infosystems

Through 1997, Patient Infosystems’ efforts focused primarily on the development of disease management programs. Beginning in 1998, Patient Infosystems began aggressively marketing the other services that its technology platform can provide, including demand management, patient surveys, pharmaceutical support programs and outcomes analysis. During 2003 and 2004, Patient Infosystems marketed its integrated Care Team Connect for Health product. Its target market is the organization that pays for health care services on behalf of its members, employees or beneficiaries. These industry organizations include several groups: insurance companies, managed care organizations, third party administrators (TPAs), health and welfare funds organized under the Taft-Hartley Labor Act, purchasing coalitions, and self-funded employer groups.

Patient Infosystems currently employs a sales and marketing staff of five persons to market its services. In addition, the senior members of Patient Infosystems’ management are actively engaged in marketing Patient Infosystems’ programs.

Patient Infosystems has agreements in place with several organizations to co-market Patient Infosystems’ products and services. These agreements are in place with Loge Group, LLC, formerly CBCA, Gilsbar, CHA Health, POMCO, A&I Benefit Plan Administrator and ppoNext. All of these organizations provide third-party administrator or preferred provider services. These agreements permit either company to co-market and sub-contract for the services of the other company.

CCS Consolidated

As of December 31, 2005, CCS Consolidated had post-acute care management contracts with health plans covering approximately 65,000 Medicare, approximately 544,000 commercial and approximately 133,000 Medicaid lives in the northeastern United States. Additionally, approximately 1.6 million members in Florida have access to CCS Consolidated’s services through their health plans and approximately 843,000 employees have access to CareGuide@Home through employee assistance work/life programs sold by distributors.

For the years ended March 31, 2005 and 2004, approximately 68% and 95%, respectively, of CCS Consolidated’s revenues were earned under contracts with affiliates of a single company, Health Net, Inc. In addition, during the year ended March 31, 2005, approximately 28% of CCS Consolidated’s revenues were earned under contracts with Aetna Health Plans. Effective as of January 2006, CCS Consolidated signed a transition agreement with Health Net which resulted in the general termination of services by CCS Consolidated to Health Net as of April 30, 2006.

Competition

The healthcare industry and the market for healthcare information products is highly competitive and subject to continual change in the manner in which services are provided. Other entities, whose financial, research, staff, and marketing resources may exceed our resources, are marketing care management and disease management services or have announced an intention to offer such services. These entities include disease management companies, special healthcare companies, major pharmaceutical companies, healthcare organizations, independent care management organizations, provider groups, pharmacy benefit management companies, healthcare information system and software vendors, and other entities that provide services to health plans and self-insured employers. Many of these competitors have substantial installed customer bases in the health care industry and the ability to fund significant product development and acquisition efforts. We also compete against other companies that provide statistical and data management services, including clinical trial services to pharmaceutical companies. In addition, many payor organizations, including health plans, have internal network development and medical case management staff that provide services similar to those provided by Patient Infosystems and its subsidiaries. Many of our competitors have significantly greater financial resources, and these companies also compete with Patient Infosystems in recruiting and retaining qualified personnel. Our failure to compete effectively could have a material adverse affect on our business.

We believe that we have advantages over some of our competitors because of the comprehensive clinical nature of our product offerings, our established reputation for providing care to enrollees with chronic diseases, our hands-on approach, our ability to manage many diseases simultaneously, and the financial and medical outcomes of our programs; however, we cannot assure you that we can compete effectively with these companies.

Consolidation has been, and may continue to be, an important factor in all aspects of the healthcare industry, including the health and care support sector. While we believe the size of our customers and membership base provides us with the economies of scale to compete even in a consolidating market, we cannot assure you that it can effectively compete with companies formed as a result of industry consolidation or that we can retain existing customers if they are acquired by other health plans which already have or are not interested in health and care support programs.

Research and Development

Research and development expenses consist primarily of salaries, related benefits and administrative costs allocated to our research and development personnel. These personnel are actively involved in the conversion of our technology platform to a fully web-enabled design. Patient Infosystems’ research and development expenses were $145,396, or 1.3% of total revenues, for the fiscal year ended December 31, 2005, and $130,443, or 1.3% of total revenues, for the fiscal year ended December 31, 2004. We anticipate that the amount spent on research and development may increase in future periods as we update our products.

Government Regulation

Governmental regulation impacts us in a number of ways in addition to those regulatory risks presented under “Risk Factors” above. The health care industry is subject to extensive regulation by both the federal and state governments. A number of states have extensive licensing and other regulatory requirements applicable to companies that provide health care services. While many of the governmental and regulatory requirements affecting healthcare delivery do not directly affect us, our client health plans must comply with a variety of regulations including the licensing and reimbursement requirements of federal, state and local agencies. Additionally, services provided to health benefit plans in certain cases are subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended, or ERISA.

Furthermore, state laws govern the confidentiality of patient information through statutes and regulations that safeguard privacy rights. In addition, on August 21, 1996 Congress passed the Health Insurance Portability and Accountability Act of 1996, or HIPAA, which extensively restricts the use and disclosure of individually-identifiable health information by certain entities. This legislation required the Secretary of the Department of Health and Human Services to adopt national standards for electronic health transactions and the data elements used in such transactions. We are contractually required to comply with certain aspects of the regulations and are required to comply with any applicable state laws or regulations related to privacy that are more restrictive than the federal privacy laws. Beginning April 20, 2005, health plans, most healthcare providers and certain other entities were required to comply with federal security regulations issued pursuant to HIPAA, which require the use of administrative, physical and technical safeguards to protect the confidentiality, integrity and availability of electronic individually-identifiable health information. We are contractually required to comply with certain aspects of the confidentiality and security regulations.

We and our customers may be subject to federal and state laws and regulations that govern financial and other arrangements among health care providers. Furthermore, we and our customers may be subject to federal and state laws and regulations governing the submission of false healthcare claims to the government and private payers. Our participation in programs being administered by federal agencies may subject us directly to various laws and regulations applicable to entities contracting to provide services to federal programs, including but not limited to provisions related to billing and reimbursement and the False Claims Act. Violations of the False Claims Act are punishable by treble damages and penalties of up to $11,000 per false claim. Actions may be brought under the False Claims Act by the government as well as by private individuals, known as “whistleblowers,” who are permitted to share in any settlement or judgment.

When a private party brings an action under the False Claims Act under the whistleblower provisions, the defendant will generally not be aware of the lawsuit until the government makes a determination whether it will intervene and take a lead in the litigation. There are many potential bases for liability under the False Claims Act. Although liability under the False Claims Act arises when an entity knowingly submits a false claim for reimbursement to the federal government, the False Claims Act defines the term “knowingly” broadly. Thus, although simple negligence generally will not give rise to liability under the False Claims Act, submitting a claim with reckless disregard for its truth or falsity can constitute “knowingly” submitting a claim. In some cases, whistleblowers or the federal government have taken the position that entities who allegedly have violated other statutes, such as the “fraud and abuse” provisions of the Social Security Act, have thereby submitted false claims under the False Claims Act. From time to time, participants in the health care industry, including us, may be subject to actions under the False Claims Act, and it is not possible to predict the impact of such actions.

Certain of our subsidiaries are licensed to take risk in certain states. These subsidiaries must meet certain minimum capital and surplus tests as well as file quarterly and annual filings with state regulatory authorities. We believe that all of our subsidiaries are in compliance with such requirements.

Certain of our professional healthcare employees, such as nurses, must comply with individual licensing requirements. All of our healthcare professionals who are subject to licensing requirements are licensed in the state in which they are physically present. Multiple state licensing requirements for healthcare professionals who provide services telephonically across state lines may require us to license some of our healthcare professionals in more than one state. We continually monitor legislative, regulatory and judicial developments in telemedicine; however, new judicial decisions, agency interpretations, or federal or state legislation or regulations could increase the requirement for multi-state licensing of certain of our health professionals, which would increase administrative costs.

Changes in laws governing reimbursement under governmental programs such as Medicare and Medicaid may also affect us. Legislative and regulatory bodies may continue to reduce the funding of the Medicare and Medicaid programs in an effort to reduce overall federal health-care spending. In recent years, federal legislation has reduced or significantly altered Medicare and Medicaid reimbursements. These changes, future legislative initiatives or government regulation could adversely affect our operations or reduce the demand for our services.

Various federal and state laws regulate the relationships among providers of healthcare services, other healthcare businesses and physicians. The “fraud and abuse” provisions of the Social Security Act provide civil and criminal penalties and potential exclusion from the Medicare and Medicaid programs for persons or businesses who offer, pay, solicit or receive remuneration in order to induce referrals of patients covered by federal healthcare programs (which include Medicare, Medicaid, TriCare and other federally funded health programs). While we believe that our business arrangements with health plans and medical directors comply with these statutes, these fraud and abuse provisions are broadly written, and we do not yet know the full extent of their application. Therefore, we are unable to predict the effect, if any, of broad enforcement interpretation of these fraud and abuse provisions.

Employees

As of May 1, 2006, we had 211 full time and 24 part-time employees. None of our employees is represented by a union, and we are not aware of any activities seeking such organization. We consider our relations with our employees to be good.

PROPERTIES

Patient Infosystems’ executive and corporate offices are located in Rochester, New York in approximately 9,000 square feet of leased office space. CBCA Care Management, Inc., a subsidiary of Patient Infosystems, leases 6,600 square feet of office space in Dallas, Texas and 6,400 square feet of office space in Las Vegas, Nevada. CCS Consolidated, Inc., a subsidiary of Patient Infosystems, leases approximately 76,000 square feet of office space for its corporate headquarters in Coral Springs, Florida and leases approximately 3,300 square feet of office space in Southfield, Michigan. These operating leases expire at various times between June 30, 2006 and October 31, 2009. CCS Consolidated, Inc. also has a lease for approximately 34,000 square feet of office space in New York City expiring July 31, 2010, of which 83% is subleased. Patient Infosystems expects to lease new facilities that expire during 2006.

These facilities are in good condition, and Patient Infosystems believes that its and its subsidiaries’ offices are suitable to meet their current needs.

LEGAL PROCEEDINGS

One of CCS Consolidated’s subsidiaries entered into a Health Services Agreement with Oxford Health Plans (NY) Inc., or Oxford, pursuant to which each party made payments to the other based on services provided. As permitted by the agreement, the subsidiary terminated the agreement by written notice to Oxford, which termination was effective as of August 31, 2005. Oxford contends that the subsidiary owes it approximately $1.5 million for the periods through August 31, 2005, while Patient Infosystems believes that Oxford owes the subsidiary approximately $180,000 for the period ending December 31, 2004. Patient Infosystems has not yet determined whether Oxford owes the subsidiary any amounts for 2005, other than an unpaid $75,000 administrative fee for the month of August 2005. Negotiations to settle the matter have been unsuccessful to date. On July 22, 2005, over the subsidiary’s objections, Oxford drew down on a $500,000 letter of credit that had been provided under the contract. CCS Consolidated received a letter dated September 8, 2005 from Oxford requesting that it replenish the existing letter of credit in the amount of approximately $1.5 million, but CCS Consolidated has denied this request. CCS Consolidated received a letter from Oxford dated October 25, 2005 indicating that Oxford has submitted the matter to the American Health Lawyers Association for binding arbitration, seeking to compel the subsidiary to replenish the letter of credit in the amount of approximately $1.5 million and to pay Oxford approximately $1.0 million. CCS Consolidated has filed counterclaims against Oxford for amounts that CCS Consolidated contends are owed by Oxford under the agreement. The arbitration is scheduled for June 2006. We are vigorously defending against Oxford’s claims, although there can be no assurance regarding the ultimate outcome of this matter.

We are also subject to various legal claims and actions incidental to our business, including professional liability claims. We maintain insurance, including insurance covering professional liability claims, with customary deductible amounts. There can be no assurance that (i) claims will not be filed against us in the future, (ii) prior experience with respect to the disposition of litigation is representative of the results that will occur in future cases or (iii) adequate insurance coverage will be available at acceptable prices for incidents arising or claims made in the future. Except for the Oxford matter described above, there are no pending legal or governmental claims to which we are a party that we believe would, if adversely resolved, have a material adverse effect on our operations.

MANAGEMENT

The names, ages and positions of our current directors and executive officers as of May 12, 2006 are as follows:

Name	Age	Position
Chris E. Paterson	45	President and Chief Executive Officer
Glen A. Spence	51	Executive Vice President and Chief Financial Officer
M. Ileana Welte	49	Senior Vice President and Chief Marketing Officer
Ann M. Boughtin	53	Executive Vice President and Chief Operating Officer
Rex M. Dendinger II	53	Senior Vice President and Chief Information Officer
Roger Louis Chaufournier	48	President and Chief Executive Officer, Provider Improvement Subsidiary
Christine St. Andre	55	Chief Operating Officer, Provider Improvement Subsidiary
Kent A. Tapper	49	Vice President, Finance, Sarbanes-Oxley and SEC Compliance
Marc L. Pacala	50	Director
Albert S. Waxman, Ph.D.	65	Chairman and Director
Daniel C. Lubin	46	Director
Derace L. Schaffer, M.D.	58	Director
John Pappajohn	77	Vice Chairman and Director

There are no familial relationships among our directors and/or officers. Directors hold office until the next annual meeting of our stockholders and until their respective successors have been elected and qualified.

Executive Officers

Chris E. Paterson, Ph.D., 45. Dr. Paterson became the President and Chief Executive Officer of Patient Infosystems on January 25, 2006. Prior to that, Dr. Paterson was President and Chief Executive Officer of CCS Consolidated and a member of its board of directors since January 2005. He joined CCS Consolidated as Executive Vice President in July 2004. From 2002 to 2004, Dr. Paterson served as the President of the Central Region of UnitedHealth Group’s AmeriChoice Corporation, having served as CEO of AmeriChoice health plans in Pennsylvania from 1998 to 2002. From 1990 to 1998, he worked with Merit Behavioral Care Corporation, serving in such positions as Executive Vice President of the Eastern Division and President of Tennessee Behavioral Health. Dr. Paterson has served on the boards of such entities as the City of Philadelphia Department of Health and the American Heart Association Southeastern Pennsylvania Region. Dr. Paterson received his Ph.D. in psychology from Ohio State University, interned at the University of Florida and served on the faculty of the University of Miami early in his career.

Glen A. Spence, 51. Mr. Spence became the Executive Vice President and Chief Financial Officer of Patient Infosystems on January 25, 2006. Prior to that, he had served as the Executive Vice President and Chief Financial Officer of CCS Consolidated since March 2003. From 2000 to 2003, Mr. Spence was a partner in the firm of Tatum Partners, which specializes in providing Chief Financial Officers to clients in a variety of industries. Mr. Spence was employed by John Alden Financial

Corporation, a publicly-held life and health insurer, from 1981 to 1999 in a variety of finance positions, including serving as the Senior Vice President of Finance and Accounting. Mr. Spence has also functioned as a financial consultant, interim chief financial officer and an educator at CPA continuing education seminars. Mr. Spence started his career in public accounting working for Haskins & Sells, a predecessor of Deloitte and Touche, and later at KPMG. As a seasoned finance executive, Mr. Spence is versed in strategic and operational planning, rapid growth, initial public offerings, leveraged buyouts, mergers and acquisitions, regulatory affairs, underwriting, turnarounds, and SEC reporting. He holds a B.S. degree from Emporia State University, is a member of the American Institute of Certified Public Accountants and the Florida Institute of Certified Public Accountants, and holds a CPA license in the state of Florida.

M. Ileana Welte, 49. Ms. Welte became the Chief Marketing Officer and Senior Vice President of Patient Infosystems on January 25, 2006. Prior to that, she was CCS Consolidated’s Senior Vice President and Chief Clinical Officer. Ms. Welte joined CCS Consolidated as the executive director of CareGuide@Home in June 2001 after the acquisition of CareGuide, Inc. by CCS Consolidated.  She has extensive experience in the design of programs providing care management services to the elderly and chronically ill.  With a background in building sales, business development and technology operations, Ms. Welte has built a clinical organization focused on providing quality health care to the elderly and chronically ill through application of evidence based medicine and innovative technologies.  Prior to joining CareGuide@Home full-time, Ms. Welte served as a senior operations and clinical consultant for business development and sales strategies for CareGuide@Home from 2000 to 2001.  Before joining CCS Consolidated and CareGuide@Home, Ms. Welte served as vice president of business development for Interval Research, Electric Planet, a Paul Allen company from 1997 to 1999 and Vice President of Sales for Maxis, Inc. from 1992 to 1997.  Ms. Welte holds a B.S.N. degree and has post graduate education in Geriatric Care Management.

Ann M. Boughtin, 53. Ms. Boughtin became the Executive Vice President and Chief Operating Officer of Patient Infosystems on January 25, 2006. Prior to that, she had served as CCS Consolidated’s Senior Vice President and Chief Marketing Officer since August 2005. From September 2003 to August 2005, Ms. Boughtin served as general manager for the TennCare Partners Program, a $450 million service operated by Magellan Health Services for the Tennessee Medicaid program. Previously, she was vice president of business development for Comprehensive Neuroscience, Inc. where she worked from June 2001 to September 2003, She was vice president of marketing and business development from June 2000 through April 2001 for Centromine, a privately held technology company, providing an ASP enterprise solution for the behavioral health industry. She was vice president of managed care for Psychiatric Solutions, Inc., a company providing behavioral healthcare management services, from July 1998 until June 2000. Ms. Boughtin began her career as assistant executive director of a large, non-profit agency, and went on to spend 15 years in the New York State Office of Mental Health, where she worked as one of the 50 top executives. Ms. Boughtin holds a Master’s in Public Administration (MPA), and an MS and PS in Political Science, all from the State University of New York at Brockport.

Rex M. Dendinger II, 53. Rex Dendinger II became Patient Infosystems’ Senior Vice President and Chief Information Officer on January 25, 2006. Prior to that, he had been CCS Consolidated’s Senior Vice President and Chief Information Officer since November 2005. Prior to joining CCS Consolidated, from September 2003 to November 2005, Mr. Dendinger served as interim chief executive officer and chief information officer at a number of firms, providing vital expertise to start-up organizations, executive leadership to a regional claims administration firm, and supported merger and acquisition transactions. From July 1998 to September 2003, Mr. Dendinger served as chief information officer of Magellan Health Services, where he was responsible for technology strategy and operations for a $100 million leader in the managed care industry. At Saint Vincent Health System in Pennsylvania from 1996 to 1998, Mr. Dendinger directed a corporate information technology initiative to re-engineer the entire corporate network, accommodating a newly designed infrastructure and software platform. Mr. Dendinger holds a B.S. degree in Computer Science from Lockyear College.

Roger Louis Chaufournier, 48. As of January 25, 2006, Mr. Chaufournier will serve as the President and Chief Executive Officer of Patient Infosystems’ provider improvement subsidiary. Mr. Chaufournier had been the President and Chief Executive Officer of Patient Infosystems since April 1, 2000 and was a member of the Board of Directors from November 2004 to January 25, 2006. Prior to joining Patient Infosystems, Mr. Chaufournier was President of the STAR Advisory Group, a healthcare consulting firm he founded in 1998. From August 1996 to July 1999, Mr. Chaufournier was the Chief Operating Officer of the Managed Care Assistance Company, a company that developed and operated Medicaid health plans. Managed Care Assistance Company filed for protection under the federal bankruptcy laws in June 2000. From 1993 to 1996, Mr. Chaufournier was Assistant Dean for Strategic Planning for the Johns Hopkins University School of Medicine. In addition, Mr. Chaufournier spent twelve years in progressive leadership positions with the George Washington University Medical Center from 1981 to 1993.

Christine St. Andre, 55. As of January 25, 2006, Ms. St. Andre will serve as the Chief Operating Officer of Patient Infosystems’ provider improvement subsidiary. Ms. St. Andre had been the Executive Vice President and Chief Operating Officer of Patient Infosystems since June 5, 2000. Ms. St. Andre has more than 20 years experience managing complex healthcare organizations. From 1994 to 2000, Ms. St. Andre was Chief Executive Officer for the University of Utah Hospitals and Clinics. Prior to 1994, Ms. St. Andre served as Chief Executive Officer of George Washington University Medical Center. Ms. St. Andre’s career in healthcare began in the area of information technology at the Thomas Jefferson University.

Kent Tapper, 49. As of January 25, 2006, Mr. Tapper became the Vice President, Finance, Sarbanes-Oxley and SEC Compliance of Patient Infosystems. Mr. Tapper had been the Vice President, Financial Planning of Patient Infosystems since April 1999. Mr. Tapper had also served as Chief Information Officer and Vice President, Systems Engineering and has been with Patient Infosystems since July 1995. Mr. Tapper was the acting Chief Financial Officer of Patient Infosystems from April 2000 to January 25, 2006. From 1992 to 1995, Mr. Tapper served as Product Manager, Audio Response and Call Center Platforms for Northern Telecom, Inc. From 1983 to 1992, Mr. Tapper held Product Manager, Systems Engineering Manager and various engineering management positions with Northern Telecom.

Directors

Mark L. Pacala, 50. Mr. Pacala became a member of the board of directors of Patient Infosystems as a result of the merger with CCS Consolidated. He has been a director of CCS Consolidated since 2002. He has over 20 years of operational and general management experience in services, technology and healthcare companies. He has been a Managing Director of Essex Woodlands Health Ventures since January 2004 and was a Venture Partner of Essex Woodlands Health Ventures from April 2002 to December 2003. From October 2001 to January 2003, Mr. Pacala was self-employed as a venture capital consultant. He served as Chief Executive Officer of American WholeHealth, Inc., an integrative health network company that combines conventional medicine, alternative medicine, nutrition and wellness, from September 1996 to September 2001. Prior to American WholeHealth, he served as Chief Executive Officer of Forum Group, a public senior housing and healthcare company with revenues in excess of $200 million, which was later sold to Marriott Corporation. From 1989 to 1994, Mr. Pacala was a Senior Vice President and General Manager at The Walt Disney Company, and he served as Director of Corporate Planning and Vice President of Operations at Marriott Corporation from 1984 to 1989. He began his career as a banker in 1977 at Manufacturers Hanover Trust Co. and transitioned to strategic planning in healthcare at Booz, Allen and Hamilton. Mr. Pacala currently serves on the board of directors of Health Grades, Inc., a provider of proprietary healthcare provider ratings and advisory services. He received a B.A. degree from Hamilton College where he graduated magna cum laude and Phi Beta Kappa, and later received an MBA degree from Harvard Business School, where he graduated with distinction.

Albert S. Waxman, Ph.D., 65. Dr. Waxman became a member of the board of directors of Patient Infosystems as a result of the merger with CCS Consolidated and also serves as its Chairman. He has been a director of CCS Consolidated since 1998. He is a co-founder and senior managing member of Psilos Group Managers, LLC, a venture capital firm specializing in e-health and healthcare services investments since 1998. Prior to co-founding Psilos Group Managers, LLC, Dr. Waxman was, from 1993 to 1998, chairman and chief executive officer of Merit Behavioral Care Corporation, a healthcare company, and its predecessor companies, American Biodyne and Medco Behavioral Care, a subsidiary of Merck & Co., until its acquisition by Magellan Health Services in February 1998. Prior to American Biodyne, Dr. Waxman founded and served as President, Chairman and Chief Executive Officer of Diasonics, Inc. He holds several U.S. and foreign patents for display, imaging and diagnostic technologies and products. Dr. Waxman serves on the board of directors of Orthometrix, Inc. and is a director of several Psilos portfolio companies, including Comprehensive NeuroScience, HealthEdge, Health Hero Network and Active Health Management. He also serves on the Board of Directors of the New York City Investment Fund, a $100 million venture capital fund formed in 1996 by leading corporations and financial executives. Dr. Waxman received a B.S.E.E. degree from City College of New York and M.A. and Ph.D. degrees from Princeton University. He serves on the Advisor Council of Princeton University’s School of Engineering and Applied Sciences.

Daniel C. Lubin, 46. Mr. Lubin became a member of the board of directors of Patient Infosystems as a result of the merger with CCS Consolidated. He has been a director of CCS Consolidated since January 2005. Mr. Lubin also served as a member of the board of directors of CCS Consolidated from 1998 to 2001. Mr. Lubin has been a managing member of Radius Ventures, LLC, a New York City venture capital firm, since 1997. From 1994 to 1997, Mr. Lubin was a director in the Investment Banking Division of Schroder Wertheim & Co., where he shared responsibility for managing the firm’s Health Care Group. In 1991, Mr. Lubin co-founded and was a managing director of KBL Healthcare Inc., a health and life sciences venture capital and investment banking organization, and served as president and chief operating officer of KBL Healthcare Acquisition Corp., a publicly-traded strategic acquisition fund. His prior affiliations include Manufacturers Hanover Trust, and the Center for Strategic and International Studies, where he served as Special Assistant to the Chairman. He was a founder of Cambridge Heart, Inc., a healthcare company engaged in the research, development and commercialization of products for the non-invasive diagnosis of cardiac disease. Mr. Lubin currently serves on the board of directors of BioLok International Inc., and EyeTel Imaging, Inc., each portfolio companies of Radius Ventures, LLC. He also serves on the Board of Trustees for The Haverford School. He earned a BS cum laude in Foreign Service from the Georgetown University School of Foreign Service and an MBA with honors from Harvard Business School.

Derace L. Schaffer, M.D., 58. Dr. Schaffer has been a director of Patient Infosystems since its inception in February 1995 and served as Chairman of the Board of Directors until November 2004. Dr. Schaffer is the founder and CEO of the Lan Group, a venture capital firm specializing in healthcare and high technology investments which position he has held for more than the last five years. He also serves as a director for the following public companies: Healthcare Acquisition Corporation, American Caresource Holdings, Inc. and Allion Healthcare, Inc. He received his postgraduate radiology training at Harvard Medical School and Massachusetts General Hospital, where he served as Chief Resident. Dr. Schaffer is Clinical Professor of Radiology at the Cornell Medical School.

John Pappajohn, 77. Mr. Pappajohn has been a director of Patient Infosystems since its inception in February 1995, and served as its Secretary and Treasurer from inception through May 1995. Since 1969, Mr. Pappajohn has been the sole owner of Pappajohn Capital Resources, a venture capital firm and President of Equity Dynamics, Inc., a financial consulting firm, both located in Des Moines, Iowa. He also serves as a director for the following public companies: Healthcare Acquisition Corporation, American Caresource Holdings, Inc., Allion Healthcare, Inc., MC Informatics, Inc. and Pace Health Management Systems, Inc. He also serves as Chairman for Healthcare Acquisition Corporation.

EXECUTIVE COMPENSATION

The following table sets forth information concerning the annual and long-term compensation for services in all capacities to Patient Infosystems and its subsidiaries for each of the fiscal years ended December 31, 2005, 2004 and 2003 for each person who served as Patient Infosystems’ Chief Executive Officer during the fiscal year ended December 31, 2005, and the other executive officers of Patient Infosystems who received compensation in excess of $100,000 during the fiscal year ended December 31, 2005 (the “Named Executive Officers”).

Summary Compensation Table

Long-Term Compensation Awards
Name and Principal Position	Annual Compensation Year Salary Bonus			Securities Underlying Options (#)
Roger L. Chaufournier, President and Chief Executive Officer (1)	2005 2004 2003	$268,790 250,007 219,611	$ - 50,000 25,385	0 400,000 0
Christine St. Andre, Vice President, Chief Operating Officer (2)	2005 2004 2003	$217,258 200,016 184,050	$ - 40,000 22,212	0 200,000 0
Kent A. Tapper, Vice President, Financial Planning (3)	2005 2004 2003	$163,697 127,934 124,154	$ - 30,000 14,913	0 125,000 0

____________________

(1)	Effective as of January 25, 2006, in connection with the merger with CCS Consolidated, Mr. Chaufournier became the CEO of Patient Infosystems’ provider improvement division.

(2)	Effective as of January 25, 2006, in connection with the merger with CCS Consolidated, Ms. St. Andre became the Chief Operating Officer of Patient Infosystems’ provider improvement division.

(3)	Effective as of January 25, 2006, in connection with the merger with CCS Consolidated, Mr. Tapper became the Vice President of Finance, Sarbanes-Oxley and SEC Compliance of Patient Infosystems.

2005 Option Grants

No stock options/SAR grants were made to the named executive officers of Patient Infosystems during 2005, and accordingly the option table required by Item 402(c) of Regulation S-B is not presented.

                The following tables set forth certain information regarding unexercised options held by the named executive officers of Patient Infosystems at December 31, 2005 and grants of options during 2005 to these individuals. The tables do not give effect to grants of options that occurred after December 31, 2005. For additional information with respect to these grants, see “Stock Option Plan,” below. The tables also do not reflect any impact of the merger with CCS Consolidated, which was completed after December 31, 2005.

Aggregated Option Exercises during 2005

and Option Values on December 31, 2005

	Shares acquired on exercise (#)	Value realized ($)	Number of securities underlying unexercised options at December 31, 2005(#)(1)		Value of unexercised in-the-money options at December 31, 2005($)(2)
Name			Exercisable	Unexercisable	Exercisable	Unexercisable
Roger L. Chaufournier	-	-	273,332	160,000	$ -	$ -
Christine St. Andre	25,000	$ 50,125	120,000	67,500	$ -	$ -
Kent A. Tapper	3,000	$ 7,000	83,333	50,000	$ -	$ -

_______________________________

(1)

Under the terms of the Patient Infosystems’ Amended and Restated Stock Option Plan, all outstanding options vested upon the change of control that resulted from the completion of the merger with CCS Consolidated on January 25, 2006. However, on January 25, 2006, prior to the closing of the merger, all options held by the named executive officers were cancelled and exchanged for warrants to purchase unregistered shares of Patient Infosystems common stock. Such warrants have an exercise price equal to $0.95 per share. Mr. Chaufournier, Ms. St. Andre and Mr. Tapper received warrants for 325,000, 150,000 and 100,000 shares, respectively, in connection with this exchange, each of which was fully vested as of such date.

(2)	As of December 31, 2005, the fair market value of one share of Patient Infosystems common stock did not exceed the exercise price of any of the options held by the named executive officers.

Compensation of Directors

Patient Infosystems’ directors do not receive compensation pursuant to any standard arrangement for their services as directors. All directors are reimbursed for expenses incurred in connection with attending meetings, including travel expenses to such meetings.

Patient Infosystems’ non-employee directors were previously eligible to participate in Patient Infosystems’ Stock Option Plan. However, the Stock Option Plan expired in accordance with its terms during 2005, and no further grants may be made from such plan. With respect to prior grants made pursuant to the Stock Option Plan, non-employee directors received a one-time grant of a non-qualified stock option to purchase 36,000 shares of common stock at an exercise price equal to the fair market value per share on the date of their initial election to the board of directors. Such non-qualified stock options vest as to 20% of the option grant on the first anniversary of the grant, and 20% on each subsequent anniversary. The option is exercisable only during the non-employee director’s term and automatically expires on the date such director’s service terminates. Upon the occurrence of a change of control, as defined in the Stock Option Plan, all outstanding unvested options immediately vest.

Employment Agreements

As part of, and effective upon, the merger with CCS Consolidated, Patient Infosystems entered into employment agreements with each of Chris Paterson, Glen Spence, Roger Chaufournier, Christine St. Andre and Kent Tapper. The material terms of these agreements are described below.

Chris Paterson

Under the terms of Dr. Paterson’s employment agreement, he is employed in the capacity of president and chief executive officer of Patient Infosystems. His employment agreement has an initial one year term, which automatically renews for additional one-year periods unless earlier terminated by Patient Infosystems or Dr. Paterson. Dr. Paterson’s base salary under the employment agreement is $250,000 per year, and Dr. Paterson is eligible for a discretionary calendar year bonus in an amount up to 50% of his base salary, subject to his achievement of mutually agreed upon performance goals. In addition, Dr. Paterson is eligible for any other bonus payments as may be awarded by Patient Infosystems’ board of directors. Dr. Paterson’s options to purchase shares of CCS Consolidated common stock were assumed by Patient Infosystems at the closing of the Merger, and the vesting of such options was partially accelerated so that one quarter of the shares underlying the options were vested as of the closing of the Merger, with the remainder vesting in 36 equal monthly installments over the next three years. Dr. Paterson is also eligible to receive options to purchase shares of Patient Infosystems’ common stock under Patient Infosystems’ stock option plans on the same basis as similarly situated employees. The decision to grant any such options and the terms of such options will be within the discretion of Patient Infosystems’ board of directors.

In the event that Dr. Paterson’s employment is terminated by Patient Infosystems “without cause” or by Dr. Paterson for “good reason” (each as defined in his employment agreement), subject to Dr. Paterson’s entering into and not revoking a separation agreement and release in a form acceptable to Patient Infosystems, Dr. Paterson will be entitled to receive: (i) severance payments equal to his then applicable base salary for a period of twelve months; (ii) a pro rated portion of any annual bonus that he would have received had he remained employed through the calendar year for which the bonus is calculated; and (iii) if he timely elects and remains eligible for continued coverage under COBRA, that portion of the COBRA premiums that Patient Infosystems was paying prior to the date of termination for as long as he is receiving severance payments under the employment agreement (or until he is eligible for health care coverage under another employer’s plan, whichever period is shorter).

Glen Spence

Under the terms of Mr. Spence’s employment agreement, he is employed in the capacity of chief financial officer of Patient Infosystems. His employment agreement has an initial one year term, which automatically renews for additional one-year periods unless earlier terminated by Patient Infosystems or Mr. Spence. Mr. Spence’s base salary under the employment agreement is $215,000 per year, and Mr. Spence is eligible for a discretionary calendar year bonus in an amount up to 20% of his base salary, subject to his achievement of mutually agreed upon performance goals. In addition, Mr. Spence is eligible for any other bonus payments as may be awarded by Patient Infosystems’ board of directors. Certain of Mr. Spence’s options to purchase shares of CCS Consolidated common stock were assumed by Patient Infosystems at the closing of the Merger, and the vesting of such options was partially accelerated so that one quarter of the shares underlying the options were vested as of the closing of the Merger, with the remainder vesting in 36 equal monthly installments over the next three years. Mr. Spence is also eligible to receive options to purchase shares of Patient Infosystems’ common stock under Patient Infosystems’ stock option plans on the same basis as similarly situated employees. The decision to grant any such options and the terms of such options will be within the discretion of Patient Infosystems’ board of directors.

In the event that Mr. Spence’s employment is terminated by Patient Infosystems “without cause” or by Mr. Spence for “good reason” (each as defined in his employment agreement), subject to Mr. Spence’s entering into and not revoking a separation agreement and release in a form acceptable to Patient Infosystems, Mr. Spence will be entitled to receive: (i) severance payments equal to his then applicable base salary for a period of six months; (ii) a pro rated portion of any annual bonus that he would have received had he remained employed through the calendar year for which the bonus is calculated; and (iii) if he timely elects and remains eligible for continued coverage under COBRA, that portion of the COBRA premiums that Patient Infosystems was paying prior to the date of termination for as long as he is receiving severance payments under the employment agreement (or until he is eligible for health care coverage under another employer’s plan, whichever period is shorter).

Ileana Welte

Under the terms of Ms. Welte’s employment agreement, she is employed in the capacity of chief clinical officer and senior vice president of Patient Infosystems. Her employment agreement has an initial one year term, which automatically renews for additional one-year periods unless earlier terminated by Patient Infosystems or Ms. Welte. Mr. Welte’s base salary under the employment agreement is $180,000 per year, and Ms. Welte is eligible for a discretionary calendar year bonus in an amount up to 20% of her base salary, subject to her achievement of mutually agreed upon performance goals. In addition, Ms. Welte is eligible for any other bonus payments as may be awarded by Patient Infosystems’ board of directors. Ms. Welte is also eligible to receive options to purchase shares of Patient Infosystems’ common stock under Patient Infosystems’ stock option plans on the same basis as similarly situated employees. The decision to grant any such options and the terms of such options will be within the discretion of Patient Infosystems’ board of directors.

In the event that Ms. Welte’s employment is terminated by Patient Infosystems “without cause” or by Ms. Welte for “good reason” (each as defined in her employment agreement), subject to Ms. Welte’s entering into and not revoking a separation agreement and release in a form acceptable to Patient Infosystems, Ms. Welte will be entitled to receive: (i) severance payments equal to her then applicable base salary for a period of six months; (ii) a pro rated portion of any annual bonus that she would have received had she remained employed through the calendar year for which the bonus is calculated; and (iii) if she timely elects and remains eligible for continued coverage under COBRA, that portion of the COBRA premiums that Patient Infosystems was paying prior to the date of termination for as long as she is receiving severance payments under the employment agreement (or until she is eligible for health care coverage under another employer’s plan, whichever period is shorter).

Ann Boughtin

Under the terms of Ms. Boughtin’s employment agreement, she is employed in the capacity of chief marketing officer and senior vice president of Patient Infosystems. Her employment agreement has an initial one year term, which automatically renews for additional one-year periods unless earlier terminated by Patient Infosystems or Ms. Boughtin. Mr. Boughtin’s base salary under the employment agreement is $180,000 per year, and Ms. Boughtin is eligible for a discretionary calendar year bonus in an amount up to 20% of her base salary, subject to her achievement of mutually agreed upon performance goals. In addition, Ms. Boughtin is eligible for any other bonus payments as may be awarded by Patient Infosystems’ board of directors. Ms. Boughtin is also eligible to receive commissions pursuant to Patient Infosystems’ commission plan, in accordance with the terms and conditions of that plan. Ms. Boughtin is also eligible to receive options to purchase shares of Patient Infosystems’ common stock under Patient

Infosystems’ stock option plans on the same basis as similarly situated employees. The decision to grant any such options and the terms of such options will be within the discretion of Patient Infosystems’ board of directors.

In the event that Ms. Boughtin’s employment is terminated by Patient Infosystems “without cause” or by Ms. Boughtin for “good reason” (each as defined in her employment agreement), subject to Ms. Boughtin’s entering into and not revoking a separation agreement and release in a form acceptable to Patient Infosystems, Ms. Boughtin will be entitled to receive: (i) severance payments equal to her then applicable base salary for a period of six months; (ii) a pro rated portion of any annual bonus that she would have received had she remained employed through the calendar year for which the bonus is calculated; and (iii) if she timely elects and remains eligible for continued coverage under COBRA, that portion of the COBRA premiums that Patient Infosystems was paying prior to the date of termination for as long as she is receiving severance payments under the employment agreement (or until she is eligible for health care coverage under another employer’s plan, whichever period is shorter).

Rex Dendinger III

Under the terms of Mr. Dendinger’s employment agreement, he is employed in the capacity of chief information officer and senior vice president of Patient Infosystems. His employment agreement has an initial one year term, which automatically renews for additional one-year periods unless earlier terminated by Patient Infosystems or Mr. Dendinger. Mr. Dendinger’s base salary under the employment agreement is $168,000 per year, and Mr. Dendinger is eligible for a discretionary calendar year bonus in an amount up to 20% of his base salary, subject to his achievement of mutually agreed upon performance goals. In addition, Mr. Dendinger is eligible for any other bonus payments as may be awarded by Patient Infosystems’ board of directors. Certain of Mr. Dendinger’s options to purchase shares of CCS Consolidated common stock were assumed by Patient Infosystems at the closing of the Merger, and the vesting of such options was partially accelerated so that one quarter of the shares underlying the options were vested as of the closing of the Merger, with the remainder vesting in 36 equal monthly installments over the next three years. Mr. Dendinger is also eligible to receive options to purchase shares of Patient Infosystems’ common stock under Patient Infosystems’ stock option plans on the same basis as similarly situated employees. The decision to grant any such options and the terms of such options will be within the discretion of Patient Infosystems’ board of directors.

In the event that Mr. Dendinger’s employment is terminated by Patient Infosystems “without cause” or by Mr. Dendinger for “good reason” (each as defined in his employment agreement), subject to Mr. Dendinger’s entering into and not revoking a separation agreement and release in a form acceptable to Patient Infosystems, Mr. Dendinger will be entitled to receive: (i) severance payments equal to his then applicable base salary for a period of six months; (ii) a pro rated portion of any annual bonus that he would have received had he remained employed through the calendar year for which the bonus is calculated; and (iii) if he timely elects and remains eligible for continued coverage under COBRA, that portion of the COBRA premiums that Patient Infosystems was paying prior to the date of termination for as long as he is receiving severance payments under the employment agreement (or until he is eligible for health care coverage under another employer’s plan, whichever period is shorter).

Roger Chaufournier

Under the terms of Mr. Chaufournier’s employment agreement, he is employed in the capacity of President of Patient Infosystems’ provider improvement division, reporting to the chief executive officer of Patient Infosystems. His employment agreement has an initial one year term, which automatically renews for additional one-year periods unless earlier terminated by Patient Infosystems or Mr. Chaufournier. Mr. Chaufournier’s base salary under the employment agreement is $262,500 per year, and

Mr. Chaufournier is eligible for a calendar year bonus if Patient Infosystems’ board of directors determines in its sole reasonable discretion that the earnings before charges for interest, taxes, depreciation and amortization (“EBITDA”) for Patient Infosystems’ provider improvement division for the year has exceeded $1,000,000, and Mr. Chaufournier remains employed by Patient Infosystems through the end of the calendar year. If both these conditions are met, Mr. Chaufournier’s bonus shall be equal to a percentage of such EBITDA as follows:

•	12% of the EBITDA of the provider improvement division over $1,000,000 but less than $2,000,000;

•	18% of the EBITDA of the provider improvement division over $2,000,000 but less than $3,000,000;

•	24% of the EBITDA of the provider improvement division over $3,000,000 but less than $4,000,000; and

•	30% of the EBITDA of the provider improvement division over $4,000,000.

In addition, Mr. Chaufournier is eligible to receive options to purchase shares of Patient Infosystems’ common stock under Patient Infosystems’ stock option plans on the same basis as similarly situated employees. The decision to grant any such options and the terms of such options will be within the discretion of Patient Infosystems’ board of directors.

In the event that Mr. Chaufournier’s employment is terminated by Patient Infosystems “without cause” or by Mr. Chaufournier for “good reason” (each as defined in his employment agreement), subject to Mr. Chaufournier’s entering into and not revoking a separation agreement and release in a form acceptable to Patient Infosystems, Mr. Chaufournier will be entitled to receive: (i) severance payments equal to his then applicable base salary for a period of twelve months; (ii) a pro rated portion of any annual bonus that he would have received had he remained employed through the calendar year for which the bonus is calculated; and (iii) if he timely elects and remains eligible for continued coverage under COBRA, that portion of the COBRA premiums that Patient Infosystems was paying prior to the date of termination for as long as he is receiving severance payments under the employment agreement (or until he is eligible for health care coverage under another employer’s plan, whichever period is shorter).

Christine St. Andre

Under the terms of Ms. St. Andre’s employment agreement, she is employed in the capacity of Chief Operating Officer of Patient Infosystems’ provider improvement division. Her employment agreement has an initial one year term, which automatically renews for additional one-year periods unless earlier terminated by Patient Infosystems or Ms. St. Andre. Ms. St. Andre’s base salary under the employment agreement is $210,000 per year, and Ms. St. Andre will be eligible for a calendar year bonus if Patient Infosystems’ board of directors determines in its sole reasonable discretion that the EBITDA for the provider improvement division for the year has exceeded $1,000,000, and Ms. St. Andre remains employed by Patient Infosystems through the end of the calendar year. If both these conditions are met, Ms. St. Andre’s bonus shall be equal to a percentage of such EBITDA as follows:

•	8% of the EBITDA of the provider improvement division over $1,000,000 but less than $2,000,000;

•	12% of the EBITDA of the provider improvement division over $2,000,000 but less than $3,000,000;

•	16% of the EBITDA of the provider improvement division over $3,000,000 but less than $4,000,000; and

•	20% of the EBITDA of the provider improvement division over $4,000,000.

In addition, Ms. St. Andre is eligible to receive options to purchase shares of Patient Infosystems’ common stock under Patient Infosystems’ stock option plans on the same basis as similarly situated employees. The decision to grant any such options and the terms of such options will be within the discretion of Patient Infosystems’ board of directors.

In the event that Ms. St. Andre’s employment is terminated by Patient Infosystems “without cause” or by Ms. St. Andre for “good reason” (each as defined in her employment agreement), subject to Ms. St. Andre’s entering into and not revoking a separation agreement and release in a form acceptable to Patient Infosystems, Ms. St. Andre will be entitled to receive: (i) severance payments equal to her then applicable base salary for a period of twelve months; (ii) a pro rated portion of any annual bonus that she would have received had she remained employed through the calendar year for which the bonus is calculated; and (iii) if she timely elects and remains eligible for continued coverage under COBRA, that portion of the COBRA premiums that Patient Infosystems was paying prior to the date of termination for as long as she is receiving severance payments under the employment agreement (or until she is eligible for health care coverage under another employer’s plan, whichever period is shorter).

Kent Tapper

Under the terms of Mr. Tapper’s employment agreement, he is employed in the capacity of Vice President of Finance, Sarbanes-Oxley and SEC Compliance, reporting to the chief financial officer of Patient Infosystems. His employment agreement has an initial one year term, which automatically renews for additional one-year periods unless earlier terminated by Patient Infosystems or Mr. Tapper. Mr. Tapper’s base salary under the employment agreement is $175,000 per year, and Mr. Tapper is eligible for any other bonus payments as may be awarded by Patient Infosystems’ board of directors. In addition, Mr. Tapper is eligible to receive options to purchase shares of Patient Infosystems’ common stock under Patient Infosystems’ stock option plans on the same basis as similarly situated employees. The decision to grant any such options and the terms of such options will be within the discretion of Patient Infosystems’ board of directors. Mr. Tapper will relocate to the Coral Springs, Florida area by the end of July 2006, and Patient Infosystems has agreed to pay travel and commuting expenses until such relocation is complete and up to $30,000 in relocation costs plus amounts associated with income taxes thereon. In the event that Mr. Tapper terminates his employment with Patient Infosystems within one year after his relocation to Florida, Mr. Tapper will be required to repay a prorated portion of such relocation costs.

In the event that Mr. Tapper’s employment is terminated by Patient Infosystems “without cause” or by Mr. Tapper for “good reason” (each as defined in his employment agreement), subject to Mr. Tapper’s entering into and not revoking a separation agreement and release in a form acceptable to Patient Infosystems, Mr. Tapper will be entitled to receive: (i) severance payments equal to his then applicable base salary for a period of six months; (ii) a pro rated portion of any annual bonus that he would have received had he remained employed through the calendar year for which the bonus is calculated; and (iii) if he timely elects and remains eligible for continued coverage under COBRA, that portion of the COBRA premiums that Patient Infosystems was paying prior to the date of termination for as long as he is receiving severance payments under the employment agreement (or until he is eligible for health care coverage under another employer’s plan, whichever period is shorter).

STOCK OPTION PLAN

Patient Infosystems’ Amended and Restated Stock Option Plan (the “Plan”) was adopted by the board of directors and stockholders in 1995 and amended as of December 2004 and expired in 2005 on the tenth anniversary of its adoption. As of December 31, 2005, 1,434,028 shares of Common Stock are reserved for issuance under the now expired Plan. No new grants can be made under the Plan.

As of December 31, 2005, options to acquire 1,434,028 shares of Common Stock were outstanding to employees and directors of Patient Infosystems. The following table sets forth information regarding the number of options outstanding and the exercise price of these options.

Number of Options Outstanding at December 31, 2005	Exercise Price
116,666	$1.80
29,165	2.25
1,027,500	2.28
171,200	2.80
50,000	3.08
12,500	6.00
6,417	16.50
2,500	22.56
16,666	24.72
706	29.26
708	33.00
1,434,028

Of these options, 68,745 of the options granted before December 31, 2003 were fully vested, and 1,027,500 were granted on January 9, 2004, 449,000 of which vested immediately and 250,000 of which were granted to directors in consideration for their service and vest as to one-third of the shares on the date of grant, one-third on the first anniversary of the date grant and one-third on the second anniversary of the date of grant. The remaining options and all other options granted under the Plan vest as to 20% of the option grant on the first anniversary of the date of grant, and 20% on each subsequent anniversary.

Under the terms of the Plan, all outstanding options immediately vest upon a change of control event. A qualifying change of control event did occur on January 25, 2006, and all options became vested on that date.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL

OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our common stock as of May 11, 2006, by

•	each person we know to be the beneficial owner of 5% or more of our outstanding shares of common stock;

•

each person who served as Patient Infosystems’ Chief Executive Officer during the fiscal year ended December 31, 2005, and the other executive officers of Patient Infosystems who received compensation in excess of $100,000 during the fiscal year ended December 31, 2005, whom we refer to as the Named Executive Officers;

•	each current director and executive officer of Patient Infosystems; and

•	all executive officers and directors of Patient Infosystems as a group.

Percentages are based on a total of 67,538,976 shares of common stock outstanding as of May 11, 2006. Unless otherwise indicated, the address of each listed stockholder is c/o Patient Infosystems, 46 Prince Street, Rochester, NY 14607.

	Shares Beneficially	Percentage Beneficially
Beneficial Owner	Owned	Owned
Executive Officers and Directors
Marc L. Pacala(2) (15)	14,651,556	21.7%
Albert S. Waxman(3)	9,447,075	14.0%
John Pappajohn(4)(15)	8,419,957	12.5%
Daniel C. Lubin(5)(15)	6,485,953	9.6%
Derace L. Schaffer, M.D.(6)	1,169,947	1.7%
Chris E. Paterson(8)*	1,017,666	1.5%
Roger L. Chaufournier(7)**	325,000	(1)
Glen A. Spence(11)*	254,416	(1)
Christine St. Andre(9)**	175,000	(1)
M. Ileana Welte(12)*	127,208	(1)
Kent A. Tapper(10)**	103,008	(1)
Ann M. Boughtin*	-	(1)
Rex M. Dendinger II*	-	(1)

All directors and executive officers as a group (13 persons) (16)	41,764,841	60.0%

Five Percent Stockholders of Common Stock
Principal Life Insurance	3,745,350	5.5%
801 Grand Ave.
Des Moines, IA 50392

Entities affiliated with Essex Woodlands Health Ventures (2) (15)	14,651,556	21.6%
190 South LaSalle Street, Suite 2800
Chicago, IL 60603

Hickory Venture Capital Corporation (13) (15)	8,427,911	12.5%
301 Washington Street, NW, Suite 301
Huntsville, AL 35801

Radius Venture Partners I, L.P. (5) (15)	6,485,953	9.6%
400 Madison Avenue, 8th Floor
New York, NY 10017

Entities affiliated with Psilos Group Partners (14) (15)	5,939,685	8.8%
625 Avenue of the Americas, 4th Floor
New York, NY 10011

__________

*Became an executive officer of Patient Infosystems effective January 25, 2006 upon completion of the merger with CCS Consolidated.

**Named Executive Officer.

(1)	Less than 1%.
(2)

Consists of 1,615,589 shares of common stock held of record by Essex Woodlands Health Ventures Fund V, L.P. and 12,678,199 shares of common stock held of record by CCS Consolidated Holdings, LLC. Mr. Pacala is a general partner of Essex Woodlands Health Ventures Fund V, L.P. and is a manager of CCS Consolidated Holdings, LLC and shares voting and dispositive power with respect to the shares held by each of these entities and disclaims beneficial ownership of the shares in which he has no pecuniary interest. Amount also includes 357,768 shares of common stock issuable upon exercise of a warrant held by Essex Woodlands Health Ventures Fund V, L.P. and exercisable within 60 days of May 11, 2006.

(3)

Consists of 729,503 shares of common stock held of record by Psilos Group Partners II, L.P., 5,013,169 shares of common stock held of record by CCS Consolidated Holdings, LLC, 35,466 shares of common stock held of record by CCP/Psilos CCS, LLC and 3,668,937 shares of common stock currently held by an escrow agent for the benefit of certain former stockholders of CCS Consolidated, over which Dr. Waxman exercises voting power. Dr. Waxman is a managing member of, or managing member of the general partner of, Psilos Group Partners, L.P., Psilos Group Partners II, L.P. and CCP/Psilos CCS, LLC. Dr. Waxman is also a manager of CCS Consolidated Holdings, LLC. As a result, Dr. Waxman shares voting and dispositive power with respect to the shares held by these entities and disclaims beneficial ownership of the shares in which he has no pecuniary interest. Shares of common stock issuable upon exercise of a warrant held by Psilos Group Partners II, L.P. and exercisable within 60 days of May 11, 2006 are included in the number of shares set forth above over which Dr. Waxman exercises voting power in his capacity as party to the escrow agreement.

(4)

Consists of 6,625,521 shares held of record by Mr. Pappajohn, 30,000 shares held of record by Halkis, Ltd., a sole proprietorship owned by Mr. Pappajohn, 30,000 shares held of record by Thebes, Ltd., a sole proprietorship owned by Mr. Pappajohn’s spouse, 30,000 shares held directly by Mr. Pappajohn’s spouse, 1,666,936 shares held by a voting trust and a fully vested and exercisable warrant to purchase 37,500 shares of common stock. Mr. Pappajohn disclaims beneficial ownership of the shares owned by Thebes, Ltd., by his spouse and by the voting trust.

(5)

Consists of 244,647 shares of common stock held of record by Radius Venture Partners I, L.P. and 6,187,129 shares held of record by CCS Consolidated Holdings, LLC. Mr. Lubin is a general partner of Radius Venture Partners I, L.P., shares voting and dispositive power with respect to the shares held by Radius Venture Partners I, L.P. and disclaims beneficial ownership of the shares in which he has no pecuniary interest. Jordan Davis, another general partner of Radius Venture Partners I, L.P., is a manager of CCS Consolidated Holdings, LLC and shares voting and dispositive power with respect to the shares held by Radius Venture Partners I, L.P. and disclaims beneficial ownership of the shares in which he has no pecuniary interest. Amount also includes 54,177 shares of common stock issuable upon exercise of a warrant held by Radius Venture Partners I, L.P. and exercisable within 60 days of May 11, 2006.

(6)

Consists of 1,120,447 shares held of record by Dr. Schaffer, 12,000 shares held of record by Dr. Schaffer’s children and a fully vested and exercisable warrant to purchase 37,500 shares of common stock.

(7)	Consists of a fully vested and exercisable warrant to purchase 325,000 shares of common stock.
(8)

Consists of 1,017,666 shares of common stock issuable pursuant to early exercise features of an option exercisable within 60 days. Of these shares, 720,847 shares underlying this option are not vested and would not be transferable by Dr. Paterson until vested. Accordingly, Dr. Paterson is not deemed to have investment power over such shares.

(9)	Consists of 25,000 shares held of record by Ms. St. Andre and a fully vested and exercisable warrant to purchase 150,000 shares of common stock.
(10)	Consists of 3,008 shares held of record by Mr. Tapper and a fully vested and exercisable warrant to purchase 100,000 shares of common stock.
(11)

Consists of 254,416 shares of common stock issuable pursuant to early exercise features of an option exercisable within 60 days. Of these shares, 180,211 shares underlying this option are not vested and would not be transferable by Mr. Spence until vested. Accordingly, Mr. Spence is not deemed to have investment power over such shares.

(12)

Consists of 127,208 shares of common stock issuable pursuant to early exercise features of an option exercisable within 60 days. Of these shares, 90,106 shares underlying this option are not vested and would not be transferable by Ms. Welte until vested. Accordingly, Ms. Welte is not deemed to have investment power over such shares.

(13)

Consists of 968,814 shares of common stock held of record by Hickory Venture Capital Corporation and 7,244,557 shares held of record by CCS Consolidated Holdings, LLC. Amount also includes 214,542 shares of common stock issuable upon exercise of a warrant held by Hickory Venture Capital Corporation and exercisable within 60 days of May 11, 2006.

(14)

Consists of 729,503 shares of common stock held of record by Psilos Group Partners II, L.P., 5,013,169 shares of common stock held of record by CCS Consolidated Holdings, LLC and 35,466 shares of common stock held of record by CCP/Psilos CCS, LLC. Albert S. Waxman, a director of, Psilos Group Partners, L.P., Psilos Group Partners II, L.P. and CCP/Psilos CCS, LLC. Amount also includes 161,547 shares of common stock issuable upon exercise of a warrant held by Psilos Group Partners II, L.P. and exercisable within 60 days of May 11, 2006.

(15)

As described in greater detail in footnotes 2, 3, 5 and 13, certain of these entities are members of CCS Consolidated Holdings, LLC. CCS Consolidated Holdings owns of record an aggregate of 31,123,053 shares of common stock. The managers of CCS Consolidated Holdings, who share voting and investment power over the securities held of record by CCS Consolidated Holdings, are Albert Waxman, Mark Pacala, Jordan Davis and Thomas Noojin. Each of these individuals disclaims beneficial ownership of the shares in which he has no pecuniary interest. The shares of common stock held by CCS Consolidated Holdings, LLC will be distributed to its members pursuant to a limited liability company agreement.

(16)

Consists of 34,379,678 shares held of record, 1,666,936 shares held by a voting trust, 3,668,937 shares held by an escrow agent, 650,000 shares issuable upon exercise of fully vested warrants, and 1,399,290 shares pursuant to early exercise features of the stock options. Of these shares underlying stock options, 991,164 shares are not vested and would not be transferable until vested.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Between April 2003 and January 2004, Patient Infosystems issued 840,118 shares of Series D 9% Cumulative Convertible Preferred Stock (“Series D Preferred Stock”) under the terms of the Note and Stock Purchase Agreement dated April 11, 2003 and amended on September 10, 2003. John Pappajohn and Derace Schaffer, M.D., two current directors of Patient Infosystems, purchased 435,233 and 5,318 shares, respectively, of Series D Preferred Stock. The shares of Series D Preferred Stock have been converted into common stock on a 10-for-1 basis in accordance with their terms.

In January 2004, Patient Infosystems borrowed $200,000 for working capital from Mr. Pappajohn which was repaid in March 2004 using the proceeds of the sale of Patient Infosystems’ common stock. During the three month period ended September 30, 2004, Patient Infosystems borrowed $570,000 of working capital from Mr. Pappajohn which was repaid in September 2004 using the proceeds of a line of credit with Wells Fargo Bank Iowa, N.A. (“Wells Fargo”) which indebtedness was guaranteed by Mr. Pappajohn.

On December 31, 2003, Patient Infosystems entered into the Third Addendum to the Second Amended and Restated Credit Agreement with Wells Fargo, which extended the term of the $3,000,000 credit facility from January 2, 2004 to July 31, 2005. Dr. Schaffer and Mr. Pappajohn guaranteed this extension. In consideration of their guarantees, in February 2004, Patient Infosystems granted to Dr. Schaffer and Mr. Pappajohn warrants to purchase an aggregate of 47,500 shares of Series D Preferred Stock, which warrants have been exercised and the underlying shares have been converted to common stock. Patient Infosystems valued these warrants at $1,085,375 using the Black-Scholes method.

On September 21, 2004, Patient Infosystems entered into the Fourth Addendum to the Second Amended and Restated Credit Agreement with Wells Fargo, which increased the amount of the credit facility to $7,000,000 and extended the term to July 31, 2006. Dr. Schaffer and Mr. Pappajohn guaranteed these extensions. In consideration of their guarantees, in September 2004 Patient Infosystems granted to Dr. Schaffer and Mr. Pappajohn warrants to purchase an aggregate of 1,000,000 shares of Patient Infosystems’ common stock for $1.68 per share. Patient Infosystems valued these warrants at $1,416,500 using the Black-Scholes method.

On February 2, 2005, Patient Infosystems’ wholly owned subsidiary ACS entered into the First Addendum to the Credit Agreement with Wells Fargo, which increased the amount of ACS’s credit facility to $3,000,000. Dr. Schaffer and Mr. Pappajohn, directors of both Patient Infosystems and ACS, guaranteed this extension. Also on February 2, 2005, Patient Infosystems entered into the Fifth Addendum to the Second Amended and Restated Credit Agreement with Wells Fargo, which decreased the amount of Patient Infosystems’ credit facility to $6,000,000. ACS repaid $1,000,000 of debt to Patient Infosystems using its credit facility, which Patient Infosystems used to retire $1,000,000 of its credit facility. In consideration of the guarantees, ACS issued warrants to Mr. Pappajohn and Dr. Schaffer to purchase 974,950 shares of ACS common stock at the fair market value per share on the date of grant.

On October 31, 2005, Patient Infosystems issued 547,224 shares of common stock valued at $3.44 per share and paid $17,351 in cash to the holders of Patient Infosystems preferred stock in lieu of accrued dividends which it was obligated to pay upon conversion of such preferred stock into common stock. John Pappajohn and Derace Schaffer, M.D., directors of Patient Infosystems, received 279,465 and 40,694 shares of Patient Infosystems’ common stock, respectively, and Principal Life Insurance Company, a beneficial owner of more than 5% of Patient Infosystems’ outstanding common stock, received 193,860 shares of Patient Infosystems’ common stock in satisfaction of the accrued dividends.

On January 25, 2006, Patient Infosystems paid dividends in arrears totaling $192,785 to the holders of Patient Infosystems’ Series C and D Preferred Stock. In lieu of $178,036 of cash, John Pappajohn and Derace Schaffer, M.D., directors of Patient Infosystems, received 23,733 and 2,387 shares of ACS common stock, respectively, and Principal Life Insurance Company, a beneficial owner of more than 5% of Patient Infosystems’ outstanding common stock, received 18,390 shares of ACS common stock in satisfaction of the accrued dividends. Such shares of ACS common stock were held by Patient Infosystems as available-for-sale securities.

DESCRIPTION OF SECURITIES

We are authorized to issue 100,000,000 shares of capital stock, divided into (i) 80,000,000 shares of common stock, par value $0.01 per share and (ii) 20,000,000 shares of preferred stock, par value $0.01 per share. As of May 11, 2006, there are 67,538,976 shares of common stock outstanding, held of record by approximately 357 stockholders. There are no shares of our preferred stock outstanding.

Common Stock

The holders of common stock are entitled to one vote for each share held of record in the election of directors and in all other matters to be voted on by the stockholders. There is no cumulative voting with respect to the election of directors. As a result, the holders of more than 50% of the shares voting for the election of directors can elect all of the directors. Holders of common stock are entitled:

•

to receive any dividends as may be declared by the board of directors out of funds legally available for such purpose after payment of accrued dividends on the outstanding shares of preferred stock; and

•

in the event of our liquidation, dissolution, or winding up, to share ratably in all assets remaining after payment of liabilities and after provision has been made for each class of stock having preference over the common stock.

All of the outstanding shares of common stock are validly issued, fully paid and nonassessable. Holders of common stock have no preemptive right to subscribe for or purchase additional shares of any class of our capital stock.

Authorized Preferred Stock

Our board of directors has the authority within the limitations set forth in our certificate of incorporation to provide by resolution for the issuance of preferred stock, in one or more classes or series, and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences and the number of shares constituting any series or the designation of such series.

Warrants

As of May 11, 2006, there are outstanding warrants to purchase 1,089,536 shares of our common stock. All of such warrants are fully vested. This excludes the Replacement Warrants issued as part of the merger with CCS Consolidated to certain former holders of CCS Consolidated capital stock who are guarantors of CCS Consolidated’s obligations under its line of credit with Comerica Bank. The shares underlying the Replacement Warrants have been deposited into escrow and may be acquired by such former CCS Consolidated stockholders based upon the outstanding balance of the line of credit. To the extent that the Replacement Warrants do not vest, or are not exercised in full, the shares of our common stock underlying the Replacement Warrants will be released from escrow to all former stockholders of CCS Consolidated in accordance with the Merger Agreement.

Of the 1,089,536 shares underlying outstanding warrants described above, 307,036 shares are being registered in the registration statement of which this prospectus is a part and are issuable upon exercise of warrants that we have issued to the selling stockholders.

Market for Common Stock

Shares of our common stock are listed on the OTC Bulletin Board under the symbol “PATY.”

Transfer Agent and Registrar

Our transfer agent and registrar is Continental Stock Transfer and Trust Company, 17 Battery Place, New York, New York 10004.

Shares Eligible for Future Sale

As of May 11, 2006, we had an aggregate of 67,538,976 shares of common stock outstanding. If all options and warrants currently outstanding to purchase shares of common stock were to be exercised, there would be an aggregate of 70,478,582 shares of common stock outstanding. Of the 70,478,582 shares, up to 7,914,613 shares are freely tradable without restriction or further registration under the Securities Act, except for any shares purchased by an “affiliate,” which will be subject to the resale limitations of Rule 144 promulgated under the Securities Act.

All of the remaining shares of common stock currently outstanding are “restricted securities” or owned by “affiliates,” as those terms are defined in Rule 144, and may not be sold publicly unless they are registered under the Securities Act or are sold pursuant to Rule 144 or another exemption from registration. The restricted securities are not eligible for sale without registration under Rule 144. The table below provides additional information on the number of shares that may be publicly sold and the dates that they become eligible for sale. As of May 11, 2006, there were outstanding options to purchase 1,850,070 shares of our common stock.

Date	Number of shares eligible for sale	Comment

Currently	7,933,580

Shares outstanding other than (i) the shares being sold pursuant to this prospectus, (ii) shares issued in connection with the merger with CCS Consolidated and (iii) shares held by:

- John Pappajohn;

- Derace Schaffer;

- Principal Life Insurance Company;

- Christine St. Andre;

- Kent Tapper;

- Psilos Group Partners, L.P., Psilos Group Partners II, L.P. and CCP/Psilos CCS, LLC (collectively, “Psilos”);

- Essex Woodlands Health Ventures Fund IV, L.P. and Essex Woodlands Health Ventures Fund V, L.P. (collectively “Essex Woodlands”);

- Hickory Venture Capital Corporation (“Hickory”);

- Radius Venture Partners I, L.P. (“Radius”);

- CCS Consolidated Holdings LLC (“CCS Holdings”); and

- SG Cowen Securities Corp. and its affiliates (collectively, “SG Cowen”); and

issuable upon immediately exercisable options and warrants other than options and warrants held by directors and executive officers and warrants issued to the placement agent in the 2005 PIPE financing, the shares underlying which are being registered on the registration statement of which this prospectus is a part

Upon the effective date of this prospectus	3,895,598	Shares sold in Patient Infosystems’ PIPE offerings during October 2005 and December 2005 and shares issuable upon exercise of warrants issued to the placement agent in such transaction.
January 25, 2007	2,142,962	Shares issued in the merger, except for shares issued to: Psilos, Essex Woodlands, Hickory, Radius, CCS Holdings, and SG Cowen.
July 25, 2007	52,750,005

Shares (i) issued in the merger (excluding shares deposited into escrow in the merger) to Psilos, Essex Woodlands, Hickory, Radius, CCS Holdings and SG Cowen; and (ii) held by John Pappajohn, Derace Schaffer, Principal Life Insurance Company, Roger Chaufournier, Christine St. Andre and Kent Tapper (including shares underlying exercisable options and warrants).

These shares will remain subject to volume limitations of Rule 144 for the following 12 month period.

Various dates	3,756,437

Shares (i) underlying options and warrants (other than those listed above) that are immediately exercisable and that vest and become exercisable and transferable, subject to the terms thereof, at various times in the future (including options currently held by Chris Paterson, Glen Spence and Ileana Welte and warrants held by former directors); and (ii) shares deposited into escrow at the closing of the merger which, when released to former CCS Consolidated stockholders, will become transferable on January 25, 2007 or July 25, 2007, depending on which stockholders such shares are released to.

The sale and distribution of these shares, or the perception that such sales or distributions might occur, may cause a decline in the market price of our common stock.

Rule 144

Generally, under Rule 144 as currently in effect, subject to the satisfaction of certain other conditions, a person, including any of our affiliates or persons whose shares are aggregated with an affiliate, who has owned restricted shares of common stock beneficially for at least one year, is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of:

•	1% of the then outstanding shares of common stock; or

•	the average weekly trading volume of shares of common stock during the four calendar weeks preceding such sale.

A person who is not an affiliate, has not been an affiliate within three months prior to sale, and has beneficially owned the restricted shares for at least two years is entitled to sell such shares under Rule 144(k) without regard to any of the limitations described above.

Charter and Bylaws Provisions and Delaware Anti-Takeover Statute

Patient Infosystems is subject to Section 203 of the Delaware General Corporation Law regulating corporate takeovers. This section prevents Delaware corporations from engaging under certain circumstances, in a “business combination,” which includes a merger or sale of more than 10% of the corporation’s assets, with any “interested stockholder,” or a stockholder who owns 15% or more of the corporation’s outstanding voting stock, as well as affiliates and associates of any such persons, for three years following the date such stockholder became an “interested stockholder,” unless (i) the business combination or the transaction in which such stockholder became an “interested stockholder” is approved by the board of directors prior to the date the “interested stockholder” attained such status; (ii) upon consummation of the transaction that resulted in the stockholder becoming an “interested stockholder,” the “interested stockholder” owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned by (x) persons who are directors and also officers and (y) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or (iii) on or after the date the “interested stockholder” attained such status the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the “interested stockholder.”

Our certificate of incorporation and bylaws do not provide for cumulative voting in the election of directors. Our bylaws eliminate the right of stockholders to call special meetings of stockholders. These and other provisions may have the effect of delaying, deferring or preventing hostile takeovers or changes in the control or management of Patient Infosystems, even if doing so would be beneficial to our stockholders.

Reports to Stockholders

Patient Infosystems has complied, and will continue to comply, with the periodic reporting, proxy solicitation and other applicable requirements of the Securities Exchange Act of 1934.

SELLING STOCKHOLDERS

The following tables list the names of each holder of common stock and warrants, respectively, offered for sale by this prospectus, and for each such selling stockholder, the number of shares owned by such selling stockholder and the number of shares that may be offered for resale under this prospectus. To the extent permitted by law, the selling stockholders who are not natural persons may distribute shares, from time to time, to one or more of their respective affiliates, which may sell shares pursuant to this prospectus. We have registered the shares to permit the selling stockholders and their respective permitted assignees or other successors in interest that receive their shares from the selling stockholders after the date of this prospectus to resell the shares. An aggregate of up to 3,895,598 shares of our common stock may be offered and sold pursuant to this prospectus by the selling stockholders.

No selling stockholder has held any position or office or had a material relationship with Patient Infosystems or CCS Consolidated or their respective affiliates within the past three years other than as a result of the ownership of our common stock and other securities.

The following table sets forth certain information as of May 11, 2006 regarding the sale by the selling stockholders of 3,895,598 shares of common stock in this offering. None of the selling stockholders beneficially owns greater than 1% of our common stock.

Selling Stockholder(1)	Shares Beneficially Owned Before the Offering (2)	Shares to be Registered Pursuant to this Offering	Shares Beneficially Owned After the Offering
Alastair McEwan	27,933	27,933	0
Alessandro Corale	6,984	6,984	0
Alexander Sepulveda	13,967	13,967	0
Andrew W. Miller	7,268	7,268	0
Anne Bivona IRA	10,175	10,175	0
Arco Van Nieuwland	279,330	279,330	0
Arnold Urson	27,933	27,933	0
Atef Awadallah	2,907	2,907	0
Barry Wojcik	43,605	43,605	0
Bernard Ochs	13,967	13,967	0
Bill Barrett	7,268	7,268	0
Blake Williams	14,535	14,535	0
Brian and Julia M. Renner	14,535	14,535	0
Brian Billet	7,268	7,268	0
Brian J. Smith	2,907	2,907	0
Brian R. Pollack - IRA	3,634	3,634	0
Burrach Willi	11,309	11,309	0
Carlos E. Perez	14,535	14,535	0
Carrin Reid - IRA	3,489	3,489	0
Charles & Deanna West	5,233	5,233	0
Charles Mader	12,798	12,798	0
Curtis J. & Dorothy Bailey	14,535	14,535	0
Dale A. Crenwelge	14,535	14,535	0

Dale Williams	13,967	13,967	0
Dave M. Parsin	7,268	7,268	0
David & Buris Blanchfield	13,967	13,967	0
David Klemer & Deana Shelby	11,174	11,174	0
Donald Gross	41,900	41,900	0
Doug Elward	6,984	6,984	0
Edwin Schultz Jr.	14,535	14,535	0
Gary Schurman	29,070	29,070	0
Gerald C. and Diane M. Palmer	13,967	13,967	0
Gero G. Papst	6,984	6,984	0
Graham Smith	27,933	27,933	0
Gregory Masica	7,268	7,268	0
H. Jakob Skadegaard	13,967	13,967	0
Hans van Luit	87,210	87,210	0
Harold A. Deadman	14,535	14,535	0
Howard E. Richmond Jr.	14,535	14,535	0
J. Michael & Susan Zabkar	7,268	7,268	0
J.A. & Elizabeth Yewdall	8,721	8,721	0
James Bruce Overmier	7,268	7,268	0
James K. and Sharon A. Randolph	111,732	111,732	0
James M. Ehrhart	13,967	13,967	0
James S. Bregman - IRA	21,803	21,803	0
Jang Suh Park	27,933	27,933	0
Joel Cherande	58,140	58,140	0
John Barnum	13,967	13,967	0
John C. Major Family 2000 Trust (3)	13,967	13,967	0
John O’Loughlin	6,984	6,984	0
John P. Morris	13,967	13,967	0
John W. Eilers	13,967	13,967	0
Jon R. Bullock	7,268	7,268	0
Joseph & Dorit Ringelstein	14,535	14,535	0
Joseph Petrocelli	6,984	6,984	0
Joseph T. DeComa Jr.	29,070	29,070	0
Katie & Adam Bridge Partners, L.P. (4)	26,643	26,643	0
Kavuri Surendranath	27,933	27,933	0
Kevin O’Connell - IRA	5,587	5,587	0
Kirby Frank	13,967	13,967	0
Klaus Arne Booth	11,047	11,047	0
Klaus Wehler	27,933	27,933	0
Lance Gelein	7,268	7,268	0
Leonard B. Hodes	8,721	8,721	0
Linda S. Woodard	7,268	7,268	0
Logan Hurst	116,280	116,280	0
Lou Pozza	7,268	7,268	0
Louis & Denise Torelli	7,268	7,268	0

Louis Quagliata	7,268	7,268	0
Marc & Beatrice De Garidel	27,933	27,933	0
Marcus Key	13,082	13,082	0
Mark Ellis	7,268	7,268	0
Mark Smith	9,777	9,777	0
Mark Smith - IRA	8,431	8,431	0
Markus Seiger	14,535	14,535	0
Donald B. Marsing Revocable Living Trust	29,070	29,070	0
Maybach Capital, Inc. (5)	260,665	245,665	15,000
Meertens Henk	29,070	29,070	0
Mercedes Sepulveda - IRA	5,587	5,587	0
Michael B. & Sheila Carroll	36,654	36,654	0
Morihiro Edwin Aoki	5,814	5,814	0
Muneswara Sreenvasan	6,984	6,984	0
Natan & Miryam Vishlitzky	85,756	85,756	0
Pablo A. Garcia Fernandez and J. Laura Miranda Eslava	18,157	18,157	0
Patrick E. & Barbara J. Kaminski	6,984	6,984	0
Paul Karrer	43,605	43,605	0
Paul Major	2,794	2,794	0
Paul Samson Sr.	58,140	58,140	0
Per Gustafsson	424,861	424,861	0
Peter & Linda Licari	47,966	47,966	0
Peter Grillo	13,967	13,967	0
Randall W. Heinrich	4,056	4,056	0
Randy M. Uphon	27,933	27,933	0
Ray & Erica Kapany	21,178	21,178	0
Reinald Schneller	10,175	10,175	0
Richard A. Lisauskas	21,803	21,803	0
Richard M. Maser	13,967	13,967	0
Rick Vandentoorn	8,380	8,380	0
Robert & Gloria Storovich	16,570	16,570	0
Robert A. Laughlin - IRA	7,268	7,268	0
Robert and Jodi C. Calvert	6,984	6,984	0
Robert Clauss	7,268	7,268	0
Robert Gaccione Jr.	14,535	14,535	0
Robert Mosbaugh	5,587	5,587	0
Robin Maxwell	6,984	6,984	0
Ronald & Cindy Soicher	13,967	13,967	0
Ronald W. Randle	6,984	6,984	0
Scott & Gaye Dunlop	18,314	18,314	0
Scott Gaudiner	29,070	29,070	0
Seamus Geary	13,967	13,967	0
Sean Brennan	11,174	11,174	0
Sheldon L. Miller	87,210	87,210	0

Sky & Victoria Kruse	29,070	29,070	0
Stan & Catherine Nabozny	29,070	29,070	0
Stella Rosh	16,988	16,988	0
Stephen Witt	4,361	4,361	0
Steven T. & Vicki J. Childs	29,070	29,070	0
Stuart Kolodner & Deborah Simon	7,268	7,268	0
Terazeal Pty Ltd. (6)	42,468	42,468	0
The Carnahan Trust (7)	55,866	55,866	0
The Jayaraman Living Trust dtd 2/11/98 (8)	29,070	29,070	0
The Slansky Family Trust (9)	29,070	29,070	0
Theodore Bonneu	27,933	27,933	0
Thomas & Suzanne Hansbauer	7,268	7,268	0
Thomas H. Flinn	7,268	7,268	0
Thomas K. Beard	13,967	13,967	0
Thomas Verderome	7,268	7,268	0
Today Reality Advisors, Inc. (4)	30,727	30,727	0
Tom & Misa Benson	14,535	14,535	0
Victor Giamanco (11)	37,933	37,933	0
Werner & Elisabeth Daghofer	9,777	9,777	0
White Rock Investments (11)	61,050	61,050	0
William R. & Joanne Jellison	41,899	41,899	0
William V. & Nancy E. Hugie	8,721	8,721	0
Yves Hertoghs	14,535	14,535	0

Selling Warrantholder (12)	Shares Beneficially Owned Before the Offering (2)	Shares to be Registered Pursuant to this Offering	Shares Beneficially Owned After the Offering

Robert Bonaventura	11,500	11,500	0
Craig Bonn	9,000	9,000	0
Kevin Conners	10,000	10,000	0
Frank A. Mazzola	42,348	42,348	0
Hugh Marasa	7,771	7,771	0
Mike Giles	2,837	2,837	0
Jason Russo	29,272	29,272	0
Ronald Zuckerman	3,241	3,241	0
Nancy Reif	1,795	1,795	0
Robert Rotunno	1,341	1,341	0
Peter Silverman	6,234	6,234	0
Kevin Struthers	523	523	0
Brian Anderson	1,151	1,151	0
Peter Malone	1,439	1,439	0
David Polifroni	936	936	0

Brian Barlett	134	134	0
David Paladino	240	240	0
Jonathan Lawrence	576	576	0
Joseph Cordi	3,166	3,166	0
Michael Wagner	1,919	1,919	0
James Reid	1,247	1,247	0
Heidi Breiland	839	839	0
Oseas Zuluaga	300	300	0
John Telfer	300	300	0
Hugh Regan	300	300	0
Alex Shtaynberger	300	300	0
Dan T.O’Conor	300	300	0
Beatrice Aleman	200	200	0
Maya Lawler	3,150	3,150	0
Claude M. Maynard II	300	300	0
Glen McKelvey	1,283	1,283	0
Sunny M. Grillo	200	200	0
Christina Gallo	200	200	0
Ted Fowler	29,000	29,000	0
John Marcus	2,380	2,380	0
Craig Boden	8,500	8,500	0
Bonanza Trust (13)	61,407	61,407	0
Dianthus LLC (14)	61,407	61,407	0

(1)     Current holders of common stock. These stockholders do not hold any warrants exercisable for additional shares of common stock.

(2)     Beneficial ownership is determined in accordance with rules and regulations of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person, shares of common stock subject to options or warrants held by that person that are currently exercisable or exercisable within 60 days of the date of this prospectus are deemed outstanding. Except as indicated in the footnotes to this table and pursuant to applicable community property laws, each stockholder named in the table has sole voting and investment power with respect to the shares beneficially owned by such stockholder. Selling stockholders are deemed to beneficially own the shares of common stock issuable upon the exercise of their warrants.

(3)     John C. Major exercises voting and dispositive control over the shares held by John C. Major Family 2000 Trust.

(4)     Steven Sands exercises voting and dispositive control over the shares held by Katie & Adam Bridge Partners, L.P.

(5)     Joseph and Christian Giamanco exercise voting and dispositive control over the shares held by Maybach Capital, Inc.

(6)	Paul Ford exercises voting and dispositive control over the shares held by Terazeal Pty Ltd.

(7)     Kevin and Laurie Carnahan exercise voting and dispositive control over the shares held by The Carnahan Trust.

(8)     Rangarajan and Shamala Jayaraman exercise voting and dispositive control over the shares held by The Jayaraman Living Trust.

(9)     Richard and Darcy Slansky exercise voting and dispositive control over the shares held by The Slansky Family Trust.

(10)	Sue Shelton exercises voting and dispositive control over the shares held by Today Reality Advisors, Inc.

(11)   Victor Giamanco exercises voting and dispositive control over the shares held by White Rock Investments. The share numbers presented in the table for Mr. Giamanco exclude shares owned by White Rock Investments and vice versa.

(12)     These persons are beneficial owners of shares issuable upon exercise of a warrant to purchase common stock issued to the placement agent. The shares listed in the table for such persons represent shares underlying the warrant held by such persons. These warrant holders do not beneficially own any additional shares of common stock.

(13)	Jeff Zaluda exercises voting and dispositive control over the shares held by Bonanza Trust.
(14)	Deidre Henderson exercises voting and dispositive control over the shares held by Dianthus LLC.

PLAN OF DISTRIBUTION

The selling stockholders and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use anyone or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker/dealer solicits purchasers;

•	block trades in which the broker/dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker/dealer as principal and resale by the broker/dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales;

•	broker/dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker/dealers engaged by the selling stockholders may arrange for other brokers/dealers to participate in sales. Broker/dealers may receive commissions from the selling stockholders (or, if any broker/dealer acts agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions to exceed what is customary in the types of transactions involved.

The selling stockholders may from time to time pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus, or under a supplement to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest selling stockholders under this prospectus.

The selling stockholders and any broker/dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker/dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions under the Securities Act. The selling stockholders have informed us that they do not have any agreement or understanding, directly or indirectly, with any person to distribute the common stock.

We are required to pay all fees and expenses incident to the registration of the shares covered by this prospectus. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

EXPERTS

The consolidated financial statements of Patient Infosystems as of December 31, 2005 and 2004 and for the years then ended included in this prospectus have been audited by McGladrey & Pullen LLP, an independent registered public accounting firm, as stated in their report appearing herein (which report expresses an unqualified opinion), and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements of CCS Consolidated, Inc. as of March 31, 2005 and 2004, and each of for the years then ended, appearing elsewhere in this prospectus and registration statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report appearing herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the Securities and Exchange Commission a Registration Statement on Form SB-2 under the Securities Act of 1933 with respect to the common stock offered by this prospectus. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. For further information with respect to Patient Infosystems and the common stock offered by this prospectus, reference is made to the registration statement and the exhibits and schedules filed as a part of the registration statement. Additionally, Patient Infosystems files annual, quarterly and current reports, proxy statements and other documents with the Securities and Exchange Commission. You may read and copy any materials filed with the Securities and Exchange Commission at the Securities and Exchange Commission’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission also maintains an Internet website that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Securities and Exchange Commission. The address of the Securities and Exchange Commission’s website is http://www.sec.gov.

Information on Patient Infosystems’ and CCS Consolidated’s Websites

Information on the Patient Infosystems and CCS Consolidated Internet websites is not part of this prospectus and you should not rely on that information in deciding whether to purchase Patient Infosystems’ common stock, unless that information is also in this document.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, or controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

Index to Financial Statements

Patient Infosystems, Inc.

Audited Financial Statements for the years ended December 31, 2005 and December 31, 2004

Report of McGladrey & Pullen LLP, independent registered public accounting firm	F-2
Consolidated Balance Sheets as of December 31, 2005 and December 31, 2004	F-3

Consolidated Statements of Operations for the fiscal years ended December 31, 2005 and

December 31, 2004	F-4

Consolidated Statements of Stockholders’ Equity for the years ended December 31, 2005

and December 31, 2004	F-5
Consolidated Statements of Cash Flows for the fiscal years ended December 31, 2005
and December 31, 2004	F-7
Notes to Consolidated Financial Statements	F-9

CCS Consolidated, Inc.

Audited Financial Statements for the years ended March 31, 2005 and March 31, 2004

Report of Ernst & Young LLP, independent auditors	F-23
Consolidated Balance Sheets as of March 31, 2005 and March 31, 2004	F-24

Consolidated Statements of Operations for the years ended March 31, 2005 and

March 31, 2004	F-26
Consolidated Statements of Redeemable Preferred Stock and Stockholders’ Equity (Deficit) for
the years ended March 31, 2005 and March 31, 2004	F-27

Consolidated Statements of Cash Flows for the years ended March 31, 2005 and

March 31, 2004	F-30
Notes to Consolidated Financial Statements	F-32

Unaudited Financial Statements for the nine months ended December 31, 2005 and December 31, 2004

Consolidated Balance Sheets as of December 31, 2005 and March 31, 2005	F-52
Consolidated Statements of Operations for the nine months ended December 31, 2005 and
December 31, 2004	F-54

Consolidated Statements of Cash Flows for the nine months ended December 31, 2005 and

December 31, 2004	F-55
Notes to Consolidated Financial Statements	F-57

Pro Forma Financial Information

Unaudited Pro Forma Condensed Combined Financial Statements as of December 31, 2005, for the twelve months ended March 31, 2005 and for the nine months ended December 31, 2005

Pro Forma Balance Sheet as of December 31, 2005	F-71

Unaudited Pro Forma Condensed Combined Statement of Operations For the

Twelve Months Ended March 31, 2005	F-72

Unaudited Pro Forma Condensed Combined Statement of Operations For the

Nine Months Ended December 31, 2005	F-73
Notes to Unaudited Pro Forma Condensed Combined Financial Statements	F-74

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders

Patient Infosystems, Inc.

We have audited the accompanying consolidated balance sheets of Patient Infosystems, Inc. and subsidiaries (the Company) as of December 31, 2005 and 2004, and the related consolidated statements of operations, stockholders’ equity and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Patient Infosystems, Inc. and subsidiaries as of December 31, 2005 and 2004, and the results of their operations and their cash flows for the years then ended, in conformity with U.S. generally accepted accounting principles.

/s/McGladrey & Pullen, LLP

McGladrey & Pullen, LLP

Des Moines, Iowa

March 16, 2006

PATIENT INFOSYSTEMS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS AS OF DECEMBER 31, 2005 AND 2004

ASSETS	2005	2004
CURRENT ASSETS:
Cash and cash equivalents	$ 4,440,329	$ 212,549
Stock subscriptions receivable	359,900	-
Available-for-sale securities	1,190,167	-
Accounts receivable (net of doubtful accounts allowance of $32,313 and $65,902)	806,658	1,499,664
Prepaid expenses and other current assets	297,107	212,121
Notes receivable	336,277	1,653,536
Assets related to discontinued operations	-	490,235
Total current assets	7,430,438	4,068,105

PROPERTY AND EQUIPMENT, net	540,827	765,433

OTHER ASSETS:
Intangible assets (net of accumulated amortization of $151,029 and $12,500)	453,086	237,500
Goodwill	6,778,432	6,875,979
Assets related to discontinued operations	-	6,608,062

TOTAL ASSETS	$ 15,202,783	$ 18,555,079

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$ 419,792	$ 1,024,260
Accrued salaries and wages	519,086	736,747
Accrued expenses	733,984	129,536
Accrued interest	-	28,746
Accrued dividends	139,997	1,317,495
Deferred revenue	60,000	269,246
Liabilities related to discontinued operations	-	2,430,343
Total current liabilities	1,872,859	5,936,373

LONG TERM DEBT	-	7,000,000
LIABILITIES RELATED TO DISCONTINUED OPERATIONS	-	219,325
COMMITMENTS (Note 7)

STOCKHOLDERS' EQUITY:
Preferred stock - $.01 par value: shares authorized: 20,000,000
Series C, 9% cumulative, convertible
issued and outstanding: 2005 - 63,200, 2004 - 75,000	632	750
Series D, 9% cumulative, convertible
issued and outstanding: 2005 - 869,572, 2004 - 840,118	8,696	8,401
Common stock - $.01 par value:
authorized: 80,000,000; issued and outstanding:
2005 - 14,986,904, 2004 - 9,638,150	149,869	96,382
Additional paid-in capital	64,761,186	54,346,793
Accumulated other comprehensive income	1,149,556	-
Unearned debt issuance cost	-	(1,689,244)
Accumulated deficit	(52,740,015)	(47,363,701)
Total stockholders' equity	13,329,924	5,399,381

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$ 15,202,783	$ 18,555,079

See notes to consolidated financial statements.

PATIENT INFOSYSTEMS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
YEARS ENDED DECEMBER 31, 2005 AND 2004

	2005	2004

REVENUES	$ 11,056,526	$ 9,699,325

COSTS AND EXPENSES:
Cost of revenue	8,213,711	6,688,533
Sales and marketing	1,484,984	1,078,354
General and administrative	2,301,836	1,602,134
Research and development	145,396	130,443

Total costs and expenses	12,145,927	9,499,464

OPERATING (LOSS) INCOME	(1,089,401)	199,861

Gain on investments	63,249	-
Debt financing costs	(1,689,244)	(812,630)
Interest expense	(270,421)	(126,828)
Other income	29,025	4,527

NET LOSS FROM CONTINUING OPERATIONS	(2,956,792)	(735,070)

LOSS FROM DISCONTINUTED OPERATIONS OF ACS
(includes $290,641 of expenses related to the distribution)	(2,419,522)	(2,831,238)

NET LOSS	(5,376,314)	(3,566,308)

CONVERTIBLE PREFERRED STOCK DIVIDENDS	(722,303)	(904,918)

NET LOSS ATTRIBUTABLE TO COMMON STOCKHOLDERS	$ (6,098,617)	$ (4,471,226)

NET LOSS PER SHARE - BASIC AND DILUTED
FROM CONTINUING OPERATIONS	$ (0.33)	$ (0.21)

NET LOSS PER SHARE - BASIC AND DILUTED
FROM DISCONTINED OPERATIONS	$ (0.22)	$ (0.36)

NET LOSS PER SHARE - BASIC AND DILUTED	$ (0.55)	$ (0.57)

WEIGHTED AVERAGE COMMON
SHARES OUTSTANDING	11,140,638	7,815,063

See notes to consolidated financial statements.

PATIENT INFOSYSTEMS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF STOCKHOLDERS EQUITY
YEARS ENDED DECEMBER 31, 2005 AND 2004
								Accumulated
					Additional	Unearned		Other	Total
	Common Stock		Preferred Stock		Paid-in	Debt issuance	Accumulated	Comprehensive	Stockholders
	Shares	Amount	Shares	Amount	Capital	Cost	Deficit	Income	Equity (Deficit)

Balance at December 31, 2003	4,960,354	$ 49,604	930,100	$ 9,301	$45,596,684	$ -	$(43,719,213)	$ -	$ 1,936,376

Exercise of stock options	83	1		-	88	-	-	-	89
Exercise of stock warrants	42,927	429		-	26,230	-	-	-	26,659
Issuance of common stock	4,384,786	43,848		-	7,194,352	-	-	-	7,238,200
Expenses of sale of common stock					(579,106)	-	-	-	(579,106)
Issuance of Series D Preferred		-	10,018	100	78,080	-	-	-	78,180
Beneficial conversion feature of Series D Preferred		-		-	78,180	-	(78,180)	-	-
Conversion of Series C Preferred to common stock	250,000	2,500	(25,000)	(250)	(2,250)	-	-	-	-
Issuance of warrants		-		-	324,150	-	-	-	324,150
Unearned portion		-		-	(44,750)	-	-	-	(44,750)
Warrants issued for debt guarantee		-		-	2,501,874	(1,689,244)	-	-	812,630
Dividends on
Series C Convertible Preferred Stock		-		-	(71,056)	-	-	-	(71,056)
Series D Convertible Preferred Stock		-		-	(755,683)	-	-	-	(755,683)

Net loss for the year ended
December 31, 2004		-		-	-	-	(3,566,308)	-	(3,566,308)

Balance at December 31, 2004	9,638,150	96,382	915,118	9,151	54,346,793	(1,689,244)	(47,363,701)	-	5,399,381

Exercise of stock options	162,873	1,629		-	350,945	-	-	-	352,574

Exercise of stock warrants	837,995	8,380	38,864	389	285,727	-	-	-	294,496
Earned portion of warrants issued					44,750	-	-	-	44,750
Issuance of common stock	3,588,562	35,885		-	12,424,255	-	-	-	12,460,150
Expenses of sale of common stock					(1,579,525)	-	-	-	(1,579,525)
Issuance of common stock in lieu of Series C Convertible Preferred Stock accrued dividends	101,450	1,014		-	347,976	-	-	-	348,990
Issuance of common stock in lieu of Series D Convertible Preferred Stock accrued dividends	445,774	4,458		-	1,529,002	-	-	-	1,533,460
Conversion of Series D Preferred to common stock	94,100	941	(9,410)	(94)	(847)	-	-	-	-
Conversion of Series C Preferred to common stock	118,000	1,180	(11,800)	(118)	(1,062)	-	-	-	-
Amortization of debt issuance cost		-		-	-	1,689,244	-	-	1,689,244
Dividends on
Series C Convertible Preferred Stock, net of forfeited		-		-	37,659	-	-	-	37,659
Series D Convertible Preferred Stock, accrued		-		-	(759,963)	-	-	-	(759,963)
Distribution of American Caresource Holdings, Inc.		-		-	(2,264,524)	-	-	-	(2,264,524)
Comprehensive loss:
Net loss for the year ended
December 31, 2005		-		-	-	-	(5,376,314)	-	(5,376,314)
Increase in unrealized gain on available-for-sale
securities, net of reclassification adjustment		-		-	-	-	-	1,149,556	1,149,556
Total comprehensive loss									(4,226,758)

Balance at December 31, 2005	14,986,904	$149,869	932,772	$ 9,328	$64,761,186	-	$(52,740,015)	$1,149,556	$ 13,329,924

See notes to consolidated financial statements.

PATIENT INFOSYSTEMS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED DECEMBER 31, 2005 AND 2004
	2005	2004
OPERATING:
Net loss	$ (2,956,792)	$ (735,070)
Adjustments to reconcile net loss to net cash provided by (used in)
operating activities:
Depreciation and amortization	377,150	157,884
Amortization of related to debt	1,689,244	812,630
Gain realized from sale of available-for-sale securities	(63,249)	-
Compensation expense related to issuance of stock warrants and options	44,750	44,250
Decrease (increase) in accounts receivable	693,006	(1,134,503)
(Increase) decrease in prepaid expenses and other current assets	(84,986)	76,515
(Decrease) increase in accounts payable	(604,468)	374,251
(Decrease) increase in accrued salaries and wages	(217,661)	348,964
Increase in accrued expenses	347,880	2,275
Decrease in accrued interest	(28,746)	(27,361)
Decrease in deferred revenue	(209,246)	(67,352)
Net cash used in discontinued operations	(2,677,720)	(2,530,190)

Net cash used in operating activities	(3,690,838)	(2,677,707)

INVESTING:
Property and equipment additions	(16,015)	(541,271)
Property and equipment disposals and retirements	-	3,272
Decrease (increase) in notes receivable	1,317,259	(1,653,536)
Net investment activity in American Caresource Holdings, Inc.	-	(1,237,239)
Proceeds from sale of available-for-sale securities	79,862	-
Purchase of CBCA Care Management	-	(7,293,959)
Net cash (used in) provided by discontinued operations	(163,744)	2,801,910

Net cash provided by (used in) investing activities	1,217,362	(7,920,823)

FINANCING:
Proceeds from the sale of common stock, net	12,747,309	7,219,139
Payment of cash dividends	(17,351)	-
(Payment) borrowing on line of credit	(7,000,000)	4,000,000
Expenses related to the sale of capital stock	(1,579,525)	(532,481)
Expenses related to distribution of American Caresource Holdings, Inc.	(290,641)	-
Net cash provided by (used in) discontinued operations	2,824,715	(256,681)

Net cash provided by financing activities	6,684,507	10,429,977

Net increase in cash and cash equivalents - continuing operations	4,227,780	(183,592)
Net decrease in cash and cash equivalents - discontinued operations	(16,749)	15,039
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	4,211,031	(168,553)

Cash and equivalents at the beginning of the year - continuing operations	212,549	396,141
Cash and equivalents at the beginning of the year - discontinued operations	16,749	1,710
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR	229,298	397,851

Cash and cash equivalents at end of year - continuing operations	4,440,329	212,549
Cash and cash equivalents at end of year - discontinued operations	-	16,749

CASH AND CASH EQUIVALENTS AT END OF YEAR	$ 4,440,329	$ 229,298

See notes to consolidated financial statements.

PATIENT INFOSYSTEMS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

YEARS ENDED DECEMBER 31, 2005 AND 2004

1.	DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization - Patient Infosystems, Inc. and subsidiaries (the “Company”) designs and develops health care services to manage, collect and analyze patient-related information to improve patient compliance with prescribed treatment protocols or adherence with utilization guidelines. Through its various patient programs for disease, case, demand and utilization management, Patient Infosystems provides important benefits for the patient, the health care provider and the payor.

On November 8, 2005, Patient Infosystems declared a dividend distributing its wholly owned subsidiary, American Caresource Holdings, Inc. to its stockholders. The distribution was effected on December 16, 2005.

The consolidated financial statements include the accounts of Patient Infosystems and its wholly owned subsidiaries, American Caresource Holdings, Inc. ("ACS") and CBCA Care Management, Inc. ("CMI"). The operations of ACS are presented up to the distribution date of November 8, 2005, and have been presented as “discontinued operations” for 2005 and 2004. Assets and liabilities of ACS as of December 31, 2004 are presented as assets and liabilities related to discontinued operations. Significant intercompany transactions and balances have been eliminated in consolidation.

Discontinued operations - Discontinued operations are the historical net loss of American Caresource Holdings, Inc. (“ACS”), a wholly owned subsidiary which was distributed to the Patient Infosystems’ stockholders of record as of November 8, 2005. Patient Infosystems distributed ACS as a dividend. For the year ended December 31, 2005, Patient Infosystems reported ACS revenue of $3.7 million, operating expenses of $5.6 million and non-operating expenses of $0.5 million with a net loss or $2.4 million as compared to revenue of $6.0 million, operating expenses of $8.0 million and non operating expenses of $0.8 million with a net loss of $2.8 million for the year ended December 31, 2004. The ACS operating results reported by Patient Infosystems includes only operating results achieved by ACS year to date as of November 8, 2005. There was no gain or loss recorded related to the distribution. ACS became a separate public registrant, and therefore has filed an annual report for the year ended December 31, 2005 on Form 10-KSB.

Acquisitions - On September 22, 2004, the Company acquired all the outstanding equity of CBCA Care Management, Inc. for a total purchase price of $7,293,959, which included (1) $7,100,000 in cash and (2) estimated direct expenses of $193,959. The Company recorded the CBCA Care Management, Inc. acquisition using the purchase method of accounting. During the third quarter of 2005, the Company completed a valuation of the identifiable intangible assets acquired and finalized the purchase price allocation. The final purchase allocation results in an increase in customer relationships and liabilities assumed and a decrease in goodwill as compared to previously reported amounts. The effect of these adjustments on the related amortization was insignificant.

Information related to the acquisition is as follows:

Purchase consideration
Cash	$ 7,100,000
Expenses	193,959
Total	$ 7,293,959

Purchase allocation
Current assets	$ 228,187
Liabilities assumed	(498,627)
Property & equipment	181,852
Customer relationships	604,115
Goodwill	6,778,432
$ 7,293,959

The acquisition of CMI has been accounted for using the purchase method of accounting and accordingly, the results of operations of CMI from September 22, 2004 have been included in the consolidated financial statements.

The following unaudited pro forma summary presents Patient Infosystems' consolidated results of operations for 2004 as if the acquisition of CMI had been consummated at January 1, 2004. The pro forma consolidated results of operations include certain pro forma adjustments, including the amortization of identifiable intangible assets, interest and expenses on certain debt.

December 31,
2004
Revenue	$ 15,135,334
Operational costs	(14,261,964)
Other costs	(1,472,231)
Net loss, continuing operations	(598,861)
Dividends and beneficial conversions	(826,738)
Net loss attributable to common shareholders, continuing operations	$ (1,425,599)
Net loss attributable to discontinued operations	$ (2,831,238)
Net loss attributable to common shareholders	$ (1,425,599)
Net loss per share, continuing operations	$ (0.18)
Net loss per share	$ (0.54)
Weighted average common shares	7,815,063

The pro forma results are not necessarily indicative of those that would have occurred had the acquisition taken place at the beginning of the periods presented.

Use of Estimates in the Preparation of Financial Statements - The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual amounts could differ from those estimates.

Fair Value of Financial Instruments - Patient Infosystems' financial instruments consist primarily of cash and cash equivalents, available-for-sale securities, accounts receivable, accounts payable, accrued expenses, a line of credit and long-term debt. The fair value of instruments is determined by reference to various market data and other valuation techniques, as appropriate. Unless otherwise disclosed, the fair value of short-term financial instruments approximates their recorded values due to the short-term nature of the instruments. Based on the borrowing rates currently available to Patient Infosystems for bank loans with similar terms and average maturities, the fair value of long-term debt approximates its carrying value.

Revenue Recognition and Deferred Revenue - Patient Infosystems' principal source of revenue are contracts for the provision of provider improvement services for federally funded health centers or disease, demand, case and utilization management services to self insured employers, health and welfare funds or other such entities that accept medical risk for defined populations. Deferred revenue represents amounts that may be billed in advance of delivery under these contracts.

Disease, demand, case and utilization management - Patient Infosystems' contracts may call for a per member per month, per employee per month or per-enrolled patient fee to be paid by the customer for a series of program services as defined in the contract or a fixed monthly fee which is intended to provide a defined set of services. The timing of customer payments varies by contract, but typically occurs in advance of the associated services being provided. Revenues from program operations are recognized ratably as the program services are delivered.

Development Contracts - Patient Infosystems' program enhancements consist of specific changes or modifications to existing products requested by customers and are short-term in nature. Therefore, revenue is recognized upon delivery of the enhancement.

Cash and Cash Equivalents - Cash and cash equivalents include all highly liquid debt instruments with original maturities of three months or less.

Concentrations of Credit Risk - Financial instruments, which potentially subject Patient Infosystems to concentration of credit risk, consist principally of cash and cash equivalents and accounts receivable. Management of Patient Infosystems believes it places its cash and cash equivalents with high credit quality institutions.

Patient Infosystems' current revenue is concentrated in a small number of customers, consequently, the loss of any one of its customers could have a material adverse effect on Patient Infosystems and its operations. During the years ended December 31, 2005 and 2004, Patient Infosystems had revenues of approximately $2.7 million (25%) and $5.1 million (53%), respectively, from a single customer and accounts receivable balances of $140,880 and $511,000 from that customer as of December 31, 2005 and 2004, respectively. The contract with this customer is due to renew on April 1, 2006, as which time Patient Infosystems anticipates that the revenue from this customer may decrease. While Patient Infosystems has found new sources of revenue, no assurance can be given that any such sources will provide the same amount of revenue, nor that such revenue sources will provide a comparable operating margin.

Securities available for sale - securities available for sale consists of shares held in ACS and are carried at fair value. Unrealized holding gains and losses, net of deferred taxes, are reported in a separate component of accumulated other comprehensive income until realized. Realized gains and losses on the sale of such securities are determined using the specific identification method and are reflected in the statements of operations. All unrealized holdings gains on securities available for sale arose during 2005. No deferred taxes have been provided on the unrealized gains because of the Company’s net operating loss carryforwards. Fair value at December 31, 2005 was determined under the provisions of SFAS 115 and related interpretations which require the Company to use the market trading price for those shares.

Comprehensive income - Comprehensive income (loss)is defined as the change in equity during a period from transactions and other events from non-owner sources.  Comprehensive income (loss) is the total of net (loss) and other  comprehensive  income (loss) which, for the Company,  is comprised  entirely of unrealized gains and losses on securities available for sale.

Property and Equipment - Property and equipment are stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, which range from 3 to 10 years.

Asset Impairment - Patient Infosystems regularly assesses all of its long lived assets for impairment and recognizes a loss when the carrying value of an asset exceeds its fair value.

Intangible Assets - As a result of the business combinations that are more fully explained in Note 1 Acquisitions above, the following is a summary of the intangible assets of Patient Infosystems as of December 31, 2005:

	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Customer relationships, CMI	$ 604,115	$ 151,029	$ 453,086

During 2005 and 2004, amortization expense totaled $138,529 and $12,500, respectively. The estimated aggregate amortization expenses for the next five years are as follows:

Year ending December 31,	Estimated Amortization Expense
2006	120,823
2007	120,823
2008	120,823
2009	90,617
TOTAL	$ 453,086

Goodwill - As a result of the business combinations that are more fully explained in Note 1 Acquisitions above, the following is a summary of the goodwill assets of Patient Infosystems as of December 31, 2005:

CMI
Balance, beginning	$ 6,875,979
Final adjustment to purchase accounting	(97,547)
Acquired during the year	-
Impairment losses	-
Balance, ending	$ 6,778,432

The CMI goodwill was tested annually for impairment as of December 31. The fair value of the CMI goodwill was estimated using the expected present value of future cash flows.

Research and Development - Research and development costs are expensed as incurred.

Income Taxes - Deferred income tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and net operating loss and tax credit carryforwards. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some or all of the deferred tax assets will not be realized.

Net Loss Per Share - The calculations for the basic and diluted loss per share were based on net loss attributable to common stockholders of $6,098,617 and $4,471,226 and a weighted average number of common shares outstanding, of 11,140,638 and 7,815,063 for the years ended December 31, 2005 and 2004. The computation of fully diluted loss per share for 2005 and 2004 did not include 11,292,499 and 11,471,769 shares of common stock, respectively, which consist of the common equivalents of outstanding convertible preferred shares, options and warrants because the effect would be antidilutive due to the net loss in those years. The convertible preferred stock dividends for the year ended December 31, 2004 has been changed from previously presented amounts to include the $78,180 of beneficial conversion feature related to the issuance of preferred stock in January

2004. The computation of 2004 earnings per share reflects the impact of such change on the net loss attributable to common stockholders and increased net loss per share attributable to common stockholders by $0.01. There was no effect on 2004 net loss.

In 2004 Patient Infosystems was required to adopt the provisions of EITF 03-06  Participating Securities and the Two-Class Method Under FASB Statement No. 128 which effects the computation of earnings per share when there are convertible preferred securities outstanding.  Under the provisions of EITF 3-06, when Patient Infosystems experiences a net loss for the year, the convertible securities are not considered common stock equivalents unless they share in the losses of the common securities.

The calculation of Patient Infosystems' net loss per share for the years ended December 31, 2005 and 2004 is as follows:

PATIENT INFOSYSTEMS, INC.
COMPUTATION OF EARNINGS PER SHARE

	Year Ended	Year Ended
	December 31,	December 31,
	2005	2004

Net Loss from continuing operations	$ (2,956,792)	$ (735,070)

Convertible preferred stock dividends	$ (722,303)	$ (904,918)

Net loss attributable to common stockholders
from continuing operations	$ (3,679,095)	$ (1,639,988)

Net loss from discontinued operations	$ (2,419,522)	$ (2,831,238)

Net loss attributable to common stockholders	$ (6,098,617)	$ (4,471,226)

Weighted average Common Stock outstanding	11,140,638	7,815,063

Net Loss per share, basic and diluted, continuing operations	$ (0.33)	$ (0.21)

Net Loss per share, basic and diluted, discontinued operations	$ (0.22)	$ (0.36)

Net Loss per share, basic and diluted	$ (0.55)	$ (0.57)

Retirement Plan - Patient Infosystems has a retirement plan that qualifies under Section 401(k) of the Internal Revenue Code. This retirement plan allows eligible employees to contribute a portion of their income on a pretax basis to the plan, subject to the limitations specified under the Internal Revenue Code. Patient Infosystems' annual contribution to the plan is at the discretion of the Board of Directors. Patient Infosystems made no contributions to this plan in 2005 or 2004.

New Accounting Pronouncements - In May 2005, the Financial Accounting Standards Board (FASB) issued SFAS No. 154, "Accounting Changes and Error Corrections a replacement of APB Opinion No. 20 and FASB Statement No. 3" ("SFAS No. 154"), which replaces APB Opinion No. 20, “Accounting Changes”, and FASB Statement No. 3, “Reporting Accounting Changes in Interim Financial Statements”, and changes the requirements for the accounting for and reporting of a change in accounting principle. This Statement applies to all voluntary changes in accounting principle. It also applies to changes required by an accounting pronouncement in the unusual instance that the pronouncement does not include specific transition provisions. SFAS No. 154 will be adopted by

Patient Infosystems for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. Patient Infosystems does not expect adoption of the provisions of SFAS No. 154 to have a material impact on the consolidated financial statement, results of operations or liquidity of Patient Infosystems.

In December 2004, the FASB issued Statement of Financial Accounting Standard (SFAS) No. 123(Revised), "Share-Based Payment" ("SFAS No.123(R)), establishing accounting standards for transactions in which an entity exchanges it equity instruments for goods or services. SFAS No. 123(R) also addresses transactions in which an entity incurs liabilities in exchange for goods or services that are based on the fair value of the entity's equity instruments, or that may be settled by the issuance of those equity instruments. SFAS N. 123(R) covers a wide range of share-based compensation arrangements including stock options, restricted stock plans, performance-based stock awards, stock appreciation rights, and employee stock purchase plans. SFAS No. 123(R) replaces existing requirements under SFAS No. 123, "Accounting for Stock-Based Compensation," and eliminates the ability to account for share-based compensation transactions using APB Opinion No. 25. Because the merger with CCS Consolidated resulted in CCS Consolidated being deemed to be the accounting acquirer, and CCS Consolidated uses a March 31 year end, SFAS 123(R) will be in effect for Patient Infosystems beginning in periods ending after April 1, 2006. Patient Infosystems is currently assessing the financial statement impact of adopting SFAS No. 123(R).

Stock-Based Compensation- Patient Infosystems accounts for stock-based compensation in accordance with SFAS No. 123, “Accounting for Stock-Based Compensation”. As permitted by SFAS No. 123, Patient Infosystems continues to measure compensation for such plans using the intrinsic value based method of accounting, prescribed by Accounting Principles Board (“APB”), Opinion No. 25, “Accounting for Stock Issued to Employees.” Had compensation cost for Patient Infosystems' stock-based compensation plans been determined based on the fair value at the date of grant for awards consistent with the provisions of SFAS No. 123, Patient Infosystems' net loss and net loss per share would have been increased to the pro forma amounts indicated below:

	2005	2004

Net loss attributable to common
shareholders - as reported	$ (6,098,617)	$ (4,471,226)

Stock based compensation expense	(1,467,762)	(1,471,815)

Net loss - pro forma	$ (7,566,379)	$ (5,943,041)

Net loss per share - basic and diluted - as reported	$ (0.55)	$ (0.57)

Net loss per share - basic and diluted - pro forma	$ (0.68)	$ (0.76)

Weighted average common shares	11,140,638	7,815,063

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model using assumed risk-free interest rates of 4.41% for the year ended December 31, 2005 and 3.93% for the year ended December 31, 2004 and an expected life of 7 years. The assumed dividend yield was zero. Patient Infosystems has used a volatility factor of 74% for the year ended December 31, 2005 and 121% for the year ended December 31, 2004. For purposes of pro forma disclosure, the estimated fair value of each option is amortized to expense over that option’s vesting period.

Consolidated Statements of Cash Flows - Supplemental noncash investing and financing activities for the years ended December 31, 2005 and 2004 are as follows:

	2005	2004
Common stock activities:
Common stock issued for services	$ -	$ 44,250
Common stock issued for subscription receivable	359,900	-
Common stock issued in lieu of Series C and D
Convertible Preferred Stock accrued dividends	1,865,099	-
Warrants issued as acquisition expense	-	22,750
Warrants issued as expense of sale of common stock
	910,916	46,625
Warrants issued on debt guarantee	-	1,416,499
Total of noncash common stock activities	$ 3,135,915	$ 1,530,124

Distribution of American Caresource Holdings, Inc.	$ (2,264,524)

Preferred stock activities:
Accrued interest converted into preferred stock	$ -	$ 53,080
Warrants issued on debt guarantee	-	1,085,375
Total noncash preferred stock activities	$ -	$ 1,138,455

Dividends declared on Series C & D Convertible Preferred Stock	$ 722,303	$ 826,739
Value of beneficial conversion feature on Series D Convertible
Preferred Stock recognized as a dividend	$ -	$ 78,180

Unrealized gain on available-for-sale securities	$ 1,149,556	$ -

Cash paid for interest	$ 299,167	$ 154,189

Final purchase price allocation for
CBCA Care Management:
Intangible assets	$ 354,115
Goodwill	(97,547)
Accrued expenses	(256,568)
Total purchase price adjustments	$ -

2.	PROPERTY AND EQUIPMENT

Property and equipment consists of the following at December 31:

	2005	2004

Computer software	$ 1,191,469	$ 1,239,569
Computer equipment	1,236,034	1,222,019
Telephone equipment	433,959	433,959
Leasehold improvements	92,090	92,091
Office furniture and equipment	355,980	355,979
	3,309,532	3,343,617

Less accumulated depreciation	2,768,705	2,578,184

Property and equipment, net	$ 540,827	$ 765,433

3.	DEBT

Line of Credit - During 2005, Patient Infosystems repaid $7,000,000 of its line of credit and as of December 31. 2005, Patient Infosystems did not have any borrowings outstanding. At December 31, 2004, Patient Infosystems had borrowings outstanding totaling $7,000,000, under a line of credit, which was the maximum amount available under that line of credit. The amount borrowed was due and payable on July 31, 2006. Interest is due and payable at maturity at a floating rate based upon LIBOR plus 1.75% (effective LIBOR rate for outstanding notes as of December 31, 2004 was between 2.125% and 3.5%). There is a commitment fee of 0.25% per annum on the average daily unused amount of the line of credit to be paid quarterly in arrears. The $7,000,000 of the line of credit is secured by substantially all of Patient Infosystems' assets and is guaranteed by Dr. Schaffer and Mr. Pappajohn, directors of Patient Infosystems. In consideration for their guarantees, Patient Infosystems granted to Dr. Schaffer and Mr. Pappajohn warrants to purchase an aggregate of 47,500 shares of Series D Convertible Preferred Stock, convertible into 475,000 shares of Patient Infosystems' common stock for $10.00 per preferred share and 1,000,000 shares of Patient Infosystems' common stock for $1.68 per share. The warrants were recorded at fair value of $2,501,874, with the associated expense recognized over the debt guarantee period. $1,689,244 and $812,630 of expense was recorded during the years ended December 31, 2005 and 2004, respectively, related to these warrants.

On February 2, 2005, Patient Infosystems entered into the Fifth Addendum to the Second Amended and Restated Credit Agreement with Wells Fargo Bank Iowa, N.A., which decreased the amount of this credit facility to $6,000,000. ACS repaid $1,000,000 of debt to Patient Infosystems which Patient Infosystems used to retire $1,000,000 of its credit facility.

On January 9, 2006, Wells Fargo Bank Iowa, N.A. terminated the Patient Infosystems line of credit and released the security pledged by Patient Infosystems and the guarantees maintained by Dr. Schaffer and Mr. Pappajohn.

Long-Term Debt - Long-term debt, including the lines of credit:

	As of December 31,
	2005	2004
Unsecured obligation acquired with CBCA Care Management	$ 134,473	$ -
Secured line of credit at index rate payable to Wells Fargo Bank,
maturing July 2006		7,000,000
Total debt	134,473	7,000,000
Less current portion	(134,473)	-
Total long term debt	$ -	$ 7,000,000

4.	INCOME TAXES

There was no income tax expense for the years ended December 31, 2005 and 2004.

Income tax expense for the years ended December 31 differed from the U.S. federal income tax rate of 34% as a result of the following:

	2005	2004
Computed "expected" tax benefit
from continuing operations	$ (1,005,000)	$ (250,000)

Change in the valuation allowance
for deferred tax assets	1,196,000	302,000

State and local income taxes at statutory rates,
net of federal income tax benefit	(117,000)	(29,000)

Other, net	(74,000)	(23,000)

Total income tax expense	$ -	$ -

The tax effects of temporary differences that give rise to significant portions of the deferred income tax assets and deferred income tax liabilities at December 31, are presented below.

Deferred income tax assets	2005	2004
from continuing operations:

Accounts receivable, principally due
to allowance for doubtful accounts	$ 13,000	$ 26,000
Deferred revenue	24,000	108,000
Compensation	90,000	173,000
Net operating loss carryforwards	14,899,000	13,575,000
Tax credit carryforwards	75,000	75,000
Amortization of intangibles	185,000	154,000
Other	88,000	-
Total gross deferred income tax assets	15,374,000	14,111,000

Less valuation allowance	(15,126,000)	(13,930,000)

Net deferred income tax assets	248,000	181,000

Deferred income tax liabilities:

Property and equipment, principally due to
differences in depreciation and amortization	(66,000)	(50,000)
Goodwill-CMI	(64,000)	(46,000)
Other	(118,000)	(85,000)
Total gross deferred income tax liability	(248,000)	(181,000)

Net deferred income taxes	-	-

Management of Patient Infosystems has evaluated the available evidence about future taxable income and other possible sources of realization of deferred tax assets. The valuation allowance reduces deferred tax assets to zero, which represents management’s best estimate of the amount of such deferred tax assets that more likely than not will be realized.

At December 31, 2005 Patient Infosystems has net operating loss carryforwards of approximately $37,265,000, which are available to offset future taxable income, if any, which begin to expire in 2010. Patient Infosystems also has tax credit carryforwards for federal income tax purposes of approximately $75,000, which are available to reduce future federal income taxes, if any, which begin to expire in 2010. These loss and tax credit carryforwards may be subject to limitation by certain sections of the Internal Revenue Code relating to ownership changes.

5.	PREFERRED STOCK

On March 31, 2000, Patient Infosystems completed a private placement of 100,000 shares of newly issued Series C 9% Cumulative Convertible Preferred Stock (“Series C Preferred Stock”), raising $1,000,000 in total proceeds. These shares can be converted at any time by the holder into common stock at a rate of 8 shares of common stock to 1 share of Series C Preferred Stock. In 2003, this rate changed to 10 shares of common stock to 1 share of Series C Preferred Stock. Each share of Series C Preferred Stock has voting rights equivalent to 10 shares of common stock. During 2004, 25,000 shares of Series C Preferred Stock were converted into 250,000 shares of Patient Infosystems' common stock at the request of the holders. As of December 31, 2005 Patient Infosystems has accrued $9,202 of dividends in arrears, which are payable to the Series C stockholders.

During 2003 Patient Infosystems issued a total of 301,582 shares of Series D 9% Cumulative Convertible Preferred Stock (“Series D Preferred Stock”) in connection with certain borrowings during 2003. In accordance with APB Opinion No. 14, a portion of the cash received totaling $2,143,120 was allocated to the preferred stock resulting in a debt discount in the same amount, which was fully amortized by December 31, 2003. Additionally, a beneficial conversion feature has arisen since the value recorded for the preferred stock, which is convertible into common stock, is less than the fair market value of the common stock totaling $5,177,458. While the resulting beneficial conversion feature totals $3,034,338, Patient Infosystems can only record a beneficial conversion equal to the value of the preferred stock recorded, $2,143,120. Such amount is reflected in the net loss attributable to the common stockholders for the year ended December 31, 2003 because the preferred stock is immediately convertible into Patient Infosystems' common stock. As of December 31, 2005, Patient Infosystems has accrued $130,795 of dividends in arrears, which are payable to the Series D stockholders.

On December 31, 2003, $5,285,180 of debt and accrued interest was converted into 528,518 shares of Series D Preferred Stock at a price of $10.00 per share. Because the effective purchase price per common share was $1.00 per share while the fair market value on December 31, 2003 was $2.40 per share, there is a beneficial conversion feature of these Series D Convertible Preferred shares totaling $7,399,252. While the resulting beneficial conversion feature totals $7,399,252, Patient Infosystems can only record a beneficial conversion equal to the value of the preferred stock recorded, $5,285,180. Such amount is reflected in the net loss attributable to the common stockholders for the year ended December 31, 2003 because the preferred stock is immediately convertible into Patient Infosystems' common stock.

In January 2004, Patient Infosystems sold 4,700 shares of Series D Preferred Stock for $25,000 under substantially the same terms as the lenders during 2003 who converted their notes and accrued interest into Series D Preferred Stock at December 31, 2003. Additionally, Dr. Schaffer, a director of Patient Infosystems, converted $52,180 of accrued interest into 5,318 shares of Series D Preferred Stock.

The holders of Series C Preferred Stock and Series D Preferred Stock (collectively the "Preferred Stock") are entitled to ten votes for each share held of record on all matters submitted to a vote of stockholders. Holders of Preferred Stock are entitled to receive cumulative 9% dividends on an annual basis and ratably such dividends as may be declared by the Board of Directors of the Company out of funds legally available therefore. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, then, prior, and in preference to any distribution of any assets to the holders of Common Stock, the holders of Preferred Stock will be entitled to be paid in full in an amount equal to (i) a per share price for each share of Preferred Stock outstanding plus (ii) an amount equal to a cumulative, unpaid dividend at a 9% rate per annum plus (iii) an amount equal to all declared but unpaid dividends on each such share accrued up to such date of distribution.

One share of the Preferred Stock may be converted at any time, at the holder’s option, into ten shares of Common Stock. Holders of Preferred Stock have no preemptive rights. The conversion rate will be adjusted if the Company pays a dividend on its common stock or subdivides or combines its outstanding common stock. The conversion rate will also be adjusted if the Company issues or sells common stock or securities convertible into common stock at a price less than the then effective conversion rate, in which case the conversion rate will be adjusted to an amount equal to the effective price per share of the securities sold in the transaction giving rise to the adjustment.

Holders of a majority in voting power of the Series D Preferred Stock have the right to elect two members of the Board of Directors of the Company.

On January 25, 2006, all shares of Series C Preferred Stock and Series D Preferred Stock were converted into shares of the Company’s common stock.

7.	STOCK OPTIONS AND WARRANTS

Patient Infosystems has an Employee Stock Option Plan (the “Stock Option Plan”) for the benefit of certain employees, non-employee directors, and key advisors. The Stock Option Plan expired in October 2005; therefore, no further grants can be made under the Stock Option Plan. Patient Infosystems anticipates that it will establish a new incentive stock option plan during 2006 following the completion of the Merger (see Note 9). On December 23, 2004, the stockholders approved an amendment to the Stock Option Plan which (i) expanded the class of eligible participants to include nominees to the Board of Directors of Patient Infosystems and consultants engaged by Patient Infosystems and (ii) increased from 36,000 to 50,000 the number of shares of Common Stock underlying the one-time grant of a Non-Qualified Option to which non-employee directors or non-employee nominees of the Board of Directors may be entitled. On December 31, 2003, the stockholders approved an amendment to the Stock Option Plan that increased its authorized shares from 1,680,000 shares on a pre-split basis to 3,500,000 shares after giving effect to the 1-for-12 reverse stock split and increase in Patient Infosystems' overall authorized capital. Stock options granted under the Stock Option Plan may be of two types: (1) incentive stock options and (2) nonqualified stock options. The option price of such grants shall be determined by a Committee of the Board of Directors (the “Committee”), but shall not be less than the estimated fair market value of the common stock at the date the option is granted. The Committee shall fix the terms of the grants with no option term lasting longer than ten years. The ability to exercise such options shall be determined by the Committee when the options are granted. Generally, outstanding options vest at the rate of 20% per year.

Under the terms of Patient Infosystems' Amended and Restated Stock Option Plan, all outstanding options vest upon a change of control of Patient Infosystems. The merger with CCS Consolidated on January 25, 2006 constituted such a change of control.

On January 25, 2006, Patient Infosystems entered into agreements with its directors and named executive officers to cancel outstanding options held by such individuals to purchase up to an aggregate of 983,331 shares at a weighted average exercise price of $2.72 per share in exchange for fully vested warrants to purchase an aggregate of 737,500 unregistered common shares of Patient Infosystems with an exercise price of $0.95 per share.

A summary of stock option activity follows:

	Outstanding	Weighted-Average
	Options	Exercise Price
Options outstanding at December 31, 2003
after giving effect to the 1-for-12 reverse stock split	101,160	$ 9.39

Options granted during the year ended December 31, 2004
(weighted average fair value of $0.20)	1,755,000	$ 2.33

Options forfeited by holders during the year
ended December 31, 2004	(23,433)	$ 5.34

Options exercised during the year ended December 31, 2004	(83)	$ 1.08

Options outstanding at December 31, 2004	1,832,644	$ 2.68

Options granted during the year ended December 31, 2005	-	n/a

Options forfeited by holders during the year
ended December 31, 2005	(235,743)	$ 2.57

Options exercised during the year ended December 31, 2005	(162,873)	$ 2.16

Options outstanding at December 31, 2005	1,434,028	$ 2.75

Options available for grant at December 31, 2005	-

The following table summarizes information concerning outstanding and exercisable options at December 31, 2005:

	Options Outstanding			Options Exercisable
		Weighted
		Average	Weighted		Weighted
		Remaining	Average		Average
Range of	Number	Contractual	Exercise	Number	Exercise
Exercise Price	Outstanding	Life	Price	Exercisable	Price

$1.08 - $3.99	1,394,531	4.27	$ 2.33	824,895	$ 2.29

$4.00 - $9.99	12,500	4.67	$ 6.00	12,500	$ 6.00

$10.00 - $33.00	26,997	2.90	$ 22.90	26,997	$ 22.90

	1,434,028			864,392

Patient Infosystems had warrants outstanding for the purchase of 352,036 shares of common stock as of December 31, 2005 and 1,188,450 shares of common stock and 47,500 shares of Series D Preferred Stock as of December 31, 2004. Patient Infosystems valued the warrants using the Black-Scholes method and a 5 year life. The warrants issued by Patient Infosystems are as follows:

	Warrants outstanding at December 31,
	2005		2004
	Shares	Weighted average exercise price	Shares	Weighted average exercise price
Warrants outstanding
Common Stock	352,036	$4.21	1,188,450	$1.75
Series D Preferred	-		47,500	10.00
Warrants Exercisable
Common Stock	347,036	4.24	1,147,200	1.71
Series D Preferred	-		47,500	10.00

8.	COMMITMENTS

Patient Infosystems has leases for certain equipment and office space under non-cancelable lease agreements, which expire at various dates through October 2009.

Rent expense for office space for the years ended December 31, 2005 and 2004 was $502,834 and $242,607, respectively.

At December 31, 2005 minimum annual lease payments for operating leases are as follows:

Operating
Years ending December 31,	Leases
2006	$ 439,665
2007	247,235
2008	249,446
2009	189,239
$ 1,125,585

9.	SUBSEQUENT EVENT

Merger with CCS Consolidated, Inc.: Pursuant to an Agreement and Plan of Merger dated September 19, 2005, as amended on November 22, 2005 and December 23, 2005 (as so amended, the “Merger Agreement”) by and among Patient Infosystems, PATY Acquisition Corp., a wholly-owned subsidiary of Patient Infosystems (“Merger Sub”) and CCS Consolidated, Inc. (“CCS Consolidated”), Merger Sub merged with and into CCS Consolidated (the “Merger”), and CCS Consolidated became a wholly-owned subsidiary of Patient Infosystems. The Merger closed and became effective on January 25, 2006.

As described in Item 2.01 of Patient Infosystems’ Form 8-K filed on January 31, 2006, at the closing of the Merger, Patient Infosystems issued 43,224,352 shares of its common stock to the former stockholders of CCS Consolidated. This represented approximately 64% of the issued and outstanding voting shares of CCS Consolidated upon the closing of the Merger, and as a result there was a change of control of Patient Infosystems. The Merger was approved by CCS Consolidated’s stockholders owning a majority of the outstanding voting capital stock of CCS Consolidated. Under Delaware law, no approval of the Merger by Patient Infosystems’ stockholders was required and such approval was not sought by the Patient Infosystems.

In addition, under a Stockholders Agreement entered into at the closing of the Merger, stockholders holding approximately 65% of the outstanding voting shares of Patient Infosystems’ common stock after the consummation of the Merger have agreed to vote their shares in favor of the election of John Pappajohn, a current director of Patient Infosystems, Derace Schaffer, M.D., a current director of Patient Infosystems, and three individuals designated by holders of at least a majority of the Patient Infosystems’ common stock held by the former stockholders of CCS Consolidated who are parties to the Stockholders Agreement. The three designees were Mark L. Pacala, Daniel C. Lubin and Albert S. Waxman. As provided by the Stockholders Agreement, two additional directors may be added to the Patient Infosystems’ board of directors, which individuals must be unanimously approved by the other five members of the Patient Infosystems’ board of directors. Such additional directors have not yet been appointed.

Because the Merger with CCS Consolidated will be treated as a “reverse merger” for accounting purposes, and as such the financial statements of the accounting acquirer, CCS Consolidated, will become the financial statements of Patient Infosystems as the legal acquirer, Patient Infosystems adopted March 31 as its fiscal year end, which was CCS Consolidated’s fiscal year end.

In connection with the Merger, all outstanding shares of Patient Infosystems Series C and Series D Preferred Stock were converted into shares of Patient Infosystems common stock as of January 25, 2006.

10.	QUARTERLY RESULTS (UNAUDITED)

The following is a summary of the unaudited interim results of operations by quarter:

	First	Second	Third	Fourth
Year ended December 31, 2005:
Revenues	$ 3,294,446	$ 2,671,536	$ 2,358,619	$ 2,731,925
Gross margin	803,419	609,473	509,215	920,708
Net loss - continuing operations	(362,576)	(775,754)	(1,131,211)	(687,251)
Net loss - discontinued operations	(518,496)	(678,753)	(639,551)	(582,722)
Net loss attributable to common shareholders	(1,086,907)	(1,658,246)	(1,981,221)	(1,372,243)
Net loss per common share	(0.11)	(0.16)	(0.18)	(0.10)

Year ended December 31, 2004:
Revenues	$ 2,344,427	$ 1,679,726	$ 1,967,444	$ 3,707,728
Gross margin	817,832	415,643	612,548	1,164,769
Net profit (loss) - continuing operations	19,268	(312,356)	(242,346)	(199,636)
Net loss - discontinued operations	(790,967)	(398,318)	(415,969)	(1,225,984)
Net loss attributable to common shareholders	(1,058,913)	(916,576)	(864,217)	(1,631,520)
Net loss per common share	(0.20)	(0.14)	(0.09)	(0.17)

Report of Independent Auditors

Board of Directors of

CCS Consolidated, Inc.

We have audited the accompanying consolidated balance sheets of CCS Consolidated, Inc. and subsidiaries as of March 31, 2005 and 2004, and the related consolidated statements of operations, redeemable preferred stock and stockholders’ equity (deficit) and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company's internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of CCS Consolidated, Inc. and subsidiaries as of March 31, 2005 and 2004, and the consolidated results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States.

/s/Ernst & Young LLP
Certified Public Accountants

Miami, Florida

July 29, 2005, except for

the second paragraph of Note 15, as to which the date is September 19, 2005,

the third paragraph of Note 15, as to which the date is October 28, 2005,

the first paragraph of Note 2, as to which the date is November 17, 2005, and the fourth through seventh paragraphs of Note 15, as to which the date is

January 25, 2006

CCS Consolidated, Inc. and Subsidiaries
d/b/a CareGuide
Consolidated Balance Sheets
	March 31,
	2005	2004
	(In Thousands, except shares
	and par values)
Assets
Current assets:
Cash and cash equivalents	$ 1,432	$ 2,814
Restricted cash available for current liabilities	10,541	6,750
Accounts receivable, net of allowance for doubtful accounts of $306
and $1,921 for 2005 and 2004, respectively	5,161	3,426
Prepaid expenses and other current assets	268	375
Current assets of discontinued operations	929	1,167
Total current assets	18,331	14,532

Property and equipment, net	1,976	2,440
Intangibles and other assets, net	2,775	2,613
Restricted cash	853	84
Total assets	$ 23,935	$ 19,669

Liabilities, redeemable preferred stock, and stockholders’ equity (deficit)
Current liabilities:
Claims payable	$ 15,032	$ 11,691
Accounts payable and accrued expenses	3,661	2,596
Deferred revenue	680	-
Note payable	300	300
Current portion of capital lease obligations	274	375
Current liabilities of discontinued operations	1,589	739
Total current liabilities	21,536	15,701

Long-term liabilities:
Line of credit	6,150	1,500
Capital lease obligations, net of current portion	106	351
Deferred tax liability	126	224
Legal settlement payable	400	-
Total liabilities	28,318	17,776

Commitments and contingencies
Stockholders’ equity (deficit):
Common stock, $.01 par value, 31,401,705 shares authorized;
8,256,446 shares issued and outstanding	83	83

Series C convertible preferred stock; $.01 par value, 3,200,000 shares
authorized, 3,184,010 shares issued and outstanding	32	32
Series AA convertible preferred stock; $.01 par value, 5,000,000 shares
authorized, 3,044,619 shares issued and outstanding	30	30
Additional paid-in capital	27,250	27,037
Accumulated deficit	(31,778)	(25,289)
Total stockholders’ equity (deficit)	(4,383)	1,893
Total liabilities, redeemable preferred stock, and stockholders’ equity (deficit)	$ 23,935	$ 19,669

See accompanying notes.

CCS Consolidated, Inc. and Subsidiaries
d/b/a CareGuide
Consolidated Statements of Operations
	Year Ended March 31,
	2005	2004
	(In Thousands, except per
	share data)
Revenues:
Capitation revenue	$ 56,764	$ 43,447
Administrative service revenue	2,135	2,543
Fee for service revenue	7,338	8,708
Total revenues	66,237	54,698
Cost of services - direct service costs	62,540	47,861
Gross profit	3,697	6,837

Operating costs and expenses:
Selling, general and administrative expense	8,332	6,983
Depreciation and amortization	1,356	1,961
Total operating costs and expenses	9,688	8,944

Operating loss from continuing operations	(5,991)	(2,107)

Other income (expense):
Interest and other income	187	142
Interest expense	(252)	(570)
Loss from continuing operations before income taxes	(6,056)	(2,535)
Income tax benefit	91	98
Loss from continuing operations	(5,965)	(2,437)
(Loss) income from discontinued operations	(524)	964
Net loss	(6,489)	(1,473)
Accumulation of dividends and accretion of preferred stock	(152)	(274)
Net loss attributable to common stockholders	$ (6,641)	$ (1,747)

Net (loss) income per common share-basic and diluted:
Loss from continuing operations	$ (0.74)	$ (10.79)
Discontinued operations	(0.06)	3.84
Net loss	$ (0.80)	$ (6.95)

Weighted average common shares outstanding - basic and diluted	8,256	251

See accompanying notes.

CCS Consolidated, Inc. and Subsidiaries
d/b/a CareGuide
Consolidated Statements of Redeemable Preferred Stock and Stockholder’s Equity (Deficit)

Years Ended March 31, 2005 and 2004

(Dollars in Thousands)

	Series B		Series E
	Redeemable		Redeemable
	Preferred Stock		Preferred Stock		Common Stock
	Shares	Amount	Shares	Amount	Shares	Amount

Balance at March 31, 2003	705,006	$ 5,356	1,606,922	$ 12,049	71,539	$ 1
Accretion to redemption value of Series B and
Series E redeemable preferred stock	-	83	-	188	-	-
Conversion of preferred stock to common stock	(705,006)	(5,439)	(1,606,922)	(12,237)	8,184,907	82
Conversion of Series C notes to Series C preferred stock	-	-	-	-	-	-
Conversion of Series AA notes to Series AA preferred stock	-	-	-	-	-	-
Issuance of Series AA preferred stock, net of issuance cost of $25,000	-	-	-	-	-	-
Professional fees for recapitalization	-	-	-	-	-	-
Net loss	-	-	-	-	-	-
Balance at March 31, 2004	-	-	-	-	8,256,446	83
Stock option compensation expense and other	-	-	-	-	-	-
Net loss	-	-	-	-	-	-
Balance at March 31, 2005	-	$ -	-	$ -	8,256,446	$ 83

Continued on next page.

CCS Consolidated, Inc. and Subsidiaries
d/b/a CareGuide
Consolidated Statements of Redeemable Preferred Stock and Stockholder’s Equity (Deficit) (continued)

Years Ended March 31, 2005 and 2004

(Dollars in Thousands)

	Series A		Series C		Series D
	Convertible		Convertible		Convertible
	Preferred Stock		Preferred Stock		Preferred Stock
	Shares	Amount	Shares	Amount	Shares	Amount

Balance at March 31, 2003	565,007	$ 6	-	$ -	2,435,033	$ 24
Accretion to redemption value of Series B and
Series E redeemable preferred stock	-	-	-	-	-	-
Conversion of preferred stock to common stock	(565,007)	(6)	-	-	(2,435,033)	(24)
Conversion of Series C notes to Series C preferred stock	-	-	3,184,010	32	-	-
Conversion of Series AA notes to Series AA preferred stock	-	-	-	-	-	-
Issuance of Series AA preferred stock, net of issuance cost of $25,000	-	-	-	-	-	-
Professional fees for recapitalization	-	-	-	-	-	-
Net loss	-	-	-	-	-	-
Balance at March 31, 2004	-	-	3,184,010	32	-	-
Stock option compensation expense and other	-	-	-	-	-	-
Net loss	-	-	-	-	-	-
Balance at March 31, 2005	-	$ -	3,184,010	$ 32	-	$ -
Continued on next page.

CCS Consolidated, Inc. and Subsidiaries
d/b/a CareGuide
Consolidated Statements of Redeemable Preferred Stock and Stockholder’s Equity (Deficit) (continued)

Years Ended March 31, 2005 and 2004
(Dollars in Thousands)

	Series AA			Retained
	Convertible		Additional	Earnings
	Preferred Stock		Paid-in	(Accumulated
	Shares	Amount	Capital	Deficit)	Total

Balance at March 31, 2003	-	$ -	$ 3,899	$ (23,816)	$ (19,886)
Accretion to redemption value of Series B and
Series E redeemable preferred stock	-	-	(271)	-	(271)
Conversion of preferred stock to common stock	-	-	17,624	-	17,676
Conversion of Series C notes to Series C preferred stock	-	-	3,152	-	3,184
Conversion of Series AA notes to Series AA preferred stock	2,919,619	29	2,890	-	2,919
Issuance of Series AA preferred stock, net of issuance cost of $25,000	125,000	1	124	-	125
Professional fees for recapitalization	-	-	(381)	-	(381)
Net loss	-	-	-	(1,473)	(1,473)
Balance at March 31, 2004	3,044,619	30	27,037	(25,289)	1,893
Stock option compensation expense and other	-	-	213	-	213
Net loss	-	-	-	(6,489)	(6,489)
Balance at March 31, 2005	3,044,619	$ 30	$ 27,250	$ (31,778)	$ (4,383)

See accompanying notes.

CCS Consolidated, Inc. and Subsidiaries
d/b/a CareGuide
Consolidated Statements of Cash Flows

	Year Ended March 31,
	2005	2004
	(Dollars in Thousands)
Cash flows from operating activities
Cash received from customers	$ 56,644	$ 54,627
Direct provider costs and claims settlements paid	(41,329)	(40,396)
Salary and benefits paid	(9,702)	(9,698)
Rent expense paid	(1,150)	(1,222)
Professional fees paid	(1,430)	(1,327)
Other operating expenses paid	(2,975)	(3,026)
Other income received	187	142
Interest expense paid	(175)	(192)
Income tax refunds received	4	67
Net cash provided by (used in) operating activities	74	(1,025)

Cash flows from investing activities
Purchases of property and equipment	(517)	(274)
Restricted deposits, net	(4,560)	249
Net cash used in investing activities	(5,077)	(25)

Cash flows from financing activities
Principal payments of capital lease obligations	(346)	(669)
Proceeds from issuance of promissory notes	-	2,823
Net proceeds from issuance of preferred stock	-	125
Proceeds from borrowing under line of credit facility	4,650	-
Deferred financing costs	(550)	-
Costs of recapitalization	(133)	(235)
Net cash provided by financing activities	3,621	2,044

Net (decrease) increase in cash and cash equivalents	(1,382)	994
Cash and cash equivalents, beginning of year	2,814	1,820
Cash and cash equivalents, end of year	$ 1,432	$ 2,814

Continued on next page.

CCS Consolidated, Inc. and Subsidiaries
d/b/a CareGuide
Consolidated Statements of Cash Flows

	Year Ended March 31,
	2005	2004
	(Dollars in Thousands)

Reconciliation of net loss to net cash provided by (used in) operating activities
Net loss from continuing operations	$ (5,965)	$ (2,437)
Adjustments to reconcile net loss from continuing operations to net cash used in continuing operations:
Depreciation and amortization	1,356	1,961
Stock option compensation	200	-
Increase in accounts receivable	(1,735)	(188)
(Increase) decrease in prepaid expenses and other current assets	107	(34)
Increase (decrease) in claims payable	3,341	(1,717)
Increase in accounts payable and accrued expenses	1,611	245
Increase in deferred revenue	680	-
Decrease in other assets	13	-
Increase in accrued interest on promissory notes	-	354
Deferred tax benefit	(98)	(98)
Net cash used in continuing operations	(490)	(1,914)

(Loss) income from discontinued operations	(524)	964
Adjustments to reconcile (loss) income from discontinued
operations to net cash provided by discontinued operations:
Decrease in current assets of discontinued operations	238	884
Increase (decrease) in current liabilities of discontinued operations	850	(959)
Net cash provided by discontinued operations	564	889

Net cash provided by (used in) operating activities	$ 74	$ (1,025)

See accompanying notes.

CCS Consolidated, Inc. and Subsidiaries

d/b/a CareGuide

Notes to Unaudited Interim Consolidated Financial Statements

1. Organization and Description of Business

CCS Consolidated, Inc., d/b/a CareGuide (the Company, or CCS) was incorporated on March 4, 1998. On April 10, 1998, the Company acquired the stock of Integrated Health Services Network, Inc. and IHS Network Services, Inc. from Integrated Health Services, Inc. (IHS). Subsequent to the acquisition, the name Integrated Health Services Network, Inc. was changed to Coordinated Care Solutions, Inc. During the fiscal year ended March 31, 2005, the Company began doing business under the CareGuide name.

The Company is a leading national care management organization that provides comprehensive care management services focused primarily on elderly and chronically ill populations. The Company brings to its partnerships with private and government payers a highly specialized infrastructure and multi-disciplinary clinical care management staff to improve the appropriateness and reduce the overall costs of care. The Company differentiates itself from Utilization Management companies by its focus on comprehensively managing care rather than concentrating solely on authorizing individual health care services. The Company is also unique in its integration of sophisticated risk assessment/stratification processes, clinical care management pathways, disease management protocols, intensive multi-disciplinary staffing, and credentialed post-acute specialty provider networks including the largest national network of field-based geriatric care managers.

The Company presently offers three major service-based products. (1) CCS Care Solutions™ provides a single point of care management access, services coordination and utilization management, quality management, and financial responsibility for acute in-patient rehab, skilled nursing facility, home health care, durable medical equipment, and home infusion services. In managing the post-acute care cycle, CCS focuses on identifying and implementing changes in the course of care for chronically-ill patients to reduce future hospital admissions and improve the quality of life as well as health for such patients and their family/caregivers. (2) CCS Continuous Care Management is CCS’ “disease management” product. It proactively identifies highest risk health plan members (typically the frail elderly and others with multiple chronic diseases), and provides comprehensive multi-disciplinary care planning and structured care management interventions to mitigate risk and improve health status and quality of life. (3) CCS CareGuide@Home™ is an elder care management program that uses CCS’ geriatric care manager network to provide in-home assessments, comprehensive care plans, and hands-on assistance to access community-based supportive services for homebound seniors and their family/caregivers.

The Company currently has post-acute care management contracts with health plans in the North Eastern United States covering a total of 93,000 Medicare, 631,000 commercial, and 137,000 Medicaid lives in the North Eastern United States. An additional 1.4 million members in Florida have access to the Company’s services through their health plans. In addition, approximately 1.3 million employees have access to CareGuide@Home™ through EAP work/life programs sold by CCS distributors.

The Company’s services are provided under a variety of contractual arrangements, including capitation, fee-for-service, and case rates. CCS also provides case management and disease management for administrative fees only. Contracts may include performance bonuses and shared cost savings arrangements.

2. Business Operations

The Company incurred a net loss of approximately $6,489,000 for the year ended March 31, 2005 and has a working capital deficiency of $3,205,000 at March 31, 2005. The Company’s ability to continue as a going concern is dependent upon achieving profitability from future operations sufficient to maintain adequate working capital. These financial statements have been prepared assuming the Company will continue as a going concern. Until the Company has sufficient profitable operations or other revenue generating activities to be self sufficient, the Company will remain dependent on other sources of capital. Currently, such capital has been obtained from the issuance of common and preferred stock and borrowings from a financial institution. The Company’s primary investors have guaranteed the borrowings from a financial institution (see Note 7) and on November 17, 2005 they committed to provide additional funding to the Company, if required, through December 1, 2006.

Management’s plans for dealing with the adverse effects of these conditions include entering into contracts with additional health plans, achieving positive gross margins by exiting or renegotiating under-performing contracts, reducing operating expenses by challenging staffing levels at all of the Company’s locations and considering strategic partnerships with other healthcare companies. However, there can be no assurance that the Company will be successful in achieving positive financial results.

3. Summary of Significant Accounting Policies

Risks and Uncertainties

The Company’s business could be impacted by continuing price pressure on new and renewal business, the Company’s ability to effectively control provider costs, additional competitors entering the Company’s markets and changes in federal and state legislation or governmental regulations. Changes in these areas could adversely impact the Company’s financial position, results of operations and/or cash flows in the future.

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries, Coordinated Care Solutions, Inc. (formerly Integrated Health Services Network, Inc.), Coordinated Care Solutions, IPA, Inc., Coordinated Physician Solutions, Inc., Coordinated Care Solutions of Texas, Inc. (CCS of Texas), CareGuide, Inc., CCS Inc. of New Jersey, Coordinated Care Solutions of Connecticut, Inc., and IHS Network Services, Inc. All material intercompany accounts and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported and disclosures at the date of the financial statements and the reported amounts of the revenues and expenses during the reporting period. Actual results could differ from those estimates.

Reclassification

Certain prior year balances have been reclassified to agree with the current year presentation, primarily related to the discontinued operations. (See Note 4.) There was no effect from these reclassifications on the net loss reported in the prior year.

Cash and Cash Equivalents

Cash and cash equivalents includes cash on hand, cash on deposit, and amounts invested in short-term financial instruments with a maturity of three months or less from the date of acquisition, the use of which is not restricted.

Accounts Receivable

The Company’s accounts receivable, which are unsecured, are due from companies who have contracted through the Company for care management. The Company does not charge interest on accounts receivable. Accounts receivable are recorded net of an estimated allowance for doubtful accounts in the accompanying financial statements, which is recorded primarily based upon an analysis of the individual accounts. Accounts are written off only after all collection efforts are exhausted.

Property and Equipment

Property and equipment is stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the related assets ranging from three to ten years. Leasehold improvements are amortized over the lesser of the remaining lease term or the asset’s useful life.

Intangible and Other Assets

Intangible and other assets consist primarily of a website, trademarks, and goodwill associated with acquisitions. The Company periodically reviews the carrying value of goodwill to assess recoverability and impairment.

Restricted Cash

On March 31, 2001, the Company was licensed to operate as a limited service HMO in the State of Texas. In accordance with the regulations of the Texas Department of Insurance, the Company is required to maintain a statutory deposit of $1,075,000 in a restricted account. Interest earned on these funds accrues to the Company. During the fiscal year ended March 31, 2004, the Company was authorized by the Texas Department of Insurance to reduce the amount of the deposit to $325,000. The $750,000 that was released by the Texas Department of Insurance was used to settle claims with providers. At March 31, 2005 and 2004, the Company included the deposits of $325,000 in current assets of discontinued operations (see Note 4) in the consolidated balance sheets. The Company also included a certificate of deposit in the amount of $500,000 in current assets of discontinued operations (see Note 4) in the consolidated balance sheets. This $500,000 certificate of deposit represents security for an unconditional, irrevocable letter of credit for the benefit of Oxford Health Plans (Oxford).

In addition, in connection with several of the Company’s customer contracts and office leases, the Company is required to maintain unconditional, irrevocable letters of credit totaling $9,681,000 and $7,334,000 at March 31, 2005 and 2004, respectively. At March 31, 2005 and 2004, the Company has secured these letters of credit by establishing certificates of deposit totaling $10,335,000 and $6,834,000, respectively. These certificates of deposit are included in restricted cash in the consolidated balance sheets.

At March 31, 2005, the Company has also included a money market deposit of $939,000 in restricted cash. This money has been reserved in a separate bank account under the terms of a guarantee provision of a contract with a health plan. Although no formal letter of credit agreement exists, it is the intention of the agreement that this money is restricted. In addition, at March 31, 2005, CCS New Jersey, Inc. was required to deposit $120,000 with the State of New Jersey as a condition of licensure as an Organized Delivery System in New Jersey. This deposit is included as restricted cash in the consolidated balance sheets.

The portion of restricted cash that is available and that the Company intends to use to satisfy current liabilities is included in current assets. The fair value of restricted cash approximates its carrying value.

Long-Lived Assets

In August 2001, the Financial Accounting Standards Board (FASB) issued SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, (SFAS No. 144) which addresses financial accounting and reporting for the impairment or disposal of long-lived assets and supersedes SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of, and the accounting and reporting provisions of Accounting Principles Board (APB) Opinion No. 30, Reporting the Results of Operations, for a disposal of a segment of a business. The Company periodically reviews the carrying value of its long-lived assets to assess recoverability and impairment.

Claims Payable

The Company provides for claims incurred but not yet reported based primarily on past experience, together with current factors, using generally accepted actuarial methods. Estimates are adjusted as changes in these factors occur and such adjustments are reported in the year of determination. Although it is reasonably possible that actual results could vary materially from recorded claims in the near term, management believes that recorded reserves are adequate.

The estimates for claims payable are continually reviewed and adjusted as necessary, as experience develops or new information becomes known. Such adjustments are included in current operations. Costs of services for the year ended March 31, 2005 includes a benefit of approximately $1,656,000 related to the favorable settlement of claims for services incurred prior to March 31, 2004. Costs of services for the year ended March 31, 2004 includes a benefit of approximately $1,593,000 related to the favorable settlement of claims for services incurred prior to March 31, 2003.

Revenue

Capitated fees are due monthly and are recognized as revenue during the period in which the Company is obligated to provide services to members. Administrative fees are recognized during the period in which case management and disease management services are provided. Fee-for-service revenues are recognized during the period in which the related services are provided to members. Fees received in advance are deferred to the period in which the Company is obligated to provide service to members.

Certain of the Company’s receivables are based on contractual arrangements which may be subject to retroactive adjustments as final settlements are determined. Such amounts are accrued on an estimated basis in the period the related services are rendered and are adjusted in future periods upon final settlement.

For the years ended March 31, 2005 and 2004, approximately 68% and 73%, respectively, of the Company’s total revenue from continuing operations was earned under contracts with affiliates of a single company, Health Net, Inc. (Health Net). In addition, during the year ended March 31, 2005, approximately 28% of the Company’s total revenue was earned under contracts with Aetna Health Plans (Aetna).

Other than these customers, no other one customer accounted for more than 10% of the Company’s total revenue for the years ended March 31, 2005 and 2004. Effective May 1, 2005, the Company’s contract with Health Net in Connecticut was amended from a risk bearing contract to a fee based contract. (See Note 15.) Additionally, the Company has obtained new customers during and subsequent to fiscal year ended March 31, 2005. The Company believes that these measures will ultimately reduce the revenue concentration with HealthNet and Aetna.

Direct Service Costs

Direct service costs are comprised principally of expenses associated with providing the Company’s services, including third-party network provider charges. The Company’s direct service costs require pre-authorization and are recognized in the month in which services are rendered. Network provider and facility charges for authorized services that have not been billed to the Company (known as incurred but not reported expenses) are estimated and accrued based on the Company’s historical experience, current enrollment statistics, patient census data, adjudication decisions and other information. The liability for such costs is included in the caption “Claims payable” in the accompanying consolidated balance sheets.

Income Taxes

The Company’s provision for income taxes includes federal and state income taxes currently payable and changes in deferred tax assets and liabilities, excluding the establishment of deferred tax assets and liabilities related to acquisitions. Deferred income taxes are accounted for in accordance with SFAS No. 109, Accounting for Income Taxes and represent the estimated future tax effects resulting from temporary differences between financial and tax reporting bases of certain assets and liabilities. In addition, future tax benefits, such as net operating loss (NOL) carryforwards, are required to be recognized to the extent that realization of such benefits is more likely than not.

Stock-Based Compensation Plans

SFAS No. 123, Accounting for Stock-Based Compensation (SFAS No. 123), defines a fair value method of accounting for stock options and similar equity instruments. Under the fair value method, compensation cost is measured at the grant date based on the fair value of the award and is recognized over the service period, which is generally the vesting period. As permitted by SFAS No. 123, however, the Company has elected to continue to recognize and measure compensation for its stock rights and stock option plans in accordance with the existing provisions of APB Opinion No. 25, Accounting for Stock Issued to Employees (APB No. 25).

Accordingly, no compensation cost is recognized for stock option awards granted to employees with an exercise price at or above fair market value of the Company’s common stock.

The Company’s pro forma net loss with related weighted-average assumptions, assuming the Company had applied the fair value recognition provisions of SFAS No. 123 to stock-based employee compensation, using the Black-Scholes Option Pricing Model, are indicated below (dollars in thousands):

Year Ended March 31,
2005	2004

Net loss as reported	$ (6,489)	$ (1,473)
Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effects	(69)	(124)
Pro forma net loss	(6,558)	(1,597)
Accumulated dividends and accretion of preferred stock	(152)	(274)
Pro forma net loss attributable to common stockholders	$ (6,710)	$ (1,871)

Pro forma loss per common share:
Basic and diluted - as reported	$ (.80)	$ (6.95)
Basic and diluted - pro forma	$ (.81)	$ (7.45)

Weighted-average assumptions:
Risk free interest rate	-	2.83%
Dividend yield	-	-
Volatility factors	-	0%
Weight average life (years)	-	5

Using the Black-Scholes Option Pricing Model, the estimated weighted-average fair value per option granted in 2004 was $0.00. The Company did not grant any employee options during the year ended March 31, 2005.

The Black-Scholes Option Pricing Model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require highly subjective assumptions including the expected stock price volatility. Because the Company’s employee stock options have characteristics significantly different than those of traded options, and because changes in the assumptions can materially affect the fair value estimate, in management’s opinion, the existing models may not necessarily provide a reliable single measure of the fair value of its employee stock options.

Concentrations of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of trade receivables. Concentrations of credit risk with respect to trade receivables are limited by the fact that the Company’s customers are large and well established companies. At March 31, 2005 and 2004, approximately $2,381,000 and $2,706,000, respectively, of the Company’s total accounts receivable were due from Health Net. At March 31, 2005, approximately $1,766,000 of the Company’s total accounts receivable were due from Aetna.

Goodwill and Indefinite Lived Intangible Assets

In July 2001, the Financial Accounting Standards Board issued SFAS No. 141, Business Combinations (SFAS No. 141), and SFAS No. 142, Goodwill and Other Intangible Assets (SFAS No. 142). SFAS No. 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001, as well as all purchase method business combinations completed after June 30, 2001. SFAS No. 141 also specifies criteria intangible assets acquired in a purchase method business combination must meet in order to be recognized and reported apart from goodwill, noting that any purchase price allocable to an assembled workforce may not be accounted for separately. SFAS No. 142 requires that goodwill and intangible assets with indeterminable useful lives no longer be amortized, but instead tested for impairment at least annually in accordance with the provisions of SFAS No. 142. SFAS No. 142 also requires that intangible assets with definite useful lives be amortized over their respective estimated useful lives to their estimated residual values, and reviewed for impairment in accordance with SFAS No. 144.

As of March 31, 2005 and 2004, the Company completed its annual impairment tests as required by SFAS No. 142 noting no impairment.

Income (Loss) Per Share

Basic income (loss) per share is computed by dividing income (loss) attributable to common shareholders by the weighted average number of common shares outstanding for the period. Diluted earnings per share reflect the potential dilution that would occur if preferred stock, options or other contracts to issue common stock were exercised or converted into common stock.

Weighted average shares outstanding used in computing the Company’s loss per share for 2005 and 2004 are based on the equivalent number of shares of common stock, received in connection with the merger (see Note 15). The impact of outstanding and exercisable stock options and warrants to purchase 1,503,120 shares of common stock and the conversion of preferred stock into 13,122,754 shares of common stock are excluded from the computation of diluted loss per share for the year ended March 31, 2005 because their effect is anti-dilutive. The impact of outstanding and exercisable stock options and warrants to purchase 505,163 shares of common stock and the conversion of preferred stock into 12,910,829 shares of common stock are excluded from the computation of diluted loss per share for the year ended March 31, 2004 because their effect is anti-dilutive.

Recently Issued Accounting Pronouncements

On December 16, 2004, the FASB issued SFAS No. 123 (revised 2004), Share-Based Payment, which is a revision of SFAS No. 123, Accounting for Stock-Based Compensation. SFAS No. 123(R) supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees, and amends SFAS No. 95, Statement of Cash Flows. Generally, the approach in SFAS No. 123(R) is similar to the approach described in SFAS No. 123. However, SFAS No. 123(R) requires all share-based payments to employees, including grants of employee stock options, to be recognized in the income statement based on their fair values. Pro forma disclosure is no longer an alternative. The Company will be required to apply SFAS No. 123(R) as of April 1, 2006. Early adoption will be permitted in periods in which financial statements have not yet been issued. The Company expects to adopt SFAS No. 123(R) on April 1, 2006.

SFAS No. 123(R) can be adopted under two methods, the modified prospective or the modified retrospective applications. Under the modified prospective application, compensation cost for the portion of awards for which the requisite service has not been rendered that are outstanding as of the effective date should be recognized as the requisite service is rendered on or after the effective date. The compensation cost for that portion of awards should be based on the grant-date fair value of those awards as calculated for either recognition or pro forma disclosure under SFAS No. 123. Changes to the grant-date fair value of awards granted before the effective date of this statement are precluded. The compensation cost for those earlier awards should be attributed to periods beginning on or after the effective date of this statement using the attribution method that was used under SFAS No. 123, except that the method of recognizing forfeitures only as they occur should be continued. Any unearned or deferred compensation related to those earlier awards should be eliminated against the appropriate equity accounts. The modified retrospective application may be applied to all prior years that SFAS No. 123 was effective or only to prior interim periods in the year of initial adoption if the effective date of SFAS No. 123(R) does not coincide with the beginning of the fiscal year. The Company has not yet determined if it will use the modified prospective or modified retrospective method. The impact of adoption of SFAS No. 123(R), which may be material, cannot be predicted at this time partly because it will depend on levels of share-based payments granted in the future. However, had the Company adopted SFAS No. 123(R) in prior periods, its impact would have approximated the impact of SFAS No. 123 as described in the disclosure of pro forma net loss in Stock-Based Compensation Plans above.

4. Discontinued Operations

During the year ended March 31, 2005, the Company decided to terminate its contractual relationship with Oxford which constituted an operating segment. Pursuant to the contract termination provisions, the Company performed under the terms of the contract through May 31, 2005 and provided transitional assistance to the members through July 31, 2005. The Company has no continuing involvement thereafter. Therefore, the operations of Oxford are accounted for as discontinued operations, and accordingly, the operating results and related assets and liabilities of Oxford are segregated in the accompanying consolidated financial statements. The results of the Oxford contract for the year ended March 31, 2004 have been reclassified to reflect this contract as a discontinued operation to conform to current year presentation.

The Oxford contract included risk sharing provisions and provided for an annual settlement after the conclusion of each contract year. Subsequent to March 31, 2005, Oxford submitted its calculation of the amount due from the Company for the contract year ended December 31, 2004 which included many matters which management believes are contrary to the terms of the contract, and management notified Oxford of the disputed items. Oxford does not agree with the Company’s position on these matters, and Oxford drew down a $500,000 letter of credit that had been established for Oxford’s benefit pursuant to this contract. At March 31, 2005, the Company has recorded a liability based upon management’s best estimate of the ultimate liability to settle the contractual dispute with Oxford for services rendered through March 31, 2005.

During the year ended March 31, 2003, the Company decided to cease operations in Texas and begin the process of dissolving CCS of Texas. The operations of CCS of Texas are accounted for as discontinued operations, and accordingly, the operating results and related assets and liabilities of CCS of Texas are segregated in the accompanying consolidated financial statements.

Results of the discontinued operations consist of the following (dollars in thousands):

	Year Ended March 31,
	2005	2004

Revenues from Oxford	$ 16,537	$ 16,614
Revenues from CCS of Texas	3	4
Total revenues from discontinued operations	16,540	16,618
Cost and expenses from Oxford	(17,062)	(15,699)
Costs and expenses from CCS of Texas	(2)	45
Total costs and expenses from discontinued operations	(17,064)	(15,654)

(Loss) income from discontinued operations	$ (524)	$ 964

In connection with the discontinuation of the Company’s Texas operations, the remaining long-lived assets associated with the operations of CCS of Texas have been transferred to the Company’s corporate headquarters. No tax expense or tax benefit has been allocated to the above results of discontinued operations, since no such expense or benefit would have been recorded by Oxford or CCS of Texas on a separate return basis.

5. Property and Equipment

Property and equipment consisted of the following (dollars in thousands):

	March 31,
	2005	2004

Computer equipment and software	$ 3,782	$ 3,319
Furniture and equipment	1,181	1,173
Equipment held under capital leases	2,665	2,623
Leasehold improvements	1,235	1,231
	8,863	8,346
Accumulated depreciation	(6,887)	(5,906)
Total property and equipment, net	$ 1,976	$ 2,440

Depreciation and amortization expense related to property and equipment was approximately $981,000 and $1,661,000 for the years ended March 31, 2005 and 2004, respectively.

6. Professional Malpractice Insurance

The Company maintains general liability and professional malpractice liability insurance on its staff and other insurance coverages appropriate for its operations. The general liability policy is occurrence based and provides coverage of $1,000,000 per occurrence and $2,000,000 in the aggregate. The professional liability policy is on a claims made basis and provides coverage for professional medical activities. This policy provides coverage of $3,000,000 per occurrence and $3,000,000 in the aggregate, subject to a deductible of $250,000 per claim and annual aggregate. In addition, the Company maintains an umbrella policy which provides coverage of $10,000,000 per claim and in the aggregate.

7. Long-Term Obligations

Note Payable

Pursuant to the acquisition described in Note 1, the Company issued a $300,000 promissory note which bore interest at an annual rate of 6% and matured on April 10, 2003. After that date, interest accrued at 12% compounded monthly. Accrued interest payable at March 31, 2005 and 2004 was approximately $189,000 and $139,000, respectively. As of March 31, 2005, the Company has not repaid the note.

Line of Credit

The Company has an $8,000,000 revolving line of credit (the Line of Credit) with an outside lender for working capital purposes. The Line of Credit bears interest at the outside lender’s prime rate plus 1%, which was 6.75% and 5.00% at March 31, 2005 and 2004, respectively, and is scheduled to expire on October 22, 2006. The Line of Credit is collateralized by all of the Company’s assets, including its investment in all of its subsidiaries. In addition, the outside lender required that the Company obtain unconditional guarantees (the Guarantees) from its primary investors. Under the terms of the Guaranties, each participating primary investor unconditionally and irrevocably guarantees prompt and complete payment of its pro rata share of the amount the Company owes under the Line of Credit. As of March 31, 2005 and 2004, $6,150,000 and $1,500,000, respectively, was outstanding under the Line of Credit. During June 2005, the Company borrowed an additional $1,200,000 under the Line of Credit bringing the total amount outstanding under the Line of Credit to $7,350,000.

In exchange for the Guarantees, the primary investors were issued 2,000,000 stock purchase warrants (the Guarantee Warrants) to purchase the Company’s Series AA Convertible Preferred Stock, par value of $.01 per share. The Guarantee Warrants have a ten year term through November 17, 2014 and vest quarterly, beginning February 17, 2005, over the remaining term of the Line of Credit. The Guarantee Warrants vest proportionately; based on the outstanding balance of the Line of Credit as a percentage of the total available amount under the Line of Credit at each quarterly vesting date. At March 31, 2005, approximately 109,000 of the Guarantee Warrants were vested.

Convertible Notes

In May 2002, the Company issued approximately $2,715,000 in promissory notes (the Notes) to an investor group, which was comprised of several of the Company’s current investors. The Notes bore interest at 9% per year and were scheduled to expire on June 14, 2002. On February 7, 2003, the holders of the Notes entered into a securities purchase agreement (the Securities Purchase Agreement), pursuant to which the holders of the Notes exchanged them for Secured Convertible Promissory Notes (the Convertible Notes), which bore interest at 9%. All principal and accrued interest was due in a single payment on July 7, 2004. In addition, under the terms of the Securities Purchase Agreement all of the shares of the Series A Convertible Preferred Stock and Series B Convertible Preferred Stock then held by the holders of the Notes were converted into Series D Convertible Preferred Stock and Series E Convertible Preferred Stock, respectively (see Notes 8 and 9).

On July 16, 2003, the Company issued approximately $2,823,000 in convertible notes (the Bridge Notes) to an investor group, which was comprised of several of the Company’s current investors. The Bridge Notes bore interest at 5% per year and all principal and accrued interest was due in a single payment on December 31, 2004.

On March 23, 2004, the principal and the accrued interest of approximately $469,000 under the Convertible Notes were converted into 3,184,010 shares of Series C Convertible Preferred Stock. On the same date, the principal and the accrued interest of approximately $96,000 due under the Bridge Notes was converted into 2,919,619 shares of Series AA Convertible Preferred Stock (see Note 9).

Capital Lease Obligations

The Company has entered into various lease arrangements, which expire through 2007 for certain computer hardware, software, and office equipment. Such arrangements transfer to the Company substantially all of the risks and benefits of ownership of the related assets. The assets have been capitalized and obligations have been recorded as capital lease obligations.

As of March 31, 2005, the approximate future minimum annual lease payments required under capital lease obligations are as follows (dollars in thousands):

Year ending March 31:
2006	$ 286
2007	112
Total minimum lease payments	398
Less: Amount representing interest	(18)
Capital lease obligation	$ 380

8. Redeemable Preferred Stock

In July 2001, the Company adopted the Second Amended and Restated Certificate of Incorporation designating 608,049 shares of the Company’s 5,000,000 authorized shares of preferred stock as Series B Convertible Preferred Stock (the Initial Series B Preferred Stock) with a par value of $0.01 per share. The Initial Series B Preferred Stock was convertible into shares of the Company’s common stock at an initial conversion price of $224.03 per share. The conversion price may have been adjusted upon the occurrence of certain events, including the sale of additional securities, distributions and the declaration of dividends. In addition, after the seventh anniversary of the initial issuance date of the Initial Series B Preferred Stock, the Initial Series B Preferred Stock was mandatorily redeemable for cash upon the election of the holders of at least a majority of the then outstanding shares of the Initial Series B Preferred Stock. Under the terms of the Second Amended and Restated Certificate of Incorporation, the holders could require the Company to redeem the Initial Series B Preferred Stock in twelve equal quarterly installments at a redemption price equal to the then conversion price per share as adjusted for stock splits, dividends, or other similar changes to the Company’s capital structure.

On July 16, 2001, the Company issued 533,049 shares of Initial Series B Preferred Stock to two institutional investors and received proceeds of approximately $5,000,000.

In October 2001, the Company adopted the Third Amended and Restated Certificate of Incorporation which amended and restated the Second Amended and Restated Certificate of Incorporation in its entirety. The Third Amended and Restated Certificate of Incorporation increased the total authorized shares of preferred stock to 7,000,000 and increased the total authorized shares of Series B Convertible Preferred Stock (the Series B Preferred Stock) to 3,213,844.

In February 2003, the Company adopted the Fourth Amended and Restated Certificate of Incorporation which amended and restated the Third Amended and Restated Certificate of Incorporation in its entirety. Among other items, the Fourth Amended and Restated Certificate of Incorporation increased the total authorized shares of common stock to 1,046,723 and preferred stock to 11,000,000, and designated three additional classes of convertible preferred stock, classes C, D, and E. The Fourth Amended and Restated Certificate of Incorporation designated 1,100,000 shares, 2,435,033 shares, and 1,783,809 shares as Series C Convertible Preferred Stock (the Series C Preferred Stock), Series D Convertible Preferred Stock (the Series D Preferred Stock) and Series E Convertible Preferred Stock (the Series E Preferred Stock), respectively. In addition, the number of shares designated as Series B Preferred Stock was reduced to 2,311,928. The Series C and E Preferred Stock were redeemable.

On March 23, 2004, the Company adopted the Fifth Amended and Restated Certificate of Incorporation which amended and restated the Fourth Amended and Restated Certificate of Incorporation in its entirety. Among other items, the Fifth Amended and Restated Certificate of Incorporation increased the total authorized shares of common stock to 31,401,705 and preferred stock to 13,600,000. The Fifth Amended and Restated Certificate of Incorporation contained certain redemption provisions. On March 25, 2004, the investors of the Company entered into a waiver agreement whereby they waived any Redemption Rights under the Fifth Amended and Restated Certificate of Incorporation.

On October 2, 2001, the Company issued 2,311,928 shares of Series B Preferred Stock to several institutional investors in exchange for (1) 608,049 shares of the Initial Series B Preferred Stock, valued at $9.38 per share, (2) proceeds of approximately $11,670,000, net of offering costs of approximately $1,330,000 and (3) satisfaction of amounts due to one of the investor groups of approximately $703,000. The placement agent was awarded a warrant to purchase 2,904 shares of common stock at $193.22 in connection with the issuance of the Series B Preferred Stock. This warrant expires on October 2, 2006. Under the terms of the Securities Purchase Agreement (see Note 7), the exercise price of this warrant was reduced to $4.24 per share.

In conjunction with the issuance of the 2,311,928 shares of Series B Preferred Stock, each investor was issued warrants to purchase the Company’s common stock. Each investor purchased, approximately one warrant for each 103.6 shares of Series B Preferred Stock purchased, for a total of 22,323 warrants (the Series B Warrants). Each Series B Warrant entitles the holder to purchase a share of the Company’s common stock at a price of $209.46 (as adjusted from time to time, for among other things, dividends, recapitalization or mergers or consolidations of the Company), per share at any time for the six year period commencing on the date of issuance. The estimated fair value of the Series B Warrants at the date of issuance was approximately $363,000.

Under the terms of the Securities Purchase Agreement, effective February 7, 2003, all of the shares of Series B Preferred Stock which were then held by the holders of the Notes were converted into shares of Series E Preferred Stock. As a result, 1,606,922 shares of Series B Preferred Stock were exchanged for 1,606,922 shares of Series E Preferred Stock. In addition, the 370,828 Series B Warrants then held by the holders of the Notes were cancelled in conjunction with this conversion.

Prior to their conversion on March 23, 2004, the Series B Preferred Stock and the Series E Preferred Stock were being accreted up to their redemption values of approximately $5,703,000 and $13,000,000, respectively, over the five-year period ending February 6, 2008 (which was the earliest possible redemption date) through periodic charges to additional paid in capital. For the year ended March 31 2004, the Company recorded accretion of approximately $271,000.

On March 23, 2004, all of the then outstanding redeemable preferred stock of the Company was converted to common stock as follows:

Series	Shares Outstanding Before Conversion	Conversion Rate	Shares of Common Issued on Conversion

Series B Preferred	705,006	.041869/1	29,518
Series E Preferred	1,606,922	4.255903/1	6,838,905
Total common shares issued			6,868,423

9. Stockholders’ Equity

Series A and D Preferred Stock

On April 10, 1998, the Company issued 3,000,040 shares of Series A Convertible Preferred stock, $.01 par value, at $1 per share (the Series A Preferred Stock). Under the terms of the Securities Purchase Agreement (see Note 7), effective February 7, 2003 all of the shares of Series A Preferred Stock which were then held by the holders of the Notes were converted into shares of Series D Preferred Stock. As a result, 2,435,033 shares of Series A Preferred Stock were exchanged for 2,435,033 shares of Series D Preferred Stock.

On March 23, 2004, all of the outstanding shares of the Series A Convertible Preferred Stock and the Series D Convertible Preferred Stock were converted into common stock as follows:

Series	Shares Outstanding Before Conversion	Conversion Rate	Shares of Common Issued on Conversion

Series A Preferred	565,007	.062803/1	35,484
Series D Preferred	2,435,033	.526071/1	1,281,000
Total common shares issued			1,316,484

Series C and Series AA Convertible Preferred Stock

Under the terms of the Fifth Amended and Restated Certificate of Incorporation, the Company designated 3,200,000 shares of Series C Participating Preferred Stock with a par value of $0.01 per share. This agreement contained provisions that allowed a majority of the holders of the Series C Preferred Stock to redeem their shares for cash. However, these shareholders have since waived those rights. As discussed in Note 7, the Convertible Notes were exchanged for 3,184,010 shares of the Series C Preferred Stock on March 23, 2004 at an issue price of $1.00 per share.

The Series C Preferred Shares are convertible into common shares under a conversion formula. The initial conversion price is $0.285176 per share. The shares may be converted into common stock at the option of the holder at any time provided that the issuer surrenders his preferred stock certificates. The Series C Preferred Shares are subject to automatic conversion into common stock under certain conditions. These conditions include 1) the receipt of funds under an initial public offering with proceeds in excess of $25,000,000 and a share price of at least $3.00 per share or 2) consent of a majority of the Series C Preferred Stock ownership.

Under the terms of the Fifth Amended and Restated Certificate of Incorporation, the Company designated 5,000,000 shares of Series AA Participating Preferred Stock with a par value of $0.01 per share. This agreement contained provisions that allowed a majority of the holders of the Series AA Preferred Stock to redeem their shares for cash. However, these shareholders have since waived those rights. As discussed in Note 7, the Bridge Notes were exchanged for 2,919,619 shares of the Series AA Preferred Stock on March 23, 2004 at an issue price of $1.00 per share. In addition, 125,000 shares of Series AA Preferred Stock were issued on that date to two additional investors in exchange for cash of $125,000.

In conjunction with the issuance of the Series AA Preferred Stock, the Company issued warrants to purchase 25,000 shares of Series AA Preferred Stock to a placement agent. Each Series AA Preferred Warrant entitles the holder to purchase a share of the Series AA Preferred Stock at a price of $0.01 per share at any time for the ten-year period commencing on the date of issuance. The estimated fair value of the Series AA Preferred Warrants at the date of issuance was $25,000, which was allocated to additional paid-in capital and recorded as a cost to issue the 125,000 shares of Series AA Preferred Stock.

The Series AA Preferred Shares are convertible into common shares at a conversion price determined under a conversion formula. The initial conversion price is $1.760064 per share. The shares may be converted into common stock at the option of the holder at any time provided that the issuer surrenders the preferred stock certificates. The Series AA Preferred Shares are subject to automatic conversion into common stock under certain conditions. These conditions include 1) the receipt of funds under an initial public offering with proceeds in excess of $25,000,000 and a share price of at least $3.00 per share and 2) consent of a majority of the Series AA Preferred Stock ownership.

The owners of the Preferred Shares are entitled to voting rights on all corporate matters in proportion to the number of common shares into which their Preferred Stock holdings would be converted. In addition, approval of the majority of the Series AA Preferred Shares is required for various corporate actions, including entering into an agreement to sell the Company, making acquisitions in excess of $30 million, and changing the capitalization of the Company.

The holders of the Series AA Preferred Shares receive dividend preference over all other classes of stock. The Series AA dividends accumulate on a daily basis at an annual rate of $0.05 per share compounded annually from the date of issuance. However, the holders of the Series AA Preferred Shares shall only be entitled to receive the cumulative dividends, when as and if declared by the Board of Directors out of funds legally available for that purpose. No dividends were declared as of March 31, 2005 or 2004, but the accumulated dividends which may be converted into shares of common stock at the same conversion price as the Series AA Preferred Shares were approximately $156,000 and $3,000 at March 31, 2005 and 2004, respectively. Subordinate to the dividend rights of the Series AA Preferred Stockholders, the holders of the other classes of stock (including the Series AA Preferred) are entitled to receive any dividends declared on the basis of the number of common shares that would exist if all shares were converted into common stock.

In the event of a corporate liquidation, the Series AA Preferred Stockholders will receive $3.00 per share of the assets available for distribution prior to distribution to other classes of stock. Should the amount of assets available for distribution be less than $3.00 per Series AA Preferred Share, the Series AA Preferred Shareholders will divide the assets proportionately to their Series AA interest. Once the Series AA Preferred Shareholders’ liquidation preference is satisfied, the Series C Preferred Shareholders would receive liquidation preference in the amount of $2.00 per share. After the Series AA Preferred Shareholders and Series C Preferred Shareholders receive their preferential amounts, all remaining assets of the Company would be distributed amongst all shareholders (including the Preferred Shareholders) assuming all Preferred Shares were converted into common.

The Company has reserved shares of common stock for the following issues as of March 31, 2005 and 2004:

Conversion of Series C Preferred Stock	11,165,086
Conversion of Series AA Preferred Stock	1,729,835
Exercise of common stock warrants	2,904
Exercise of options	3,734,278
16,632,103

The above table includes only those outstanding securities which are convertible directly into shares of common stock. There are warrants outstanding to purchase 2,025,000 shares of Series AA Preferred Stock which could in turn be converted into 1,150,527 shares of common stock.

10. Intangible and Other Assets

The Company’s intangible and other assets consisted of the following (dollars in thousands):

	March 31
Description	2005	2004

Goodwill related to acquisition of Company	$ 488	$ 488
CareGuide trademark acquired July 2001	1,513	1,513
CareGuide website acquired July 2001	1,430	1,430
	3,431	3,431
Accumulated amortization	(1,235)	(935)
Net intangible assets	2,196	2,496
Gross deferred financing costs	550	-
Accumulated amortization of deferred financing costs	(75)	-
Net deferred financing costs	475	-
Security deposits	104	117
Total intangibles and other assets, net	$ 2,775	$ 2,613

The website is subject to amortization and is being amortized over a five-year life, while the acquired trademarks are classified as intangible assets with indeterminable lives and are not subject to amortization. The goodwill related to the initial acquisition of the Company is also not subject to amortization, but is tested for impairment annually. Amortization expense related to acquired intangible assets was approximately $300,000 for each of the years ended March 31, 2005 and 2004. Estimated remaining amortization expense is as follows (dollars in thousands):

Year ending March 31:
2006	$ 300
2007	87

11. Income Taxes

The components of the income tax benefit consist of the following:

	Year Ended March 31
	2005	2004
	(Dollars in Thousands)

Current	$ (7)	$ -
Deferred	98	98
Total	$ 91	$ 98

The tax-effected components of deferred income tax assets and liabilities consist of the following:

	March 31,
	2005	2004
	(Dollars in Thousands)
Deferred income tax assets:
Goodwill impairment charge	$ 638	$ 638
Goodwill amortization	156	99
Allowance for doubtful accounts	127	799
Depreciation	93	-
Net operating losses - Federal	9,247	7,036
Net operating losses - State	2,505	2,011
Reserve for Oxford losses	416	-
Deferred revenue	283	-
Accrued liabilities	450	187
Stock option compensation expense	83	-
Other	22	23
	14,020	10,793
Less valuation allowance	(13,972)	(10,738)
Net deferred income tax assets	48	55
Deferred income tax liabilities:
Depreciation	-	(36)
Other	(48)	(19)
Amortization of web site	(126)	(224)
Net deferred tax liability	$ (126)	$ (224)

The reconciliation of the expected income tax benefit (expense) with the actual income tax benefit (expense) reported for the years ended March 31, 2005 and 2004 computed on loss before income taxes at federal statutory rates is as follows:

	2005	2004

Tax at federal statutory rate	34.0%	34.0%
State income taxes, net of federal income tax benefit	7.6	7.4
Nondeductible items	(0.2)	(0.8)
Change in valuation allowance	(41.4)	(40.6)
Other - amortization of web site	1.5	6.2
	1.5%	6.2%

SFAS 109 requires a valuation allowance to reduce the deferred tax assets reported if, based on the weight of the evidence, it is more likely than not that some portion or all of the deferred tax assets will not be realized. After consideration of all of the evidence, both positive and negative, management has determined that a valuation allowance of approximately $13,972,000 and $10,738,000 is necessary at March 31, 2005 and 2004, respectively to reduce the deferred tax assets to the amount that will more likely than not be realized. The change in valuation allowance for the years ended March 31, 2005 and 2004 was approximately $3,234,000 and $597,000, respectively.

At March 31, 2005, the Company has available federal net operating losses (NOLs) of approximately $27,198,000 expiring in 2022, 2024 and 2025.

In addition, the Company has available state NOLs of approximately $33,005,000 expiring in 2022, 2024, and 2025.

As a result of prior changes in capital structure, the Company may have had a change of ownership as defined by the Internal Revenue Code Section 382. As a result, a substantial annual limitation may be imposed upon the future utilization of its net operating loss carryforwards. At this point in time, the Company has not completed a change in ownership study and the amounts of any such limitations are not known.

12. Employee Benefit Plan

The Company has a 401(k) savings plan covering substantially all eligible employees who have completed 90 days of active employment. Under the plan, an employee may elect to contribute on a pre-tax basis to a retirement account up to 15% of the employee’s compensation up to the maximum annual contribution permitted by the Internal Revenue Code. The Company matches employee contributions on a discretionary basis as determined by the Company’s board of directors. The Company made discretionary contributions to the 401(k) savings plan of approximately $71,000 and $77,000 during the years ended March 31, 2005 and 2004, respectively.

13. Stock Options

The Company adopted the CCS, Inc. Stock Option Plan (the Plan) in June 1998. The Fifth Amended and Restated Certificate of Incorporation provided that the Company could grant up to 3,734,278 stock options (the Options) to purchase shares of common stock to key employees and directors of the Company as well as consultants and advisors to the Company. The Plan provides that the exercise price shall be at least equal to the fair market value of the shares of common stock on the grant date. All options can have a term of ten years.

On March 22, 2005, the Company entered into a separation agreement (the Agreement) with its former chief operating officer (the Officer). Under the terms of the Agreement, the Officer was granted an option to purchase 995,807 shares of the Company’s common stock at an exercise price of $0.24 per share. The options have a five year term from February 1, 2005 (the Termination Date). During the year ended March 31, 2005, the Company recognized approximately $200,000 of compensation expense associated with this grant.

A summary of the status of and the changes in the options outstanding during the years ended March 31, 2005 and 2004 is presented below:

	Shares	Weighted Average Exercise Price

Outstanding at March 31, 2003	61,522	$ 56.37
Granted	466,785.24
Exercised	-	-
Forfeited	(4,776)	(93.13)
Outstanding at March 31, 2004	523,531	5.73

Granted	995,807.24
Exercised	-	-
Forfeited	(16,138)	(39.65)
Outstanding at March 31, 2005	1,503,200	$ 1.67

The following table summarizes information about options outstanding at March 31, 2005:

Options Outstanding				Options Exercisable
Range of Exercise Prices	Number Outstanding	Remaining Contractual Life (in Years)	Weighted Average Exercise Price	Number Exercisable	Weighted Average Exercise Price

$0.24	1,462,592	4.6	$ 0.24	1,462,592	$ 0.24
8.84	3,140	3.2	8.84	3,140	8.88
23.88	24,598	7.0	23.88	22,505	23.88
79.53	3,140	3.9	79.53	3,140	79.53
95.54	1,725	4.6	95.54	1,683	95.54
155.25	6,393	6.7	155.25	5,544	155.25
203.01	1,612	5.2	203.01	1,612	203.01
$0.24 - $203.01	1,503,200			1,500,216

14. Commitments and Contingencies

Commitments

The Company has operating lease agreements principally for its corporate office space and for certain contract site offices. Future minimum lease payments under noncancelable operating leases as of March 31, 2005 are as follows (dollars in thousands):

	Operating Leases	Non-cancelable Sub Leases	Net
Year ending March 31
2006	$ 2,138	$ (707)	$ 1,431
2007	1,817	(456)	1,361
2008	1,228	(466)	762
2009	1,228	(475)	753
2010	1,228	(485)	743
Thereafter	409	(164)	245
	$ 8,048	$ (2,753)	$ 5,295

Net rent expense for the years ended March 31, 2005 and 2004 was approximately $1,453,000 and $1,042,000, respectively. The rent expense for the fiscal year ended March 31, 2005 includes approximately $498,000 of future rental payments related to the unoccupied office space of the Company’s headquarters in Coral Springs, Florida, which the Company has been unable to sublease and for which there are no plans for future use.

Employment Agreements

The Company has entered into employment agreements with certain management employees, which include, among other things, annual base salaries, non-competition provisions, salary continuation benefits, performance bonuses based upon the overall profitability of the Company and certain other non-cash benefits, including life, health and disability insurance. Employment agreements are automatically renewed for successive one-year terms.

Provisions of Contractual Arrangements

The Company enters into contracts in the ordinary course of business which include reconciliation or savings sharing provisions. In such contracts, savings achieved by the Company against contractual benchmarks are measured to determine a potential penalty or bonus to be paid by or to the Company. No additional revenue is recognized under the contractual provisions until the amount is estimable and realization is reasonably assured. At this time, the Company has no losses under such arrangements which appear to be probable of assertion and for which a reasonable estimate can be determined.

Litigation

During the fiscal year ended March 31, 2005, the Company settled a lawsuit with the State of Florida (the State). The Company and the State filed lawsuits against each other related to amounts due under a disease management contract that the Company managed for the State. Under the terms of this settlement, the Company agreed to pay the State a total of $500,000 over a three-year period beginning April 1, 2005. The Company recorded the settlement plus the estimated remaining legal costs in the accompanying consolidated financial statements for the fiscal year ended March 31. 2005. The Company paid the first $100,000 installment during April 2005.

In addition to the above, the Company is subject to claims and suits arising in the ordinary course of business. In the opinion of management, the ultimate resolution of such pending legal proceedings will not have a material adverse effect on the Company’s results of operations or financial position.

15. Subsequent Events

Effective May 1, 2005, the Company and HealthNet amended the terms of their contract for the Connecticut business. The contract converted from a risk arrangement to an administrative fee only arrangement under which the Company receives a predetermined per member per month fee.

On September 19, 2005, the Company entered into an Agreement and Plan of Merger with Patient Infosystems, Inc. (“PATY”) and PATY Acquisition Corp. Under the terms of the Agreement, the Company would be merged with PATY Acquisition Corp. (a wholly owned subsidiary of PATY). The Company would be the surviving entity of the merger, and would therefore become a wholly owned subsidiary of PATY. The shareholders of the Company will receive 65% of the voting stock of PATY in exchange for their interest in the Company. The merger is expected to close by December 15, 2005; but closing is subject to several conditions including regulatory approval, PATY must raise $6,000,000 of equity financing, stockholder approval, and other customary conditions.

On October 28, 2005, the shareholder of CCS Consolidated Holdings LLC, which owns approximately 78% of the Company’s common stock, approved a 1-for-30 reverse stock split of the Company’s common stock.

On January 25, 2006, the merger with PATY described above was consummated and PATY issued 43,224,352 shares of its common stock to the shareholders of the Company which represented approximately 64% of the issued and outstanding voting shares of PATY upon the closing of the merger.

In addition, under a stockholders agreement entered into at the closing of the merger, stockholders holding approximately 65% of the outstanding voting shares of PATY’s common stock after the consummation of the merger have agreed to vote their shares in favor of the election of John Pappajohn, a current director of PATY, Derace Schaffer, M.D., a current director of PATY, and three individuals designated by holders of at least a majority of the PATY common stock held by the former stockholders of the Company who are parties to the stockholders agreement. As provided by the stockholders agreement, two additional directors may be added to PATY’s board of directors, which individuals must be unanimously approved by the other five members of PATY’s board of directors.

Because the Company’s securityholders held approximately 63% of PATY’s fully diluted shares of common stock immediately following the merger, the Company’s designees to PATY’s board of directors represent a majority of PATY’s directors, and the Company’s executive management represent a majority of the executive management of the combined company, the Company is deemed to be the acquiring company for accounting purposes and the transaction is being accounted for as a reverse acquisition under the purchase method of accounting for business combinations in accordance with accounting principles generally accepted in the United States.

Pursuant to the guidance for recording a reverse acquisition, all references to common stock, share and per share amounts have been retroactively restated to reflect the exchange ratio of 1.25606819 shares of PATY common stock for each share of the Company’s common stock outstanding immediately prior to the merger (after the effect of the reverse stock split described above) as if the exchange had taken place as of the beginning of the earliest period presented.

CCS Consolidated, Inc. and Subsidiaries
Consolidated Balance Sheets
(Dollars in thousands)
	December 31, 2005	March 31, 2005
Assets	(Unaudited)	(Unaudited)
Current assets:
Cash and cash equivalents	$ 2,336	$ 1,432
Restricted cash available for current liabilities	5,913	10,541
Accounts receivable, net of allowance for doubtful accounts of $329 and $1,921 for December 31, 2005 and March 31, 2005, respectively	2,760	5,161
Prepaid expenses and other current assets	366	268
Current assets of discontinued operations	359	929
Total current assets	11,734	18,331

Property and equipment, net	1,659	1,976
Intangibles and other assets, net	3,124	2,775
Restricted cash	698	853
Total assets	$ 17,215	$ 23,935

Liabilities and stockholders’ deficit
Current liabilities:
Claims payable	$ 9,429	$ 15,032
Accounts payable and accrued expenses	3,294	3,661
Deferred revenue	873	680
Note payable	300	300
Current portion of capital lease obligations	187	274
Current liabilities of discontinued operations	1,026	1,589
Total current liabilities	15,109	21,536

Long-term liabilities:
Line of credit	8,000	6,150
Capital lease obligations, net of current portion	-	106
Deferred tax liability	53	126
Legal settlement payable	400	400
Total liabilities	23,562	28,318

Commitments and contingencies
Stockholders’ deficit:
Common stock, $.01 par value, 8,256,446 shares issued and outstanding on a post-merger basis as of December 31, 2005 and March 31, 2005, respectively	83	83

Series C convertible preferred stock; $.01 par value, 3,200,000 shares authorized, 3,184,010 shares issued and outstanding	32	32
Series AA convertible preferred stock; $.01 par value, 5,000,000 shares authorized, 3,044,619 shares issued and outstanding	30	30
Additional paid-in capital	27,960	27,250
Accumulated deficit	(34,452)	(31,778)
Total stockholders’ deficit	(6,347)	(4,383)
Total liabilities and stockholders’ deficit	$ 17,215	$ 23,935

See notes to unaudited consolidated financial statements.

CCS Consolidated, Inc. and Subsidiaries
Consolidated Statements of Operations
(Dollars in thousands)

	Nine Months Ended December 31,
	2005	2004
	(Unaudited)
Revenues:
Capitation revenue	$ 30,803	$ 39,074
Administrative service revenue	5,145	1,781
Fee-for-service revenue	3,085	6,212
Total revenues	39,033	47,067

Cost of services - direct service costs	35,607	42,669
Gross profit	3,426	4,398

Operating costs and expenses:
Selling, general and administrative expense	4,562	6,051
Depreciation and amortization	1,018	939
Total operating costs and expenses	5,580	6,990

Operating loss from continuing operations	(2,154)	(2,592)

Other income (expense):
Interest and other income	251	109
Interest expense	(1,116)	(141)

Loss from continuing operations before income taxes	(3,019)	(2,624)
Income tax benefit (expense)	56	(24)
Net loss from continuing operations	(2,963)	(2,648)
Income from discontinued operations	290	511
Net loss	(2,673)	(2,137)
Dividends and accretion of preferred stock	(114)	(114)
Net loss attributable to common stockholders	$ (2,787)	$ (2,251)
Net loss attributable to common stockholders per share - basic and diluted:
Loss from continuing operations	$ (0.37)	$ (0.33)
Income from discontinued operations	0.03	0.06
Net loss per share	$ (0.34)	$ (0.27)
Weighted average common shares outstanding	8,256,446	8,256,446

See notes to unaudited consolidated financial statements.

CCS Consolidated, Inc. and Subsidiaries
Consolidated Statements of Cash Flows
(Dollars in thousands)
	Nine Months Ended December 31,
	2005	2004
	(Unaudited)
Cash flows provided by (used in) operating activities:
Cash received from customers	$ 23,891	$ 42,028
Direct provider costs and claims settlements paid	(15,268)	(29,624)
Salary and benefits paid	(8,178)	(7,368)
Rent expense paid	(1,174)	(876)
Professional fees paid	(608)	(1,309)
Other operating expenses paid	(2,990)	(2,418)
Other income received	251	109
Interest expense paid	(398)	(99)
Income tax refunds received or taxes (paid)	55	(13)
Net cash provided by (used in) operating activities	(4,419)	430

Cash flows provided by (used in ) investing activities:
Purchases of property and equipment	(324)	(84)
Restricted deposits, net	4,783	(2,565)
Net cash provided by (used in) investing activities	4,459	(2,649)

Cash flows provided by (used in) financing activities:
Principal payments of capital lease obligations	(193)	(264)
Proceeds from borrowing under line of credit facility	1,850	4,000
Costs of equity and financing transactions	(793)	(692)
Net cash provided by financing activities	864	3,044

Net increase in cash and cash equivalents	904	825
Cash and cash equivalents, beginning of period	1,432	2,814
Cash and cash equivalents, end of period	$ 2,336	$ 3,639

See notes to unaudited consolidated financial statements.

	Nine Months Ended December 31,
	2005	2004
	(Unaudited)
Reconciliation of net loss to net cash provided by (used in) operating activities:
Net loss from continuing operations	$ (2,963)	$ (2,648)
Adjustments to reconcile net loss from continuing operations to net cash provided by (used in) continuing operations:
Depreciation and amortization	1,018	939
Stock option compensation	54	-
Amortization of warrants	655	-
(Increase) decrease in accounts receivable	2,401	(946)
(Increase) decrease in prepaid expenses and other current assets	(104)	41
Increase (decrease) in claims payable	(5,603)	2,031
Increase (decrease) in accounts payable and accrued expenses	(367)	327
Increase (decrease) in deferred revenue	193	-
Net cash used in continuing operations	(4,716)	(256)

Income from discontinued operations	290	511
Adjustments to reconcile income from discontinued operations to net cash provided by discontinued operations:
Decrease in current assets of discontinued operations	570	-
Increase (decrease) in current liabilities of discontinued operations	(563)	175
Net cash provided by discontinued operations	297	686
Net cash provided by (used in) operating activities	$ (4,419)	$ 430

CCS Consolidated, Inc. and Subsidiaries

d/b/a CareGuide

Notes to Consolidated Financial Statements

December 31, 2005 and December 31, 2004

1. Organization and Description of Business

CCS Consolidated, Inc., d/b/a CareGuide (the Company or CCS), was incorporated on March 4, 1998. On April 10, 1998, the Company acquired the stock of Integrated Health Services Network, Inc. and IHS Network Services, Inc. from Integrated Health Services, Inc. (IHS). Subsequent to the acquisition, the name Integrated Health Services Network, Inc. was changed to Coordinated Care Solutions, Inc. During the fiscal year ended March 31, 2005, the Company began doing business under the CareGuide name.

The Company is a leading national care management organization that provides comprehensive care management services focused primarily on elderly and chronically ill populations. The Company brings to its partnerships with private and government payers a highly specialized infrastructure and multi-disciplinary clinical care management staff to improve the appropriateness and reduce the overall costs of care. The Company differentiates itself from Utilization Management companies by its focus on comprehensively managing care rather than concentrating solely on authorizing individual health care services. The Company is also unique in its integration of sophisticated risk assessment/stratification processes, clinical care management pathways, disease management protocols, intensive multi-disciplinary staffing, and credentialed post-acute specialty provider networks including the largest national network of field-based geriatric care managers.

The Company presently offers three major service-based products. (1) CCS Care Solutions™ provides a single point of care management access, services coordination and utilization management, quality management, and financial responsibility for acute in-patient rehab, skilled nursing facility, home health care, durable medical equipment, and home infusion services. In managing the post-acute care cycle, CCS focuses on identifying and implementing changes in the course of care for chronically-ill patients to reduce future hospital admissions and improve the quality of life as well as health for such patients and their family/caregivers. (2) CCS Continuous Care Management is CCS’ “disease management” product. It proactively identifies highest risk health plan members (typically the frail elderly and others with multiple chronic diseases), and provides comprehensive multi-disciplinary care planning and structured care management interventions to mitigate risk and improve health status and quality of life. (3) CCS CareGuide@Home™ is an elder care management program that uses CCS’ geriatric care manager network to provide in-home assessments, comprehensive care plans, and hands-on assistance to access community-based supportive services for homebound seniors and their family/caregivers.

As of December 31, 2005, the Company had post-acute care management contracts with health plans covering approximately 65,000 Medicare, approximately 544,000 commercial and approximately 133,000 Medicaid lives in the northeastern United States. Additionally, approximately 1.6 million members in Florida have access to our services through their health plans and approximately 843,000 employees have access to CareGuide@Home through employee assistance work/life programs sold by our distributors.

The Company’s services are provided under a variety of contractual arrangements, including capitation, fee-for-service, and case rates. CCS also provides case management and disease management for administrative fees only. Contracts may include performance bonuses and shared cost savings arrangements.

On January 25, 2006, Patient Infosystems, Inc. (PATY), completed a business combination with CCS. See Note 2 for further discussion.

The accompanying consolidated financial statements for the nine months ended December 31, 2005 and 2004 are unaudited and reflect all adjustments (consisting only of normal recurring adjustments) which are, in the opinion of management, necessary for a fair presentation of the financial position and operating results for the interim periods. These unaudited consolidated financial statements and notes should be

CCS Consolidated, Inc. and Subsidiaries

d/b/a CareGuide

Notes to Consolidated Financial Statements

December 31, 2005 and December 31, 2004

read in conjunction with the audited consolidated financial statements and notes thereto, for the years ended March 31, 2005 and 2004. The results of operations for the nine months ended December 31, 2005 and 2004 are not necessarily indicative of the results for the entire year.

2. Merger with Patient Infosystems, Inc. (PATY)

On January 25, 2006, the Company completed a merger with PATY. On that date, CCS become a wholly-owned subsidiary of PATY as a result of the transaction. However, because CCS’s securityholders own approximately 63% of the fully diluted number of shares of PATY common stock after the transaction, CCS’s designees to the combined company’s board of directors represent a majority of the combined company’s directors and CCS’s executive management represent a majority of the initial executive management of the combined company, CCS is deemed to be the acquiring company for accounting purposes. Accordingly, the assets and liabilities of PATY will be recorded, as of the date of the business combination, at their respective fair values and added to those of CCS. PATY issued approximately 43.2 million shares, plus options and warrants to purchase shares of its common stock, in exchange for all of the outstanding shares and certain options to purchase common stock of CCS.

All common shares and common share equivalents presented have been adjusted for the effects of the merger. Each common share and common share equivalent of CCS was exchanged for 1.25606819 shares of PATY common stock on the merger date.

3. Business Operations

The Company incurred a net loss of approximately $2,673,000 for the nine months ended December 31, 2005 and has a working capital deficiency of $3,375,000 at December 31, 2005. The Company’s ability to continue as a going concern is dependent upon achieving profitability from future operations sufficient to maintain adequate working capital. These financial statements have been prepared assuming the Company will continue as a going concern. Until the Company has sufficient profitable operations or other revenue generating activities to be self sufficient, the Company will remain dependent on other sources of capital. Through December 31, 2005, such capital has been obtained from the issuance of common and preferred stock and borrowings from a financial institution. The Company’s primary investors have guaranteed the borrowing from a financial institution (see Note 6) and have committed to provide additional funding to the Company, if required, through December 1, 2006.

Management’s plans for dealing with the adverse effects of these conditions include entering into contracts with additional health plans, achieving positive gross margins by exiting or renegotiating under-performing contracts, reducing operating expenses by challenging staffing levels at all of the Company’s locations and considering strategic partnerships with other healthcare companies. However, there can be no assurance that the Company will be successful in achieving positive financial results.

4. Summary of Significant Accounting Policies

Risks and Uncertainties

The Company’s business could be impacted by continuing price pressure on new and renewal business, the Company’s ability to effectively control provider costs, additional competitors entering the Company’s markets and changes in federal and state legislation or governmental regulations. Changes in these areas could adversely impact the Company’s financial position, results of operations and/or cash flows in the future.

CCS Consolidated, Inc. and Subsidiaries

d/b/a CareGuide

Notes to Consolidated Financial Statements

December 31, 2005 and December 31, 2004

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries, Coordinated Care Solutions, Inc. (formerly Integrated Health Services Network, Inc.), Coordinated Care Solutions, IPA, Inc., Coordinated Physician Solutions, Inc., Coordinated Care Solutions of Texas, Inc. (CCS of Texas), CareGuide, Inc., CCS Inc. of New Jersey, Coordinated Care Solutions of Connecticut, Inc., and IHS Network Services, Inc. All material intercompany accounts and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported and disclosures at the date of the financial statements and the reported amounts of the revenues and expenses during the reporting period. Actual results could differ from those estimates.

Reclassification

Certain prior year balances have been reclassified to agree with the current year presentation, primarily related to the discontinued operations. See Note 5. There was no effect on the net loss reported in the prior year.

Cash and Cash Equivalents

Cash and cash equivalents includes cash on hand, cash on deposit, and amounts invested in short-term financial instruments with a maturity of three months or less from the date of acquisition, the use of which is not restricted.

Accounts Receivable

The Company’s accounts receivable, which are unsecured, are due from companies who have contracted through the Company for care management. The Company does not charge interest on accounts receivable. Accounts receivable are recorded net of an estimated allowance for doubtful accounts in the accompanying financial statements, which is recorded primarily based upon an analysis of the individual accounts. Accounts are written off only after all collection efforts are exhausted.

Property and Equipment

Property and equipment is stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the related assets ranging from three to ten years. Leasehold improvements are amortized over the lesser of the remaining lease term or the asset’s useful life.

Intangible and Other Assets

Intangible and other assets consist primarily of a website, trademarks, and goodwill associated with acquisitions. The Company periodically reviews the carrying value of goodwill to assess recoverability and impairment.

CCS Consolidated, Inc. and Subsidiaries

d/b/a CareGuide

Notes to Consolidated Financial Statements

December 31, 2005 and December 31, 2004

Restricted Cash

In connection with several of the Company’s customer contracts and office leases, the Company is required to maintain letters of credit and has secured these letters of credit by establishing certificates of deposit totaling $6,397,000 at December 31, 2005. These certificates of deposit are included in restricted cash in the consolidated balance sheets.

At December 31, 2005, CCS New Jersey, Inc., a subsidiary of the Company, was required to have on deposit approximately $214,000 with the State of New Jersey as a condition of licensure as an Organized Delivery System in New Jersey. This deposit is included as restricted cash in the consolidated balance sheets.

The portion of restricted cash that is available and that the Company intends to use to satisfy current liabilities is included in current assets. The fair value of restricted cash approximates its carrying value.

The restricted cash balance represents a decrease of $4.8 million since March 31, 2005. This decrease is due primarily to the change in the terms of the Company’s contract with Health Net in Connecticut. The contract changed from a risk basis (where the Company was responsible for the payment of the claim costs) to an administrative fee arrangement effective May 1, 2005. The Company remains responsible for the payment of claims that were incurred prior to the date of the change and is paying these claims with releases of the Health Net restricted cash.

Long-Lived Assets

In August 2001, the Financial Accounting Standards Board issued SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, (SFAS No. 144) which addresses financial accounting and reporting for the impairment or disposal of long-lived assets and supersedes SFAS No. 121, and the accounting and reporting provisions of Accounting Principles Board (APB) Opinion No. 30, Reporting the Results of Operations, for a disposal of a segment of a business. The Company periodically reviews the carrying value of its long-lived assets to assess recoverability and impairment. The Company recorded no impairments during the nine months ended December 31, 2005 or December 31, 2004.

Claims Payable

The Company provides for claims incurred but not yet reported based primarily on past experience, together with current factors, using generally accepted actuarial methods. Estimates are adjusted as changes in these factors occur and such adjustments are reported in the year of determination. Although it is reasonably possible that actual results could vary materially from recorded claims in the near term, management believes that recorded reserves are adequate.

Revenue

Capitated fees are due monthly and are recognized as revenue during the period in which the Company is obligated to provide services to members. Administrative fees are recognized during the period in which case management and disease management services are provided. Fee-for-service revenues are recognized during the period in which the related services are provided to members. Fees received in advance are deferred to the period in which the Company is obligated to provide service to members.

CCS Consolidated, Inc. and Subsidiaries

d/b/a CareGuide

Notes to Consolidated Financial Statements

December 31, 2005 and December 31, 2004

Certain of the Company’s receivables are based on contractual arrangements which may be subject to retroactive adjustments as final settlements are determined. Such amounts are accrued on an estimated basis in the period the related services are rendered and are adjusted in future periods upon final settlement.

For the nine months ended December 31, 2005, approximately 63% of the Company’s total revenue from continuing operations was earned under contracts with affiliates of a single company, Aetna Health Plans (Aetna). In addition, during the nine months ended December 31, 2005, approximately 30% of the Company’s total revenue was earned under contracts with Health Net, Inc. (Health Net). Other than these customers, no other one customer accounted for more than 10% of the Company’s total revenue for the nine months ended December 31, 2005. The revenue concentration from Health Net decreased 44 percentage points from the year ended March 31, 2005 compared to the nine months ended December 31, 2005. Effective May 1, 2005, the Company’s contract with Health Net in Connecticut was amended from a risk bearing contract to a fee based contract. Additionally, the Company has obtained new customers during the nine months ended December 31, 2005. The Company believes that these measures will ultimately reduce the revenue concentration with Health Net and Aetna.

Direct Service Costs

Direct service costs are comprised principally of expenses associated with providing the Company’s services, including third-party network provider charges. The Company’s direct service costs require pre-authorization and are recognized in the month in which services are rendered. Network provider and facility charges for authorized services that have not been billed to the Company (known as incurred but not reported expenses) are estimated and accrued based on the Company’s historical experience, current enrollment statistics, patient census data, adjudication decisions and other information. The liability for such costs is included in the caption “Claims payable” in the accompanying consolidated balance sheets.

Income Taxes

The Company’s provision for income taxes includes federal and state income taxes currently payable and changes in deferred tax assets and liabilities, excluding the establishment of deferred tax assets and liabilities related to acquisitions. Deferred income taxes are accounted for in accordance with SFAS No. 109, Accounting for Income Taxes and represent the estimated future tax effects resulting from temporary differences between financial and tax reporting bases of certain assets and liabilities. In addition, future tax benefits, such as net operating loss (NOL) carryforwards, are required to be recognized to the extent that realization of such benefits is more likely than not.

Stock-Based Compensation Plans

SFAS No. 123, Accounting for Stock-Based Compensation (SFAS No. 123), defines a fair value method of accounting for stock options and similar equity instruments. Under the fair value method, compensation cost is measured at the grant date based on the fair value of the award and is recognized over the service period, which is generally the vesting period. As permitted by SFAS No. 123, however, the Company has elected to continue to recognize and measure compensation for its stock rights and stock option plans in accordance with the existing provisions of APB Opinion No. 25, Accounting for Stock Issued to Employees (APB No. 25). Accordingly, no compensation cost is recognized for stock option awards granted to employees with an exercise price at or above fair market value of the Company’s

CCS Consolidated, Inc. and Subsidiaries

d/b/a CareGuide

Notes to Consolidated Financial Statements

December 31, 2005 and December 31, 2004

common stock. During the nine months ended December 31, 2005, the Company recognized $54,000 in compensation expense for certain stock options granted in April 2005 in accordance with APB No. 25.

Concentrations of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of trade receivables. Concentrations of credit risk with respect to trade receivables are limited by the fact that the Company’s customers are large and well established companies. At December 31, 2005 approximately $1,655,000 of the Company’s total accounts receivable were due from Health Net.

Goodwill and Indefinite Lived Intangible Assets

In July 2001, the Financial Accounting Standards Board issued SFAS No. 141, Business Combinations (SFAS No. 141), and SFAS No. 142, Goodwill and Other Intangible Assets (SFAS No. 142). SFAS No. 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001, as well as all purchase method business combinations completed after June 30, 2001. SFAS No. 141 also specifies criteria intangible assets acquired in a purchase method business combination must meet in order to be recognized and reported apart from goodwill, noting that any purchase price allocable to an assembled workforce may not be accounted for separately. SFAS No. 142 requires that goodwill and intangible assets with indeterminable useful lives no longer be amortized, but instead tested for impairment at least annually in accordance with the provisions of SFAS No. 142. SFAS No. 142 also requires that intangible assets with definite useful lives be amortized over their respective estimated useful lives to their estimated residual values, and reviewed for impairment in accordance with SFAS No. 144.

As of March 31, 2005 and 2004, the Company completed its annual impairment tests as required by SFAS No. 142 noting no impairment.

Net Loss Per Share

The calculations for the basic and diluted loss per share were based on net loss attributable to common stockholders of $2,787,000 and $2,251,000 and a weighted average number of common shares outstanding of 8,256,446 and 8,256,446 for the nine months ended December 31, 2005 and 2004, respectively. The computation of fully diluted loss per share for these periods did not include any common stock equivalents of outstanding convertible preferred shares, options and warrants because the effect would be anti-dilutive due to the net loss in those periods. The calculation of the Company’s net loss per share for the nine months ended December 31, 2005 and 2004 is as follows:

	Nine Months Ended December 31,

	2005	2004
Net loss from continuing operations	$ (2,963,000)	$(2,648,000)

Dividends and accretion of preferred stock	(114,000)	(114,000)

Net loss attributable to common stockholders from continuing operations	(3,077,000)	(2,762,000)

CCS Consolidated, Inc. and Subsidiaries

d/b/a CareGuide

Notes to Consolidated Financial Statements

December 31, 2005 and December 31, 2004

Income from discontinued operations	290,000	511,000

Net loss attributable to common stockholders	$(2,787,000)	$ (2 ,251,000)

Weighted average common stock outstanding	8,256,446	8,256,446

Net loss attributable to common stockholders per share - basic and diluted:
Loss from continuing operations	$ (0.37)	$ (0.33)
Income from discontinued operations	0.03	0.06
Net loss	$ (0.34)	$ (0.27)

5. Discontinued Operations

During the year ended March 31, 2005, the Company decided to exit its relationship with Oxford Health Plans (Oxford), which constituted an operating segment. Pursuant to the contract termination provisions, the Company performed under the terms of the contract through May 31, 2005 and provided transitional assistance to the members through July 31, 2005. The Company has no continuing involvement thereafter. Therefore, the operations of Oxford are accounted for as discontinued operations, and accordingly, the operating results and related assets and liabilities of Oxford are segregated in the accompanying consolidated financial statements. The results of the Oxford contract for the nine months ended December 31, 2004 have been reclassified to reflect this contract as a discontinued operation to conform to current year presentation.

The Oxford contract included risk sharing provisions and provided for an annual settlement after the conclusion of each contract year. Oxford has submitted its calculation of the amount due from the Company for the contract year ended December 31, 2004 which included many matters which management believes are contrary to the terms of the contract and management notified Oxford of the disputed items. Oxford does not agree with the Company’s position on these matters and Oxford drew down a $500,000 letter of credit that had been established for Oxford’s benefit pursuant to this contract. At December 31, 2005, the Company has recorded a liability based upon management’s best estimate of the ultimate liability to settle the contractual dispute with Oxford for services rendered.

During the year ended March 31, 2003, the Company decided to cease operations in Texas and begin the process of dissolving CCS of Texas. The operations of CCS of Texas are accounted for as discontinued operations, and accordingly, the operating results and related assets and liabilities of CCS of Texas are segregated in the accompanying consolidated financial statements.

For the nine months ended December 31, 2005 and 2004, the Company recognized revenue of $298,000 and $12,731,000, respectively from discontinued operations. The Company recognized net income of approximately $290,000 and $511,000, respectively, for these same periods.

6. Long-Term Obligations

CCS Consolidated, Inc. and Subsidiaries

d/b/a CareGuide

Notes to Consolidated Financial Statements

December 31, 2005 and December 31, 2004

Note Payable

Pursuant to a previous acquisition, the Company issued a $300,000 promissory note which bore interest at an annual rate of 6% and matured on April 10, 2003. After that date, interest accrued at 12% compounded monthly. At December 31, 2005, the Company has not repaid the note.

Line of Credit

The Company has an $8,000,000 revolving line of credit (the Line of Credit) with an outside lender for working capital purposes. The Line of Credit bears interest at the outside lender’s prime rate plus 1% and is scheduled to expire on June 30, 2007. The Line of Credit is collateralized by all of the Company’s assets, including its investment in all of its subsidiaries. In addition, the outside lender required that the Company obtain unconditional guaranties (the Guaranties) from its primary investors. Under the terms of the Guaranties, each participating primary investor unconditionally and irrevocably guarantees prompt and complete payment of its pro rata share of the amount the Company owes under the Line of Credit. At December 31, 2005, the full balance of $8,000,000 was outstanding under the Line of Credit.

In exchange for the Guaranties, the primary investors were issued warrants (the Guaranty Warrants) to purchase up to 2,000,000 shares of the Company’s Series AA Convertible Preferred Stock, par value of $.01 per share, in the aggregate. The Guaranty Warrants each have an exercise price of $0.01 per share and a ten-year exercise period through November 17, 2014. The Guaranty Warrants vest based on the outstanding balance of the Line of Credit as a percentage of the total available amount under the Line of Credit at each quarterly vesting date. At December 31, 2005, the Guarantee Warrants were exercisable for up to 732,028 shares of Series AA Convertible Preferred Stock in the aggregate. The fair value of the Guaranty Warrants in the amount of $1,980,000 is being amortized to interest expense as the Guaranty Warrants vest and was computed using the Black-Scholes model. Approximately $655,000 was recognized as interest expense for the nine months ended December 31, 2005.

7. Stockholders’ Equity

Series C and Series AA Convertible Preferred Stock

Under the terms of the Fifth Amended and Restated Certificate of Incorporation, the Company designated 3,200,000 shares of Series C Participating Preferred Stock (Series C Preferred Stock) with a par value of $0.01 per share. This certificate of incorporation contained provisions that allowed a majority of the holders of the Series C Preferred Stock to redeem their shares for cash. However, these stockholders have since waived those rights. Outstanding convertible promissory notes were exchanged for 3,184,010 shares of the Series C Preferred Stock on March 23, 2004 at an issue price of $1.00 per share. Each share of Series C Preferred Stock was converted into 5.22926436 shares of PATY common stock on the merger completion date of January 25, 2006.

Under the terms of the Fifth Amended and Restated Certificate of Incorporation, the Company designated 5,000,000 shares of Series AA Participating Preferred Stock with a par value of $0.01 per share. This agreement contained provisions that allowed a majority of the holders of the Series AA Preferred Stock to redeem their shares for cash. However, these stockholders have since waived those rights. Outstanding convertible promissory notes were exchanged for 2,919,619 shares of the Series AA Preferred Stock on

CCS Consolidated, Inc. and Subsidiaries

d/b/a CareGuide

Notes to Consolidated Financial Statements

December 31, 2005 and December 31, 2004

March 23, 2004 at an issue price of $1.00 per share. In addition, 125,000 shares of Series AA Preferred Stock were issued on that date to two additional investors in exchange for cash of $125,000.

In conjunction with the issuance of the Series AA Preferred Stock, the Company issued a warrant to purchase 25,000 shares of Series AA Preferred Stock to a placement agent. The warrant has an exercise price of $0.01 per share and a ten-year exercise period commencing on the date of issuance. The estimated fair value of the warrant on the date of issuance was $25,000, which was allocated to additional paid-in capital and recorded as a cost to issue the 125,000 shares of Series AA Preferred Stock.

At December 31, 2005, there were warrants outstanding to purchase up to 2,000,000 shares of Series AA Preferred Stock, of which 757,028 shares had vested as of December 31, 2005. Additionally, 400,000 warrants to purchase Series AA Preferred Stock were issued in January 2006 in conjunction with the extension of the Line of Credit to June 30, 2007, with the same vesting term as the 2,000,000 Guaranty Warrants previously issued. As part of the Merger, the unvested portion of these warrants was terminated and replaced by Patient Infosystems with warrants to purchase shares of Patient Infosystems’ common stock (the “Replacement Warrants”). Each of the Replacement Warrants has an exercise price of $0.003172 per share of Patient Infosystems’ common stock. These Replacement Warrants vest through June 30, 2007 based on the outstanding balances on the line of credit. If the Replacement Warrants fully vest and are exercised in full for a cash payment of the aggregate exercise price, the holders of the Replacement Warrants will receive an aggregate of 3,152,141 shares of Patient Infosystems’ common stock. These 3,152,141 shares of Patient Infosystems’ common stock were issued into escrow at the closing of the Merger. To the extent that the Replacement Warrants do not vest, or are not exercised in full, the shares of Patient Infosystems’ common stock underlying the Replacement Warrants will be released from escrow to all former stockholders of CCS Consolidated at the effective time of the Merger in accordance with the Merger Agreement.

The holders of the Series C Preferred Stock and Series AA Preferred Stock (collectively, the Preferred Stock) were entitled to voting rights on all corporate matters in proportion to the number of common shares into which their Preferred Stock holdings would be converted. In addition, approval of at least a majority of the outstanding shares of Series AA Preferred Stock was required for various corporate actions, including entering into an agreement to sell the Company, making acquisitions in excess of $30 million, and changing the capitalization of the Company.

The holders of the Series AA Preferred Stock received a dividend preference over all other classes and series of stock. The Series AA Preferred Stock dividends accrue on a daily basis at an annual rate of $0.05 per share from the date of issuance. Subordinate to the dividend rights of the Series AA Preferred Stock, the holders of the other classes and series of stock (including the Series AA Preferred) are entitled to receive any dividends declared on the basis of the number of common shares that would exist if all shares were converted into common stock.

1998 Stock Option Plan

The Company adopted the CCS, Inc. Stock Option Plan (the 1998 Plan) in June 1998. The 1998 Plan provides that the Company may grant options to purchase up to 3,734,278 shares of common stock in the aggregate to key employees and directors of the Company, as well as consultants and advisors to the Company, after giving effect to the 1-for-30 reverse common stock split effected in November 2005 and pro forma for the merger with PATY that was effected on January 25, 2006. The 1998 Plan provides that the exercise price shall be at least equal to the fair market value of the shares of common stock on the grant date. All options have a term of no more than ten years.

CCS Consolidated, Inc. and Subsidiaries

d/b/a CareGuide

Notes to Consolidated Financial Statements

December 31, 2005 and December 31, 2004

On March 22, 2005, the Company entered into a separation agreement (the Agreement) with its former chief operating officer (the Officer). Under the terms of the Agreement, the Officer was granted an option to purchase 995,807 shares of the Company’s common stock at an exercise price of $0.2337 per share. The options have a five-year term from February 1, 2005. During the year ended March 31, 2005, the Company recognized the entire compensation expense of approximately $200,000 associated with this grant.

2005 Equity Incentive Plan

The Company’s board of directors adopted in April 2005, and the Company’s stockholders approved in October 2005, the CCS Consolidated 2005 Equity Incentive Plan (the 2005 Plan). The 2005 Plan will terminate in April 2015 unless the board of directors terminates it earlier. The 2005 Plan provides for the grant of the following, which are referred to collectively as “stock awards”:

•

incentive stock options, as defined under the Internal Revenue Code of 1986, as amended (the “Code”), which may be granted solely to the Company’s employees or employees of certain affiliated entities, including officers;

•	nonstatutory stock options, which may be granted to the Company’s directors, consultants or employees (or those of certain affiliated entities), including officers; and

•	stock appreciation rights and restricted stock awards, which may be granted to the Company’s directors, consultants or employees (or those of certain affiliated entities), including officers.

Share reserve

An aggregate of 2,231,076 shares of common stock are reserved for issuance under the 2005 Plan. Options to purchase an aggregate of 1,369,235 shares of common stock were outstanding under the 2005

Plan as of December 31, 2005. If any stock award under the 2005 Plan is not exercised in full, or if the shares issued to a participant as part of a stock bonus or purchase of stock are otherwise forfeited or repurchased by CCS Consolidated (including, for example, in the case of a failure to meet a vesting condition), or if any award is settled in cash, then any shares that have not been issued, or which are forfeited or repurchased, shall revert to the 2005 Plan and are available for future issuance under the 2005 Plan. If shares subject to a stock award are not delivered to a participant because they are used to satisfy the award’s exercise price (a “net exercise”) or any tax withholding obligations related to the exercise of an award or the sale of shares, then such shares shall revert to the 2005 Plan and are available for future issuance. In any event, the maximum number of shares that may be issued through the exercise of incentive stock options is 2,231,076 shares.

A summary of the status of and the changes in the options outstanding during the nine months ended December 31, 2005 is presented below, with all share numbers and exercise prices giving effect to the 1-for-30 reverse common stock split effected in November 2005 and pro forma for the merger with PATY that was effected on January 25, 2006:

Shares	Weighted Average Exercise Price

CCS Consolidated, Inc. and Subsidiaries

d/b/a CareGuide

Notes to Consolidated Financial Statements

December 31, 2005 and December 31, 2004

Outstanding at March 31, 2005	1,503,200	$1.67
Granted	1,369,235	$0.24
Exercised	-	-
Forfeited	(25,224)	$48.96
Outstanding at December 31, 2005	2,847,211	$0.48

The following table summarizes information about options outstanding at December 31, 2005, with all share numbers and exercise prices giving effect to the 1-for-30 reverse common stock split effected in November 2005 and pro forma for the merger with PATY that was effected on January 25, 2006:

Options Outstanding				Options Exercisable
Range of Exercise Prices	Number Outstanding	Remaining Contractual Life (in Years)	Weighted Average Exercise Price	Number Exercisable	Weighted Average Exercise Price

$0.24	2,831,827	6.7	$0.24	1,462,592	$0.24
$8.84	3,140	2.7	$8.84	3,140	$8.84
$23.88	4,186	7.5	$23.88	4,186	$23.88
$79.53	3,140	3.4	$79.53	3,140	$79.53
$95.54	1,725	4.1	$95.54	1,683	$95.54
$155.25	1,579	6.2	$155.25	1,027	$155.25
$203.01	1,614	4.7	$203.01	1,614	$203.01
$0.24 - $203.01	2,847,211		$0.24 - $203.01	1,477,382	$0.24 - $203.01

The Company’s pro forma net loss with related weighted-average assumptions, assuming the Company had applied the fair value recognition provisions of SFAS No. 123 to stock-based employee compensation, using the Black-Scholes Option Pricing Model, are indicated below:

	For The Nine Months Ended December 31,
	2005	2004
Net loss attributable to common shareholders, as reported	$ (2,787,000)	$ (2,251,000)
Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effects	(118,000)	(52,000)
Pro forma net loss	$ (2,905,000)	$ (2,303,000)
Net loss per share - basic and diluted - as reported	$ (0.34)	$ (0.27)
Net loss per share - basic and diluted - pro forma	$ (0.35)	$ (0.28)
Weighted average common shares	8,256,446	8,256,446

CCS Consolidated, Inc. and Subsidiaries

d/b/a CareGuide

Notes to Consolidated Financial Statements

December 31, 2005 and December 31, 2004

Using the Black-Scholes Option Pricing Model, the estimated weighted-average fair value per option granted in the nine months ended December 31, 2005 was $0.3239. The Company used the minimum value method with the following assumptions: (i) a risk-free interest rate of 4.5%; (ii) a dividend rate of zero; and (iii) an expected life of 5 years. The Company did not grant any employee options during the nine months ended December 31, 2004.

The Black-Scholes Option Pricing Model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require highly subjective assumptions, including expected stock price volatility. Because the Company’s employee stock options have characteristics significantly different than those of traded options, and because changes in the assumptions can materially affect the fair value estimate, in management’s opinion, the existing models may not necessarily provide a reliable single measure of the fair value of its employee stock options.

8. Commitments and Contingencies

Commitments

Employment Agreements

The Company has entered into employment agreements with certain management employees, which include, among other things, annual base salaries, non-competition provisions, salary continuation benefits, performance bonuses based upon the overall profitability of the Company and certain other non-cash benefits, including life, health and disability insurance. Employment agreements are automatically renewed for successive one-year terms.

Provisions of Contractual Arrangements

The Company enters into contracts in the ordinary course of business which include reconciliation or savings sharing provisions. In such contracts, savings achieved by the Company against contractual benchmarks are measured to determine a potential penalty or bonus to be paid by or to the Company. No additional revenue is recognized under the contractual provisions until the amount is estimable and realization is reasonably assured. At this time, the Company has no losses under such arrangements which appear to be probable of assertion and for which a reasonable estimate can be determined.

Litigation

During the fiscal year ended March 31, 2005, the Company settled a lawsuit with the State of Florida (the State). The Company and the State filed lawsuits against each other related to amounts due under a disease management contract that the Company managed for the State. Under the terms of this settlement, the Company agreed to pay the State a total of $500,000 over a three-year period beginning April 1, 2005. The Company recorded the settlement plus the estimated remaining legal costs in the accompanying consolidated financial statements for the fiscal year ended March 31. 2005. The Company paid the first $100,000 installment during April 2005.

In addition to the above, the Company is subject to claims and suits arising in the ordinary course of business. In the opinion of management, the ultimate resolution of such pending legal proceedings will not have a material adverse effect on the Company’s results of operations or financial position.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

On January 25, 2006, Patient Infosystems completed a business combination with CCS Consolidated. CCS Consolidated has become a wholly-owned subsidiary of Patient Infosystems as a result of the transaction. However, because CCS Consolidated’s securityholders own approximately 63% of the fully diluted number of shares of Patient Infosystems common stock after the transaction, CCS Consolidated’s designees to the combined company’s board of directors represent a majority of the combined company’s directors and CCS Consolidated’s executive management represent a majority of the initial executive management of the combined company, CCS Consolidated is deemed to be the acquiring company for accounting purposes. Accordingly, the assets and liabilities of Patient Infosystems will be recorded, as of the date of the business combination, at their respective fair values and added to those of CCS Consolidated. Patient Infosystems issued approximately 44.6 million shares or options or warrants to purchase shares of its common stock in exchange for all of the outstanding shares and certain options to purchase common stock of CCS Consolidated.

Set forth below are the following unaudited pro forma financial statements:

•	the unaudited pro forma condensed combined balance sheet as of December 31, 2005 assuming the merger between Patient Infosystems and CCS Consolidated occurred as of the balance sheet date presented;

•

the unaudited pro forma condensed combined statement of operations for the twelve months ended March 31, 2005, assuming the merger between Patient Infosystems and CCS Consolidated occurred as of April 1, 2004; and

•

the unaudited pro forma condensed combined statement of operations for the nine months ended December 31, 2005, assuming the merger between Patient Infosystems and CCS Consolidated occurred as of April 1, 2005.

The unaudited pro forma condensed combined financial statements give effect to the transaction between CCS Consolidated and Patient Infosystems. The purchase price has been allocated among the fair values of the assets and liabilities of Patient Infosystems, while the historical results of CCS Consolidated are reflected in the results of the combined company. The transaction has been accounted for under the purchase method of accounting in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 141, “Business Combinations.” Under the purchase method of accounting, the total estimated purchase price, calculated as described in Note 2 to these unaudited pro forma condensed combined financial statements, is allocated to the net tangible and intangible assets acquired and liabilities assumed in connection with the transaction, based on their estimated fair values as of the completion of the transaction. Management has made a preliminary allocation of the estimated purchase price to the tangible and intangible assets acquired and liabilities assumed based on various preliminary estimates. A final determination of these estimated fair values will be based on the actual net tangible and intangible assets of Patient Infosystems that exist as of the date of completion of the transaction.

The unaudited pro forma condensed combined financial statements with respect to Patient Infosystems and CCS Consolidated include historical financial data derived from the historical financial statements of CCS Consolidated and Patient Infosystems set forth in this prospectus.

The unaudited pro forma condensed combined financial statements are presented for informational purposes only, are based on certain assumptions that we believe to be reasonable, and do not purport to represent the companies’ combined financial condition nor results of operations had the merger occurred on or as of the dates noted above or to project results for any future date or period. In the opinion of management, all adjustments have been made that are needed to present fairly the unaudited pro forma condensed combined financial information. The information is subject to a number of uncertainties, relating to the merger and related matters, including among other things, estimates, assumptions and uncertainties regarding the amount of accruals for direct acquisition costs and the amount of expenses and other costs relating to the merger and the actual amount of identified intangible assets and goodwill that will result from the merger. Accordingly, the unaudited pro forma condensed combined financial information does not purport to be indicative of the actual results of operations or financial condition that would have been achieved had the merger in fact occurred on the dates indicated, nor does it purport to be indicative of the results of operations or financial condition that may be achieved in the future.

Further, the unaudited pro forma condensed combined financial statements do not include any adjustments for liabilities resulting from integration planning, as the combined company’s management is in the process of making these assessments and estimates of these costs are not currently known. We will incur some restructuring charges related to the merger in future periods.

These unaudited pro forma condensed combined financial statements have been prepared based on preliminary estimates of fair values. Amounts preliminarily allocated to intangible assets with definite lives may change, which could result in a material change in amortization of intangible assets. Therefore, the actual amounts recorded as of the completion of the transaction may differ materially from the information presented in these unaudited pro forma condensed combined financial statements. In addition to the receipt of the final valuation, the impact of future integration activities could cause material differences in the information presented.

The unaudited pro forma condensed combined financial information should be read in conjunction with CCS Consolidated’s audited financial statements and unaudited condensed financial statements and related attached notes included in this prospectus and Patient Infosystems’ audited financial statements and related attached notes included in this prospectus, and the information set forth in “Management’s Discussion and Analysis or Plan of Operation” included in this prospectus.

CCS Consolidated, Inc. and Patient Infosystems, Inc.

Pro Forma Balance Sheet as of December 31, 2005

(Dollars in thousands)

	CCS Consolidated	Patient Infosystems	Adjustments		Pro Forma
Current assets:
Cash and cash equivalents	$ 2,336	$ 4,440	$ -		$ 6,776
Restricted cash available for current liabilities	5,913	-	-		5,913
Accounts receivable	2,760	1,167	-		3,927
Prepaid expenses and other current assets	366	633	-		999
Investments	-	1,190	(140)	(a)	1,050
Current assets of discontinued operations	359	-	-		359
Total current assets	11,734	7,430	(140)		19,024

Property and equipment, net	1,659	541	(541)	(a)	1,659
Intangibles and other assets, net	2,829	453	1,047	(a)	4,329
Goodwill	295	6,779	21,243	(a)	28,317
Restricted cash	698	-	-		698
Total assets	$ 17,215	$ 15,203	$ 21,609		$ 54,027

Liabilities and stockholders’ equity
Current liabilities:
Claims payable	$ 9,429	$ -	$ -		$ 9,429
Accounts payable and accrued expenses	3,294	1,673	325	(a)	5,292
Accrued dividends	-	140	(140)	(a)	-
Deferred revenue	873	60	-		933
Note payable	300	-	-		300
Current portion of capital lease obligations	187	-	-		187
Current liabilities of discontinued operations	1,026	-	-		1,026
Total current liabilities	15,109	1,873	185		17,167

Long-term liabilities:
Line of credit	8,000	-	-		8,000
Deferred tax liability	53	-	-		53
Legal settlement payable	400	-	-		400
Total liabilities	23,562	1,873	185		25,620

Stockholders’ equity (deficit):
Common stock	83	150	348 94	(a) (b)	675
Series C convertible preferred stock	32	1	(33)	(b)	-
Series D convertible preferred stock	-	9	(9)	(b)	-
Series AA convertible preferred stock	30	-	(30)	(b)	-
Additional paid-in capital	27,960	64,761	(30,515) (22)	(a) (b)	62,184
Unrealized gain on investments	-	1,149	(1,149)	(a)	-
Accumulated deficit	(34,452)	(52,740)	52,740	(a)	(34,452)
Total stockholders’ equity (deficit)	(6,347)	13,330	21,424		28,407
Total liabilities and stockholders’ equity	$ 17,215	$ 15,203	$ 21,609		$ 54,027

CCS Consolidated, Inc. and Patient Infosystems, Inc.

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Twelve Months Ended March 31, 2005 (Dollars in thousands, except per share data)

	CCS Consolidated	Patient Infosystems	Adjustments		Pro Forma
Revenues:
Capitation revenue	$ 56,764	$ -	$ -		$ 56,764
Administrative service revenue	2,135	-	-		2,135
Fee-for-service revenue	7,338	10,650	-		17,988
Total revenues	66,237	10,650	-		76,887
Cost of services - direct service costs	62,540	7,544	-		70,084
Gross profit	3,697	3,106	-		6,803

Operating costs and expenses:
Selling, general and administrative expense	8,332	2,932	-		11,264
Depreciation and amortization	1,356	155	145	(c)	1,656
Total operating costs and expenses	9,688	3,087	145		12,920

Operating (loss) income from continuing operations	(5,991)	19	(145)		(6,117)

Other income (expense):
Interest and other income	187	5	-		192
Interest expense	(252)	(1,085)	1,085	(c)	(252)
(Loss) income from continuing operations before income taxes	(6,056)	(1,061)	940		(6,177)
Income tax benefit (expense)	91	(56)	-		35
(Loss) income from continuing operations	$ (5,965)	$ (1,117)	$ 940		$ (6,142)
Weighted average number of shares outstanding				(d)	67,538,976
Basic and fully-diluted net loss from continuing operations per common share				(d)	$(0.09)

CCS Consolidated, Inc. and Patient Infosystems, Inc.

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Nine Months Ended December 31, 2005

(Dollars in thousands, except per share data)

	CCS Consolidated	Patient Infosystems	Adjustments		Pro Forma
Revenues:
Capitation revenue	$ 30,803	$ -	$ -		$ 30,803
Administrative service revenue	5,145	-	-		5,145
Fee-for-service revenue	3,085	7,762	-		10,847
Total revenues	39,033	7,762	-		46,795
Cost of services - direct service costs	35,607	5,467	-		41,074
Gross profit	3,426	2,295	-		5,721

Operating costs and expenses:
Selling, general and administrative expense	4,562	3,096	-		7,658
Depreciation and amortization	1,018	267	(42)	(c)	1,243
Total operating costs and expenses	5,580	3,363	(42)		8,901

Operating (loss) income from continuing operations	(2,154)	(1,068)	42		(3,180)

Other income (expense):
Interest and other income	251	4	-		255
Gain on investments	-	63	-		63
Interest expense	(1,116)	(1,595)	1,595	(c)	(1,116)

Loss from continuing operations before income taxes	(3,019)	(2,596)	1,637		(3,978)
Income tax benefit (expense)	56	2	-		58
(Loss) income from continuing operations	$ (2,963)	$ (2,594)	$ 1,637		$ (3,920)
Weighted average number of shares outstanding			(d)		67,538,976
Basic and fully-diluted net loss from continuing operations per common share			(d)		(0.06)

Notes to Unaudited Pro Forma Condensed Combined Financial Statements

1.	Basis of Presentation

On September 19, 2005, Patient Infosystems, Inc. (“Patient Infosystems”), Patient Infosystems Acquisition Corp. (“Merger Sub”) and CCS Consolidated, Inc. (“CCS Consolidated”) entered into an Agreement and Plan of Merger and Reorganization (the “Merger Agreement”). The Merger Agreement was amended on November 22, 2005 and December 23, 2005. The Merger Agreement contemplated the merger of CCS Consolidated with and into Merger Sub, with CCS Consolidated emerging as the surviving corporation and a wholly-owned subsidiary of Patient Infosystems (the “Merger”). The Merger was completed on January 25, 2006. Pursuant to the terms of the Merger Agreement, Patient Infosystems issued to CCS Consolidated stockholders shares of Patient Infosystems common stock such that former CCS Consolidated securityholders own approximately 63% of the combined company’s outstanding common stock on a fully-diluted basis, and former Patient Infosystems stockholders, option holders and warrant holders own approximately 37% of the combined company on a fully-diluted basis.

Accordingly, the assets and liabilities of Patient Infosystems will be recorded as of the Merger closing date of January 25, 2006 at their estimated fair values.

2.	Purchase Price

The estimated purchase price of the Merger is as follows:

Patient Infosystems fully-diluted shares	24,314,624
Measurement price per share	$1.38
Fair value of Patient Infosystems fully-diluted shares	33,554,181
Estimated related expenses	1,200,000
Total estimated purchase price	$ 34,754,181

The number of shares to be allocated between the stockholders of CCS Consolidated and Patient Infosystems became fixed at the closing of the majority of the PIPE discussed above on October 31, 2005. As a result, the measurement date for the determination of the value of Patient Infosystems was October 31, 2005.

Under generally accepted accounting principles, the cost of an acquisition in a stock for stock exchange is determined by the market price of the securities exchanged using trading days just before and after the measurement date. Prior to the merger with Patient Infosystems, CCS Consolidated was a privately held company and its common shares were not listed or traded on any market or exchange, whereas Patient Infosystems was a SEC registrant whose shares are listed and traded on the NASD OTC Bulletin Board. Even though CCS Consolidated is the accounting acquirer, Patient Infosystems has determined that the purchase price to be used for accounting purposes should be determined by reference to the market trading price of Patient Infosystems shares, due to the lack of a trading market in CCS Consolidated shares.

At the measurement date, the trading price of Patient Infosystems common shares included the value of ACS, which was subsequently spun-off and, therefore, the trading price of Patient Infosystems common shares excluding ACS at that date is not determinable. Therefore, Patient Infosystems used the market price of Patient Infosystems shares just after the spin-off adjusted for an estimate of the change in the trading price between the measurement date and the spin-off date. The average market trading price of Patient Infosystems for the first five days after the ACS spin-off (December 19, 2005 through

December 23, 2005) was $1.28 per share. The average trading price around the measurement date of Patient Infosystems shares (including ACS) was $0.29 higher than the average trading price just prior to the ACS spin-off. Using the ratio of the trading price before and after the spin-off, Patient Infosystems estimated the price change for Patient Infosystems (without ACS) between the measurement date and the spin-off date at $.10 per share, resulting in a Patient Infosystems trading price of $1.38 per share to be used in measuring the value of Patient Infosystems in the acquisition.

Under the purchase method of accounting, the total purchase price is allocated to the acquired tangible and intangible assets and assumed liabilities of Patient Infosystems based on their estimated fair values as of the Merger closing date of January 25, 2006. The excess of the purchase price over the fair value of assets acquired and liabilities assumed is allocated to goodwill. A third party valuation consultant has been engaged to assist in the process of determining the fair value of the assets acquired and liabilities assumed. No assurance can be given that actual goodwill will not be more or less than the estimated amount reflected in the pro forma financial statements. The resulting goodwill is subject to an annual impairment test. If the goodwill is impaired the combined company will recognize a non-cash charge to earnings during the quarter the impairment is determined.

3.	Pro Forma Adjustments

Pro forma adjustments are necessary to reflect the estimated purchase price, to adjust amounts related to Patient Infosystems’ net tangible and identifiable intangible assets to a preliminary estimate of their fair values and to reflect the amortization expense related to the estimated amortizable intangible assets.

The unaudited pro forma condensed combined financial statements do not include any adjustments for liabilities resulting from integration planning, as the combined company’s management is in the process of making these assessments, and estimates of these costs are not currently known. The Company will incur some restructuring charges related to the merger in future periods.

The pro forma adjustments included in the unaudited pro forma condensed combined financial statements are as follows:

(a) Reflects the adjustment of assets and liabilities of Patient Infosystems to their market values and the issuance of Patient Infosystems common stock to stockholders of CCS Consolidated in the Merger. The amounts above are based upon an estimate of the fair value of Patient Infosystems common stock at the measurement date of $1.38 per share.

(b) Reflects the conversion of shares of Patient Infosystems’ preferred stock to shares of common stock and the exchange of shares of CCS Consolidated’s preferred stock for shares of Patient Infosystems common stock in the Merger.

(c) Assumes the repayment in full at the beginning of the period of outstanding indebtedness owed by Patient Infosystems and the resulting reduction of related interest expense. Also reflects adjustments to depreciation expense and the amortization of identifiable intangible assets over a five year life assuming the straight-line method.

(d) Assumes the number of common shares outstanding at the closing of the Merger were outstanding for the entire period. Options and warrants outstanding as of the closing date of the Merger aggregating 2,939,606 beneficial shares were ignored as their inclusion would be anti-dilutive.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24.	Indemnification of Directors and Officers

Patient Infosystems’ certificate of incorporation eliminates the personal liability of Patient Infosystems’ directors to Patient Infosystems and its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption or limitation of liability is not permitted under the Delaware General Corporation Law as currently in effect or as it may be amended after the date of this registration statement. Patient Infosystems’ certificate of incorporation also provides that if Delaware law is amended to further eliminate or limit the liability of directors, then the liability of a director will be so eliminated or limited to the fullest extent permitted by the amended law, without further stockholder action. In addition, Patient Infosystems’ certificate of incorporation provides that any future repeal or amendment of its terms will not adversely affect any rights of directors existing under the certificate of incorporation with respect to acts or omissions occurring prior to such repeal or amendment.

Under Delaware law as currently in effect, Patient Infosystems’ directors remain liable for the following:

•	any breach of their duty of loyalty to Patient Infosystems and its stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	any transaction from which a director derives an improper personal benefit; and

•

any unlawful distributions, under a provision of the Delaware General Corporation Law that makes directors personally liable and that expressly sets forth a negligence standard with respect to such liability.

The provisions that eliminate liability as described above will apply to Patient Infosystems’ officers if they are also directors of Patient Infosystems and are acting in their capacity as directors and will not apply to Patient Infosystems’ officers who are not directors or who are not acting in their capacity as directors.

The Delaware General Corporation Law contains provisions permitting and, in some situations, requiring Delaware corporations to provide indemnification to their officers and directors for losses and litigation expenses incurred in connection with their service to the corporation in those capacities. In addition, Patient Infosystems has adopted provisions in its bylaws that require Patient Infosystems to indemnify the directors, officers, and certain other representatives of Patient Infosystems against expenses and certain other liabilities arising out of their conduct on behalf of Patient Infosystems to the maximum extent and under all circumstances permitted by law. Indemnification includes advancement of reasonable expenses in certain circumstances.

The Delaware General Corporation Law permits indemnification of a director of a Delaware corporation, in the case of a third-party action, if the director:

•	conducted himself or herself in good faith;

•	reasonably believed that:

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•	in the case of conduct in his or her official capacity, his or her conduct was in the corporation’s best interest, or

•	in all other cases, his or her conduct was at least not opposed to the corporation’s best interest; and

•	in the case of any criminal proceeding, had no reasonable cause to believe that his or her conduct was unlawful.

The Delaware General Corporation Law further provides for mandatory indemnification of directors and officers who are wholly successful on the merits or otherwise in litigation. The Delaware General Corporation Law limits the indemnification that a corporation may provide to its directors in a derivative action in which the director is held liable to the corporation, or in any proceeding in which the director is held liable on the basis of his or her improper receipt of a personal benefit.

Item 25.	Other Expenses of Issuance and Distribution

Expenses payable in connection with the issuance and distribution of the securities being registered (estimated except in the case of the registration fee) are as follows:

Amount
Registration Fee	$ 496.03
Legal Fees and Expenses	$200,000
Accounting Fees and Expenses	$100,000

TOTAL	$300,496.03

The above fees and expenses will be paid by us and not by the selling stockholders.
Item 26.	Recent Sales of Unregistered Securities

In April 2003 and September 2003, Patient Infosystems issued a total of 301,582 shares of Series D 9% Cumulative Convertible Preferred Stock (“Series D Preferred Stock”) in connection with the conversion of certain borrowings during 2003 into equity. Total proceeds from these issuances were $2,143,120. There was no placement agent and no commissions were paid to any party. The debt securities and equity securities not issued upon conversion of debt securities were issued to accredited investors without registration under the Securities Act of 1933, as amended, in reliance upon Section 4(2) of the Securities Act and Rule 506 of Regulation D thereunder.

On December 31, 2003, $5,285,180 of debt and accrued interest was converted into 528,518 shares of Series D Preferred Stock at a price of $10.00 per share, which included the conversion of indebtedness of $745,000 and accrued interest of $711,110 by John Pappajohn, a director of Patient Infosystems, into 145,611 shares of Series D Preferred Stock. The debt securities were issued to accredited investors without registration under the Securities Act of 1933, as amended, in reliance upon Section 4(2) of the Securities Act and Rule 506 of Regulation D thereunder.

In January 2004, Patient Infosystems sold 4,700 shares of Series D Preferred Stock for $25,000 under substantially the same terms as the lenders during 2003 who converted their notes and accrued interest into Series D Preferred Stock at December 31, 2003. Additionally, Derace Schaffer, a director of Patient Infosystems, converted $52,180 of accrued interest into 5,318 shares of Series D Preferred Stock.

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The debt securities were issued to accredited investors without registration under the Securities Act of 1933, as amended, in reliance upon Section 4(2) of the Securities Act and Rule 506 of Regulation D thereunder.

All shares of Series D Preferred Stock were convertible into common stock at a rate of 10 shares of common stock for each share of Series D Preferred Stock, and all such shares have been subsequently converted into common stock in reliance upon Section 3(a)(9) of the Securities Act.

On December 31, 2003, $4,482,500 in debt and $438,099 of accrued interest owed to Mr. Pappajohn and Dr. Schaffer was converted at a value of $1.68 per share into an aggregate of 2,928,986 shares of Patient Infosystems’ common stock, adjusted for the 1-for-12 reverse stock split that was approved by stockholders on December 31, 2003. The debt securities were issued to accredited investors without registration under the Securities Act of 1933, as amended, in reliance upon Section 4(2) of the Securities Act and Rule 506 of Regulation D thereunder.

Also on December 31, 2003, in connection with the closing of the acquisition of ACS, Patient Infosystems issued 1,100,000 shares of its common stock to ACS without registration under the Securities Act in reliance upon Section 4(2) thereunder.

In February 2004 and March 2004, Patient Infosystems sold an aggregate of 792,500 shares of common stock at $2.00 per share for aggregate proceeds of $1,585,000. Patient Infosystems paid $68,250 in fees and issued a warrant to a placement agent to purchase 12,500 shares of Patient Infosystems’ common stock at $2.00 per share. These shares and the warrant were issued to accredited investors without registration under the Securities Act in reliance upon Section 4(2) of the Securities Act and Rule 506 of Regulation D thereunder.

On June 17, 2004, Patient Infosystems sold 3,365,000 shares of common stock to institutional and other accredited investors at $1.68 per share for an aggregate purchase price of $5,653,200 in gross proceeds. Patient Infosystems paid $360,158 in fees and issued a warrant to a placement agent to purchase 93,450 shares of Patient Infosystems’ common stock. Derace Schaffer, a current director of Patient Infosystems, purchased 100,000 shares of common stock in this transaction. As a result of antidilution protections associated with the shares of Patient Infosystems common stock issued in February and March 2004, because the price per share of the shares issued in the June 17, 2004 transaction was less than the price paid by the accredited investors in the February and March 2004 transactions, Patient Infosystems was obligated to issue an additional 155,161 shares of its common stock to the purchasers from the February and March 2004 transactions.

All shares issued in the June 2004 transaction and the warrant issued to the placement agent were issued to accredited investors without registration under the Securities Act in reliance upon Section 4(2) of the Securities Act and Rule 506 of Regulation D thereunder. Patient Infosystems also issued 50,000 shares of its common stock to a consultant for services related to the transaction in reliance upon Section 4(2) under the Securities Act.

During 2004, 25,000 shares of Patient Infosystems’ Series C Preferred Stock were converted into 250,000 shares of common stock. These shares were issued without registration in reliance upon Section 3(a)(9) of the Securities Act.

In 2005, Patient Infosystems issued 926,859 shares of its common stock upon the exercise of previously granted stock warrants. All such shares were issued to accredited investors without registration in reliance upon Section 4(2) of the Securities Act.

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On October 19, 2005, Patient Infosystems sold approximately 1,889,900 shares of common stock for $3.58 per share in a private placement to institutional and other accredited investors for which it paid commissions of $608,939 to a placement agent and issued to the placement agent a warrant to purchase 170,097 shares of its common stock and an option to purchase 85,047 shares of ACS common stock. Patient Infosystems raised $6,765,998 in gross proceeds from this private placement. The securities of Patient Infosystems offered and sold in this private placement were sold in reliance on an exemption from the registration requirements under Section 4(2) and Rule 506 of Regulation D of the Securities Act of 1933, as amended.

On October 31, 2005, Patient Infosystems sold approximately 1,522,000 shares of common stock for $3.44 per share in a private placement to institutional and other accredited investors for which it paid commissions of $470,000 to a placement agent and issued to the placement agent a warrant to purchase 136,939 shares of common stock and an option to purchase 68,471 shares of ACS common stock. Patient Infosystems raised $5,234,002 in gross proceeds from this private placement. The securities of Patient Infosystems offered and sold in this private placement were sold in reliance on an exemption from the registration requirements under Section 4(2) and Rule 506 of Regulation D of the Securities Act of 1933, as amended.

On October 31, 2005, Patient Infosystems issued 547,224 shares of common stock valued at $3.44 per share and paid $17,351 in cash to the holders of Patient Infosystems’ preferred stock in lieu of accrued dividends. All such shares were issued to accredited investors without registration in reliance upon Section 4(2) of the Securities Act.

On December 30, 2005, Patient Infosystems issued 177,050 units which consisted of newly issued common stock of Patient Infosystems and shares of ACS common stock held by Patient Infosystems. Patient Infosystems sold a total of 177,050 shares of its common stock and 88,525 shares of ACS common stock for $3.05 per unit in a private placement to institutional and other accredited investors. Gross proceeds to Patient Infosystems from this sale were approximately $540,000. The shares of Patient Infosystems common stock offered and sold in this private placement were sold in reliance on an exemption from the registration requirements under Section 4(2) and Rule 506 of Regulation D of the Securities Act of 1933, as amended.

In connection with the merger with CCS Consolidated, on January 25, 2006, the holders of Patient Infosystems’ Series C Preferred Stock and Series D Preferred Stock elected to convert all shares of such preferred stock into shares of common stock on a one-for-one basis. As a result, Patient Infosystems issued 9,327,720 shares of its common stock to such holders. These shares were issued without registration under the Securities Act of 1933, as amended, in reliance upon Section 3(a)(9) of the Securities Act.

On January 25, 2006, prior to the closing of the merger with CCS Consolidated, Patient Infosystems issued warrants to each of its directors and certain of its executive officers (each, a “Registrant Option Holder”) to purchase shares of Patient Infosystems’ common stock in exchange for each such Registrant Option Holder’s agreement to terminate all outstanding options to purchase common stock of Patient Infosystems then held by such Registrant Option Holder. The number of warrants issued to each Registrant Option Holder was equal to 75% of the number of shares underlying all stock options then held by such Registrant Option Holder, and the exercise price of each warrant is $0.95 per share, which is based on a formula tied to the weighted average closing price of Patient Infosystems’ common stock for the 20 trading days prior to the exchange. Each of these warrants is immediately vested. If the warrants are exercised in full, Patient Infosystems will issue 737,500 shares of its common stock. Patient Infosystems has agreed to register the resale of the shares of common stock issuable upon exercise of the

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warrants issued to the Registrant Option Holders. These warrants were issued without registration under the Securities Act of 1933, as amended, in reliance upon Section 3(a)(9) of the Securities Act.

The 43,224,352 shares of Patient Infosystems’ issued in the merger to the former stockholders of CCS Consolidated, and warrants to purchase up to 3,152,141 shares of Patient Infosystems’ common stock issued at the closing, were issued without registration under the Securities Act of 1933, as amended, in reliance upon Section 4(2) of the Securities Act and Rule 506 of Regulation D thereunder. The options to purchase up to 1,399,290 shares of Patient Infosystems’ common stock granted to certain employees of CCS Consolidated who became executive officers of Patient Infosystems upon the closing of the merger as replacements for their options to purchase capital stock of CCS Consolidated were issued without registration under the Securities Act of 1933, as amended, in reliance upon Section 4(2) of the Securities Act and Rule 506 of Regulation D thereunder.

Item 27.	Exhibits

Exhibit #		Description of Exhibits
2.1	$$	Agreement and Plan of Merger, dated September 19, 2005, by and among Patient Infosystems, Inc., PATY Acquisition Corp. and CCS Consolidated, Inc.
2.2	@	Amendment No. 1 to the Agreement and Plan of Merger, dated November 22, 2005, by and among Patient Infosystems, Inc., PATY Acquisition Corp. and CCS Consolidated, Inc.
2.3	@@	Amendment No. 2 to the Agreement and Plan of Merger, dated December 23, 2005, by and among Patient Infosystems, Inc., PATY Acquisition Corp. and CCS Consolidated, Inc.
2.4	~~	Agreement of Purchase and Sale dated as of August 26, 2004 by and among the Registrant, CBCA Care Management, Inc. and CBCA, Inc.

3.1	&	Certificate of Incorporation
3.2	*	By-Laws
4.1	&	Form of Common Stock Certificate.
4.2	**	Patient Infosystems, Inc. Amended and Restated Stock Option Plan
4.3	&	CCS Consolidated, Inc. 2005 Equity Incentive Plan, assumed by Patient Infosystems.
4.4	***

Form of Registration Rights Agreement dated on or about March 31, 2000 between Patient Infosystems and John Pappajohn, Derace Schaffer, M.D., Gerald Kirke and Michael Richards for Series C 9% Cumulative Convertible Preferred Stock.

4.5	^	Patient Infosystems, Inc. Series D Convertible Preferred Stock Registration Rights Agreement dated April 10, 2003.
4.6	$$$	Form of Registration Rights Agreement.
4.7	&	Form of Warrant to Purchase Shares of Common Stock, dated as of January 25, 2006.
4.8		Form of Warrant to Purchase Shares of Common Stock (to be filed by amendment).
5.1		Legality Opinion (to be filed by amendment).
9.1	&	Voting Trust Agreement, dated as of January 25, 2006, by and among Steven Morain as Trustee, John Pappajohn and Patient Infosystems.
10.1	+	Lease Agreement dated as of February 22, 1995 between Patient Infosystems and Conifer Prince Street Associates.

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10.2	~~~	Lease Agreement dated as of October 29, 1997 between Talcott Realty and SIA Brokerage, Inc., as amended by USI Care Management, Inc. and Carlyle Heritage II L.P.
10.3	~~~	Fourth Amendment to Lease dated December 6, 2004 between Carlyle Heritage II L.P. and CBCA Care Management, Inc.
10.4	~~~	Lease Agreement dated September 8, 2003 between Howard Hughes Properties, L.P. and CBCA Inc.
10.5	$	Fifteenth Addendum to Lease Agreement dated as of May 18, 2004 between Patient Infosystems and Conifer Prince Street Associates.
10.6	@@@	Stockholders Agreement, dated as of January 25, 2006, by and among Patient Infosystems, Inc. and certain of its stockholders
10.7 (%)	$$	Employment Agreement, dated September 19, 2005, by and between Patient Infosystems, Inc. and Chris Paterson.
10.8 (%)	$$	Employment Agreement, dated September 19, 2005, by and between Patient Infosystems, Inc. and Glen Spence.
10.9 (%)	$$	Employment Agreement, dated September 19, 2005, by and between Patient Infosystems, Inc. and Roger Chaufournier.
10.10 (%)	$$	Employment Agreement, dated September 19, 2005, by and between Patient Infosystems, Inc. and Christine St. Andre.
10.11 (%)	@@@	Employment Agreement, dated December 5, 2005 and effective as of January 25, 2006, by and between Patient Infosystems, Inc. and Kent A. Tapper.
10.12	@@@	Form of Lockup Agreement.
10.13	@@@	Form of Lockup Agreement signed by Roger Chaufournier, Christine St. Andre and Kent Tapper.
10.14	&	Loan and Security Agreement, dated as of October 9, 2002, by and between CCS Consolidated, Inc. and Comerica Bank, as amended to date.
10.15	&	Fifth Amendment to Lease dated November 8, 2005 between Carlyle Heritage II L.P. and CBCA Care Management, Inc.
11.1		Computation of Per Share Earnings (included in the notes to the audited financial statements contained in this registration statement).
21.1	&	List of Subsidiaries
23.1		Consent of Counsel (included in Exhibit 5.1)
23.2		Consent of McGladrey & Pullen LLP
23.3		Consent of Ernst & Young LLP
24.1		Power of Attorney (included on signature page)

_________

%	Denotes management contract or compensatory plan.
~~	Previously filed with the Securities and Exchange Commission as an Exhibit to the Quarterly Report on Form 10-QSB filed on November 15, 2004 and incorporated herein by reference.
~~~	Previously filed with the Securities and Exchange Commission as an Exhibit to the Annual Report on Form 10-KSB filed on March 31, 2005 and incorporated herein by reference.
*	Previously filed with the Securities and Exchange Commission as an Exhibit to the Registration Statement on Form S-1 filed on July 3, 1996 and incorporated herein by reference.
**	Previously filed with the Securities and Exchange Commission as an Exhibit to the Registration Statement on Form S-8 filed on October 8, 2004 and incorporated herein by reference.
***	Previously filed with the Securities and Exchange Commission as an Exhibit to the Annual Report on Form 10-K filed on April 2, 2001 and incorporated herein by reference.

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+	Previously filed with the Securities and Exchange Commission as an Exhibit to the Annual Report on Form 10-K filed on April 13, 1999 and incorporated herein by reference.
^	Previously filed with the Securities and Exchange Commission as an Exhibit to the Quarterly Report on Form 10-QSB filed on May 15, 2003 and incorporated herein by reference.
$	Previously filed with the Securities and Exchange Commission as an Exhibit to the Quarterly Report on Form 10-QSB filed on May 16, 2005 and incorporated herein by reference.
$$	Previously filed with the Securities and Exchange Commission as an Exhibit to the Current Report on Form 8-K filed on September 23, 2005 and incorporated herein by reference.
$$$	Previously filed with the Securities and Exchange Commission as an Exhibit to the Quarterly Report on Form 10-QSB filed on November 14, 2005 and incorporated herein by reference.
@	Previously filed with the Securities and Exchange Commission as an Exhibit to the Current Report on Form 8-K filed on November 29, 2005 and incorporated herein by reference.
@@	Previously filed with the Securities and Exchange Commission as an Exhibit to the Current Report on Form 8-K filed on December 23, 2005 and incorporated herein by reference.
@@@	Previously filed with the Securities and Exchange Commission as an Exhibit to the Current Report on Form 8-K filed on January 31, 2006 and incorporated herein by reference.
&	Previously filed with the Securities and Exchange Commission as an Exhibit to the Annual Report on Form 10-KSB filed on March 31, 2006 and incorporated herein by reference.

Item 28.	Undertakings

The undersigned registrant hereby undertakes:

(1) To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

(i) Include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) Include any additional or changed material information on the plan of distribution.

(2) For determining liability under the Securities Act, to treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3) To file a post-effective amendment to remove from registration any of the securities which remain unsold at the end of the offering.

(4) For determining liability of the undersigned small business issuer under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned small business issuer undertakes that in a primary offering of securities of the undersigned small business issuer pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned small business issuer will be a seller to the purchaser and will be considered to offer or sell such securities to purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned small business issuer relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned small business issuer or used or referred to by the undersigned small business issuer;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned small business issuer or its securities provided by or on behalf of the undersigned small business issuer; and

(iv) Any other communication that is an offer in the offering made by the undersigned small business issuer to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

That for the purpose of determining liability under the Securities Act to any purchaser: each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in the registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Coral Springs, State of Florida, on May 15, 2006.

PATIENT INFOSYSTEMS, INC.

By:	/S/ Chris Paterson
Name:	Chris E. Paterson
Title:	President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, each of the undersigned constitutes and appoints Chris E. Paterson and Glen A. Spence and each of them above, as attorneys-in-fact and agents, with full power of substitution and resubstitution, for and in the name, place and stead of the undersigned, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement or any registration statement for this offering that is to be effective upon the filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that each of said attorney-in-fact or substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

In accordance with the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates stated.

SIGNATURE	TITLE	DATE

/S/ Albert S. Waxman		May 15, 2006
Albert S. Waxman, Ph.D.	Chairman of the Board of Directors

/S/ John Papajohn		May 15, 2006
John Pappajohn	Vice Chairman of the Board of Directors

/S/ Mark L. Pacala		May 15, 2006
Mark L. Pacala	Director

/S/ Derace L. Schaffer		May 15, 2006
Derace L. Schaffer, M.D.	Director

/S/ Daniel C. Lubin		May 15, 2006
Daniel C. Lubin	Director

/S/ Chris E Patterson	President and Chief Executive Officer (Principal Executive Officer)	May 15, 2006
Chris E. Paterson, Ph.D.

/S/ Glen A. Spence	Chief Financial Officer (Principal Financial and Accounting Officer)	May 15, 2006
Glen A. Spence

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